Exhibit 99.1

ARRANGEMENT

involving

AASTRA TECHNOLOGIES LIMITED

and

MITEL NETWORKS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS OF

AASTRA TECHNOLOGIES LIMITED

TO BE HELD ON JANUARY 9, 2014

NOTICE OF SPECIAL MEETING AND

MANAGEMENT PROXY CIRCULAR

These materials are important and require your immediate attention. The shareholders of Aastra Technologies Limited are required to make important decisions. If you have questions as to how to deal with these documents or the matters to which they refer, please contact your financial, legal or other professional advisor.

December 11, 2013

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

December 11, 2013

Dear Shareholder:

On behalf of the Board of Directors, we would like to invite you to join us at the special meeting of shareholders of Aastra Technologies Limited (“Aastra”) to be held at the offices of McCarthy Tétrault LLP, 66 Wellington Street West, Suite 5300, Toronto, Ontario, M5K 1E6, on January 9, 2014 commencing at 1:00 p.m. (Toronto time).

At the meeting, you will be asked to consider and vote upon a special resolution (the “Arrangement Resolution”) with respect to a plan of arrangement contemplated by the arrangement agreement entered into between Aastra and Mitel Networks Corporation (“Mitel”) on November 10, 2013 and pursuant to which holders of common shares of Aastra (“Aastra Shares”) will receive, for each Aastra Share that they hold, U.S.$6.52 in cash and 3.6 common shares in the capital of Mitel (“Mitel Shares”).

Based on the closing price of Mitel Shares on the Toronto Stock Exchange (the “TSX”) on November 8, 2013, the last trading day before the announcement of the transaction and a U.S. Dollar/Canadian Dollar exchange rate of 0.9531, the transaction values the equity of Aastra on a fully-diluted basis at approximately CAD$392 million or CAD$31.96 per Aastra Share. This represents a 20.9% premium to the 30-day volume weighted average price of Aastra Shares as of November 8, 2013. Based on the closing price of Mitel Shares on the TSX on December 10, 2013, the transaction values the equity of Aastra on a fully-diluted basis at approximately CAD$525 million or CAD$44.43 per Aastra Share.

In order to become effective, the arrangement must be approved by a resolution passed by not less than two-thirds of the votes cast by shareholders at the meeting in person or by proxy. In addition, the arrangement must be approved by at least a simple majority of the votes cast by “minority” shareholders as determined in accordance with applicable securities laws and stock exchange rules. Completion of the arrangement is also subject to certain other conditions, including the approval of the Ontario Superior Court of Justice (Commercial List) (the “Court”), the relevant French governmental authorities controlling the foreign investment as per, in particular, article L. 151-1 seq. of the French Monetary and Financial Code (Code monétaire et financier), compliance with the Investment Canada Act (Canada), and other closing conditions customary in transactions of this nature which are described in the attached management proxy circular.

The transaction has been unanimously approved by the Board of Directors of Aastra. In doing so, the Board determined that the arrangement is fair to the shareholders and in the best interests of Aastra and authorized the submission of the arrangement to the shareholders for their approval at a special meeting. The Board recommends that you vote FOR the Arrangement Resolution.

In making their determinations, the Board considered, among other things, a fairness opinion delivered by TD Securities Inc. to the effect that, as of November 10, 2013 and based upon and subject to the assumptions, qualifications and limitations set out therein, the consideration to be received under the arrangement by the holders of Aastra Shares is fair, from a financial point of view, to such holders of Aastra Shares. A copy of TD Securities’ fairness opinion is attached as Appendix “G” to the attached management proxy circular.

Mr. Francis Shen, Aastra’s Chairman and Co-Chief Executive Officer, Mr. Anthony Shen, Aastra’s Co-Chief Executive Officer, President and Chief Operating Officer, and each of Aastra’s independent directors, who in the aggregate control approximately 14.33% of the outstanding Aastra Shares, have entered into voting support agreements and confirmed their intention, subject to the terms of such agreements, to vote their Aastra Shares in favour of the Arrangement Resolution.

The attached management proxy circular and the documents incorporated by reference therein contain a detailed description of the arrangement and include certain other information relating to Aastra and Mitel, including Mitel Shares, to assist you in considering the matter to be voted upon. You are urged to carefully consider all of the information in the attached management proxy circular and the documents incorporated by reference therein. If you require assistance, you should consult your financial, legal or other professional advisor.

Your vote is important regardless of the number of Aastra Shares you own.

Voting

If you are not registered as the holder of your Aastra Shares but hold your Aastra Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary to vote your Aastra Shares. See the section in the attached management proxy circular entitled “General Proxy Information — Non-Registered Holders” for further information on how to vote your Aastra Shares.

If you are a registered holder of Aastra Shares, we encourage you to vote by completing the enclosed form of proxy (printed on white paper). You should specify your choice by marking the box on the enclosed form of proxy and by dating, signing and returning your proxy in the enclosed return envelope addressed to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 by 5:00 p.m. (Toronto time) on January 7, 2014 or at least 24 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjournment(s) or postponement(s) of the meeting. Please do this as soon as possible. Voting by proxy will not prevent you from voting in person if you attend the meeting and revoke your proxy, but will ensure that your vote will be counted if you are unable to attend.

Letters of Transmittal for Aastra Shares

If you hold your Aastra Shares through a broker or other intermediary, please contact that broker or other intermediary for instructions and assistance in receiving the Mitel Shares and cash consideration in respect of such Aastra Shares.

If you are a registered holder of Aastra Shares, we also encourage you to complete and return the enclosed letter of transmittal (printed on yellow paper) together with the certificate(s) representing your Aastra Shares and any other required documents and instruments, to the depositary, Computershare Investor Services Inc. in the enclosed return envelope in accordance with the instructions set out in the letter of transmittal so that if the arrangement is approved, the consideration for your Aastra shares can be sent to you as soon as possible following the arrangement becoming effective. The letter of transmittal contains other procedural information related to the arrangement and should be reviewed carefully.

Holders of Aastra Shares receiving Mitel Shares under the Arrangement who are entitled to, and who propose to, make an income tax election (a “Joint Tax Election”) in respect of the disposition of their Aastra Shares under the Arrangement are encouraged to promptly return the Letter of Transmittal and to review the time limits relevant to making the Joint Tax Election. See the sections in the attached management proxy circular entitled “The Arrangement—Tax Election” and “Certain Canadian Federal Income Tax Considerations”.

While certain matters, such as the receipt of Court approval, are beyond the control of Aastra, if the requisite shareholder approval for approving the arrangement is obtained at the meeting and all other conditions precedent to the transaction are either satisfied or waived, it is currently anticipated that the arrangement will be completed and become effective before the end of the first quarter of 2014.

Sincerely,	Sincerely,

“Francis Shen”	“David Williams”

Francis Shen	David Williams
Chairman and Co-Chief Executive Officer	Chair of the Special Committee

AASTRA TECHNOLOGIES LIMITED

NOTICE OF SPECIAL MEETING

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Aastra Shares”) of Aastra Technologies Limited (“Aastra”) will be held at the offices of McCarthy Tétrault LLP, 66 Wellington Street West, Suite 5300, Toronto, Ontario, M5K 1E6, on January 9, 2014 at 1:00 p.m. (Toronto time) for the following purposes:

1.	to consider pursuant to an interim order of the Ontario Superior Court of Justice (Commercial List) dated December 10, 2013 (the “Interim Order”) and, if deemed advisable, to pass, with or without amendment, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “B” to the accompanying management proxy circular (the “Circular”), to approve a plan of arrangement (the “Plan of Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) whereby, among other things, holders of Aastra Shares will receive, for each Aastra Share that they hold, U.S.$6.52 in cash and 3.6 common shares (“Mitel Shares”) in the capital of Mitel Networks Corporation (“Mitel”) and Mitel will acquire all of the issued and outstanding common shares in the capital of Aastra; and

2.	to transact such further or other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Circular provides additional information relating to the matters to be addressed at the Meeting, including the arrangement, and accompanies this Notice.

The record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is December 10, 2013 (the “Record Date”). Only Shareholders whose names have been entered in the register of Shareholders as of the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting.

Shareholders are entitled to vote at the Meeting either in person or by proxy. Registered Shareholders who are unable to attend the Meeting in person are encouraged to read, complete, sign, date and return the enclosed form of proxy (printed on white paper) in accordance with the instructions set out in the proxy and in the Circular. In order to be valid for use at the Meeting, proxies must be received by Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 by 5:00 p.m. (Toronto time) on January 7, 2014 or at least 24 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjournment(s) or postponement(s) of the Meeting.

If you are a non-registered Shareholder, please refer to the section in the Circular entitled “General Proxy Information — Non-Registered Holders” for information on how to vote your Aastra Shares.

Pursuant to the Interim Order, registered Shareholders have been granted the right to dissent in respect of the Arrangement Resolution. If the Plan of Arrangement becomes effective, a registered Shareholder who dissents in respect of the Arrangement Resolution (each a “Dissenting Shareholder”) is entitled to be paid the fair value of such Dissenting Shareholder’s shares, provided that such Dissenting Shareholder has delivered a written objection to the Arrangement Resolution to Aastra not later than 5:00 p.m. (Toronto time) on January 7, 2014, being two business days preceding the Meeting (or, if the Meeting is postponed or adjourned, two business days preceding the date of the postponed or adjourned Meeting) and has otherwise complied strictly with the dissent procedures described in the Circular, including the relevant provisions of section 190 of the CBCA, as modified by the Interim Order, the Plan of Arrangement and the Final Order. Beneficial owners of Aastra Shares registered in the name of a broker, investment dealer or other intermediary who wish to dissent should be aware that only registered Shareholders are entitled to dissent. Failure to comply strictly with the dissent procedures described in the Circular may result in the loss of any right of dissent. These rights are described in detail in the accompanying Circular under the heading “Dissent Rights”. The text of section 190 of the CBCA, which will be relevant in any dissent proceeding, is attached as Appendix “H” to this Circular.

DATED at Toronto, Ontario this 11th day of December, 2013.

BY ORDER OF THE BOARD OF DIRECTORS OF AASTRA TECHNOLOGIES LIMITED

“Francis Shen”

Francis Shen
Chairman and Co-Chief Executive Officer

TABLE OF CONTENTS

INFORMATION CONTAINED IN THIS PROXY CIRCULAR	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS	1
FINANCIAL INFORMATION	3
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	3
GLOSSARY OF TERMS	5
SUMMARY	15
The Meeting	15
Purpose of the Meeting	15
Effects of the Arrangement	15
Description of the Arrangement	15
Recommendation of the Special Committee	16
Recommendation of the Aastra Board	17
Reasons for the Arrangement	17
Fairness Opinion	19
Voting Support Agreements	19
Conditions to the Arrangement	20
Treatment of Aastra Share Plans	20
Description of Mitel Shares	21
Fractional Shares and Rounding of Cash Consideration	21
Letter of Transmittal	21
Cancellation of Rights After Six Years	22
Dissent Rights	22
Certain Canadian Federal Income Tax Considerations	23
Court Approval	23
Stock Exchange Listing and Reporting Issuer Status	23
Risk Factors	24
United States Securities Law Matters	24
GENERAL PROXY INFORMATION	25
The Meeting	25
Record Date	25
Solicitation of Proxies	25
How a Vote is Passed	25
Who can Vote?	25
Appointment of Proxies	26
What is a Proxy?	26
Appointing a Proxyholder	26
Instructing your Proxyholder and Exercise of Discretion by your Proxyholder	26
Changing your mind	26
Non-Registered Holders	27
Voting Securities and Principal Holders	27
THE ARRANGEMENT	28
Background to the Arrangement	28
Recommendation of the Special Committee	32

i

Recommendation of the Aastra Board	32
Reasons for the Arrangement	32
Fairness Opinion	35
Principal Steps of the Arrangement	35
Completion of the Arrangement	36
Voting Support Agreements	39
Procedure for Exchange of Aastra Shares	40
Tax Election	42
No Fractional Shares and Rounding of Cash Consideration	42
Cancellation of Rights after Six Years	43
Treatment of Aastra Share Plans	43
Stock Exchange Listing and Reporting Issuer Status	43
Interests of Certain Persons in the Arrangement	44
INFORMATION RELATING TO AASTRA	47
Information Respecting Directors and Executive Officers	47
Trading Price and Volume of Aastra Shares	48
Prior Sales	48
Available Information	49
Risk Factors	49
Aastra Documents Incorporated by Reference	50
INFORMATION RELATING TO MITEL	51
Overview	51
Description of Mitel Shares	51
Principal Holders of Mitel Shares	52
Trading Price and Volume of Mitel Shares	52
Prior Sales	53
Available Information	56
Dividend Policy	56
Risk Factors	56
Mitel Documents Incorporated by Reference	56
INFORMATION RELATING TO THE COMBINED COMPANY	57
Anticipated Corporate Structure	57
Description of the Business of the Combined Company	57
Directors and Officers	59
Mitel Shares to be Issued Under the Arrangement	65
Principal Holders of Combined Company Shares	65
Shareholders Agreement	66
ARRANGEMENT AGREEMENT	67
The Arrangement Agreement	67
Representations and Warranties	67
Conditions Precedent to the Arrangement	68
Covenants	69
Termination of the Arrangement Agreement	73
Amendment	75

ii

REGULATORY MATTERS	75
Canadian Securities Law Matters	75
U.S. Securities Law Matters	77
Investment Canada Act Approval	78
French Authorization	79
Exchange Approvals	80
RISKS RELATING TO THE ARRANGEMENT AND THE COMBINED COMPANY	80
DISSENT RIGHTS	82
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	84
Holders Resident in Canada	85
Holders Not Resident in Canada	88
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	89
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	89
INTERESTS OF EXPERTS OF AASTRA AND MITEL	89
OTHER INFORMATION	90
APPROVAL OF DIRECTORS	91
CONSENT OF TD SECURITIES INC.	92
CONSENT OF LEGAL COUNSEL	93

APPENDICES

APPENDIX “A” UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF MITEL	A-1
APPENDIX “B” FORM OF ARRANGEMENT RESOLUTION	B-1
APPENDIX “C” ARRANGEMENT AGREEMENT	C-1
APPENDIX “D” PLAN OF ARRANGEMENT	D-1
APPENDIX “E” NOTICE OF APPLICATION FOR FINAL ORDER	E-1
APPENDIX “F” INTERIM ORDER	F-1
APPENDIX “G” TD SECURITIES FAIRNESS OPINION	G-1
APPENDIX “H” SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT	H-1

iii

INFORMATION CONTAINED IN THIS PROXY CIRCULAR

The information contained in this Circular is given as of December 10, 2013, unless otherwise stated.

No person has been authorized to give any information or to make any representation in connection with the matters being considered herein other than those contained in this Circular and, if given or made, such information or representation should be considered as not having been authorized and should not be relied upon. This Circular does not constitute an offer to acquire, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer of proxy solicitation. Neither the delivery of this Circular nor any distribution of securities referred to herein will, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular.

Information contained in this Circular should not be construed as legal, tax or financial advice and Shareholders are urged to consult their own professional advisors in connection with the matters considered in this Circular.

The information concerning Mitel incorporated by reference or contained in this Circular has been publicly filed or provided by Mitel. Although the directors and senior officers of Aastra have no knowledge that would indicate that any statements contained herein taken or based upon such documents, records or sources are untrue or incomplete, Aastra does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records or sources, or for any failure by Mitel, any of its affiliates or any of their respective Representatives to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Aastra. In accordance with the Arrangement Agreement, Mitel has provided Aastra with all necessary information concerning Mitel, its affiliates and the Mitel Shares that is required by the Interim Order or applicable Law to be included in this Circular and ensured that such information does not contain any misrepresentations (as such term is defined in the Arrangement Agreement).

THE MITEL SHARES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY (INCLUDING, WITHOUT LIMITATION, ANY SECURITIES REGULATORY AUTHORITY OF ANY CANADIAN PROVINCE OR TERRITORY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY U.S. STATE), NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR OR ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

All summaries of, and references to, the Arrangement Agreement and the Plan of Arrangement in this Circular are qualified in their entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached as Appendix “C” to this Circular and available on SEDAR at www.sedar.com, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached as Appendix “D” to this Circular. You are urged to carefully read the full text of the Plan of Arrangement and the Arrangement Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

This Circular, including the documents incorporated by reference herein, contains forward-looking information and forward-looking statements. These forward-looking statements are related to, but not limited to, the completion and potential benefits of the Arrangement, the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objective, strategies and outlook of Aastra, Mitel or the Combined Company. Forward-looking information typically contains statements with words such as “anticipate”, “believe”, “expect”, “plan”, “estimate”, “intend”, “will”, “may”, “should” or similar words suggesting future outcomes. Forward-looking statements reflect current estimates, beliefs and assumptions, which are based on Mitel’s and Aastra’s perception of current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Mitel’s and Aastra’s estimates, beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change.

This Circular, including the documents incorporated by reference herein, contains forward-looking statements concerning: the Combined Company’s financial position, cash flow and growth prospects, including, but not limited to, statements relating to the accretive nature of the transaction and ability of the Combined Company to deliver long-term growth; certain strategic benefits, and operational, competitive and cost synergies, including, but not limited to, statements relating to the approximately $45 million of expected synergies; management of the Combined Company; the timing of the Meeting; the expected completion date of the Arrangement; the anticipated tax treatment of the Arrangement for Shareholders; and Mitel’s and Aastra’s anticipated future results.

Numerous risks and uncertainties could cause the Combined Company’s actual results to differ materially from the estimates, beliefs and assumptions expressed or implied in the forward-looking statements, including, but not limited to: failure to realize anticipated results, including revenue growth, anticipated cost savings or operating efficiencies from the Combined Company’s major initiatives, heightened competition, whether from current competitors or new entrants to the marketplace, changes in economic conditions including the rate of inflation or deflation, changes in interest and currency exchange rates and derivative and commodity prices; failure to attract and retain key employees or effectively manage succession planning; consolidation in the industry could create more intense competition; inability to keep up with rapidly changing technology and evolving market standards; volatile market conditions; challenging product development and market acceptance of new products; risk of third party claims for infringement; reliance on relationships with strategic sales partners; reliance on relationships with contract manufacturing partners; exchange rate fluctuations; risks associated with product returns and product defects; risks relating to international exposure such as business culture differences, international demand for products, and political and economic instability; continued expansion plans and acquisition strategy; ability to arrange future financing and issuance of share capital; fluctuations in quarterly financial results and possible volatility of share price; product and geographic concentration and limited range of products; ability to protect proprietary rights such as maintaining trade secret and patent protection; network security issues; flaws in strategic operating plans; unfavorable economic and market conditions in key markets, particularly in Europe (including the United Kingdom) and in the United States; gross margin levels that are potentially unsustainable; evolving market for virtualized, cloud-based and hosted UCC solutions are subject to market risks and uncertainties that could cause significant delays and expenses; danger of infringing intellectual property rights of third parties; breach of default clauses from significant debt loads causing acceleration of repayment; dependence on sole source and limited source suppliers for key components of products; inability to realize deferred tax assets; transfer pricing rules may adversely affect income tax expense; credit and commercial risks and exposures could increase if the financial condition of customers decline; governmental regulation could harm operating results; changes in regulatory compliance obligations; adverse resolutions to litigation or governmental investigations; risks inherent in Mitel’s defined benefit pension plan; risks associated with Sarbanes-Oxley regulatory compliance; each significant holder of Mitel shares has potential to exercise significant influence over matters requiring approval by shareholders; conducting of business with related parties of Mitel such as affiliates of Kanata Research Park Corporation; changes in the Combined Company’s income, commodity, other tax and regulatory liabilities including changes in tax laws, regulations or future assessments; new, or changes to existing, accounting pronouncements; the risk that the Combined Company would experience a financial loss if its counterparties fail to meet their obligations in accordance with the terms and conditions of their contracts with the Combined Company; the risk of violations of law, breaches of the Combined Company’s policies or unethical behaviour; property and casualty risks; injuries at the workplace or health issues; the risk of material adverse effects arising as a result of litigation; events or series of events which may cause business interruptions; as well as the risks described elsewhere in this Circular under “Risks Relating to the Arrangement and the Combined Company”, “Information Relating to Aastra — Risk Factors”, “Information Relating to Mitel — Risk Factors” and “Information Relating to the Combined Company”.

Readers are cautioned that the foregoing list of factors is not exhaustive. Other risks and uncertainties not presently known to Mitel and Aastra or that Mitel and Aastra presently believe are not material could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein. Additional information on these and other factors that could affect the operations or financial results of Mitel, Aastra or the Combined Company are included in reports filed by Mitel and Aastra with applicable securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com).

There can be no assurance that the Arrangement will occur or that the anticipated strategic benefits and operational, competitive and cost synergies will be realized. The Arrangement is subject to various regulatory approvals, including approvals under the Investment Canada Act, the relevant French governmental authorities controlling the foreign investment as per, in particular, article L. 151-1 seq. of the French Monetary and Financial Code (Code monétaire et financier), and the fulfillment of certain conditions, and there can be no assurance that any such approvals will be obtained and/or any such conditions will be met. The Arrangement could be modified, restructured or terminated. There can be no assurance that the Arrangement will occur or that the anticipated strategic benefits and operational, competitive and cost synergies will be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Mitel’s and Aastra’s expectations only as of the date of this Circular. Mitel and Aastra disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable Law.

FINANCIAL INFORMATION

All financial statements and financial data derived therefrom included or incorporated by reference in this Circular pertaining to Aastra have been prepared in accordance with IFRS and all financial statements and financial data derived therefrom included or incorporated by reference in this Circular pertaining to Mitel, including the unaudited pro forma condensed combined financial statements of Mitel attached as Appendix “A” to this Circular, have been prepared and presented in accordance with U.S. GAAP.

The pro forma condensed combined financial statements of Mitel attached as Appendix “A” to this Circular are for informational purposes only and are unaudited. All unaudited pro forma financial information contained in this Circular has been derived from underlying financial statements prepared in accordance with or reconciled to U.S. GAAP to illustrate the effect of the Arrangement. The pro forma financial information set forth in this Circular should not be considered to be what the actual financial position or other results of operations would have necessarily been had Mitel and Aastra operated as a single combined company as, at, or for the periods stated.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Mitel Shares to be issued under the Arrangement will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States. They will be issued in reliance upon the exemption from registration provided by section 3(a)(10) of the U.S. Securities Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected. See “The Arrangement — Completion of the Arrangement – Court Approval”.

The Mitel Shares will generally not be subject to resale restrictions under U.S. federal securities laws for persons who are not affiliates of Mitel within three months before the resale. See “Regulatory Matters – U.S. Securities Law Matters—Resale of Mitel Shares Within the United States”.

Shareholders resident in the United States should be aware that the Arrangement described herein may have tax consequences both in the United States and in Canada. Such consequences for Shareholders may not be described fully herein. For a general discussion of certain Canadian federal income tax consequences to investors who are resident in the United States, see “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”. U.S. holders are urged to consult their own tax advisors with respect to the Canadian and United States federal and state income tax consequences of the Arrangement to them based upon their circumstances.

This solicitation of proxies is not subject to the proxy requirements of section 14(a) of the Exchange Act. Accordingly, the solicitation of proxies contemplated herein is made in accordance with Canadian corporate and securities laws, and this Circular has been prepared in accordance with the disclosure requirements of Canada. Shareholders resident in the United States should be aware that, in general, such Canadian disclosure requirements are different from those applicable to proxy statements, prospectuses or registration statements prepared in accordance with U.S. federal securities laws. The financial statements of Aastra incorporated by reference herein have been prepared in accordance with IFRS and have been subject to Canadian generally accepted auditing standards and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that Aastra and Mitel are organized under the laws of a jurisdiction other than the United States, that some of their respective officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of Aastra, Mitel and such persons are located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon Aastra, Mitel, their respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States. In addition, the Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the securities laws of the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the securities laws of the United States.

GLOSSARY OF TERMS

In this Circular and accompanying Notice of Meeting, unless there is something in the subject matter inconsistent therewith, the following terms will have the respective meanings set out below, words importing the singular number will include the plural and vice versa and words importing any gender will include all genders.

“Aastra” means Aastra Technologies Limited;

“Aastra 2006 Option Plan” means the stock option plan of Aastra approved by the Shareholders on May 23, 2006, as amended;

“Aastra Board” means the board of directors of Aastra, as the same is constituted from time to time;

“Aastra DSU Plan” means the deferred share unit plan for independent directors and senior officers of Aastra dated July 17, 2012;

“Aastra DSUs” means deferred share units issued under the Aastra DSU Plan;

“Aastra Employment Agreements” means, collectively, the Shen Employment Agreements, the Derungs Employment Agreement, the Tobia Employment Agreement and the Brett Employment Agreement;

“Aastra Expense Fee” means an amount equal to CAD$2,500,000;

“Aastra Material Adverse Effect” has the meaning ascribed thereto in the Arrangement Agreement, a copy of which is attached as Appendix “C” to this Circular;

“Aastra Option” means the outstanding options to purchase Aastra Shares granted by Aastra under the Aastra 2006 Option Plan;

“Aastra Optionholder” means a holder of an Aastra Option;

“Aastra SAR Plan” means Aastra’s share appreciation rights plan dated July 28, 2010;

“Aastra SARs” means stock appreciation rights issued under the Aastra SAR Plan;

“Aastra Share Plans” means the Aastra 2006 Option Plan, the Aastra DSU Plan and the Aastra SAR Plan;

“Aastra Shares” means the common shares in the authorized share capital of Aastra;

“Aastra Termination Fee” means an amount equal to CAD$11,000,000;

“Acquisition Proposal” means, other than the transactions contemplated by this Arrangement Agreement and other than any transaction involving only Aastra and/or one or more of its wholly-owned Subsidiaries or Mitel and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of either Aastra or Mitel, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, through one or more transactions, of (i) the assets of either Aastra or Mitel and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of either Aastra or Mitel and their Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of either Aastra or Mitel and their Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of either Aastra or Mitel or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of either Aastra or Mitel and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of either Aastra or Mitel; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving either Aastra or Mitel and/or any of their Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of Aastra or Mitel and their Subsidiaries, taken as a whole;

“affiliate” has the meaning set out in section 1.2 of National Instrument 45-106—Prospectus and Registration Exemptions as in effect on the date hereof;

“Agents” means, collectively, Jefferies Finance LLC, TD Securities (USA) LLC and The Toronto-Dominion Bank and their respective successors and assigns;

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”;

“Anthony Shen Consulting Agreement” means the consulting services agreement between Mitel and Anthony Shen, effective as of the Effective Date;

“Application for Review” has the meaning ascribed thereto under “Regulatory Matters – Investment Canada Act Approval”;

“Arrangement” means the arrangement of Aastra under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 7.4 of the Arrangement Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Aastra and Mitel, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated November 10, 2013 between Aastra and Mitel, as may be amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Arrangement Resolution” means a special resolution of the Shareholders in substantially the form of Appendix “B” to this Circular;

“Articles of Arrangement” means the articles of arrangement of Aastra in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and content satisfactory to Aastra and Mitel, each acting reasonably;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity;

“Brett Change of Control Payment” has the meaning ascribed thereto under “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“Brett Consulting Agreement” means the consulting services agreement between Mitel and Allan Brett effective as of the Effective Date;

“Brett Employment Agreement” means the employment agreement between Aastra and Allan Brett, dated February 15, 1996, as amended;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada as now in effect and as they may be promulgated or amended from time to time;

“Cash Consideration” means U.S.$6.52 in cash for each Aastra Share;

“Cash Payments” has the meaning ascribed thereto in “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they made be promulgated or amended from time to time;

“Change in Recommendation” means prior to the Effective Time: (1) the Aastra Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Mitel, or fails to publicly reaffirm within five Business Days (and in any case prior to the Meeting) after having been requested by Mitel to do so; or (2) the Aastra Board or a committee thereof shall have approved or recommended any Acquisition Proposal;

“Change of Control Payments” means the Shen Change of Control Payments, the Derungs Change of Control Payment, the Brett Change of Control Payment and the Tobia Change of Control Payment;

“CIC Termination” has the meaning ascribed thereto in “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“Circular” means, collectively, the Notice of Meeting and this Management Proxy Circular of Aastra, prepared and sent to Shareholders in connection with the Meeting, including all Appendices attached hereto and the documents incorporated by reference herein and together with any amendments or supplemented thereof;

“Closing Payments” has the meaning ascribed thereto under “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“Combined Company” has the meaning ascribed thereto in “Information Relating to the Combined Company – Anticipated Corporate Structure”;

“Commitment Parties” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Financing the Transaction”;

“Commitment Letter” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Financing the Transaction”;

“Confidentiality Agreement” means the mutual confidentiality agreement between Mitel and Aastra dated September 17, 2013 pursuant to which each of Mitel and Aastra has provided confidential information about its business to the other;

“Consideration” means the consideration to be received by the Shareholders pursuant to the Plan of Arrangement as consideration for their Aastra Shares, consisting of 3.6 Mitel Shares and U.S.$6.52 in cash for each Aastra Share held;

“Consideration Shares” means the Mitel Shares to be issued pursuant to the Arrangement;

“Consulting Agreements” mean the Francis Shen Consulting Agreement, the Anthony Shen Consulting Agreement, the Brett Consulting Agreement and the Tobia Consulting Agreement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“CRA” means the Canada Revenue Agency;

“Credit Facility” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Financing the Transaction”;

“Demand for Payment” means a written notice containing a Dissenting Shareholder’s name and address, the number of Dissent Shares and a demand for payment of the fair value of such Dissent Shares;

“Depositary” means Computershare Investor Services Inc.;

“Derungs Change of Control Payment” has the meaning ascribed thereto under “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Derungs Employment Agreement” means the employment agreement between the Swiss Subsidiary of Aastra, Aastra Telecom Schweiz AG, and Martin Derungs;

“Dissent Notice” means a written objection to the Arrangement Resolution by a Dissenting Shareholder in accordance with the Dissent Rights;

“Dissent Right” means the right of a Dissenting Shareholder to dissent in respect of the Arrangement as described in the Plan of Arrangement and the Interim Order;

“Dissent Shares” has the meaning ascribed thereto in “Dissent Rights”;

“Dissenting Shareholder” means a Registered Shareholder who duly and validly exercised Dissent Rights;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director pursuant to section 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as Aastra and Mitel may agree in writing before the Effective Date;

“Eleventh Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Eligible Holder” means a beneficial holder of Aastra Shares that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Eligible Institution” means a Canadian Schedule I Chartered Bank, a major trust company in Canada, a commercial bank or trust company in the United States, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP);

“Enterprise Communication” means telecommunication devices, applications and services that enable businesses to access the PSTN or the Internet, either directly or indirectly;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exchange Ratio” means the sum of (a) 3.6; plus (b) the fraction resulting from dividing U.S.$6.52 by the volume weighted trading price of Mitel Shares on the NASDAQ for the five day period immediately preceding the Effective Date;

“Fairness Opinion” means the opinion of TD Securities, dated November 10, 2013 delivered to the Aastra Board in connection with the Arrangement Agreement, a copy of which is attached as Appendix “G” to this Circular;

“Fifth Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Final Order” means the final order of the Court (or if appealed, of the appellate court) pursuant to section 192 of the CBCA approving the Arrangement as such order may be amended by the Court (with the consent of both Aastra and Mitel, each acting reasonably) at any time prior to the Effective Date;

“Financing Condition” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Financing the Transaction”;

“First Aastra Proposal” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“First Mitel Proposal” has the meaning ascribed there in “The Arrangement – Background to the Arrangement”;

“First Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Fourth Mitel Proposal” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Fourth Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Francis Shen Consulting Agreement” means the consulting services agreement between Mitel and Francis Shen, effective as of the Effective Date;

“Francisco Partners Group” means Francisco Partners Management, LLC and certain of its affiliates;

“French Authorization” means the approval of the French Ministry of Finance and Economy pursuant to articles L 151-2 et seq. of the French Monetary and Financial Code (Code monétaire et financier) (defined as the “French Determination” in the Arrangement Agreement);

“French Minister” has the meaning ascribed thereto in “Regulatory Matters – French Authorization”;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including TSX and NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Holder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“IFRS” means International Financial Reporting Standards, which are issued by the International Accounting Standards Board, as adopted in Canada;

“Interim Order” means the interim order of the Court, attached as Appendix “F” to this Circular, providing for, among other things, the calling and holding of the Meeting as the same may be amended by the Court with the consent of Aastra and Mitel, each acting reasonably;

“Intermediary” means a broker, investment dealer or other intermediary through which a Shareholder holds its Aastra Shares;

“Investment” has the meaning ascribed thereto in “Regulatory Matters – French Authorization”;

“Investment Canada Act” means the Investment Canada Act (Canada), , R.S.C. 1985, c.28 (1st Supp.), as amended;

“Investment Canada Act Approval” means approval or deemed approval pursuant to the Investment Canada Act by the Minister of Industry;

“Joint Tax Election” has the meaning ascribed thereto under “The Arrangement – Tax Election”;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, including for this purpose a self-regulatory authority (including, TSX and NASDAQ), and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws; and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal(s) enclosed with the Circular, providing for the delivery of Aastra Shares to the Depositary;

“Locked-Up Securities” has the meaning ascribed thereto under “The Arrangement – Voting Support Agreements”;

“Locked-Up Shareholders” means, collectively, Francis Shen, Shen Capital Corporation, Anthony Shen, 1615282 Ontario Inc., Gerald Shortall, Michael Rosicki, and David Williams;

“Matthews Group” means Dr. Terence Matthews and certain entities controlled by Dr. Matthews;

“Meeting” means the special meeting of Shareholders, including any adjournment(s) or postponement(s) thereof made in accordance with the terms of the Arrangement Agreement, to be held in accordance with the Interim Order for the purpose of, among other things, obtaining the Shareholder Approval;

“Minister” has the meaning ascribed thereto under “Regulatory Matters – Investment Canada Act Approval”;

“Mitel” means Mitel Networks Corporation;

“Mitel Board” means the board of directors of Mitel as the same is constituted from time to time;

“Mitel Expense Fee” means CAD$2,500,000;

“Mitel Financing” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Financing the Transaction”;

“Mitel Material Adverse Effect” has the meaning ascribed thereto in the Arrangement Agreement;

“Mitel Options” means options to purchase Mitel Shares pursuant to Mitel’s equity compensation plans;

“Mitel Shareholder Approval” means the approval of Mitel Shareholders by ordinary resolution of the issuance of Mitel Shares pursuant to the Arrangement, as required by section 611 of the TSX Company Manual and Rule 5635(a)(1)(A) of the NASDAQ Stock Market Rules, which approval has been obtained through a written consent satisfactory to the TSX and the NASDAQ;

“Mitel Supporting Parties” has the meaning ascribed thereto under “The Arrangement – Completion of the Arrangement – Mitel Voting Support Agreements”;

“Mitel Shares” means the common shares in the capital of Mitel;

“Mitel Termination Fee” means an amount equal to CAD$11,000,000;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means The NASDAQ Global Market;

“net benefit ruling” has the meaning ascribed thereto under “Regulatory Matters – Investment Canada Act Approval”;

“Ninth Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Non-Registered Holder” means a Shareholder who is not a Registered Shareholder;

“Non-Resident Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”;

“Notice of Appearance” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Court Approval”;

“Notice of Application” means the notice of application to the Court attached hereto as Appendix “E” to this Circular;

“Notice of Meeting” means the notice of special meeting to the Shareholders which accompanies this Circular;

“Offer to Pay” means a written offer to a Dissenting Shareholder to pay the fair value for the Dissent Shares;

“Option Shares” means the Mitel Shares issuable on exercise of the Replacement Options;

“Outside Date” means March 14, 2014, or such later date as may be agreed to by Aastra and Mitel, provided however that if at that time all conditions to closing of the Arrangement shall have been satisfied or waived, other than Investment Canada Act Approval and the French Authorization (and those conditions that by their terms are to be satisfied at the Effective Time), then either Aastra or Mitel may postpone the Outside Date by an additional 30 days by giving written notice to the other Party to such effect no later than 5:00 p.m. (Toronto time) on March 14, 2014, or such later date as may be agreed to in writing by Aastra and Mitel;

“PSTN” means the public switched telephone network and is commonly referred to as basic telephone service;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Aastra, substantially in the form of Appendix “D” to this Circular, and any amendments or variations thereto made in accordance with section 7.4 of the Arrangement Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Aastra and Mitel, each acting reasonably;

“Proposed Agreement” has the meaning ascribed thereto in “Arrangement Agreement – Covenants – Non-Solicitation”;

“Record Date” has the meaning ascribed thereto in “General Proxy Information – Record Date”;

“Registered Shareholder” means a Person whose name appears on the register of securities as the owner of Aastra Shares;

“Regulatory Approvals” means those approvals, sanctions, rulings, consents, determinations, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that prohibits a transaction from being implemented until such prescribed time has lapsed, without objection, following the giving of notice thereunder), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Entity required to complete the Arrangement, including the Investment Canada Act Approval and the French Authorization;

“Replacement Option” means an option or right to purchase Mitel Shares granted by Mitel in replacement of Aastra Options on the basis set forth in section 3.1(e) of the Plan of Arrangement;

“Representatives” means any officer, director, employee, representative (including any financial or other advisor) or agent of either Aastra or Mitel or any of their Subsidiaries;

“Resident Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada”;

“Response Period” has the meaning ascribed thereto under “Arrangement Agreement – Covenants – Non-Solicitation”;

“Reviewable Transaction” has the meaning ascribed thereto under “Regulatory Matters – Investment Canada Act Approval”;

“Revolving Facility” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement -Financing the Transaction”;

“RRIF” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Eligibility for Investment – Mitel Shares”;

“RRSP” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Eligibility for Investment – Mitel Shares”;

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended;

“Second Aastra Proposal” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Second Mitel Proposal” has the meaning ascribed there in “The Arrangement – Background to the Arrangement”;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEC” has the meaning ascribed thereto under “Information Contained in this Proxy Circular”;

“SEDAR” means the System for Electronic Document Analysis and Retrieval as outlined in National Instrument 13-101 — System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed online at www.sedar.com;

“Shareholder Approval” means approval of (a) not less than two-thirds of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting; and (b) at least a simple majority of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting excluding votes attaching to Aastra Shares held by an “interested party” to the Arrangement within the meaning of MI 61-101, any related party to such interested party within the meaning of MI 61-101 (subject to the exceptions set out therein) and any person that is a joint actor with a person referred to in the foregoing for the purposes of MI 61-101;

“Shareholders” means the holders of Aastra Shares;

“Shareholders Agreement” has the meaning ascribed thereto under “Information Relating to the Combined Company – Shareholders Agreement”;

“Shen Change of Control Payment” has the meaning ascribed thereto under “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“Shen Employment Agreements” means, collectively, the employment agreement between Francis Shen and Aastra dated June 3, 1996, as amended, and the employment agreement between Anthony Shen and Aastra dated June 3, 1996, as amended;

“Shen Voting Support Agreements” means, collectively, the Voting Support Agreement between Mitel and Francis Shen and Shen Capital Corporation, and the Voting Support Agreement between Mitel and Anthony Shen and 161282 Ontario Inc.;

“SMEs” has the meaning ascribed thereto under “Information Relating to the Combined Company – Description of the Business of the Combined Company – Catapult the Combined Company into Leadership Positions”;

“Special Committee” means the committee established by the Aastra Board on August 26, 2013 comprised of independent directors the mandate of which included, among other things, the negotiation or supervision of the negotiation of the terms of the proposed transaction with Mitel, the commissioning of independent valuations and expert opinions as deemed necessary or desirable, the consideration of all applicable legal and regulatory requirements relating to such proposed transaction, and the overseeing of the provision of confidential information to third parties under cover of an appropriate confidentiality agreement;

“Subsidiary” has the meaning set out in section 1.1 of National Instrument 45-106—Prospectus and Registration Exemptions as in effect on the date hereof;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire all of the shares of Aastra or all or substantially all of the assets of Aastra and its Subsidiaries made by a third party after the date of the Arrangement Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the Aastra Board, acting in good faith after consultation with its financial advisor(s) and outside legal counsel; (b) that is not subject to a due diligence and/or access condition; (c) in respect of which the Aastra Board, determines in good faith after consultation with its financial advisor(s) and outside legal counsel and after taking into account all the terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-competition), result in a transaction that is more favourable, from a financial point of view, to the Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Mitel pursuant to the terms of the Arrangement Agreement; (d) that, after consultation with its financial advisor(s) and outside counsel, is reasonably likely to be consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and (e) after receiving the advice of outside counsel, that failure to recommend such Acquisition Proposal to the Shareholders, would be inconsistent with its fiduciary duties under applicable Laws;

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax Proposals” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“TD Securities” means TD Securities Inc., the financial advisor to Aastra;

“TFSA” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Eligibility for Investment – Mitel Shares”;

“Tenth Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Term Facility” has the meaning ascribed thereto in “The Arrangement – Completion of the Arrangement – Financing the Transaction”;

“Third Mitel Proposal” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Third Special Committee Meeting” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“Tobia Change of Control Payment” has the meaning ascribed thereto under “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”;

“Tobia Consulting Agreement” means the consulting services agreement between Mitel and John Tobia effective as of the Effective Date;

“Tobia Employment Agreement” means the employment agreement between Aastra and John Tobia, dated July 11, 2000, as amended;

“Transaction Parameters” has the meaning ascribed thereto in “The Arrangement – Background to the Arrangement”;

“TSX” means Toronto Stock Exchange;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“Unreasonable Condition” has the meaning ascribed thereto under “Arrangement Agreement – Covenants – Matters relating to the Investment Canada Act Approval and the French Authorization”;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” has the meaning ascribed thereto under “Notice to Shareholders in the United States”;

“U.S. Securities Laws” means the U.S. Securities Act, the Exchange Act and all other applicable U.S. federal and state securities laws, rules and regulations and published policies thereunder; and

“Voting Support Agreements” means the voting support agreements entered into on November 10, 2013 between Mitel and each of the Locked-Up Shareholders setting forth, among other things, the agreement of such Locked-Up Shareholders to vote their Aastra Shares in favour of the Arrangement Resolution.

SUMMARY

This summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Circular, including the Appendices which are incorporated into and form part of this Circular. Terms with initial capital letters in this summary are defined in the Glossary of Terms immediately preceding this summary. This summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference in this Circular.

The Meeting

The Meeting will be held at the offices of McCarthy Tétrault LLP, 66 Wellington Street West, Suite 5300, Toronto, Ontario, M5K 1E6, at 1:00 p.m. (Toronto time) on January 9, 2014.

Record Date

Only Shareholders whose names have been entered in the register of shareholders as of the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting, or any adjournment(s) or postponement(s) thereof.

Purpose of the Meeting

The Meeting is a special meeting of Shareholders. At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass, with or without amendment, the Arrangement Resolution approving the Arrangement involving Aastra and Mitel. The full text of the Arrangement Resolution is attached as Appendix “B” to this Circular. In order to implement the Arrangement, the Arrangement Resolution must be approved, with or without amendment, by (a) not less than two-thirds of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting; and (b) at least a simple majority of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting excluding votes attaching to Aastra Shares held by an “interested party” to the Arrangement within the meaning of MI 61-101, any related party to such interested party within the meaning of MI 61-101 (subject to the exceptions set out therein) and any person that is a joint actor with a person referred to in the foregoing for the purposes of MI 61-101. See “The Arrangement — Completion of the Arrangement—Shareholder Approval of Arrangement Resolution” and “Regulatory Matters – Canadian Securities Law Matters”.

Effects of the Arrangement

If the Arrangement Resolution is passed and all other conditions to closing of the Arrangement are satisfied, Mitel will acquire all of the issued and outstanding Aastra Shares. Each Shareholder who does not exercise Dissent Rights will receive, in exchange for each Aastra Share held, U.S.$6.52 in cash and 3.6 Mitel Shares. If the Arrangement is completed, Aastra will become a wholly-owned Subsidiary of Mitel. See “Information Relating to the Combined Company”.

Description of the Arrangement

The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix “D” to this Circular.

Under the Plan of Arrangement, commencing at the Effective Time, the following events or transactions will occur and will be deemed to occur in the following sequence without any further act or formality:

(a)	the Aastra Shareholder Rights Plan will be terminated (and all rights issued thereunder will expire) and will be of no further force or effect;

(b)

each outstanding Aastra Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof to Mitel free and clear of all liens, claims and encumbrances of any nature whatsoever, and each Dissenting Shareholder shall cease to have any rights as a Shareholder other than the right to be paid the fair value of their Aastra Shares by Mitel in accordance with the provisions of the Plan of Arrangement, and the name of such holder shall be removed from the register of holders of Aastra Shares, and Mitel shall be recorded as the registered holder of the Aastra Share so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances of any nature whatsoever;

(c)	each outstanding Aastra DSU will be cancelled by Aastra, without any act or formality on the part of the holder thereof, (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra DSU Plan;

(d)	each outstanding Aastra SAR that is vested or will vest in accordance with its terms at or before the Effective Time shall be disposed of and surrendered by the holder thereof (free and clear of any liens, charges and encumbrances of any nature whatsoever) to Aastra in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra SAR Plan;

(e)	simultaneously with the exchange referred to in paragraph (f) below, each Aastra Option outstanding at the Effective Time (whether vested or unvested) shall be exchanged for a Replacement Option to acquire such number of Mitel Shares (rounded down to the nearest whole number) as is equal to the product of: (A) that number of Aastra Shares that were issuable upon exercise of such Aastra Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Mitel Shares, at an exercise price per Mitel Share equal to the greater of (1) the quotient determined by dividing: (X) the exercise price per Aastra Share at which such Aastra Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (2) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Aastra Option for which it was exchanged, and any certificate or option agreement previously evidencing the Aastra Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(f)	each outstanding Aastra Share (other than those held by Dissenting Shareholders), shall be transferred by the holder thereof to Mitel free and clear of all liens, claims and encumbrances of any nature whatsoever in exchange for the Consideration and the name of such holder shall be removed from the register of holders of Aastra Shares and added to the register of holders of Mitel Shares, and Mitel shall be recorded as the registered holder of the Aastra Share so exchanged and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances of any nature whatsoever; and

(g)	the Aastra Share Plans shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect.

See “The Arrangement – Principal Steps of the Arrangement”.

If you hold your Aastra Shares through a broker or other Intermediary please contact that broker or other Intermediary for instructions and assistance in receiving the cash payable and the Mitel Shares to be distributed under the Arrangement.

In order to receive the cash payable and the Mitel Shares to be distributed under the Arrangement, a Registered Shareholder must complete, sign, date and return the enclosed Letter of Transmittal and all documents required thereby in accordance with the instructions set out therein.

Recommendation of the Special Committee

Having undertaken a review of, and carefully considered, the Arrangement, including consulting with financial and legal advisors, the Special Committee unanimously concluded that the Arrangement is fair to the Shareholders and in the best interests of Aastra (considering the interests of all affected stakeholders). The Special Committee unanimously recommended that the Aastra Board approve the Arrangement and recommends that Shareholders vote in favour of the Arrangement.

See “The Arrangement – Recommendation of the Special Committee”.

Recommendation of the Aastra Board

After careful consideration by the Aastra Board following the unanimous recommendations of the Special Committee, the Aastra Board has unanimously determined that the Arrangement is fair to Shareholders and in the best interests of Aastra and authorized the submission of the Arrangement to Shareholders for their approval at the Meeting. Accordingly, the Aastra Board unanimously recommends that Shareholders vote FOR the Arrangement Resolution. All of the directors of Aastra intend to vote their Aastra Shares FOR the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent with the Arrangement.

See “The Arrangement – Recommendation of the Aastra Board”.

Reasons for the Arrangement

The Special Committee and the Aastra Board, with the benefit of advice from Aastra’s senior management and Aastra’s financial and legal advisors, reviewed and considered a significant amount of information and considered a number of factors relating to the Arrangement. The following is a summary of the principal reasons for the unanimous conclusions of the Special Committee and of the Aastra Board that the Arrangement is in the best interests of Aastra and is fair to the Shareholders, the unanimous determination of the Aastra Board to approve the Arrangement and authorize its submission to the Shareholders and to the Court for approval, and the unanimous recommendation of the Aastra Board that Shareholders vote FOR the Arrangement Resolution. The following includes forward-looking statements and readers are cautioned not to place undue reliance on forward-looking statements as actual results may vary from such forward-looking statements.

(a)	Premium to Shareholders. The Consideration represents a premium of approximately 20.9% to the 30-day volume weighted average price of Aastra Shares as of November 8, 2013, the last trading day before the announcement of the Arrangement.

(b)	Cash Distribution. Shareholders will receive a cash distribution in the amount of U.S.$6.52 per Aastra Share under the Arrangement, in addition to the Consideration Shares.

(c)	Enhanced Strength of the Combined Company. Aastra believes that the continued share ownership in the Combined Company offered by the Consideration Shares under the Arrangement would result in a number of benefits to Aastra Shareholders, including the following:

(i)	Participation by Shareholders in Future Growth. In addition to the Cash Consideration, Shareholders will receive the Consideration Shares pursuant to the Arrangement and thereby will have the opportunity to participate in any future increase in value of the Combined Company. Following the completion of the Arrangement, Shareholders will own approximately 43% of the common shares of the Combined Company, with existing Mitel Shareholders owning approximately 57% of the common shares of the Combined Company.

(ii)

Enhanced Competitive Position and Increased Scale. The Combined Company will create a Canadian-headquartered multinational with over $1 billion in annual revenue; resulting in the Combined Company being one of the top five providers of business communications services in the world and having a leading position in Western Europe (including the United Kingdom) for the provision of business communication solutions to the small-to-medium sized enterprise segment (under 250 end users). The Combined Company will also have a substantially expanded organizational scale and scope with a combined market presence in more than 100 countries and a global network of channel partners. This will enhance the Combined Company’s ability to capitalize on strategic growth opportunities with respect to virtualized communications software and cloud-based solutions by leveraging its existing combined install base of customers as well as more effectively competing with other competitors in the Enterprise Communication market.

(iii)	Significant Anticipated Synergies. It is expected that the Combined Company will deliver annual synergies of approximately U.S.$45 million within two years of the Arrangement as a result of supply chain optimization, facilities consolidation, rationalization of duplicative activities and increased economies of scale.

(iv)	Complementary Operations and Diversification. Mitel and Aastra both compete in the business communications industry, albeit they each principally compete in different segments of the industry and in different geographies. Mitel’s operations are currently focused in North America and the United Kingdom while Aastra’s operations are currently focused in Western Europe. Given the complementary nature of these operations, the Combined Company will have substantially expanded its geographic reach (as compared to the relative positions for either Mitel or Aastra) while also diversifying its revenue base, thereby reducing the risk associated with revenue concentration in one geographic market.

(v)	Increased Market Liquidity. Upon the completion of the Arrangement, the Combined Company will have a broader shareholder base with increased market liquidity and a larger public float relative to either Mitel or Aastra on a standalone basis. The Combined Company will trade on both the NASDAQ under the symbol “MITL” and on the TSX under the symbol “MNW”.

(d)	Fairness Opinion. Aastra’s financial advisor, TD Securities, provided its opinion to the Aastra Board to the effect that, as of November 10, 2013, and subject to the assumptions, limitations and qualifications set out in the Fairness Opinion, the Consideration to be received by Shareholders is fair, from a financial point of view, to such Shareholders. See “The Arrangement — Fairness Opinion” and Appendix “G” to this Circular – TD Securities Fairness Opinion.

(e)	Superior Proposals. Notwithstanding the limitations contained in the Arrangement Agreement on Aastra’s ability to solicit interest from third parties, the Arrangement Agreement allows the Aastra Board to engage in discussions or negotiations with respect to an unsolicited bona fide Acquisition Proposal at any time prior to the approval of the Arrangement Resolution by Shareholders and after the Aastra Board determines, in good faith, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal. See “Arrangement Agreement – Covenants – Non-Solicitation”. This option and the ability to terminate the Arrangement Agreement in specified circumstances to accept a Superior Proposal on payment of the Aastra Termination Fee provided further assurance to the Aastra Board that it would have a reasonable opportunity to consider a potential alternative transaction, if one were subsequently proposed. See “Arrangement Agreement – Termination of the Arrangement Agreement”.

(f)	Likelihood of the Arrangement Being Completed. The Aastra Board considers there to be a low level of execution risk associated with the regulatory aspects of the transaction, as Mitel has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Arrangement Agreement, including obtaining Investment Canada Act Approval and the French Authorization.

(g)	Approval Thresholds. The Aastra Board considered the fact that the Arrangement Resolution must be approved by (a) not less than two-thirds of the votes cast by Shareholders in person or by proxy at the Meeting and (b) at least a simple majority of the votes cast by “minority” shareholders, to be protective of the rights of Shareholders. The Aastra Board also considered the fact that the Arrangement must also be approved by the Court, which will consider the fairness of the Arrangement to all Shareholders.

(h)	Dissent Rights. Any registered Shareholder who opposes the Arrangement may, on strict compliance with certain conditions, exercise its Dissent Rights and receive the fair value of the Dissent Shares in accordance with the Arrangement. See “Dissent Rights”.

(i)	Voting Support Agreements. Each of the Locked-Up Shareholders, who together hold or exercise control and direction over approximately 14.33% of the outstanding Aastra Shares, entered into a voting support agreement pursuant to which the Locked-Up Shareholders agreed, among other things, to vote the subject securities in favour of the Arrangement and against any alternative transactions. See “The Arrangement —Voting Support Agreements”.

(j)	Tax Deferred Rollover. An Eligible Holder who holds their Aastra Shares as capital property, who receives the Consideration Shares under the Arrangement and who properly completes and files the required Joint Tax Elections, should generally benefit from a full or partial tax deferred rollover in respect of capital gains that would otherwise be realized on the disposition of Aastra Shares. See “Certain Canadian Federal Income Tax Considerations”.

See “Cautionary Note Regarding Forward-Looking Statements and Risks”, “The Arrangement — Reasons for the Arrangement”, “Risks Relating to the Arrangement and the Combined Company”, “Information Relating to Aastra – Risk Factors”, and “Information Relating to Mitel – Risk Factors”.

Fairness Opinion

On November 10, 2013, TD Securities delivered to the Aastra Board its oral opinion, later confirmed in writing, that, as of such date, and subject to the assumptions, limitations and qualifications to be set out in the Fairness Opinion, the Consideration to be received by Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders. The full text of the Fairness Opinion, which sets out, among other things, the assumptions made, information received and matters considered by TD Securities in rendering the Fairness Opinion, as well as the limitations and qualifications to which the opinion is subject, is attached as Appendix “G” to this Circular. Shareholders are urged to read the Fairness Opinion in its entirety. The summary of the Fairness Opinion in this Circular is qualified in its entirety by reference to the full text of such opinion. See “The Arrangement — Fairness Opinion”.

Subject to the terms of its engagement, TD Securities has consented to the inclusion in this Circular of the Fairness Opinion in its entirety, together with the summary herein and other information relating to TD Securities and the Fairness Opinion. The Fairness Opinion addresses only the fairness of the Consideration to be received by Shareholders pursuant to the Arrangement from a financial point of view and should not be construed as a valuation of Aastra or its assets, liabilities or securities or as a recommendation to any Shareholder as to whether or not to vote in favour of the Arrangement. The Fairness Opinion may not be used by any other person or relied upon by any other person other than the Aastra Board, and does not confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of Aastra or any other party.

See “The Arrangement – Fairness Opinion”.

Voting Support Agreements

On November 10, 2013, each of the Locked-Up Shareholders entered into voting support agreements with Mitel. The Voting Support Agreements set forth, among other things, the agreement of such Locked-Up Shareholders to vote their Aastra Shares in favour of the Arrangement and against any alternative transactions. As of the Record Date, 1,692,493 of the outstanding Aastra Shares were subject to the Voting Support Agreements, representing approximately 14.33% of the outstanding Aastra Shares. Each of the Voting Support Agreements are to terminate upon the earliest of: (a) the written agreement of Mitel and the Locked-Up Shareholder; (b) the termination of the Arrangement Agreement in accordance with its terms; (c) written notice by the Locked-Up Shareholder if (i) Mitel, without the prior written consent of the Locked-Up Shareholder, decreases the amount of the Consideration, or (ii) Mitel, without the prior written consent of the Locked-Up Shareholder, otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Locked-Up Shareholders; (d) the Effective Time; or (e) the Outside Date, except that certain provisions of the Voting Support Agreements will survive the termination of such Agreement as a result of the occurrence of the Effective Time or the Outside Date.

See “The Arrangement – Voting Support Agreements”.

Conditions to the Arrangement

Completion of the Arrangement is subject to a number of specified conditions being met as of the Effective Time, including, but not limited to:

(a)	the Arrangement Resolution will have been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order;

(b)	the Mitel Shareholder Approval shall have been obtained (such approval having been obtained);

(c)	the Final Order will have been obtained on terms consistent with the Arrangement Agreement, and will not have been set aside or modified in a manner unacceptable to Aastra and Mitel, acting reasonably;

(d)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting the consummation of the Arrangement;

(e)	the receipt of Investment Canada Act Approval and the French Authorization, in each case without an Unreasonable Condition;

(f)	the Consideration Shares and the Option Shares shall, subject to customary conditions, have been approved for listing on the TSX and NASDAQ;

(g)	holders of no more than 5% of all of the issued and outstanding Aastra Shares shall have validly exercised Dissent Rights (and shall not have withdrawn such rights) in respect of the Arrangement; and

(h)	Mitel shall have received the funds contemplated by the Commitment Letter.

See “The Arrangement— Completion of the Arrangement”.

Treatment of Aastra Share Plans

Under the Arrangement Agreement, Aastra has agreed to encourage all Aastra Optionholders to exercise their Aastra Options in accordance with their terms prior to the Effective Time and, subject to the terms of the Aastra 2006 Option Plan, will accelerate vesting for all Aastra Optionholders who exercise their Aastra Options immediately prior to the Effective Time. Pursuant to the terms of the Voting Support Agreements, each of the Locked-Up Shareholders has agreed, prior to the Effective Time, to exercise any Aastra Options held by such Shareholder in accordance with their terms. In the aggregate, 316,000 Aastra Shares are issuable upon the exercise of the Aastra Options held by Locked-Up Shareholders.

Each Aastra Option outstanding at the Effective Time (whether vested or unvested) shall be exchanged for a Replacement Option to acquire such number of Mitel Shares (rounded down to the nearest whole number) as is equal to the product of : (A) that number of Aastra Shares that were issuable upon exercise of such Aastra Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Mitel Shares, at an exercise price per Mitel Share equal to the greater of (1) the quotient determined by dividing: (X) the exercise price per Aastra Share at which such Aastra Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (2) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Aastra Option for which it was exchanged, and any certificate or option agreement previously evidencing the Aastra Option shall thereafter evidence and be deemed to evidence such Replacement Option.

Each outstanding Aastra DSU at the Effective Time will be cancelled by Aastra, without any act or formality on the part of the holder thereof, (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra DSU Plan.

Each outstanding Aastra SAR at the Effective Time that is vested or will vest in accordance with its terms at or before the Effective Time shall be disposed of and surrendered by the holder thereof (free and clear of any liens, charges and encumbrances of any nature whatsoever) to Aastra in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra SAR Plan.

See “The Arrangement — Treatment of Aastra Share Plans”.

The tax consequences to a holder of Aastra Options, Aastra DSUs and Aastra SARs are not described herein and such holders are urged to consult their own tax advisors.

Description of Mitel Shares

Mitel is authorized to issue an unlimited number of Mitel Shares. As at December 3, 2013 there were 53,947,354 Mitel Shares issued and outstanding.

Mitel expects to issue approximately 44,313,745 Mitel Shares to Shareholders under the Arrangement based on the fully diluted number of Aastra Shares and Aastra Options outstanding as of the date of the Arrangement Agreement.

The holders of Mitel Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Mitel Shares have voting rights of one vote per Mitel Share. The holders of Mitel Shares are entitled to dividends if and when declared by the board of directors of Mitel.

See “Information Relating to Mitel – Description of Mitel Shares”.

Fractional Shares and Rounding of Cash Consideration

In no event shall any fractional Mitel Shares be issued under the Arrangement. If the aggregate number of Mitel Shares to be issued to a Shareholder as consideration under the Arrangement would result in a fraction of a Mitel Share being issuable, then the number of Mitel Shares to be issued to such Shareholder shall be rounded down to the closest whole number and, in lieu of the issuance of a fractional Mitel Share thereof, Mitel will pay to each such holder a cash payment (rounded up to the nearest cent) determined by reference to the volume weighted average trading price of Mitel Shares on the NASDAQ for the five trading days on which such shares trade on the NASDAQ immediately preceding the Effective Date.

If the aggregate cash amount which a Shareholder is entitled to receive would otherwise include a fraction of $0.01, then the aggregate cash amount to which such Shareholder shall be entitled to receive shall be rounded up to the nearest whole $0.01.

See “The Arrangement —No Fractional Shares and Rounding of Cash Consideration”.

Letter of Transmittal

Computershare Investor Services Inc. is acting as depositary under the Arrangement. The Depositary will receive deposits of certificates representing Aastra Shares and an accompanying Letter of Transmittal, at the office specified in the Letter of Transmittal and will be responsible for delivering share certificates representing Mitel Shares and cheques in respect of the Cash Consideration to which Shareholders are entitled under the Arrangement.

At the time of sending this Circular to each Shareholder, Aastra is also sending to each Registered Shareholder the Letter of Transmittal. The Letter of Transmittal is for use by Registered Shareholders only and is not to be used by Non-Registered Holders. Non-Registered Holders should contact their broker or other Intermediary for instructions and assistance in receiving the Mitel Shares and the Cash Consideration in respect of their Aastra Shares.

The Letter of Transmittal contains instructions with respect to the deposit of certificates representing Aastra Shares with the Depositary at its offices in Toronto, Ontario in order to receive certificates representing Mitel Shares and the Cash Consideration to which they are entitled under the Arrangement. Following the Effective Date, upon return of a properly completed Letter of Transmittal, together with share certificates representing Aastra Shares and such other documents as the Depositary may require, share certificates for the appropriate number of Mitel Shares and a cheque for the aggregate amount of Cash Consideration to which the former Shareholder is entitled under the Arrangement will be delivered.

The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner satisfactory to the Depositary (except that no guarantee is required if the signature is that of an Eligible Institution) unless the Letter of Transmittal is signed by the registered owner of the Aastra Shares exactly as the name of the registered holder appears on the Aastra share certificate deposited therewith and share certificates issuable pursuant to the Arrangement are to be delivered directly to such registered holder. If a Letter of Transmittal is executed by a person other than the registered holder of the share certificate(s) deposited therewith, the share certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney, duly and properly completed by the registered holder, with the signature on the endorsement panel, or securities transfer power of attorney guaranteed by an Eligible Institution.

See “The Arrangement — Procedure for Exchange of Aastra Shares”.

Cancellation of Rights After Six Years

Any certificates which immediately prior to the Effective Time represented outstanding Aastra Shares and are not deposited with all other instruments required on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of Mitel. On such date, the Cash Consideration and Mitel Shares to which the former Registered Shareholder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Mitel, together with all entitlements to dividends, distributions and interest thereon held for such former Registered Shareholder.

See “The Arrangement – Cancellation of Rights After Six Years”.

Dissent Rights

Registered Shareholders are entitled to dissent from the Arrangement Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order, the Plan of Arrangement and the Final Order.

Anyone who is a beneficial owner of Aastra Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights. A Registered Shareholder who holds Aastra Shares as an Intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s).

All Dissent Notices must be received by the V.P. Legal, General Counsel and Secretary of Aastra at its office located at 155 Snow Boulevard, Concord, Ontario L4K 4N9, on or prior to 5:00 p.m. (Toronto time) on the day that is two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). It is important that Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA which would permit a Dissent Notice to be provided at or prior to the Meeting.

If a Dissenting Shareholder fails to strictly comply with the requirements of the Dissent Rights set out in section 190 of the CBCA, as modified by the Interim Order, the Plan of Arrangement and the Final Order, the Dissenting Shareholder will lose its Dissent Rights.

It is a condition of the Arrangement that Dissent Rights will not have been exercised (and not subsequently withdrawn or forfeited) by holders of more than 5% of Aastra Shares.

See “Dissent Rights” and “The Arrangement— Completion of the Arrangement”.

Certain Canadian Federal Income Tax Considerations

Generally, Shareholders who are Resident Shareholders will realize a taxable disposition of their Aastra Shares under the Arrangement. Generally, such a Shareholder whose Aastra Shares constitute “capital property” will generally realize a capital gain (capital loss) equal to the amount by which the proceeds of disposition received by such Shareholder under the Arrangement, net of any reasonable costs of disposition, exceed (are less than) the adjusted cost base of the Aastra Shares to the Shareholder immediately before the Effective Time.

An Eligible Holder who holds their Aastra Shares as capital property, who receives the Consideration Shares under the Arrangement and who makes a Joint Tax Election with Mitel may benefit from a full or partial tax deferred rollover in respect of capital gains that would otherwise be realized by such Shareholder. See “The Arrangement – Tax Election”.

Shareholders who are Non-Resident Shareholders and do not hold their Aastra Shares as “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of their Aastra Shares under the Arrangement.

See “Certain Canadian Federal Income Tax Considerations”.

Court Approval

The Arrangement requires approval by the Court under section 192 of the CBCA. Prior to the mailing of this Circular, Aastra obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix “F” to this Circular. A copy of the Notice of Application applying for the Final Order is attached hereto as Appendix “E” to this Circular.

Subject to the requisite Shareholder Approval of the Arrangement Resolution being obtained at the Meeting, the hearing in respect of the Final Order is scheduled to take place on January 13, 2014 at the Court at 330 University Avenue, Toronto Ontario M5G 1R7. At the hearing, the Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit and subject to the terms of the Arrangement Agreement. Participation in the hearing on the Final Order, including who may participate and present evidence or argument and the procedure for doing so is subject to the terms of the Interim Order and any subsequent direction of the Court.

Any Shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a Notice of Appearance and satisfy the other requirements of the Court, as directed in the Interim Order attached as Appendix “F” to this Circular and as the Court may direct in the future. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Notice of Appearance in compliance with the Interim Order will be given notice of the new date.

Assuming the Final Order is granted, each of Investment Canada Act Approval and French Authorization is obtained, Mitel has received the funds contemplated by the Commitment Letter, and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived, then the Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

See “The Arrangement — Completion of the Arrangement — Court Approval”.

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, Mitel intends to delist the Aastra Shares from the TSX and expects to apply to the applicable Canadian securities regulators to have Aastra cease to be a reporting issuer. Mitel is a reporting issuer in each province and territory of Canada. The Mitel Shares are listed on the TSX under the symbol “MNW” and on NASDAQ under the symbol “MITL”.

Mitel has applied to list the Mitel Shares issuable pursuant to the Arrangement on the TSX and NASDAQ and it is a condition of closing that Mitel shall have obtained approval for the listing.

Risk Factors

Shareholders should carefully consider the risk factors relating to the Arrangement, Aastra, Mitel and the Combined Company.

See “Risks Relating to the Arrangement and the Combined Company”; “Information Relating to Aastra — Risk Factors”; “Information Relating to Mitel — Risk Factors”; and “Information Relating to the Combined Company”.

United States Securities Law Matters

The Mitel Shares to be issued pursuant to the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be issued in reliance on the exemption afforded by section 3(a)(10) of the U.S. Securities Act. The Mitel Shares will generally not be subject to resale restrictions under U.S. federal securities laws for persons who are not affiliates of Mitel following the Arrangement.

See “Regulatory Matters — U.S. Securities Law Matters”.

GENERAL PROXY INFORMATION

The Meeting

The Meeting will be held at the offices of McCarthy Tétrault LLP, 66 Wellington Street West, Suite 5300, Toronto, Ontario, M5K 1E6, on January 9, 2014 commencing at 1:00 p.m. (Toronto time).

Record Date

The record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is December 10, 2013 (the “Record Date”). Only Shareholders whose names have been entered in the register of Shareholders as of the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting, or any adjournment(s) or postponement(s) thereof.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management of Aastra for use at the Meeting, to be held on January 9, 2014, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of Aastra at nominal cost. All costs of solicitation by management will be borne by Aastra.

How a Vote is Passed

At the Meeting, Shareholders will be asked to consider and to vote to approve the Arrangement Resolution approving the Arrangement. To be effective, the Arrangement Resolution must be approved by (a) not less than two-thirds of the votes cast in respect of the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting; and (b) at least a simple majority of the votes cast in respect of the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting excluding votes attaching to Aastra Shares held by an “interested party” to the Arrangement within the meaning of MI 61-101, any “related party” to such interested party within the meaning of MI 61-101 (subject to the exceptions set out therein) and any person that is a joint actor with a person referred to in the foregoing for the purposes of MI 61-101. See “Regulatory Matters – Canadian Securities Law Matters” for a description of the parties whose votes will be excluded for the purpose of determining that such majority of the minority approval has been obtained.

The quorum for the Meeting is two persons present and representing in person or by proxy not less than 10% of the issued and outstanding Aastra Shares entitled to vote at the Meeting.

Who can Vote?

If you were a Registered Shareholder as of the close of business on December 10, 2013, you are entitled to attend the Meeting and cast one vote for each Aastra Share registered in your name on all resolutions put before the Meeting. If Aastra Shares are registered in the name of a corporation, a duly authorized officer of the corporation may attend on its behalf, but documentation indicating such officer’s authority should be presented at the Meeting. If you are a Registered Shareholder but do not wish to, or cannot, attend the Meeting in person you can appoint someone who will attend the Meeting and act as your proxyholder to vote in accordance with your instructions. If your Aastra Shares are registered in the name of a “nominee” (usually a bank, trust company, securities dealer or other financial institution) you should refer to the section entitled “ Non-Registered Holders” set out below.

It is important that your Aastra Shares be represented at the Meeting regardless of the number of Aastra Shares you hold. If you will not be attending the Meeting in person, we invite you to complete, date, sign and return your form of proxy (printed on white paper) as soon as possible so that your Aastra Shares will be represented.

Appointment of Proxies

If you do not come to the Meeting, you can still make your vote(s) count by appointing someone who will be there to act as your proxyholder at the Meeting. You can appoint the persons named in the enclosed form of proxy, who are directors of Aastra. Alternatively, you can appoint any other person to attend the Meeting as your proxyholder. Regardless of who you appoint as your proxyholder, you can either instruct that person or company how you want to vote or you can let him or her decide for you. You can do this by completing a form of proxy. In order to be valid, you must return the completed form of proxy by 5:00 p.m. (Toronto time) on January 7, 2014 or at least 24 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjournment(s) or postponement(s) of the Meeting, to our transfer agent, Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1.

What is a Proxy?

A form of proxy is a document that authorizes someone to attend the Meeting and cast your votes for you. We have enclosed a form of proxy (printed on white paper) with this Circular. You should use it to appoint a proxyholder, although you can also use any other legal form of proxy.

Appointing a Proxyholder

The persons named in the enclosed forms of proxy are directors of Aastra. A Shareholder who wishes to appoint some other person to represent such Shareholder at the Meeting may do so by crossing out the name on the form of proxy and inserting the name of the person proposed in the blank space provided in the enclosed form of proxy. Such other person need not be a Shareholder. To vote your Aastra Shares, your proxyholder must attend the Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxyholder.

Instructing your Proxyholder and Exercise of Discretion by your Proxyholder

You may indicate on your form of proxy how you wish your proxyholder to vote your Aastra Shares. To do this, simply mark the appropriate box on the form of proxy. If you do this, your proxyholder must vote your Aastra Shares in accordance with the instructions you have given.

If you do not give any instructions as to how to vote on a particular issue to be decided at the Meeting, your proxyholder can vote your shares as he or she thinks fit. If you have appointed the persons designated in the form of proxy as your proxyholder they will, unless you give contrary instructions, vote your Aastra Shares at the Meeting FOR the Arrangement Resolution.

Further details about these matters are set out in this Circular. The enclosed forms of proxy give the persons named on the form the authority to use their discretion in voting on amendments or variations to matters identified on the Notice of Meeting. At the time of printing this Circular, management of Aastra is not aware of any other matter to be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, the persons named on the enclosed forms of proxy will vote on them in accordance with their best judgment, pursuant to the discretionary authority conferred by the form of proxy with respect to such matters.

Changing your mind

If you want to revoke your proxy after you have delivered it, you can do so at any time before it is used. You may do this by (a) attending the Meeting and voting in person if you were a Registered Shareholder at the Record Date; (b) signing a proxy bearing a later date and depositing it in the manner and within the time described above under the heading “Appointment of Proxies” above; (c) signing a written statement which indicates, clearly, that you want to revoke your proxy and delivering this signed written statement to the registered office of Aastra at 155 Snow Boulevard, Concord, Ontario, L4K 4N9; or (d) in any other manner permitted by law.

Your proxy will only be revoked if a revocation is received by 5:00 p.m. (Toronto time) on January 8, 2014 or by 5:00 p.m. (Toronto time) on the last Business Day before any reconvened Meeting in the event of any adjournment(s) or postponement(s), or delivered to the person presiding as chair at the Meeting before it commences. If you revoke your proxy and do not replace it with another that is deposited with us before the deadline, you can still vote your Aastra Shares, but to do so you must attend the Meeting in person.

Non-Registered Holders

If your Aastra Shares are not registered in your own name, they will be held in the name of a “nominee”, usually a bank, trust company, securities dealer or other financial institution and, as such, your nominee will be the entity legally entitled to vote your Aastra Shares and must seek your instructions as to how to vote your Aastra Shares.

Accordingly, unless you have previously informed your nominee that you do not wish to receive material relating to Shareholders’ meetings, you will have received this Circular from your nominee, together with a form of proxy or a request for voting instruction form. If that is the case, you must comply strictly with the instructions that have been given to you by your nominee on the voting instruction form. If you have voted and wish to change your voting instructions, you should contact your nominee to discuss whether this is possible and what procedures you must follow.

If your Aastra Shares are not registered in your own name, Aastra’s transfer agent will not have a record of your name and, as a result, unless your nominee has appointed you as a proxyholder, will have no knowledge of your entitlement to vote. If you wish to vote in person at the Meeting, please insert your own name in the space provided on the form of proxy or voting instruction form that you have received from your nominee. If you do this, you will be instructing your nominee to appoint you as proxyholder. Please adhere strictly to the signature and return instructions provided by your nominee. It is not necessary to complete the form in any other respect, since you will be voting at the Meeting in person. Please register with the transfer agent, Computershare Investor Services Inc., upon arrival at the Meeting.

The Notice of Meeting and this Circular are being sent to both registered and non-registered owners of Aastra Shares. If you are a non-registered owner and we have sent these materials to you directly, your name and address and information about your holdings of Aastra Shares have been obtained in accordance with applicable securities regulatory requirements from the nominee holding the securities on your behalf. By choosing to send these materials to you directly, Aastra (and not your nominee) has assumed responsibility for (a) delivering these materials to you; and (b) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions form.

Voting Securities and Principal Holders

All the Aastra Shares have voting rights. Aastra is authorized to issue an unlimited number of common shares, without nominal or par value. The list of Shareholders as of the Record Date will be used to determine who is eligible to vote and the meeting materials have been delivered to the Shareholders included in such list as of the Record Date. As of the Record Date, there were 11,809,864 Aastra Shares outstanding and such number equals the number of eligible votes.

To the knowledge of the directors and senior officers of Aastra, as of the Record Date, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying 10% or more of the voting rights other than the following:

Name	Number of Aastra Shares	Percentage of Outstanding Aastra Shares
Francis N. Shen(1)	1,303,811	11.05%
Turtle Creek Asset Management Inc.	1,189,752	10.08%

Note:

(1)	1,246,111 Aastra Shares are owned by Shen Capital Corporation, a private company under the direction and control of Mr. Francis Shen, and which is beneficially owned by Mr. Francis Shen. 57,700 Aastra Shares are owned by The Shen Family Charitable Foundation, of which Mr. Francis Shen is a trustee.

THE ARRANGEMENT

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass, the Arrangement Resolution to approve the Arrangement under the CBCA pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement. The Arrangement, the Plan of Arrangement and the terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is attached as Appendix “C” to this Circular, and the Plan of Arrangement, which is attached as Appendix “D” to this Circular.

Background to the Arrangement

The terms of the Arrangement and the provisions of the Arrangement Agreement are the result of arm’s length negotiations between representatives of Aastra, Mitel and their respective advisors. The following is a summary of the principal events leading up the execution and public announcement of the Arrangement Agreement.

Over the last decade, Aastra substantially expanded its business through mergers and acquisitions, including its acquisitions of the Enterprise Communication businesses from: (i) Ascom AG in 2003 (Switzerland); (ii) EADS in 2005 (France); (iii) DeTeWe in 2008 (Germany); and (iv) Ericsson in 2008 (Sweden).

Competition in the Enterprise Communication market is intense as a result of technological changes, consolidation in the industry (including Avaya’s acquisition of Nortel Network’s Enterprise Communication business in 2009) as well as increased competition from traditional industry participants (e.g. Avaya, Alcatel-Lucent, Unify (formerly Siemens Enterprise Communications, Cisco, Mitel) and non-traditional industry participants (e.g. Microsoft, Huawei, Broadsoft, and Shoretel). Many of these competitors have greater scale, scope and financial resources than Aastra.

In the last three years, Aastra has had very high level, general discussions regarding potential transactions with various strategic industry participants, including Mitel, and with certain private equity firms, with a view to enhancing Aastra’s scale and scope so that Aastra would be in a position to more effectively compete in the global Enterprise Communication market.

On April 24, 2013, in connection with reviewing Aastra’s first quarter financial results at the meeting of the Aastra Board, senior management of Aastra outlined to the Aastra Board the anticipated business prospects of Aastra and various strategic initiatives that could be undertaken in 2013, including pursuing a possible transaction with previously identified strategic industry participants.

As part of this initiative Mr. Allan Brett, Chief Financial Officer of Aastra contacted Mr. Steve Spooner, Chief Financial Officer of Mitel to discuss the current market status of both Aastra and Mitel. On June 3, 2013, Mr. Spooner and Mr. Brett had a conversation regarding potential strategic options for Aastra and Mitel, including a possible business combination.

On July 9, 2013, Mr. Spooner sent an illustrative merger analysis (the “First Mitel Proposal”) to Mr. Brett outlining a potential at market “merger of equals” between Mitel and Aastra where Shareholders would receive in aggregate approximately U.S.$50 million in cash and would own approximately 48% of the pro forma shares of the Combined Company. Based on the First Mitel Proposal, this represented an implied transaction value per Aastra Share of approximately U.S.$20.22 (CAD$21.29 at then current exchange rate), based on the closing price of Mitel Shares as of June 25, 2013 on the NASDAQ of U.S.$3.66.

After receiving the First Mitel Proposal, Aastra requested TD Securities provide preliminary financial analysis of the First Mitel Proposal, including an analysis of the financial parameters and synergies contained in the First Mitel Proposal. In addition, TD Securities provided an analysis of other industry participants who would be suitable candidates for Aastra to consider as strategic alternatives to proceeding with any potential transaction with Mitel.

On July 16, 2013, senior management of Aastra discussed the First Mitel Proposal with the Aastra Board at the regularly scheduled meeting of the Aastra Board called to consider Aastra’s second quarter financial results. Mr. Francis Shen, Chairman and Co-Chief Executive Officer of Aastra, reviewed strategic alternatives with the Aastra Board, including paying a special cash dividend and pursuing further strategic discussions with Mitel. The Aastra Board then elected to proceed with the declaration of a special cash dividend of CAD$7.20 per Aastra Share (approximately CAD$85 million in aggregate) payable on August 16, 2013.

On July 18, 2013, Mitel sent a revised illustrative merger analysis (the “Second Mitel Proposal”) to Aastra, outlining a revised potential at market “merger of equals” between Mitel and Aastra where Shareholders would own approximately 42% of the pro forma shares of the Combined Company. Based on the Second Mitel Proposal, after payment of the special dividend this represented an implied transaction value per Aastra Share of approximately U.S.$16.35 (CAD$17.00 at then current exchange rate), based on the closing price of Mitel Shares as of July 17, 2013 on the NASDAQ of U.S.$4.66.

After a series of discussions between Jefferies LLC, Mitel’s financial advisor, and TD Securities, on August 8, 2013, Mitel, through Jefferies LLC, sent a revised illustrative merger analysis (the “Third Mitel Proposal”) to TD Securities, which was delivered to Aastra outlining a revised potential merger between Mitel and Aastra where Shareholders would receive in aggregate approximately U.S.$40 million in cash and would own approximately 38% of the pro forma shares of the Combined Company. Based on the Third Mitel Proposal, after payment of the special dividend, this represented an implied transaction value per Aastra Share of approximately U.S.$17.83 (CAD$18.45 at then current exchange rate), based on the last 5-day average price of Mitel Shares as of August 6, 2013 on the NASDAQ of U.S.$4.83.

On August 12, 2013, Aastra, through TD Securities, sent Aastra’s response to the Third Mitel Proposal to Jefferies LLC (the “First Aastra Proposal”) indicating that Aastra would be willing to proceed with further discussions with Mitel if Shareholders would be entitled to receive in aggregate approximately U.S.$118 million in cash and would own approximately 43% of the pro forma shares of the Combined Company. Based on the First Aastra Proposal, this represented an implied transaction value per Aastra Share of approximately U.S.$25.92, (CAD$26.69 at then current exchange rate) based on the closing price of Mitel Shares on August 8, 2013 on the NASDAQ of U.S.$4.65.

On August 16, 2013, Aastra delivered payment of a special dividend to the Shareholders of $7.20 per Aastra Share to all shareholders of record on August 6, 2013 (approximately CAD$85 million in aggregate).

On August 22, 2013, Mitel, through Jefferies LLC, sent a revised illustrative merger analysis (the “Fourth Mitel Proposal”) to TD Securities, which was delivered to Aastra outlining a revised potential merger where Shareholders would receive in aggregate approximately U.S.$50 million in cash and would own approximately 42% of the pro forma shares of the Combined Company. Based on the Fourth Mitel Proposal, this represented an implied transaction value per Aastra Share of approximately U.S.$19.18 (CAD$20.16 at then current exchange rate), based on the last 5-day average closing price of Mitel Shares as of August 20, 2013 on the NASDAQ of U.S.$4.58.

On August 26, 2013, a special meeting of the Aastra Board was convened to consider the Fourth Mitel Proposal, including a review by senior management of Aastra with the Aastra Board of previous proposals submitted by Mitel since the Aastra Board considered the First Mitel Proposal at its meeting held on July 16, 2013. After discussing the Fourth Mitel Proposal and the proposed response of Aastra’s senior management, the Aastra Board established the Special Committee for the purpose of considering and evaluating the terms and conditions of any proposed transaction, supervising senior management of Aastra in the negotiation of any proposed transaction with Mitel or any other entity, reporting to the Aastra Board on its activities and recommendations from time to time and advising the Aastra Board whether any particular proposed transaction was in the best interests of Aastra and its Shareholders. The Special Committee consisted of Mr. David Williams as Chair with Mr. Gerald Shortall and Mr. Michael Rosicki.

Immediately after the conclusion of the meeting of the Aastra Board, the Special Committee convened its first meeting (the “First Special Committee Meeting”) on August 26, 2013 to review the Fourth Mitel Proposal as well as the proposed response to Mitel as recommended by senior management of Aastra. The Special Committee recommended certain transaction parameters for Aastra’s response to Mitel and authorized Aastra to engage TD Securities as the financial advisor to Aastra. Aastra formally retained TD Securities by executing an engagement letter effective July 19, 2013, pursuant to which TD Securities would provide those financial advisory services as required or as reasonably requested by Aastra, including preparing detailed financial analyses, coordinating the compiling of relevant due diligence information, coordinating the preparation of appropriate marketing materials, evaluating proposals and assisting in negotiating and completing the proposed transaction. The Special Committee also elected to retain McCarthy Tétrault LLP to provide legal advice to the Special Committee.

On September 3, 2013, Aastra, through TD Securities, sent Aastra’s second response to Jefferies LLC (the “Second Aastra Proposal”) indicating that Aastra would be willing to proceed with further discussions with Mitel if Shareholders would be entitled to receive in aggregate approximately U.S.$80 million in cash and would own approximately 44% of the pro forma shares of the Combined Company. Based on the Second Aastra Proposal, this represented an implied transaction value per Aastra Share of approximately U.S.$22.95 (CAD$24.17 at then current exchange rate) based on the closing price of Mitel Shares on August 29, 2013 on the NASDAQ of U.S.$4.52.

On September 4, 2013, Mr. Francis Shen and Mr. Richard McBee, Chief Executive Officer of Mitel had a phone call where they agreed, subject to the confirmation of their respective special committees and the execution of a mutually satisfactory non-disclosure agreement, to proceed with further discussions and commence due diligence based on the transaction parameters where Shareholders would receive in aggregate approximately U.S.$80 million and would own 43% of the pro forma shares of the Combined Company (the “Transaction Parameters”).

On September 6, 2013, the Special Committee convened its second meeting where Mr. Brett reported that the Transaction Parameters were within the parameters authorized by the Special Committee at the First Special Committee Meeting. Mr. Brett also updated the Special Committee regarding the current status of negotiations with Mitel, reviewed Mitel’s financial results and projections and outlined the proposed due diligence process. The Special Committee authorized senior management of Aastra to continue to proceed with negotiations with Mitel based on the Transaction Parameters subject to TD Securities providing the Special Committee a financial analysis of the potential transaction and the execution of a mutually satisfactory non-disclosure and standstill agreement.

On September 9, 2013, the Special Committee convened its third and fourth meetings (the “Third Special Committee Meeting” and the “Fourth Special Committee Meeting”, respectively).

At the Third Special Committee Meeting, McCarthy Tétrault LLP reviewed the role, mandate and obligations of the Special Committee with respect to the potential transaction with Mitel. Mr. John Tobia, VP Legal and General Counsel of Aastra reported to the Special Committee regarding the status of negotiations with Mitel regarding a mutual non-disclosure and standstill agreement, including the request of Mitel for a period of exclusive negotiations. The Special Committee then discussed Mitel’s request for exclusivity with McCarthy Tétrault LLP and elected to defer its decision on this matter until after further deliberations.

At the Fourth Special Committee Meeting, the Special Committee received financial analysis of the proposed transaction from TD Securities. TD Securities outlined the customary due diligence and procedures for the potential transaction.

On September 10, 2013, the Special Committee convened its fifth meeting (the “Fifth Special Committee Meeting”) where Mr. Francis Shen provided an update to the Special Committee regarding Mitel’s request for an exclusivity covenant in the mutual non-disclosure and standstill agreement. The Special Committee reviewed and discussed the alternate proposal of Mr. Francis Shen whereby both Aastra and Mitel would agree to mutual “no shop” covenants for a reasonable period of time in order to facilitate negotiations and enable both parties to conduct their respective due diligence but with a “fiduciary out” in the event that either company was presented with a superior third party proposal. After deliberations, the Special Committee authorized senior management of Aastra to proceed to further discuss and negotiate this form of “no shop” covenant with Mitel and to suspend previous discussions with industry participants in the event Mitel agreed to the proposed form of “no shop” covenant.

On September 16, 2013, the Special Committee convened its sixth meeting where it approved the mutual non-disclosure and standstill agreement with Mitel containing the “no shop” covenant previously discussed at the Fifth Special Committee Meeting.

On September 17, 2013, the mutual non-disclosure and standstill agreement was executed and each of Aastra and Mitel and their respective advisors commenced conducting due diligence on the other party, which continued until November 10, 2013 (the date of the execution of the Arrangement Agreement).

On September 20, 2013 each of the senior management teams of Aastra and Mitel and their respective financial advisors participated in a joint due-diligence kick-off meeting in New York, New York.

On October 2, 2013, the Special Committee convened its seventh meeting where TD Securities provided an update to the Special Committee regarding joint management team sessions held on September 20, 2013 in New York, New York and also provided an update on the financial due diligence materials contained in the virtual data rooms. Aastra’s senior management then provided an update to the Special Committee regarding the complementary nature of the operations of both businesses, the potential synergies of the Combined Company as well as the approvals required to complete the potential transaction.

On October 10, 2013, the Special Committee convened its eighth meeting where Mr. Francis Shen provided an update to the Special Committee regarding current status of due diligence and negotiations with Mitel. In addition, the Special Committee discussed the Cash Payments which were subsequently approved by written resolutions on October 11, 2013 by the Special Committee and the Board. See “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”.

On October 17, 2013 at its regularly scheduled meeting of the Aastra Board, senior management of Aastra updated the Aastra Board on negotiations with Mitel regarding the proposed transaction, including strategic alternatives in the event that the proposed transaction did not proceed.

While each of Aastra and Mitel continued its due diligence investigations of the other party, representatives of Aastra, Mitel and their respective advisors negotiated the terms and conditions of the Arrangement Agreement and other related documents. Each of Francis Shen, Anthony Shen and Aastra’s independent directors also negotiated the terms and conditions of the Voting Support Agreements.

On November 8, 2013, the Special Committee convened its ninth, tenth and eleventh meetings (the “Ninth Special Committee Meeting”, “Tenth Special Committee Meeting” and “Eleventh Special Committee Meeting”, respectively).

At the Ninth Special Committee Meeting, Mr. McBee and Mr. Spooner presented to the Special Committee an outline of the current business and future strategies for Mitel and synergy opportunities for the Combined Company, including a confidential update on the then current financial information relating to Mitel’s second quarter ended on October 31, 2013.

At the Tenth Special Committee Meeting, TD Securities provided a confidential presentation to the Special Committee reviewing the Consideration to be received by Shareholders, the strategic alternatives explored by management of Aastra, and the financial terms of the Arrangement Agreement (including termination and expense fees). The Special Committee then also considered the terms of the Arrangement, including financing terms, as well the operations, prospects and synergies of the Combined Company. The Special Committee also discussed with TD Securities the procedures should Aastra receive a superior offer between announcement of the execution of the Arrangement Agreement and closing of the transaction. The Special Committee then conditionally recommended that the Aastra Board approve the proposed transaction, including the Arrangement Agreement and the Voting Support Agreements, subject to receiving the final confirmation from TD Securities regarding the fairness, from a financial point of view, of the Consideration to be received by Shareholders, the final due diligence report from senior management of Aastra and an update from McCarthy Tétrault LLP.

At the Eleventh Special Committee Meeting, McCarthy Tétrault LLP provided an update to the Special Committee regarding the terms and conditions of the Arrangement Agreement and the duties and responsibilities of the Special Committee in considering the Arrangement Agreement, the Commitment Letter, and Voting Support Agreements, including the termination and expense fees.

On November 10, 2013, the Aastra Board and the Special Committee held a joint meeting. The Special Committee and the Aastra Board received an update from McCarthy Tétrault LLP on the terms and conditions of the Arrangement Agreement and the duties and responsibilities of the Special Committee and the Aastra Board in considering the Arrangement Agreement. TD Securities delivered to the Aastra Board its oral opinion, later confirmed in writing, that, as of such date, and subject to the assumptions, limitations and qualifications to be set out in the Fairness Opinion, the Consideration to be received by Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders. McCarthy Tétrault LLP responded to a variety of questions from the Aastra Board on various aspects of the Arrangement Agreement. In determining whether to recommend to the Aastra Board that it approve the Arrangement, the Special Committee considered, among other things, the other factors set forth herein and the reasons for the Arrangement as set forth under “— Reasons for the Arrangement”. The Special Committee recommended to the Aastra Board that it approve the Arrangement.

Following discussion, the Aastra Board resolved unanimously to approve the Arrangement, subject to the negotiation and completion of the outstanding matters discussed at the meeting, and authorized management of Aastra to finalize, execute and deliver the Arrangement Agreement.

Following the meeting, Aastra, Mitel, and their respective legal counsel worked towards finalizing the terms of the Arrangement Agreement and the Voting Support Agreements. On November 10, 2013, Aastra and Mitel entered into the Arrangement Agreement, the Locked-up Shareholders and Mitel entered into the Voting Support Agreements and in the early morning of November 11, 2013, Aastra and Mitel issued a joint press release announcing that a definitive Arrangement Agreement had been executed.

Recommendation of the Special Committee

The Aastra Board established the Special Committee to, among other things, review and consider the Arrangement and make recommendations to the Aastra Board regarding the Arrangement.

Having undertaken a review of, and carefully considered, the Arrangement, including consulting with financial and legal advisors, the Special Committee unanimously concluded that the Arrangement is fair to the Shareholders and in the best interests of Aastra (considering the interests of all affected stakeholders). The Special Committee unanimously recommended that the Aastra Board approve the Arrangement and recommends that Shareholders vote in favour of the Arrangement.

Recommendation of the Aastra Board

Aastra retained TD Securities to act as financial advisor to Aastra and to provide the Fairness Opinion. TD Securities has given an opinion to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Consideration to be received by Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

After careful consideration by the Aastra Board, following the unanimous recommendations of the Special Committee, the Aastra Board has unanimously determined that the Arrangement is fair to Shareholders and in the best interests of Aastra and authorized the submission of the Arrangement to Shareholders for their approval at the Meeting. Accordingly, the Board unanimously recommends that Shareholders vote FOR the Arrangement Resolution. All of the directors of Aastra intend to vote their Aastra Shares FOR the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent with the Arrangement.

Reasons for the Arrangement

The Special Committee and the Aastra Board, with the benefit of advice from Aastra’s senior management and Aastra’s financial and legal advisors, reviewed and considered a significant amount of information and considered a number of factors relating to the Arrangement. The following is a summary of the principal reasons for the unanimous conclusions of the Special Committee and of the Aastra Board that the Arrangement is in the best interests of Aastra and is fair to the Shareholders, the unanimous determination of the Aastra Board to approve the Arrangement and authorize its submission to the Shareholders and to the Court for approval, and the unanimous recommendation of the Aastra

Board that Shareholders vote FOR the Arrangement Resolution. The following includes forward-looking information and readers are cautioned not to place undue reliance on forward-looking statements as actual results may vary from such forward-looking statements.

(a)	Premium to Shareholders. The Consideration represents a premium of approximately 20.9% to the 30-day volume weighted average price of Aastra Shares as of November 8, 2013, the last trading day before the announcement of the Arrangement.

(b)	Cash Distribution. Shareholders will receive a cash distribution in the amount of U.S.$6.52 per Aastra Share under the Arrangement, in addition to the Consideration Shares.

(c)	Enhanced Strength of the Combined Company. Aastra believes that the continued share ownership in the Combined Company offered by the Consideration Shares under the Arrangement would result in a number of benefits to Aastra Shareholders, including the following:

(i)	Participation by Shareholders in Future Growth. In addition to the Cash Consideration, Shareholders will receive the Consideration Shares pursuant to the Arrangement and thereby will have the opportunity to participate in any future increase in value of the Combined Company. Following the completion of the Arrangement, Shareholders will own approximately 43% of the common shares of the Combined Company, with existing Mitel Shareholders owning approximately 57% of the common shares of the Combined Company.

(ii)	Enhanced Competitive Position and Increased Scale. The Combined Company will create a Canadian-headquartered multinational with over U.S.$1 billion in annual revenue, resulting in the Combined Company being one of the top five providers of business communications services in the world and having a leading position in Western Europe (including the United Kingdom) for the provision of business communication solutions to the small-to-medium sized enterprise segment (under 250 end users). The Combined Company will also have a substantially expanded organizational scale and scope with a combined market presence in more than 100 countries and a global network of channel partners. This will enhance the Combined Company’s ability to capitalize on strategic growth opportunities with respect to virtualized communications software and cloud-based solutions by leveraging its existing combined install base of customers as well as more effectively competing with other competitors in the Enterprise Communication market.

(iii)	Significant Anticipated Synergies. It is expected that the Combined Company will deliver annual synergies of approximately U.S.$45 million within two years of the Arrangement as a result of supply chain optimization, facilities consolidation, rationalization of duplicative activities and increased economies of scale.

(iv)	Complementary Operations and Diversification. Mitel and Aastra both compete in the business communications industry, albeit they each principally compete in different segments of the industry and in different geographies. Mitel’s operations are currently focused in North America and the United Kingdom while Aastra’s operations are currently focused in Western Europe. Given the complementary nature of these operations, the Combined Company will have substantially expanded its geographic reach (as compared to the relative positions for either Mitel or Aastra) while also diversifying its revenue base, thereby reducing the risk associated with revenue concentration in one geographic market.

(v)	Increased Market Liquidity. Upon the completion of the Arrangement, the Combined Company will have a broader shareholder base with increased market liquidity and a larger public float relative to either Mitel or Aastra on a standalone basis. The Combined Company will trade on both the NASDAQ under the symbol “MITL” and on the TSX under the Symbol “MNW”.

(d)	Fairness Opinion. Aastra’s financial advisor, TD Securities, provided its opinion to the Aastra Board to the effect that, as of November 10, 2013, and subject to the assumptions, limitations and qualifications set out in the Fairness Opinion, the Consideration to be received by Shareholders is fair, from a financial point of view, to such Shareholders. See “— Fairness Opinion” and Appendix “G” to this Circular – TD Securities Fairness Opinion.

(e)	Superior Proposals. Notwithstanding the limitations contained in the Arrangement Agreement on Aastra’s ability to solicit interest from third parties, the Arrangement Agreement allows the Aastra Board to engage in discussions or negotiations with respect to an unsolicited bona fide Acquisition Proposal at any time prior to the approval of the Arrangement Resolution by Shareholders and after the Aastra Board determines, in good faith, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal. See “Arrangement Agreement – Covenants – Non-Solicitation”. This option and the ability to terminate the Arrangement Agreement in specified circumstances to accept a Superior Proposal on payment of the Aastra Termination Fee provided further assurance to the Aastra Board that it would have a reasonable opportunity to consider a potential alternative transaction, if one were subsequently proposed. See “Arrangement Agreement – Termination of the Arrangement Agreement”.

(f)	Likelihood of the Arrangement Being Completed. The Aastra Board considers there to be a low level of execution risk associated with the regulatory aspects of the transaction, as Mitel has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Arrangement Agreement, including obtaining Investment Canada Act Approval and the French Authorization.

(g)	Approval Thresholds. The Aastra Board considered the fact that the Arrangement Resolution must be approved by (i) not less than two-thirds of the votes cast by Shareholders in person or by proxy at the Meeting and (ii) at least a simple majority of the votes cast by “minority” shareholders, to be protective of the rights of Shareholders. The Aastra Board also considered the fact that the Arrangement must also be approved by the Court, which will consider the fairness of the Arrangement to all Shareholders.

(h)	Dissent Rights. Any registered Shareholder who opposes the Arrangement may, on strict compliance with certain conditions, exercise its Dissent Rights and receive the fair value of the Dissent Shares in accordance with the Arrangement. See “Dissent Rights”.

(i)	Voting Support Agreements. Each of the Locked-Up Shareholders, who together hold or exercise control and direction over approximately 14.33% of the outstanding Aastra Shares, entered into a voting support agreement pursuant to which the Locked-Up Shareholders agreed, among other things, to vote the subject securities in favour of the Arrangement and against any alternative transactions. See “The Arrangement — Voting Support Agreements”.

(j)	Tax Deferred Rollover. An Eligible Holder who holds their Aastra Shares as capital property, who receives the Consideration Shares under the Arrangement and who properly completes and files the required Joint Tax Elections, should generally benefit from a full or partial tax deferred rollover in respect of capital gains that would otherwise be realized on the disposition of Aastra Shares. See “Certain Canadian Federal Income Tax Considerations”.

See “Cautionary Note Regarding Forward-Looking Statements and Risks”, “The Arrangement — Reasons for the Arrangement”, “Risks Relating to the Arrangement and the Combined Company”, “Information Relating to Aastra – Risk Factors”, and “Information Relating to Mitel – Risk Factors”.

The Special Committee and the Aastra Board concluded that the Arrangement is substantively and procedurally fair to the Shareholders and that the Arrangement is in the best interests of Aastra. In view of the wide variety of factors and information considered in connection with their evaluation of the Arrangement, the Special Committee and the Aastra Board did not find it practicable to, and therefore did not, quantify or otherwise attempt to assign any relative weight to each specific factor or item of information considered in reaching their conclusions and recommendations. In addition, individual members of the Special Committee and the Aastra Board may have given different weight to different factors or items of information.

Fairness Opinion

On November 10, 2013, TD Securities delivered to the Aastra Board its oral opinion, later confirmed in writing, that, as of such date, and subject to the assumptions, limitations and qualifications to be set out in the Fairness Opinion, the Consideration to be received by Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

The Fairness Opinion was provided for the use of the Aastra Board in its evaluation of the Arrangement and may not be used or relied upon for any other purpose. The Fairness Opinion is not to be construed as a valuation of Aastra or its assets, liabilities or securities or as a recommendation to any Shareholder as to whether or not to vote in favour of the Arrangement. The Fairness Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to Aastra. The Fairness Opinion may not be used by any other person or relied upon by any other person other than the Aastra Board, and does not confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of Aastra or any other party.

TD Securities was formally engaged by Aastra through an agreement between Aastra and TD Securities effective July 19, 2013, to, among other things, provide financial advice and assistance to Aastra in relation to evaluating various strategic alternatives available to Aastra, including the Arrangement. The terms of the engagement agreement provide that TD Securities is to be paid a fee for its services as financial advisor, including fees that are contingent on completion of the Arrangement or certain other events and for the delivery of the Fairness Opinion. TD Securities is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by Aastra in certain circumstances. In addition, TD Securities (USA) LLC and The Toronto-Dominion Bank, each an affiliate of TD Securities, are to be paid certain fees in connection with the Mitel Financing.

The full text of the Fairness Opinion which sets out, among other things, the assumptions made, information reviewed and matters considered by TD Securities in rendering the Fairness Opinion, as well as the limitations and qualifications to which the opinion is subject, is attached as Appendix “G” to this Circular. Shareholders are urged to read the Fairness Opinion in its entirety. The summary of the Fairness Opinion in this Circular is qualified in its entirety by reference to the full text of such opinion.

Principal Steps of the Arrangement

The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix “D” to this Circular.

If approved, the Arrangement will become effective at the Effective Time (which is expected to be at 12:01 a.m. (Toronto time) on a date to be determined not later than the Outside Date). Under the Plan of Arrangement, commencing at the Effective Time, the following events or transactions will occur and will be deemed to occur in the following sequence without any further act or formality:

(a)	the Aastra Shareholder Rights Plan will be terminated (and all rights issued thereunder will expire) and will be of no further force or effect;

(b)	each outstanding Aastra Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof to Mitel free and clear of all liens, claims and encumbrances of any nature whatsoever, and each Dissenting Shareholder shall cease to have any rights as a Shareholder other than the right to be paid the fair value of their Aastra Shares by Mitel in accordance with the provisions of the Plan of Arrangement, and the name of such holder shall be removed from the register of holders of Aastra Shares, and Mitel shall be recorded as the registered holder of the Aastra Share so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances of any nature whatsoever;

(c)	each outstanding Aastra DSU will be cancelled by Aastra, without any act or formality on the part of the holder thereof, (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra DSU Plan;

(d)	each outstanding Aastra SAR that is vested or will vest in accordance with its terms at or before the Effective Time shall be disposed of and surrendered by the holder thereof (free and clear of any liens, charges and encumbrances of any nature whatsoever) to Aastra in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra SAR Plan;

(e)	simultaneously with the exchange referred to in paragraph (f) below, each Aastra Option outstanding at the Effective Time (whether vested or unvested) shall be exchanged for a Replacement Option to acquire such number of Mitel Shares (rounded down to the nearest whole number) as is equal to the product of: (A) that number of Aastra Shares that were issuable upon exercise of such Aastra Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Mitel Shares, at an exercise price per Mitel Share equal to the greater of (1) the quotient determined by dividing: (X) the exercise price per Aastra Share at which such Aastra Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (2) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Aastra Option for which it was exchanged, and any certificate or option agreement previously evidencing the Aastra Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(f)	each outstanding Aastra Share (other than those held by Dissenting Shareholders), shall be transferred by the holder thereof to Mitel free and clear of all liens, claims and encumbrances of any nature whatsoever in exchange for the Consideration and the name of such holder shall be removed from the register of holders of Aastra Shares and added to the register of holders of Mitel Shares, and Mitel shall be recorded as the registered holder of the Aastra Share so exchanged and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances of any nature whatsoever; and

(g)	the Aastra Share Plans shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect.

As of the date hereof, there is one holder of Aastra DSUs and three holders of Aastra SARs.

Completion of the Arrangement

Subject to the provisions of the Arrangement Agreement and the filings required under section 192(6) of the CBCA having been filed with the Director under the CBCA, the Arrangement will become effective at the Effective Time on the Effective Date. Completion of the Arrangement is expected to occur before the end of the first quarter of 2014; however, it is possible that completion may be delayed beyond this date if the conditions to completion of the Arrangement cannot be met on a timely basis, but in no event will completion of the Arrangement occur later than the Outside Date, unless extended by mutual agreement between Aastra and Mitel in accordance with the terms of the Arrangement Agreement.

Shareholder Approval of Arrangement Resolution

At the Meeting, the Shareholders will be asked to approve the Arrangement Resolution, the full text of which is attached as Appendix “B” to this Circular. In order for the Arrangement to become effective, approval of the Arrangement Resolution requires the affirmative vote of (a) not less than two-thirds of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting; and (b) at least a simple majority of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting excluding votes attaching to Aastra Shares held by an “interested party” to the Arrangement within the meaning of MI 61-101, any related party to such interested party within the meaning of MI 61-101 (subject to the exceptions set out therein) and any person that is a joint actor with a person referred to in the foregoing for the purposes of MI 61-101. Each of Francis Shen and Anthony Shen is an interested party to the Arrangement. See “Regulatory Matters – Canadian Securities Law Matters” and “—Interests of Certain Persons in the Arrangement”.

Should Shareholders fail to approve the Arrangement Resolution by the requisite majority, the Arrangement will not be completed.

Mitel Shareholder Approval

Pursuant to section 611(c) of the TSX Company Manual, the Arrangement requires the approval of Mitel shareholders by a majority vote, as the number of Consideration Shares to be issued in the Arrangement exceeds 25% of the total number of outstanding Mitel Shares. Pursuant to Rule 5635(a)(1)(A) of the NASDAQ Stock Market Rules, the Arrangement also requires the approval of Mitel shareholders by a majority vote, as the number of Consideration Shares to be issued in the Arrangement exceeds 20% of the total number of outstanding Mitel Shares. Entities controlled by Francisco Partners Group and the Matthews Group, who together control approximately 60% of Mitel’s Shares, have each provided the TSX and NASDAQ with written consent in lieu of a shareholder meeting confirming that such shareholders are familiar with the terms of the Arrangement and consent to the issuance of the Consideration Shares and Option Shares pursuant to the Arrangement. The TSX and NASDAQ have accepted such consents in satisfaction of the shareholder approval requirements of the TSX and NASDAQ.

Mitel Voting Support Agreements

On November 10, 2013, entities controlled by Francisco Partners Group and the Matthews Group (the “Mitel Supporting Parties”) also entered into voting support agreements with Mitel and Aastra. Such voting support agreements set forth, among other things, the agreement of the Mitel Supporting Parties to vote their Mitel Shares in favour of the Arrangement either at any meeting of holders of Mitel Shares or through any action by written consent of the holders of Mitel Shares (including, without limitation, a consent addressed to the TSX and NASDAQ confirming that such holders are in favour of the Arrangement and the issuance of the Consideration Shares and Option Shares) and against any alternative transaction. The voting support agreements also prohibit solicitation of an Acquisition Proposal and impose a contractual hold period on Mitel Shares held by the Mitel Supporting Parties prior to completion of the Arrangement. In addition, the voting support agreements impose a contractual hold period of 180 days on approximately 90% of the Mitel Shares owned or controlled, directly or indirectly, by the Mitel Supporting Parties following completion of the Arrangement.

Each of the voting support agreements with the Mitel Supporting Parties is to terminate upon the earliest of: (a) the written agreement of Aastra, Mitel and the applicable Mitel Supporting Party; (b) the termination of the Arrangement Agreement in accordance with its terms or the amendment of the Arrangement Agreement in any manner that a Mitel Supporting Party determines in the exercise of its sole discretion, would reasonably be expected to have an adverse effect on such Mitel Supporting Party’s interest, as applicable, in Mitel Shares; (c) the Effective Time; or (d) the Outside Date, except that certain provisions of the voting support agreements will survive the termination of such agreement as a result of the occurrence of the Effective Time or the Outside Date.

Financing the Transaction

In connection with the Arrangement, Mitel entered into a commitment letter (the “Commitment Letter”), dated as of November 10, 2013, with Jefferies Finance LLC and TD Securities (USA) LLC as joint lead arrangers and joint bookrunners (and, together with The Toronto-Dominion Bank, the “Commitment Parties”) and Jefferies Finance LLC as sole administrative agent and sole collateral agent, pursuant to which the Commitment Parties have committed to provide up to U.S.$405 million in loans at the Effective Time (the “Mitel Financing”) comprised of a U.S.$355.0 million senior secured first lien term loan facility (the “Term Facility”) and a U.S.$50.0 million senior secured first lien revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Credit Facility”). The Credit Facility is expected to be used to: (i) finance the Cash Consideration of the Arrangement; (ii) refinance existing indebtedness of Mitel; (iii) pay fees and expenses in connection with the foregoing; and (iv) following completion of the Arrangement, with respect to the Revolving Facility, address working capital and general corporate purposes of the Combined Company and its Subsidiaries. The obligations of the Commitment Parties to make the Credit Facility available to Mitel are subject to certain conditions including, but not limited to, the execution and delivery of mutually acceptable definitive loan documents, which are expected to contain customary representations, warranties, covenants and events of default, completion of the Arrangement, the absence of the occurrence of a Material Adverse Effect (as defined in the Commitment Letter) in relation to each of Mitel and Aastra, the accuracy of certain representations and warranties in relation to each of Mitel and Aastra, and the Commitment Parties (or certain affiliates thereof) having been provided a specified period to syndicate the Credit Facility with assistance by Mitel and Aastra as set forth in the Commitment Letter.

Concurrently with the execution and delivery of the Arrangement Agreement, Mitel delivered to Aastra a copy of the executed Commitment Letter, evidencing the commitment of the Commitment Parties to provide Mitel with the Mitel Financing. Mitel has represented in the Arrangement Agreement that upon receipt of the proceeds contemplated by the Commitment Letter, Mitel will have access to sufficient cash funds (including available cash held by Aastra and its Subsidiaries) and borrowing capacity to pay all amounts to be paid by it pursuant to the Arrangement Agreement and to perform its obligations thereunder.

Mitel has agreed under the Arrangement Agreement to use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary to arrange the Mitel Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (a) maintain in effect the Commitment Letter or equivalent financing arrangements; (b) satisfy on a timely basis all conditions applicable to Mitel obtaining the Mitel Financing set forth in the Commitment Letter that are within its control; (c) entering into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms acceptable to Mitel, in its sole discretion, that would not adversely impact the ability or likelihood of Mitel to consummate the transactions contemplated hereby; (d) enforce the obligations of any of the other parties under such Commitment Letter; (e) advise Aastra of any cancellation of any portion of the commitments under the Commitment Letter and its plan for replacing the financing under such cancelled portion; and (f) subject to the satisfaction or waiver of the conditions set forth in the Arrangement Agreement, consummate the Mitel Financing prior to the filing by Aastra of the Articles of Arrangement with the Director.

The obligation of Mitel to complete the Arrangement is subject to Mitel having received the funds contemplated by the Commitment Letter (the “Financing Condition”). In the event that all of the conditions precedent in the Arrangement Agreement in favour of Mitel have been satisfied or waived prior to the Outside Date, other than the Financing Condition and those conditions that by their terms are to be and can be satisfied by actions taken at the Effective Time, and either Mitel or Aastra terminates the Arrangement Agreement in accordance with its terms, Mitel shall pay the Mitel Termination Fee to Aastra within two Business Days following such termination.

A copy of the Commitment Letter is available under Mitel’s profile on SEDAR at www.sedar.com.

Court Approval

The Arrangement requires approval by the Court under section 192 of the CBCA. Prior to the mailing of this Circular, Aastra obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached as Appendix “F” to this Circular. A copy of the Notice of Application applying for the Final Order is attached as Appendix “E” to this Circular.

Subject to the requisite Shareholder Approval of the Arrangement Resolution being obtained at the Meeting, the hearing in respect of the Final Order is scheduled to take place on January 13, 2014 at the Court at 330 University Avenue, Toronto Ontario M5G 1R7. At the hearing, the Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit and subject to the terms of the Arrangement Agreement. Participation in the hearing on the Final Order, including who may participate and present evidence or argument and the procedure for doing so, is subject to the terms of the Interim Order and any subsequent direction of the Court.

Any Shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a notice of appearance (a “Notice of Appearance”) and satisfy the other requirements of the Court, as directed in the Interim Order attached as Appendix “F” to this Circular and as the Court may direct in the future. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Notice of Appearance in compliance with the Interim Order will be given notice of the new date.

Assuming the Final Order is granted, each of Investment Canada Act Approval and French Authorization is obtained, Mitel has received the funds contemplated by the Commitment Letter, and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived, then the Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

Aastra has been advised by its counsel, McCarthy Tétrault LLP, that the Court has broad discretion under the CBCA when making orders with respect to the Arrangement and that the Court will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The Court may approve the Arrangement, either as proposed or as amended in any manner the court may direct. Depending upon the nature of any required amendments, Aastra and/or Mitel may determine not to proceed with the Arrangement.

Voting Support Agreements

On November 10, 2013, Mitel entered into the Voting Support Agreements with the Locked-Up Shareholders. The Voting Support Agreements set forth, among other things, the agreement of such Locked-Up Shareholders to vote their Aastra Shares in favour of the Arrangement and against any alternative transaction. As of the Record Date, 1,692,493 of the outstanding Aastra Shares were subject to the Voting Support Agreements, representing approximately 14.33% of the outstanding Aastra Shares.

The Voting Support Agreements also prohibit solicitation of an Acquisition Proposal and impose a contractual hold period on Aastra Shares held by the Locked-Up Shareholders prior to completion of the Arrangement. In addition, the Shen Voting Support Agreements impose a contractual hold period of 180 days on approximately 90% of the Mitel Shares owned or controlled, directly or indirectly, by Francis Shen and by Anthony Shen, following completion of the Arrangement.

Under the Voting Support Agreements, the Locked-Up Shareholders have agreed, among other things:

(a)	not to (i) sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option, grant a security interest in or otherwise dispose of any right or interest in (including by way of deposit or tender under any take-over bid) any of the subject securities, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), other than pursuant to the Arrangement Agreement, without having first obtained the prior written consent of Mitel, or (ii) other than as set forth in the Voting Support Agreements, grant any proxies or powers of attorney, deposit any subject securities into a voting trust, in any way transfer any of the voting rights associated with any of the subject securities, or enter into a voting agreement, understanding or arrangement with respect to the voting, the right to vote, call meetings of Shareholders or give consents or approval of any kind with respect to any subject securities;

(b)	to, prior to the Effective Time, exercise Aastra Options held by such Locked-Up Shareholders for Aastra Shares that will become subject to the applicable Voting Support Agreement;

(c)	to vote (or cause to be voted) all the subject securities at any meeting of any of the securityholders of Aastra at which the Locked-Up Shareholders are entitled to vote, including without limitation the Meeting, and in any action by written consent of the securityholders of Aastra (i) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement); and (ii) against (A) any merger, reorganization, consolidation, amalgamation, arrangement, business combination, share issuance, or share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Aastra; (B) any sale, lease or transfer of any significant part of the assets of Aastra; (C) any Acquisition Proposal (other than the transactions contemplated by the Arrangement Agreement); (D) any material change in the capitalization of Aastra or the corporate structure or constating documents of Aastra; and (E) any action that would reasonably be expected to impede, delay, interfere with, or discourage the transactions contemplated by the Arrangement Agreement and against any action that would result in a Aastra Material Adverse Effect;

(d)	to not requisition or join in the requisition of any meeting of any of the securityholders of Aastra for the purpose of considering any resolution, without the prior written consent of Mitel;

(e)	not to, directly or indirectly, subject to the terms of the Arrangement Agreement:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of entering into any agreement, arrangement or understanding) inquiries, submissions of proposals or offers from, or provide information to, any other person, entity or group (other than Mitel) relating to any Acquisition Proposal or potential Acquisition Proposal;

(ii)	participate in any discussions or negotiations regarding any Acquisition Proposal,

(iii)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal,

(f)	to waive any rights of appraisal or rights of dissent that such Locked-Up Shareholder may have arising from the Arrangement;

(g)	to not make any statement which may reasonably be construed as being against the transactions contemplated by the Arrangement Agreement or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, delaying or varying such transactions or any aspect thereof; and

(h)	to promptly notify Mitel of any acquisitions by the Locked-Up Shareholder or any of their respective Affiliates of any Aastra Shares.

Each of the Voting Support Agreements is to terminate upon the earliest of: (a) the written agreement of Mitel and the Locked-Up Shareholder; (b) the termination of the Arrangement Agreement in accordance with its terms; (c) written notice by the Locked-Up Shareholder if (i) Mitel, without the prior written consent of the Locked-Up Shareholder, decreases the amount of the Consideration, or (ii) Mitel, without the prior written consent of the Locked-Up Shareholder, otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Locked-Up Shareholders; (d) the Effective Time; or (e) the Outside Date, except that certain provisions of the Voting Support Agreements will survive the termination of such Agreement as a result of the occurrence of the Effective Time or the Outside Date.

Under the Shen Voting Support Agreements, the Locked-Up Shareholders party thereto have agreed, among other things, for a period of 180 days following the Effective Date, not to:

(a)	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, approximately 90% of the Mitel Shares to be acquired by such Locked-Up Shareholders pursuant to the Arrangement (the “Locked-Up Securities”);

(b)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Securities, whether any such transaction is to be settled by delivery of Mitel Shares or such other securities, in cash or otherwise; or

(c)	publicly announce an intention to effect any transaction specified in (a) or (b).

Procedure for Exchange of Aastra Shares

Computershare Investor Services Inc. is acting as depositary under the Arrangement. The Depositary will receive deposits of certificates representing Aastra Shares and an accompanying Letter of Transmittal, at the office specified in the Letter of Transmittal and will be responsible for delivering share certificates representing Mitel Shares and cheques in respect of the Cash Consideration to which Shareholders are entitled under the Arrangement.

At the time of sending this Circular to each Shareholder, Aastra is also sending to each Registered Shareholder the Letter of Transmittal. The Letter of Transmittal is for use by Registered Shareholders only and is not to be used by Non-Registered Holders. Non-Registered Holders should contact their broker or other Intermediary for instructions and assistance in receiving the Mitel Shares and the Cash Consideration in respect of their Aastra Shares.

Registered Shareholders are requested to tender to the Depositary any share certificates representing their Aastra Shares along with the duly completed Letter of Transmittal. As soon as reasonably practicable after the Effective Date, the Depositary will forward to each Registered Shareholder that submitted an effective Letter of Transmittal to the Depositary, together with the certificate(s) representing the Aastra Shares held by such Shareholder immediately prior to the Effective Date, the certificates representing the Mitel Shares, and a cheque in the aggregate amount of the Cash Consideration to which the Registered Shareholder is entitled under the Arrangement, to be delivered to or at the direction of such Shareholder. Certificates representing the Mitel Shares will be registered in such name or names as directed in the Letter of Transmittal, and together with a cheque in the aggregate amount of the Cash Consideration to which such Registered Shareholder is entitled pursuant to the Arrangement, will be either (a) delivered to the address or addresses as such Shareholder directed in the Letter of Transmittal; or (b) made available for pick up at the offices of the Depositary in accordance with the instructions of the Shareholder in the Letter of Transmittal.

A Registered Shareholder that did not submit an effective Letter of Transmittal prior to the Effective Date may take delivery of the certificates representing the Mitel Shares, and the cheque in the aggregate amount of the Cash Consideration to which such Shareholder is entitled pursuant to the Arrangement, by delivering the certificate(s) representing Aastra Shares formerly held by such Shareholder to the Depositary at the office indicated in the Letter of Transmittal at any time prior to the sixth anniversary of the Effective Date. Such certificates must be accompanied by a duly completed Letter of Transmittal, together with such other documents as the Depositary may require. Certificates representing the Mitel Shares will be registered in such name or names as directed in the Letter of Transmittal, and together with a cheque in the aggregate amount of the Cash Consideration to which such Shareholder is entitled pursuant to the Arrangement, will be either (a) delivered to the address or addresses as such Shareholder directed in the Letter of Transmittal; or (b) made available for pick up at the office of the Depositary in accordance with the instructions of the Registered Shareholder in the Letter of Transmittal, as soon as reasonably practicable following of receipt by the Depositary of the required certificates and documents.

In the event any certificate, which immediately before the Effective Time represented one or more outstanding Aastra Shares in respect of which the holder was entitled to receive Mitel Shares pursuant to the Arrangement, and that was exchanged for the Consideration, is lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, certificates representing Mitel Shares, together with a cheque in the aggregate amount of the Cash Consideration to which such Registered Shareholder is entitled pursuant to the Arrangement. When authorizing delivery of certificates representing Mitel Shares and cheques representing the Cash Consideration that a Shareholder is entitled to receive in exchange for any lost, stolen or destroyed certificate, such former holders to whom certificates and cheques are to be delivered will be required, as a condition precedent to the delivery thereof, to give a bond satisfactory to Mitel, Aastra and the Depositary in such amount as Mitel, Aastra and the Depositary may direct or otherwise indemnify Mitel, Aastra and the Depositary in a manner satisfactory to them, against any claim that may be made against them with respect to the certificate alleged to have been lost, stolen or destroyed.

In the event of a transfer of ownership of Aastra Shares prior to the Effective Time that is not registered in the transfer records of Aastra, the Mitel Shares and a cheque representing the aggregate amount of Cash Consideration payable for such Aastra Shares may be delivered to the transferee if the certificate representing such Aastra Shares is presented to the Depositary, accompanied by all documents required to evidence that such transfer occurred prior to the Effective Time and that all applicable share transfer taxes have been paid.

A Registered Shareholder must deliver to the Depositary at the office listed in the Letter of Transmittal:

(a)	the certificates representing the Registered Shareholder’s Aastra Shares;

(b)	a Letter of Transmittal in the form accompanying this Circular, or a manually executed photocopy thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

(c)	any other relevant documents required by the instructions set out in the Letter of Transmittal.

Any use of the mail to transmit certificate(s) for Aastra Shares and/or Letters of Transmittal is at the risk of the relevant Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, and with proper insurance, be used.

The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner satisfactory to the Depositary (except that no guarantee is required if the signature is that of an Eligible Institution) unless the Letter of Transmittal is signed by the registered owner of the Aastra Shares exactly as the name of the registered holder appears on the Aastra share certificate deposited therewith. If a Letter of Transmittal is executed by a person other than the registered holder of the share certificate(s) deposited therewith, the share certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney, duly and properly completed by the registered holder, with the signature on the endorsement panel, or securities transfer power of attorney guaranteed by an Eligible Institution.

The Cash Consideration paid to Shareholders will be denominated in U.S. dollars. See “Risks Relating to the Arrangement and the Combined Company”.

Under no circumstances will interest on the Cash Consideration payable to Shareholders accrue or be paid by Mitel, Aastra or the Depositary to persons depositing Aastra Shares in connection with the Arrangement, regardless of any delay in making such payment, other than as directed by the Court, in respect of Dissenting Shareholders.

Aastra, Mitel and the Depositary will be entitled to deduct and withhold from any amount otherwise payable under the Arrangement to any holder of Aastra Shares or Aastra Options such amounts as Aastra, Mitel or the Depositary is required to deduct or withhold with respect to such payment under the Tax Act or applicable Laws and will remit all amounts so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so withheld or deducted and are remitted to the applicable Governmental Entity, such withheld or deducted amounts will be treated for all purposes of the Arrangement as having been paid to the person in respect of which such deduction and withholding was made. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds any cash component of the consideration otherwise payable to the holder, Aastra, Mitel and the Depositary will be authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder as is necessary to provide sufficient funds to Aastra, Mitel or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Aastra, Mitel or the Depositary shall notify the holder of Aastra Shares or Aastra Options thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity, and shall remit to such holder any unapplied balance of the proceeds of such sale.

Tax Election

An Eligible Holder who receives Mitel Shares under the Arrangement shall be entitled to make an income tax election (the “Joint Tax Elections”) pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax law), with respect to the transfer of its Aastra Shares to Mitel and receipt of the Consideration by providing two signed copies of the necessary prescribed election form(s) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Aastra Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by Mitel and returned to such Eligible Holder within 90 days after the receipt thereof by the Depositary for filing with the CRA (or the applicable provincial taxing authority) by such Eligible Holder. Mitel will not be responsible for the proper completion of any election form and, except for Mitel’s obligation to return (within 90 days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within 90 days of the Effective Date, Mitel will not be responsible for any taxes, interest or penalties resulting from the failure by an Eligible Holder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, Mitel may choose to sign and return an election form received by the Depositary more than 90 days following the Effective Date, but Mitel will have no obligation to do so.

No Fractional Shares and Rounding of Cash Consideration

In no event shall any fractional Mitel Shares be issued under the Arrangement. If the aggregate number of Mitel Shares to be issued to a Shareholder as consideration under the Arrangement would result in a fraction of a Mitel Share being issuable, then the number of Mitel Shares to be issued to such Shareholder shall be rounded down to the closest whole number and, in lieu of the issuance of a fractional Mitel Share thereof, Mitel will pay to each such holder a cash payment (rounded up to the nearest cent) determined by reference to the volume weighted average trading price of Mitel

Shares on the NASDAQ for the five trading days on which such shares trade on the NASDAQ immediately preceding the Effective Date.

If the aggregate cash amount which a Shareholder is entitled to receive would otherwise include a fraction of $0.01, then the aggregate cash amount to which such Shareholder shall be entitled to receive shall be rounded up to the nearest whole $0.01.

Cancellation of Rights after Six Years

Any certificates which immediately prior to the Effective Time represented outstanding Aastra Shares and are not deposited with all other instruments required on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of Mitel. On such date, the Cash Consideration and Mitel Shares to which the former Registered Shareholder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Mitel, together with all entitlements to dividends, distributions and interest thereon held for such former Registered Shareholder.

Treatment of Aastra Share Plans

Under the Arrangement Agreement, Aastra has agreed to encourage all Aastra Optionholders to exercise their Aastra Options in accordance with their terms prior to the Effective Time and, subject to the terms of the Aastra 2006 Option Plan, will accelerate vesting for all Aastra Optionholders who exercise their Aastra Options immediately prior to the Effective Time. Pursuant to the terms of the Voting Support Agreements, each of the Locked-Up Shareholders has agreed, prior to the Effective Time, to exercise any Aastra Options held by such Shareholder in accordance with their terms. In the aggregate, 316,000 Aastra Shares are issuable upon the exercise of the Aastra Options held by Locked-Up Shareholders.

Each Aastra Option outstanding at the Effective Time (whether vested or unvested) shall be exchanged for a Replacement Option to acquire such number of Mitel Shares (rounded down to the nearest whole number) as is equal to the product of : (A) that number of Aastra Shares that were issuable upon exercise of such Aastra Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Mitel Shares, at an exercise price per Mitel Share equal to the greater of (1) the quotient determined by dividing: (X) the exercise price per Aastra Share at which such Aastra Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (2) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Aastra Option for which it was exchanged, and any certificate or option agreement previously evidencing the Aastra Option shall thereafter evidence and be deemed to evidence such Replacement Option.

Each outstanding Aastra DSU at the Effective Time will be cancelled by Aastra, without any act or formality on the part of the holder thereof, (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra DSU Plan.

Each outstanding Aastra SAR at the Effective Time that is vested or will vest in accordance with its terms at or before the Effective Time shall be disposed of and surrendered by the holder thereof (free and clear of any liens, charges and encumbrances of any nature whatsoever) to Aastra in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra SAR Plan.

As of the date hereof, there is one holder of Aastra DSUs and three holders of Aastra SARs.

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, Mitel intends to delist the Aastra Shares from the TSX and expects to apply to the applicable Canadian securities regulators to have Aastra cease to be a reporting issuer. Mitel is a reporting issuer in each province and territory of Canada. The Mitel Shares are listed on the TSX under the symbol “MNW” and on NASDAQ under the symbol “MITL”.

Mitel has applied to list the Mitel Shares issuable pursuant to the Arrangement and upon exercise of the Replacement Options on the TSX and NASDAQ and it is a condition of closing that Mitel shall have obtained approval for the listing.

Interests of Certain Persons in the Arrangement

In considering the recommendation of the Aastra Board with respect to the Arrangement, Shareholders should be aware that certain members of Aastra’s senior management and the Aastra Board have certain interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. The Aastra Board is aware of these interests and considered them in making its recommendation. See “The Arrangement – Recommendation of the Aastra Board” and “Information Relating to Aastra – Information Respecting Directors and Executive Officers”.

Ownership of Aastra Options

Certain directors and executive officers of Aastra hold Aastra Options. See “Information Relating to Aastra – Information Respecting Directors and Executive Officers”. Subject to the terms of the Aastra 2006 Option Plan, Aastra will accelerate vesting for all Aastra Optionholders who exercise their Aastra Options immediately prior to the Effective Time. Those Aastra Options that are not exercised prior to the Effective Time will be affected by the Arrangement as described under the heading “The Arrangement – Treatment of Aastra Share Plans”.

Ownership of Aastra DSUs and Aastra SARs

Certain directors and executive officers of Aastra hold Aastra DSUs and Aastra SARs (see “Information Relating to Aastra – Information Respecting Directors and Executive Officers”) which will be affected by the Arrangement as described under the heading “The Arrangement – Treatment of Aastra Share Plans”.

Termination and Change of Control Benefits

Under the Shen Employment Agreements: (a) upon termination without cause within 24 months after a change in control of Aastra (“CIC Termination”), each of Francis Shen and Anthony Shen is entitled to 24 months’ notice and payment of 100% of the maximum bonus payable during the notice period; (b) upon termination without cause other than a CIC Termination, each of Francis Shen and Anthony Shen is entitled to 18 months’ notice and payment of 50% of the maximum bonus payable during the notice period; and (c) upon voluntary resignation within six months after a change in control of Aastra, each of Francis Shen and Anthony Shen may elect to provide six months’ written notice of their resignation and each shall be entitled to a payment of $2.5 million and shall be entitled to receive base salary payments for the six month notice period (any payment made under (a) or (c) is referred to as a “Shen Change of Control Payment”). The Arrangement will constitute a “change of control” for purposes of the Shen Employment Agreements.

Under the Derungs Employment Agreement, upon termination without cause within 12 months after a change in control of Aastra, Martin Derungs, Regional Group President of Aastra, is entitled to 18 months’ notice and payment of 50% of the maximum bonus payable during the notice period (“Derungs Change of Control Payment”). The Arrangement will constitute a “change of control” for purposes of the Derungs Employment Agreement.

Under the Brett Employment Agreement, upon termination without cause (whether or not a change in control of Aastra has occurred), Allan Brett, Vice-President, Finance and Chief Financial Officer of Aastra is entitled to 18 months’ notice and payment of 50% of the maximum bonus payable during the notice period (“Brett Change of Control Payment”).

Under the Tobia Employment Agreement, upon termination without cause (whether or not a change in control of Aastra has occurred), John Tobia, Vice-President, Legal, General Counsel and Secretary of Aastra is entitled to 12 months’ notice and payment of 50% of the maximum bonus payable during the notice period (“Tobia Change of Control Payment”). In addition, in accordance with the Tobia Employment Agreement, upon completion of the Arrangement, Mr. Tobia is entitled to (a) a cash payment of CAD$120,000 representing his annual cash bonus for 2013 and (b) a cash payment of CAD$120,000 representing a transaction bonus relating to the Arrangement ((a) and (b) together as, the (“Closing Payments”).

In addition, on October 11, 2013, the Aastra Board resolved, subject to the Arrangement being completed, to make an aggregate of CAD$2,010,000 in cash payments (the “Cash Payments”) to certain directors, officers and senior employees of Aastra, including Francis Shen (CAD$480,000), Anthony Shen (CAD$480,000), Allan Brett (CAD$240,000) and John Tobia (CAD$240,000). The Cash Payments were granted in part as a retention bonus and in part in lieu of granting Aastra Options in the ordinary course. An amount equal to 50% of each Cash Payment is to be made on the six month anniversary of the Effective Date and the remaining 50% of each Cash Payment is to be made on the one year anniversary of the Effective Date with the full amounts payable upon the termination of employment for any reason other than just cause or a constructive dismissal of employment.

Consulting Agreements

Mitel has entered into each of the Francis Shen Consulting Agreement, the Anthony Shen Consulting Agreement, the Brett Consulting Agreement and the Tobia Consulting Agreement, each to be effective as of the Effective Date, assuming each such individual is terminated as of such date.

Under the Francis Shen Consulting Agreement, Francis Shen shall provide services to act as Chief Strategy Officer of Mitel. The Francis Shen Consulting Agreement will be for a period of six months from the Effective Date and will provide that Francis Shen is entitled to a monthly consulting fee of CAD$60,000 plus applicable taxes for each full month of services. Francis Shen will also be entitled to reimbursement for certain expenses incurred on behalf of Mitel by Francis Shen, including all reasonable travel and other related expenses provided such expenses are approved by Mitel.

The Francis Shen Consulting Agreement: (a) will terminate immediately upon Francis Shen accepting employment with a direct competitor of Mitel; (b) may be terminated by Mitel should Francis Shen breach his obligations under the Francis Shen Consulting Agreement and, if Mitel provides the opportunity, such breach is not remedied within fifteen days; (c) may be terminated by Mitel should Francis Shen become insolvent or bankrupt, assigns all or a substantial part of his business or assets for the benefit of creditors, permits the appointment of a receiver for his business or assets, becomes subject to any legal proceeding relating to insolvency, reorganization for the protection of creditors’ rights or otherwise ceases to conduct business in the normal course; and (d) may be terminated by either party upon sixty days prior notice. Upon termination, Mitel will pay to Francis Shen any outstanding consulting fees and reimbursable expenses that may be due and outstanding.

Under the Anthony Shen Consulting Agreement, Anthony Shen shall provide services to act as Chief Operating Officer of Mitel. The Anthony Shen Consulting Agreement will be for a period of twelve months from the Effective Date and will provide that Anthony Shen is entitled to a monthly consulting fee of CAD$60,000 plus applicable taxes for each full month of services. Anthony Shen will also be entitled to reimbursement for certain expenses incurred on behalf of Mitel by Anthony Shen, including all reasonable travel and other related expenses provided such expenses are approved by Mitel.

The Anthony Shen Consulting Agreement: (a) will terminate immediately upon Anthony Shen accepting employment with a direct competitor of Mitel; (b) may be terminated by Mitel should Anthony Shen breach his obligations under the Anthony Shen Consulting Agreement and, if Mitel provides such opportunity, such breach is not remedied within fifteen days; (c) may be terminated by Mitel should Anthony Shen become insolvent or bankrupt, assigns all or a substantial part of his business or assets for the benefit of creditors, permits the appointment of a receiver for his business or assets, becomes subject to any legal proceeding relating to insolvency, reorganization for the protection of creditors’ rights or otherwise ceases to conduct business in the normal course; and (d) may be terminated by either party upon sixty days prior notice. Upon termination, Mitel will pay to Anthony Shen any outstanding consulting fees and reimbursable expenses that may be due and outstanding.

Under the Brett Consulting Agreement, Allan Brett will provide certain services to Mitel. The Brett Consulting Agreement will be for a period of nine months from the Effective Date. During the first three months from the Effective Date. Mr. Brett is entitled to a monthly consulting fee of CAD$30,000 plus applicable taxes for each full month of services. For the remainder of the term of the Brett Consulting Agreement, Mitel will pay Mr. Brett a retainer fee of

$5,000 plus applicable taxes for each month Mr. Brett makes himself available for integration advice and consultation. Mr. Brett will also be entitled to reimbursement for certain expenses incurred on behalf of Mitel by Mr. Brett, including all reasonable travel and other related expenses provided such expenses are approved by Mitel.

The Brett Consulting Agreement: (a) will terminate immediately upon Allan Brett accepting employment with a direct competitor of Mitel; (b) may be terminated by Mitel should Mr. Brett breach his obligations under the Brett Consulting Agreement and, if Mitel provides such opportunity, such breach is not remedied within fifteen days; (c) may be terminated by Mitel should Mr. Brett become insolvent or bankrupt, assigns all or a substantial part of his business or assets for the benefit of creditors, permits the appointment of a receiver for his business or assets, becomes subject to any legal proceeding relating to insolvency, reorganization for the protection of creditors’ rights or otherwise ceases to conduct business in the normal course; and (d) may be terminated by either party upon sixty days prior notice. Upon termination Mitel will pay Mr. Brett any outstanding consulting fees and reimbursable expenses that may be due and outstanding.

Under the Tobia Consulting Agreement, John Tobia will provide certain services to Mitel. The Tobia Consulting Agreement will be for a period of three months from the Effective Date and will provide that Mr. Tobia is entitled to a monthly consulting fee of CAD$19,167 plus applicable taxes for each full month of services. Mr. Tobia will also be entitled to reimbursement for certain expenses incurred on behalf of Mitel by Mr. Tobia, including all reasonable travel and other related expenses provided such expenses are approved by Mitel.

The Tobia Consulting Agreement: (a) will terminate immediately upon John Tobia accepting employment with a direct competitor of Mitel; (b) may be terminated by Mitel should Mr. Tobia breach his obligations under the Tobia Consulting Agreement and, if Mitel provides such opportunity, such breach is not remedied within fifteen days; (c) may be terminated by Mitel should Mr. Tobia become insolvent or bankrupt, assigns all or a substantial part of his business or assets for the benefit of creditors, permits the appointment of a receiver for his business or assets, becomes subject to any legal proceeding relating to insolvency, reorganization for the protection of creditors’ rights or otherwise ceases to conduct business in the normal course; and (d) may be terminated by either party upon sixty days prior notice. Upon termination Mitel will pay Mr. Tobia any outstanding consulting fees and reimbursable expenses that may be due and outstanding.

Mitel Board of Directors

Pursuant to the terms of the Arrangement Agreement, the board of directors of Mitel will be reconstituted upon the closing of the Arrangement to consist of nine directors, including three directors of Aastra. Concurrently with the completion of the Arrangement, each of Messrs. Francis Shen, Anthony Shen and David Williams will be appointed to the Mitel Board.

Indemnification and Insurance of Directors and Officers

Prior to the Effective Date, Aastra shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Aastra and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and Mitel will, or will cause Aastra and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided, that Mitel shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 200% of Aastra’s current annual aggregate premium for policies currently maintained by Aastra or its Subsidiaries.

Mitel agrees that it shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Aastra and its Subsidiaries to the extent that they are disclosed to Mitel in accordance with the Arrangement Agreement or are otherwise on usual terms for indemnity arrangements, and acknowledges that such rights, to the extent that they are disclosed to Mitel in accordance with the Arrangement Agreement or are otherwise on usual terms for indemnity arrangements, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

INFORMATION RELATING TO AASTRA

Information Respecting Directors and Executive Officers

The names of the directors and executive officers of Aastra, the positions held by them with Aastra and the designation, percentage of class and number of outstanding securities of Aastra beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, by their respective associates are as follows:

		Securities of Aastra Beneficially Owned, Directly or
		Indirectly or over which Control or Direction is Exercised(1)
Name	Position	Aastra Shares	Aastra DSUs	Aastra SARs	Option Shares(2)
Francis N. Shen(3)	Chairman and Co- Chief Executive Officer	1,303,811	Nil	Nil	140,000
Anthony P. Shen(4)	Co-Chief Executive Officer, President and Chief Operating Officer	369,832	Nil	Nil	140,000
Gerald J. Shortall	Director	5,000	Nil	Nil	13,000
David M. Williams	Director	11,000	Nil	Nil	13,000
Michael T. Rosicki	Director	2,850	1,668	Nil	10,000
Allan J. Brett	Vice-President, Finance and Chief Financial Officer	Nil	Nil	Nil	55,000
Martin Derungs	Regional Group President	Nil	Nil	35,000	Nil
John Tobia	Vice-President, Legal, General Counsel and Secretary	29,000	Nil	Nil	40,000

Notes:

(1)	The information as to securities of Aastra beneficially owned or over which control or direction is exercised, not being within the knowledge of Aastra, has been furnished by the respective directors and executive officers.
(2)	On August 16, 2013 Aastra paid a special cash dividend on the Aastra Shares. Aastra adjusted the number of Aastra Shares issuable upon the exercise of each Aastra Option and reduced the number of Aastra Options for each holder such that each holder would be entitled to the same number of Option Shares but the aggregate consideration paid for such Option Shares was correspondingly reduced to ensure that holders of Aastra Options were not adversely impacted by the reduction in the market price of Aastra Shares after the payment of the special cash dividend. See Note 8 of the consolidated interim financial statements (unaudited) of Aastra for the nine months and three months ended September 30, 2013 incorporated by reference into this Circular. See “—Aastra Documents Incorporated by Reference”.

(3)	1,246,111 Aastra Shares are owned by Shen Capital Corporation, a private company under the direction and control of Mr. Francis Shen, and which is beneficially owned by Mr. Francis Shen. 57,700 Aastra Shares are owned by The Shen Family Charitable Foundation, of which Mr. Francis Shen is a trustee.
(4)	361,199 Aastra Shares are owned by 1615282 Ontario Inc., a private company under the direction and control of Mr. Anthony Shen, and which is beneficially owned by Mr. Anthony Shen.

Trading Price and Volume of Aastra Shares

The Aastra Shares are listed for trading on the TSX under the trading symbol “AAH”. The following table sets forth, for the calendar periods indicated, the intraday high and low sale prices and composite volume of trading of the Aastra Shares as reported on the TSX.

		TSX
	Price Range (CAD$)
	High	Low	Volume
December 2012	16.83	15.88	107,529
January 2013	18.48	16.51	86,815
February 2013	20.15	17.05	191,155
March 2013	20.71	19.16	131,053
April 2013	20.75	16.75	393,531
May 2013	20.30	18.03	339,663
June 2013	20.85	19.15	116,812
July 2013	25.97	18.50	707,714
August 2013	26.50	18.16	336,296
September 2013	22.01	19.33	120,011
October 2013	28.50	20.50	327,852
November 2013	39.36	27.42	2,058,888
December 1, 2013 to December 10, 2013	42.75	38.48	408,118

Prior Sales

The following tables summarize the issuances of Aastra Shares, Aastra Options granted by Aastra and Aastra Shares issued on the exercise of Aastra Options within the 12 months prior to the date of this Circular.

Aastra Shares Issued Within the Last 12 Months (Other Than Those Issued on Exercise of Aastra Options)

Date of Sale	Price per Aastra Share ($)	Number of Securities	Reasons for issuance
N/A	N/A	N/A	N/A

Aastra Options Granted Within the Last 12 Months

Exercise Price Per Aastra Share (CAD$)
Date of Grant	Number of Aastra Options Granted
N/A	N/A	N/A

Aastra Shares Issued on Exercise of Aastra Options Within the Last 12 Months

Date of Aastra Option Exercise		Exercise Price Per Aastra Share (CAD$)
	Number of Aastra Options Exercised
February 26, 2013	7,500	$15.00
February 26, 2013	5,000	$10.50
March 5, 2013	7,500	$15.00
March 8, 2013	3,750	$15.00
May 31, 2013	1,250	$14.00
June 12, 2013	5,000	$10.50
July 17, 2013	45,500	$10.50
July 17, 2013	45,000	$14.00
July 17, 2013	110,000	$13.00
July 18, 2013	12,500	$15.00
July 18, 2013	2,500	$14.00
July 24, 2013	5,000	$15.00
July 30, 2013	2,500	$14.00
August 1, 2013	5,000	$15.00
August 28, 2013	10,000	$6.54
November 14, 2013	1,500	$25.64
November 15, 2013	3,750	$25.64
November 18, 2013	3,750	$25.64
November 19, 2013	3,750	$25.64

Available Information

Aastra files reports and other information with applicable securities regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

Risk Factors

Whether or not the Arrangement is completed, Aastra will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risk factors have been disclosed, starting on page 10, in the management’s discussion and analysis of financial condition and results of operation of Aastra for the year ended December 31, 2012 and starting on page 24, in the annual information form of Aastra dated March 19, 2013, both of which are incorporated by reference into this Circular and have been filed on SEDAR at www.sedar.com. Upon request, a Shareholder will be provided with a copy of such documents free of charge.

Aastra Documents Incorporated by Reference

The following documents, filed by Aastra with the applicable securities regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Circular on the basis set forth under “Information Relating to Aastra”:

(a)	annual information form of Aastra dated March 19, 2013 for the year ended December 31, 2012;

(b)	consolidated annual financial statements of Aastra for the years ended December 31, 2012 and December 31, 2011, together with the notes thereto and the independent auditor’s report thereon;

(c)	management’s discussion and analysis of financial condition and results of operations of Aastra for the year ended December 31, 2012;

(d)	consolidated interim financial statements (unaudited) of Aastra for the nine months and three months ended September 30, 2013;

(e)	management’s discussion and analysis of financial condition and results of operations of Aastra for the nine months and three months ended September 30, 2013;

(f)	management information circular of Aastra attached to the Notice of Annual and Special Meeting dated March 27, 2013 prepared in connection with Aastra’s annual and special meeting of shareholders held on May 6, 2013;

(g)	management information circular of Aastra attached to the Notice of Annual and Special Meeting dated April 3, 2012 prepared in connection with Aastra’s annual and special meeting of shareholders held on May 8, 2012;

(h)	the material change report of Aastra dated July 19, 2013, relating to a special dividend paid to Shareholders; and

(i)	the material change report of Aastra dated November 19, 2013, relating to the Arrangement.

All material change reports (other than confidential reports), audited annual financial statements and management’s discussion and analysis and all other documents of the type referred to in section 11.1 of Form 44-101F1 – Short Form Prospectus filed by Aastra with the applicable securities regulatory authorities in each of the provinces of Canada on SEDAR at www.sedar.com after the date of this Circular and before the Meeting are deemed to be incorporated by reference into this Circular.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

INFORMATION RELATING TO MITEL

Overview

Mitel is a global provider of business communications and collaboration software and services. Its focus is on the small-to-medium sized enterprise, or SME, market. Mitel’s Internet Protocol, or IP, based communications solutions consist of a combination of cloud and premises-based IP telephony platforms, which are delivered as software, appliances, and desktop devices, and a suite of unified communications and collaboration, or UCC, applications that integrate voice, video and data communications with business applications. Mitel also offers cloud-based telephony services and a wide range of network services in the U.S. market.

Mitel’s solutions are scalable, flexible, and easy to deploy, manage and use. Mitel’s solutions interoperate with various systems supplied by other vendors, which allows their customers to utilize their existing communications infrastructure and gives them the flexibility to choose the solutions that best address their individual business needs. Mitel has also designed software and appliances to allow access to their solutions from mobile devices, including Apple, Android and Blackberry. Mitel complements their core IP communications solutions with support, professional, and managed services for their customers, including channels that range from planning and design through to implementation and support.

Mitel has invested heavily in the research and development, or R&D, of their IP-based communications solutions to take advantage of the telecommunications industry shift from traditional communications systems to IP-based cloud and premises-based communications solutions. Mitel believes their early and sustained R&D investments have positioned them well to capitalize on the industry shift from legacy systems to IP-based communications solutions, including UCC. Mitel’s consistent investment in innovation has also enabled them to develop and bring to market virtualized solutions and technology that enables the delivery of cloud services which are increasingly shaping the business communications landscape.

Since the introduction of Mitel’s IP-based systems in 1999, Mitel’s IP-based appliances have supported the communications needs of over 9.3 million users in more than 100 countries. With increased adoption of cloud computing, Mitel has continued to build their market position with their cloud solutions which have an installed base of more than 337,000 users.

Today, Mitel has a primarily indirect distribution channel, which addresses the needs of customers through channel partners worldwide. Mitel’s R&D has enabled them to produce a global portfolio of over 1,700 patents and pending applications, and provides them with the enhanced knowledge to anticipate market trends and meet the current and future needs of their customers.

Mitel is structured around two primary geographic markets defined as the Americas, which includes the United States, Canada, the Caribbean and Latin America, and International, which includes Europe, the Middle East, Africa and Asia Pacific. Mitel also operates as two primary business units: Mitel Communications Solutions, or MCS, and Mitel NetSolutions, or NetSolutions. Mitel also has a third business unit called “Other” which focuses on the sales of products and related services that complement Mitel’s core unified communications offering.

For further information regarding Mitel, its subsidiaries and their respective business activities, including Mitel’s inter-corporate relationships and organizational structure, see the annual report on Form 10-K of Mitel filed on June 24, 2013 in respect of Mitel’s financial year ended April 30, 2013, and Mitel’s report on Form 10-Q for the three and six-month periods ended October 31, 2013, each of which is incorporated by reference into this Circular.

Description of Mitel Shares

Mitel is authorized to issue an unlimited number of Mitel Shares. As at December 3, 2013 there were 53,947,354 Mitel Shares issued and outstanding.

Mitel expects to issue approximately 44,313,745 Mitel Shares to Shareholders under the Arrangement based on the fully diluted number of Aastra Shares and Aastra Options outstanding as of the date of the Arrangement Agreement.

The holders of Mitel Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Mitel Shares have voting rights of one vote per Mitel Share. The holders of Mitel Shares are entitled to dividends if and when declared by the board of directors of Mitel. Mitel has never declared or paid cash dividends on the Mitel Shares. Mitel intends to retain any future earnings to fund the development and growth of its business and it does not currently anticipate paying dividends on the Mitel Shares for the foreseeable future. Any determination to pay dividends to holders of the Mitel Shares in the future will be at the discretion of the board of directors and will depend on many factors, including its financial condition, earnings, legal requirements and other factors as the board of directors deems relevant. In addition, Mitel’s outstanding credit agreements limit its ability to pay dividends and it may in the future become subject to debt instruments or other agreements that further limit its ability to pay dividends.

The closing price of the Mitel Shares on the TSX on December 10, 2013 was CAD$10.43. The closing price of the Mitel Shares on the NASDAQ on December 10, 2013 was U.S.$9.83.

Principal Holders of Mitel Shares

As of December 10, 2013, Matthews Group has voting ownership of approximately 22% of the Mitel Shares. Matthews Group is controlled by Dr. Terence Matthews. As of December 10, 2013, Francisco Partners Group has voting ownership of approximately 37% of the Mitel Shares. To the knowledge of Mitel, no other Person beneficially owns, directly or indirectly, or exercises control or direction over, 10% or more of the outstanding Mitel Shares.

Trading Price and Volume of Mitel Shares

The Mitel Shares are listed for trading on the TSX under the trading symbol “MNW” and on the NASDAQ under the trading symbol “MITL”. The following table sets forth, for the calendar periods indicated, the intraday high and low sale prices and composite volume of trading of the Mitel Shares as reported on the TSX and on the NASDAQ.

		TSX			NASDAQ
	Price Range (CAD$)			Price Range (U.S.$)
	High	Low	Volume	High	Low	Volume
December 2012	3.41	3.05	143,025	3.60	2.95	1,115,843
January 2013	3.89	3.20	31,509	3.98	3.18	1,456,479
February 2013	4.07	3.37	117,714	4.09	3.41	811,439
March 2013	4.19	3.70	25,454	4.09	3.61	430,647
April 2013	4.00	3.50	51,411	3.96	3.53	493,544
May 2013	4.09	3.30	66,697	3.67	3.28	640,449
June 2013	4.22	3.64	74,273	4.02	3.55	647,910
July 2013	5.08	3.83	93,566	5.08	3.71	1,038,548
August 2013	5.11	4.50	94,480	5.00	4.38	1,581,089
September 2013	6.31	4.70	122,472	6.25	4.47	3,712,548
October 2013	6.59	5.72	75,140	6.20	5.58	1,956,702
November 2013	9.25	6.13	1,513,047	8.75	5.90	13,314,326
December 1, 2013 to December 10, 2013	10.48	9.00	397,579	9.85	8.43	5,412,032

Prior Sales

The following tables summarize the issuances of Mitel Shares, Mitel Options granted by Mitel and Mitel Shares issued on the exercise of Mitel Options within the 12 months prior to the date of this Circular.

Mitel Shares Issued Within the Last 12 Months (Other Than Those Issued on Exercise of Mitel Options)

Date of Sale	Price per Mitel Share ($)	Number of Securities	Reasons for Issuance
N/A	N/A	N/A	N/A

Mitel Options Granted Within the Last 12 Months

Date of Grant	Number of Mitel Options Granted	Exercise Price Per Share (U.S.$)
December 6, 2012	83,501	3.06
March 7, 2013	78,965	3.94
July 1, 2013	1,051,465	3.80
September 5, 2013	51,097	4.64
September 27, 2013	94,000	5.91
October 9, 2013	400,000	5.73

Mitel Shares Issued on the Exercise of Mitel Options Within the Last 12 Months

Date of Mitel Option Exercise	Number of Mitel Options Exercised	Exercise Price Per Share (U.S.$)
December 4, 2012	11,850	2.61
January 24, 2013	1,000	3.29
March 5, 2013	4,134	3.75
March 11, 2013	334	3.75
March 12, 2013	7,334	3.75
March 14, 2013	5,000	3.75
March 15, 2013	334	3.75
March 25, 2013	3,750	3.29
April 19, 2013	9,375	2.61
June 14, 2013	267	3.75
July 5, 2013	4,034	3.75
July 8, 2013	750	3.75
July 10, 2013	3,125	3.44
July 15, 2013	3,750	3.29
July 15, 2013	1,667	3.75
July 16, 2013	4,001	3.75
July 16, 2013	2,500	4.00
July 17, 2013	1,000	3.75
July 19, 2013	80	3.75
July 23, 2013	2,587	3.75
July 23, 2013	6,750	4.00
July 25, 2013	3,168	3.75
July 25, 2013	5,875	4.00
July 25, 2013	2,812	4.22
July 26, 2013	1,667	3.75

Date of Mitel Option Exercise	Number of Mitel Options Exercised	Exercise Price Per Share (U.S.$)
July 26, 2013	500	4.00
July 29, 2013	334	3.75
July 29, 2013	21,250	4.00
July 30, 2013	800	3.75
July 30, 2013	1,700	4.00
July 31, 2013	150	3.75
July 31, 2013	750	4.00
August 1, 2013	612	4.00
August 5, 2013	1,501	3.75
August 5, 2013	950	4.00
August 15, 2013	1,001	3.75
August 16, 2013	3,334	3.75
August 20, 2013	3,750	4.00
August 26, 2013	750	4.00
August 29, 2013	1,000	3.75
September 4, 2013	5,001	3.75
September 6, 2013	9,835	3.75
September 6, 2013	2,500	4.00
September 9, 2013	3,000	3.75
September 9, 2013	1,750	4.00
September 10, 2013	200	3.75
September 10, 2013	750	4.00
September 11, 2013	5,334	3.75
September 11, 2013	8,250	4.00
September 12, 2013	1,000	3.75
September 12, 2013	3,750	4.00
September 16, 2013	4,397	4.22
September 17, 2013	1,000	3.75
September 17, 2013	750	4.00
September 17, 2013	8,103	4.22
September 18, 2013	1,334	3.75
September 18, 2013	4,250	4.00
September 19, 2013	250	4.00
September 20, 2013	700	3.75
September 20, 2013	1,362	4.00
September 23, 2013	1,200	3.75
September 24, 2013	3,918	3.75
September 24, 2013	700	4.00
September 25, 2013	1,000	3.75
September 25, 2013	750	4.00
September 26, 2013	5,242	3.75
September 26, 2013	1,500	4.00
September 26, 2013	3,125	4.22
September 27, 2013	134	3.75
September 27, 2013	700	4.00
September 30, 2013	1,000	3.75
October 1, 2013	3,000	3.75
October 1, 2013	312	3.80
October 2, 2013	500	3.75
October 4, 2013	3,334	3.75
October 7, 2013	1,967	3.75
October 7, 2013	3,333	4.00
October 8, 2013	200	3.75

Date of Mitel Option Exercise	Number of Mitel Options Exercised	Exercise Price Per Share (U.S.$)
October 9, 2013	750	3.75
October 9, 2013	1,968	4.00
October 10, 2013	1,000	3.75
October 10, 2013	1,968	4.00
October 23, 2013	3,001	3.75
October 23, 2013	312	3.80
October 23, 2013	4,218	4.00
October 31, 2013	3,125	4.00
November 4, 2013	667	3.75
November 4, 2013	843	4.00
November 7, 2013	501	3.75
November 8, 2013	312	3.80
November 8, 2013	800	4.00
November 11, 2013	1,000	4.00
November 12, 2013	1,001	3.75
November 13, 2013	401	3.75
November 13, 2013	62	3.80
November 13, 2013	293	4.00
November 14, 2013	1,667	3.75
November 14, 2013	1,968	4.00
November 15, 2013	2,284	3.75
November 15, 2013	1,000	4.00
November 18, 2013	3,086	3.75
November 18, 2013	467	3.80
November 18, 2013	6,559	4.00
November 18, 2013	15,000	6.50
November 19, 2013	1,667	3.75
November 19, 2013	4,218	4.00
November 20, 2013	284	3.75
November 20, 2013	62	3.80
November 20, 2013	225	4.00
November 21, 2013	2,001	3.75
November 25, 2013	249	3.80
November 25, 2013	218	4.00
November 26, 2013	1,084	3.75
November 26, 2013	218	4.00
November 27, 2013	312	3.80
December 2, 2013	1,968	4.00
December 4, 2013	801	3.75
December 5, 2013	93	4.00
December 6, 2013	2,469	3.75
December 6, 2013	4,389	4.00
December 6, 2013	2,031	8.79
December 9, 2013	1,000	3.75
December 9, 2013	2,743	4.00
December 10, 2013	39,413	3.75
December 10, 2013	1,250	3.80
December 10, 2013	8,311	4.00
December 10, 2013	5,687	8.79

Available Information

Mitel files reports and other information with applicable securities regulatory authorities in each of the provinces and territories of Canada and with the SEC. These reports and information are available to the public free of charge on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Dividend Policy

Mitel has never declared or paid cash dividends on its common shares. Mitel intends to retain any future earnings to fund the development and growth of its business and Mitel does not currently anticipate paying dividends on its common shares for the foreseeable future. Any determination to pay dividends to holders of Mitel Shares in the future will be at the discretion of the board of directors of Mitel and will depend on many factors, including Mitel’s financial condition, earnings, legal requirements and other factors as the Mitel Board deems relevant.

Risk Factors

Whether or not the Arrangement is completed, Mitel will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risk factors have been disclosed, starting on page 11, in the annual report on Form 10-K of Mitel filed on June 24, 2013 and the Quarterly Report on Form 10-Q of Mitel for the three and six-month periods ended October 31, 2013 and filed on December 5, 2013, which is incorporated by reference into this Circular and has been filed on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Mitel Documents Incorporated by Reference

The following documents, filed by Mitel with the applicable securities regulatory authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Circular on the basis set forth under “Information Relating to Mitel”:

(a)	the Annual Report on Form 10-K of Mitel for the fiscal year ended April 30, 2013, including the annual consolidated statements for the comparative years ended April 30, 2012 and April 30, 2011, filed with the SEC on June 24, 2013;

(b)	the Quarterly Report on Form 10-Q of Mitel for the three and six-month periods ended October 31, 2013 and filed with the SEC on December 5, 2013;

(c)	the management proxy circular of Mitel dated June 20, 2013;

(d)	the Current Report on Form 8-K of Mitel, filed with the SEC on November 14, 2013, relating to the entry of material agreements in connection with the Arrangement; and

(e)	the material change report of Mitel dated November 14, 2013, relating to the Arrangement.

All material change reports (other than confidential reports), audited annual financial statements and management’s discussion and analysis and all other documents of the type referred to in section 11.1 of Form 44-101F1 – Short Form Prospectus filed by Mitel with the applicable securities regulatory authorities in each of the provinces and territories of Canada on SEDAR at www.sedar.com after the date of this Circular and before the Meeting are deemed to be incorporated by reference into this Circular.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

INFORMATION RELATING TO THE COMBINED COMPANY

Anticipated Corporate Structure

Upon completion of the Arrangement, Mitel as the parent company of Aastra (together with Aastra, the “Combined Company”) will continue to be a corporation governed by the CBCA. At the Effective Time, Mitel will acquire all of the Aastra Shares and Aastra will become a wholly-owned Subsidiary of Mitel. Mitel may subsequently amalgamate with Aastra and possibly with additional wholly-owned Canadian subsidiaries of Mitel and/or Aastra.

The following chart shows the corporate relationship between Mitel and Aastra following completion of the Arrangement:

Description of the Business of the Combined Company

The following section of the Circular contains significant amounts of forward-looking information. Readers are cautioned not to place undue reliance on forward-looking statements as actual results may vary from such forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements and Risks”.

Aastra and Mitel believe that the combination of the two companies will create a global multinational, headquartered in Canada, with the scale and breadth to more effectively compete against other leading multinationals in the U.S.$18 billion business communication industry. Aastra and Mitel believe that the proposed combination will create immediate and significant value for Shareholders, as well as the opportunity for shareholders of both companies to participate in the long-term growth of the Combined Company.

The proposed transaction advances both companies’ growth strategies and positions them well in an increasingly competitive environment. Benefits resulting from the transaction include greater scale, synergies and enhanced long-term growth potential. The Combined Company plans to leverage increased revenue diversification and scale, financial strength to maximize returns to shareholders over the long term. By focusing on both growth and profitability, management of Mitel and Aastra believe that the Combined Company will be able to increase returns to shareholders while at the same time efficiently allocating capital for reinvestment in the business.

Increased Scale and Enhanced Geographic Footprint

The Arrangement will create a Canadian-headquartered multinational with over U.S.$1 billion in annual revenue, becoming one of the top five providers of business communications services in the world.

Mitel and Aastra both compete in the business communications industry, albeit they each principally compete in different segments of the industry and in different geographies. Mitel’s operations are primarily focused in North America and the United Kingdom while Aastra’s operations are focused in Western Europe. Given the complementary nature of Mitel and Aastra’s operations, the Arrangement will substantially expand the geographic reach of both entities.

The Arrangement will also diversify the Combined Company’s revenue base. Approximately 80% of Aastra’s revenue is currently generated in Europe. In 2014, the Combined Company expects to generate approximately 50% of its revenue in Europe, approximately 40% in North America and the remaining 10% outside of those regions.

The combination of Mitel and Aastra will enable the companies to significantly expand their organizational scale and scope utilizing their combined market presence in more than 100 countries and a global network of channel partners to capitalize on the following key strategic growth opportunities:

•	maximizing near-term installed base upgrade opportunities in large Western European countries including Germany, France and the United Kingdom, and in primary Latin American markets such as Brazil and Mexico, and creating a strong foothold in the Asia-Pacific region including Australia;

•	immediate and aggressive expansion in the large enterprise cloud segment in the United States; and

•	accelerating global cloud expansion by leveraging the strength of Mitel’s and Aastra’s respective cloud technologies and channel partners.

Mitel and Aastra expect that the Combined Company will be able to recognize substantial synergies in the near term and expect to do so with low execution risk. More specifically, Mitel and Aastra expect the Combined Company to realize approximately U.S.$45 million of run-rate synergies within two years of the Effective Date, such synergies to be driven by supply chain optimization, facilities consolidation, rationalization of duplicative activities and increased economies of scale.

Catapult the Combined Company into Leadership Positions

The Arrangement will create a Canadian-headquartered multinational:

•	with a leading position in Western Europe for the provision of business communication solutions, from small to medium-sized enterprises (“SMEs”) through to large enterprises;

•	with the third position in North America for the provision of business communication solutions, from SMEs through to large enterprises; and

•	that is a key provider of virtualized communications software and cloud-based solutions which aims to both capitalize on the growing number of businesses interested in outsourcing and upgrading their technology solutions and to rapidly expand its contact centre offerings.

Comprehensive and Diversified Portfolio

As a consequence of the largely different segments and market channels currently serviced by Mitel and Aastra and their complementary suite of product and solution offerings, the Combined Company will have a significantly enhanced and diversified portfolio of “best-of-breed” products and next-generation solutions that support businesses of all sizes.

With minimal channel overlap between the two organizations, the combination significantly expands the addressable market opportunities of existing partners, equipping them with a broader portfolio to sell into the SME segment through local or regional geographic opportunities, as well as large and lucrative global enterprise accounts.

The marketing of the comprehensive and diversified portfolio will be facilitated by the combined sales forces of Mitel and Aastra, which are largely complementary in terms of geography.

Experienced Leadership

The leadership team of the Combined Company will draw from both organizations, tapping into extensive strategic, operational and financial experience in the business communication industry. Mitel will increase the number of directors on the Mitel Board from eight to nine. Concurrently with the completion of the Arrangement two existing members of the Mitel Board will step down (Jean-Paul Cossart and Henry L. Perret) and each of Messrs. Francis Shen, Anthony Shen and David Williams will be appointed a director of Mitel effective as of the Effective Date. In addition, Mr. Francis Shen will assume the position of Chief Strategy Officer and Mr. Anthony Shen will assume the position of Chief Operating Officer. See “The Arrangement – Interests of Certain Persons in the Arrangement – Consulting Agreements”.

Strong Financial Position

The Combined Company will have a strong balance sheet and solid credit metrics. In conjunction with the Arrangement and to provide additional liquidity and working capital, Mitel intends to refinance its existing credit facilities and has received term loan and revolving credit facility commitments from Jefferies Finance LLC and The Toronto-Dominion Bank of up to $405 million. See “The Arrangement – Completion of the Arrangement—Financing the Transaction”. The Combined Company’s cash flow will allow for ongoing debt repayment and will provide the Combined Company with liquidity and flexibility to support ongoing growth opportunities.

Increased Market Liquidity

The Combined Company will have a broader shareholder base with increased market liquidity and a larger public float. On a pro forma basis as of November 10, 2013, the Combined Company had a market capitalization of approximately U.S.$653.1 million and a public float of approximately U.S.$438.7 million. The public float excludes Combined Company shares held by the Matthews Group and the Francisco Partners Group.

Directors and Officers

Concurrently with the completion of the Arrangement, with effect as of the Effective Time, each of Messrs. Francis Shen, Anthony Shen and David Williams will be appointed a director of Mitel.

Following completion of the Arrangement, the board of directors of the Combined Company will be comprised of nine directors, being Dr. Terence H. Matthews, Richard McBee, Peter D. Charbonneau, Benjamin H. Ball, Andrew J. Kowal, John P. McHugh, Francis Shen, Anthony Shen and David Williams. Dr. Terence Matthews will continue to serve as Chairman of the board of directors of the Combined Company.

The following table sets forth the name, municipality of residence, anticipated position with the Combined Company, principal occupation and number of shares of the Combined Company which are expected to be beneficially owned by each person who will be a director and/or an executive officer of the Combined Company upon completion of the Arrangement:

Name and	Expected Position		Number of Securities of the Combined
Municipality of	with the Combined	Principal	Company Beneficially Owned, Directly
Residence	Company	Occupation	or Indirectly
			Combined	Options for
			Company Shares	Combined
				Company Shares
Dr. Terence H. Matthews Ottawa, Ontario, Canada(1)	Director, Chairman of the Board	Chairman of the Board of the Combined Company	12,080,610	306,248
Richard McBee Dallas, Texas, United States Company	Director, President and Chief Executive Officer	President and Chief Executive Officer of the Combined	60,000	2,175,000
Peter D. Charbonneau Ottawa, Ontario, Canada (2)	Director	General Partner, Skypoint Capital Corporation	22,036	178,454
Benjamin Ball San Francisco, California, United States(3)	Director	Partner, Francisco Partners Management, LLC	20,166,093	338,347
Andrew Kowal San Francisco, California, United States (3) (4)	Director	Partner, Francisco Partners Management, LLC	20,166,093	338,347
John P. McHugh Newcastle, California, United States (5)	Director	Senior Vice President and General Manager, Netgear, Inc.	Nil	142,564
Francis N. Shen Toronto, Ontario, Canada	Director and Chief Strategy Officer	Chief Strategy Officer of the Combined Company	5,197,720	Nil
Anthony P. Shen Toronto, Ontario, Canada	Director and Chief Operating Officer	Chief Operating Officer of the Combined Company	1,835,395	Nil
David M. Williams Toronto, Ontario, Canada	Director	Retired Executive Corporate Director	86,400	Nil

Name and Municipality of Residence	Expected Position with the Combined Company	Principal Occupation	Number of Securities of the Combined Company Beneficially Owned, Directly or Indirectly
Steven E. Spooner Ottawa, Ontario, Canada (6)	Chief Financial Officer	Chief Financial Officer of the Combined Company	51,403	758,334
Graham Bevington Chepstow, Wales, United Kingdom	Executive Vice President Sales, Service, Marketing International	Executive Vice President, International Sales of the Combined Company	1,418	156,668
Jon Brinton Peoria, Arizona, United States	General Manager Mitel Network Solutions	General Manager, Mitel Networks Solutions of the Combined Company	16,582	92,000
Ronald G. Wellard Ottawa, Ontario, Canada	Executive Vice-President, General Manager, Mitel Communications Solutions	Executive Vice-President, General Manager, Mitel Communications Solutions of the Combined Company	10,000	251,668
James Davies Ottawa, Ontario, Canada	Chief Technology Officer	Chief Technology Officer of the Combined Company	2,667	68,334
Martyn Etherington McKinney, Texas, United States	Chief Marketing Officer	Chief Marketing Officer of the Combined Company	43,313	165,000
Joseph Vitalone Irving, Texas, United States	Executive Vice President Sales in the Americas	Executive Vice President Sales in the Americas of the Combined Company	Nil	100,000

(1)	Includes 12,080,610 common shares owned by Kanata Research Park Corporation, or KRPC. Dr. Matthews has voting and investment power over the common shares owned by KRPC and therefore beneficially owns the common shares held by KRPC.
(2)	Mr. Charbonneau routinely invests in and sits as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Mr. Charbonneau was a director of METConnex Inc., which filed a notice of intention to file for bankruptcy protection on September 28, 2006. Mr. Charbonneau resigned from the board of METConnex Inc. in June 2007. Mr. Charbonneau was a director of Trellia Networks Corporation, a portfolio company of Skypoint Telecom Fund II, which filed a proposal under the Bankruptcy and Insolvency Act (Canada) that was accepted by La cour Supérieure du Québec (Chambre commerciale) in February, 2011.
(3)	Includes 20,166,093 common shares and stock options to acquire 338,347 common shares that are exercisable. Mr. Ball and Mr. Kowal, both partners of Francisco Partners Management, LLC, have voting and investment power over the common shares owned by each of Francisco Partners, Arsenal Holdco I S.a.r.l., Arsenal Holdco II S.a.r.l., Francisco Partners GP II Management (Cayman) Limited and Francisco Partners GP III Management, LLC and therefore beneficially own the common shares held by each of these entities.

(4)	Mr. Kowal routinely invests in and sits as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Mr. Kowal has served as a director of MagnaChip Semiconductor LLC since September 2008. MagnaChip Semiconductor LLC filed a Chapter 11 Petition for bankruptcy in the United States Bankruptcy Court for the District of Delaware in June, 2009.
(5)	Mr. McHugh took a position as Vice President and General Manager of the Enterprise Data Networking Product Unit for Nortel Networks in December, 2008. In January, 2009, Nortel Networks filed for Chapter 11 Bankruptcy protection in Canada, the United States and the United Kingdom.
(6)	Includes 5,100 common shares owned by The Spooner Children Trust.

The following are brief biographies of the anticipated executive officers and directors of the Combined Company.

Dr. Terence H. Matthews—Director—Chairman of the Board

Dr. Terence H. Matthews is the founder, Chairman and a shareholder of Mitel. Dr. Matthews has been a member of Mitel’s board of directors since February 16, 2001 and has been involved with Mitel and previously with Mitel Corporation (re-named Zarlink Semiconductor Inc. and acquired by Microsemi Corporation), for over 20 years. In 1972, he co-founded Mitel Corporation and served as its President until 1985 when British Telecommunications plc bought a controlling interest in the company. In 2001, companies controlled by Dr. Matthews purchased a controlling interest in Mitel Corporation’s communications systems division and the “Mitel” trademarks to form Mitel. Between 1986 and 2000, Dr. Matthews founded Newbridge Networks Corporation and served as its Chief Executive Officer and Chairman. Dr. Matthews is also the founder and Chairman of Wesley Clover International Corporation, an investment group with offices in the United Kingdom and Canada with investments in a broad range of next-generation technology companies, real estate and hotels and resorts. In addition, Dr. Matthews is currently Chairman, or serves on the board of directors, of a number of high technology companies including CounterPath Corporation, TrueContext Corporation (now ProntoForms Corporation), Solace Systems, Magor Communications Corporation and DragonWave Inc. Dr. Matthews holds an honors degree in electronics from the University of Wales, Swansea and is a Fellow of the Institute of Electrical Engineers and of the Royal Academy of Engineering. He has been awarded honorary doctorates by several universities, including the University of Wales, Glamorgan and Swansea, and Carleton University in Ottawa. In 1994, he was appointed an Officer of the Order of the British Empire, and in the 2001 Queen’s Birthday Honours, he was awarded a Knighthood. In 2011, he was appointed Patron of the Cancer Stem Cell Research Institute at Cardiff University.

Richard D. McBee—Director—President and Chief Executive Officer

Richard D. McBee, who brings more than 20 years of experience in telecommunications to Mitel, was appointed to the role of President and Chief Executive Officer in January 2011. Prior to joining Mitel, Mr. McBee served as President of the Communications & Enterprise Group of Danaher Corporation. In this role, he was responsible for annual sales derived from carrier, enterprise, and SMB markets via both direct sales and channel partners. Mr. McBee joined Danaher in 2007 as President, Tektronix Communications, following the acquisition by Danaher of Tektronix. During his 15 years with Tektronix, he held a variety of positions including Senior Vice President and General Manager, Communications Business Unit; Senior Vice President of Worldwide Sales, Service and Marketing; and Vice President of Marketing & Strategic Initiatives. Mr. McBee holds a Master’s Degree in Business Administration from the Chapman School of Business and Economics and graduated from the United States Air Force Academy with a Bachelor of Science in 1986.

Peter D. Charbonneau—Director

Peter D. Charbonneau is a General Partner at Skypoint Capital Corporation, an early-stage technology venture capital firm, a position he has held since January 2001. From June 2000 to December 2000, Mr. Charbonneau was an Executive Vice President of March Networks Corporation. Mr. Charbonneau was appointed to the Mitel Board on February 16, 2001. Prior to his involvement with March Networks Corporation, Mr. Charbonneau spent 13 years at Newbridge Networks Corporation acting in numerous capacities including as Chief Financial Officer, Executive Vice President, President and Chief Operating Officer and Vice Chairman. He also served as a member of Newbridge Networks Corporation’s board of directors between 1996 and 2000. Mr. Charbonneau currently serves on the board of directors of a number of other companies, the majority of which are technology companies, including Canadian Broadcasting Corporation and Teradici Corporation. Mr. Charbonneau holds a Bachelor of Science degree from the University of Ottawa and an MBA from University of Western Ontario. He has been a member of the Institute of Chartered Accountants of Ontario since 1979 and in June 2003 was elected by the Institute as a Fellow of the Institute in recognition of outstanding career achievements and leadership contributions to the community and to the profession. Mr. Charbonneau also holds the ICD.D certification, having completed the Directors’ Education Program of the Institute of Corporate Directors of Canada.

Benjamin H. Ball—Director

Benjamin H. Ball is a founding partner of Francisco Partners Management, LLC, which is a leading private equity firm focused exclusively on investing in the information technology market. Mr. Ball focuses primarily on investments in the communications and hardware systems sectors. Mr. Ball was appointed to the Mitel Board on October 23, 2007. He also serves on the board of directors of EF Johnson Technologies, Foundation 9 Entertainment, WatchGuard Technologies, Metaswitch Networks and WebTrends, Inc. Prior to founding Francisco Partners, Mr. Ball was a Vice President with TA Associates where he led private equity investments in the software, semiconductor and communications segments. Earlier in his career, Mr. Ball worked for AEA Investors, a New York-based private equity firm, and also for the consulting firm of Bain & Company. Mr. Ball holds a Bachelor of Arts degree from Harvard College and an MBA from Stanford Graduate School of Business.

Andrew J. Kowal—Director

Andrew J. Kowal was appointed to the Mitel Board on July 2, 2009. Mr. Kowal is a Partner with Francisco Partners Management, LLC and has been with the firm since 2001. Mr. Kowal focuses primarily on investments in the semiconductor and hardware systems sectors. He currently serves on the board of directors of Corsair Components, Ichor Holdings and Source Photonics and previously served on the board of directors of 108 ADERANT Holdings, Inc., Magnachip Semiconductor LLC and Metrologic Instruments, Inc. Prior to joining Francisco Partners in 2001, Mr. Kowal was a member of Princes Gate Investors, the private equity arm of the Institutional Securities Division of Morgan Stanley, where he was responsible for the identification, evaluation and execution of private equity transactions in a variety of industries, including information technology and hardware. Mr. Kowal holds a Bachelor of Science in Economics degree, summa cum laude, from The Wharton School, University of Pennsylvania.

John P. McHugh—Director

John P. McHugh was appointed to the Mitel Board on March 12, 2010. Mr. McHugh is also the Senior Vice President and General Manager at Netgear, Inc. Prior to November, 2012, Mr. McHugh was the Chief Marketing Officer for Brocade Communications Systems, Inc., a public company which offers data center networking and end-to-end enterprise and service provider networking solutions. Previously, Mr. McHugh was Vice President and General Manager of Nortel Networks Limited’s Enterprise Network Solutions Business Unit and oversaw the restructuring and divestiture of that organization from Nortel. He also served briefly as a consultative executive at Silver Lake Management, L.L.C. where he worked on technology and company evaluations. Mr. McHugh also had a 26-year career at Hewlett-Packard Co., where he held a variety of executive management positions including Vice President and Worldwide General Manager of HP ProCurve. Mr. McHugh was responsible for global operations, sales, channels, marketing, R&D, strategic planning and business development. Mr. McHugh holds a Bachelor of Science in Electrical Engineering and Computer Science from the Rose-Hulman Institute of Technology.

Francis N. Shen—Director and Chief Strategy Officer

Francis Shen is the Chairman, Co-Chief Executive Officer and a co-founding shareholder of Aastra who has over 20 years of experience in the telecommunication industry and has led Aastra and its predecessor aerospace and defense business since 1983. Mr. Francis Shen has been the Chairman and Chief Executive Officer of Aastra since July 3, 1996, when it became a public company, and then amended his position to be the Co-Chief Executive Officer of Aastra as of March 3, 2005 when Mr. Anthony P. Shen was also appointed the Co-Chief Executive Officer of Aastra. From May 7, 1986 to July 3, 1996, Mr. Francis Shen was the President and Chief Executive Officer of Aastra Telecom Inc., a wholly-owned Subsidiary of Aastra. Mr. Francis Shen was named Ontario’s 2000 Entrepreneur of The Year in the Technology & Communications category by Ernst & Young Canada. Under the co-leadership of Mr. Francis Shen and Mr.

Anthony Shen, Aastra was recognized as part of the Deloitte Technology Fast 50 in Canada in 1999-2002 as well as in 2006. Mr. Francis Shen holds a Masters of Applied Science (Aerospace Engineering) granted in 1983 and a Bachelors of Applied Science (Engineering Science) granted in 1981, both from the University of Toronto.

Anthony P. Shen—Director and Chief Operating Officer

Anthony Shen, brings over 20 years of experience in telecommunications, has been Co-Chief Executive Officer of Aastra since March 3, 2005 and President and Chief Operating Officer of Aastra since July 3, 1996 (when he co-founded Aastra with Mr. Francis Shen). From 1989 to 1996, Mr. Anthony Shen was a Vice-President of Aastra Telecom Inc., a wholly-owned Subsidiary of Aastra. Prior to that, Mr. Anthony Shen held various positions at Owens Corning Fiberglass Corporation for nine (9) years that included engineering, product development and marketing. Under the co-leadership of Mr. Anthony Shen and Mr. Francis Shen, Aastra was recognized as part of the Deloitte Technology Fast 50 in Canada in 1999-2002 as well as in 2006. Mr. Anthony Shen holds a Bachelors of Applied Science (Engineering Physics) granted in 1980 from the University of Toronto.

David M. Williams—Director

Mr. Williams is Aastra’s Lead Independent Director and Chair of Aastra’s Compensation Committee. Mr. Williams served as Interim President and Chief Executive Officer of Shoppers Drug Mart from February 2011 to November 2011. Prior to that, Mr. Williams served as President and Chief Executive Officer of the Ontario Workplace Safety and Insurance and held senior executive and finance roles with George Weston Limited and Loblaw Companies Limited, including a term as Chief Financial Officer of Loblaw Companies Limited. Mr. Williams is a director of Shoppers Drug Mart Corporation and the Chair of the board of directors of Toronto Hydro Corp. Mr. Williams is also a graduate of the ICD Corporate Governance College and has a designation as C.G.A (Ontario).

Steven E. Spooner—Chief Financial Officer

Steven E. Spooner joined Mitel in June 2003 as Chief Financial Officer. Mr. Spooner has more than 29 years of financial, administrative and operational experience with companies in the high technology and telecommunications sectors. Between April 2002 and June 2003, he was an independent management consultant for various technology companies. From February 2000 to March 2002, Mr. Spooner was President and Chief Executive Officer of Stream Intelligent Networks Corp., a competitive access provider and supplier of point-to-point high speed managed bandwidth. From February 1995 to February 2000, Mr. Spooner served as Vice President and Chief Financial Officer of CrossKeys Systems Corporation, a publicly traded company between 1997 and 2001. Prior to that, Mr. Spooner was Vice President Finance and Corporate Controller of SHL Systemhouse Inc., also a publicly traded company. He held progressively senior financial management responsibilities at Digital Equipment of Canada Ltd. from 1984 to 1990 and at Wang Canada Ltd. from 1990 to 1992. Mr. Spooner currently serves on the board of Magor Communications Corporation. Mr. Spooner is an honours Commerce graduate of Carleton University. He is a member of the Institute of Chartered Accountants of Ontario and in 2011 was elected by the Institute as a Fellow of the Institute in recognition of outstanding career achievements and leadership contributions to the community and to the profession. Mr. Spooner also holds the ICD.D certification, having completed the Directors’ Education Program of the Institute of Corporate Directors of Canada.

Graham Bevington—Executive Vice President, International Sales

Graham Bevington is currently Mitel’s Executive Vice President, International Sales. He has previously held titles as Mitel’s Executive Vice President, Sales, Service, Marketing International (starting May 2011) and was previously Mitel’s Vice President and Managing Director of the Europe, Middle East and Africa Region (starting February 2001). Between January 2000 and February 2001, Mr. Bevington held the same position for Mitel Corporation (re-named Zarlink Semiconductor Inc. and acquired by Microsemi Corporation). From 1997 until December 1999, he was Managing Director at DeTeWe Limited. From 1986 until 1997, Mr. Bevington was Sales Director at Shipton DeTeWe Limited.

Jon Brinton—General Manager, Mitel Network Solutions

Jon Brinton was appointed General Manager, Mitel Networks Solutions, Mitel’s networks services division in May 2011. Mr. Brinton joined Mitel in 1999 through the acquisition of his own corporation, Network Services Agency, Inc. by Inter-Tel Technologies, Inc. (now known as Mitel Technologies, Inc.) Through the years, Mr. Brinton has held various positions within Mitel including: Vice President of Networks Services, and President of Mitel NetSolutions, Inc. Mr. Brinton holds a Bachelor of Science degree from Grand Canyon University.

Ronald G. Wellard—Executive Vice-President, General Manager, Mitel Communications Solutions

Ronald G. Wellard joined Mitel in December 2003 as Vice President, R&D, then held the position of Executive Vice-President of Product Development and Operations. In May 2011, Mr. Wellard was appointed Executive Vice-President and General Manager, Mitel Communications Solutions. Prior to July 2003, Mr. Wellard was a Vice President at Nortel Networks Corporation and held the position of Product Development Director for Meridian Norstar from 1994 to 1999. Mr. Wellard has a Bachelor of Applied Science, Systems Design Engineering degree from the University of Waterloo.

James Davies—Chief Technology Officer

James Davies joined Mitel in 1998. He has held a number of technology and business-related roles at Mitel, including Director of New Technology, Vice President of R&D, Vice President of Solutions Management, Vice President of SME Business Unit, Chief Strategy Officer and, most recently, Chief Technology Officer. Prior to joining Mitel, Mr. Davies worked at BNR, the research wing of Nortel Networks in a number of technology and technology management roles. Mr. Davies holds a degree in electrical and mechanical engineering from Queen’s University in Kingston, Ontario.

Martyn Etherington—Chief Marketing Officer

Martyn Etherington joined Mitel in August 2012 as Chief Marketing Officer. Prior to joining Mitel, Mr. Etherington served for ten years as Vice President Marketing of Tektronix/Danaher and expanded responsibility for business operations and general management of the Latin America region. Mr. Etherington has more than 25 years of experience with multinational technology companies including IBM, Sequent Computer Systems and Digital Equipment Corporation. He is currently a board member for the Chief Marketing Officer Council and chairs the Business Advisory Council at Portland State University School of Business.

Joseph Vitalone—Executive Vice President Sales in the Americas

Joseph Vitalone joined Mitel in April 2013 as Executive Vice President of Sales in the Americas. Mr. Vitalone has more than 25 years of sales and business development experience in the telecom and technology industries. Prior to joining Mitel, he held the position of Vice President Channel Management at ShoreTel Inc. since 2012. Previously, Mr. Vitalone was the Vice President Sales, Americas for LifeSize Communications (now Logitech) from 2009 to 2012 and Vice President, Sales, North America for Shoretel Inc. from 2005 to 2009. Mr. Vitalone has also held senior sales management positions with Polycom and CoVi Technologies, as well as PictureTel, AT&T Wireless and a previous role at Mitel. Mr. Vitalone holds a Bachelor of Arts degree (Public Relations) from Western Kentucky University.

Mitel Shares to be Issued Under the Arrangement

Mitel expects to issue approximately 44,313,745 Mitel Shares to Shareholders under the Arrangement based on the fully diluted number of Aastra Shares and Aastra Options outstanding as of the date of the Arrangement Agreement.

Principal Holders of Combined Company Shares

To the knowledge of the directors and senior officers of Aastra and Mitel, following completion of the Arrangement, there will be no person or company that beneficially owns, directly or indirectly, or exercises control or discretion over, voting securities of the Combined Company carrying 10% or more of the voting attached to any class of voting securities of the Combined Company, except as follows:

	Number of Shares in the Combined Company	Percentage of Shares in the Combined Company(1)
Matthews Group (2)
Dr. Terence H. Matthews	306,248	0.31%
Kanata Research Park Corporation (formerly known as Wesley Clover Corporation)	12,080,610	12.29%
Total	12,386,858	12.61%
Francisco Partners Group (3)
Francisco Partners Management LLC	343,566	0.35%
Arsenal Holdco I S.a.r.l.	14,508,268	14.77%
Arsenal Holdco II S.a.r.l.	5,589,278	5.69%
Francisco Partners GP II Management (Cayman) Limited	62,470	0.06%
Francisco Partners GP III Management, LLC	858	0.00%
Total	20,504,440	20.87%

Executive Officers and Directors:
Dr. Terence H. Matthews (2)	12,386,858	12.61%
Benjamin H. Ball (3)	20,504,440	20.87%
Andrew J. Kowal (3)	20,504,440	20.87%

Notes:

(1)	Based on 98,260,000 Mitel Shares being issued and outstanding immediately following completion of the Arrangement.
(2)	Includes stock options held by Dr. Matthews to acquire 306,248 common shares that are currently exercisable and 12,080,610 common shares owned by Kanata Research Park Corporation, or KRPC. Dr. Matthews has voting and investment power over the common shares owned by KRPC and therefore beneficially owns the common shares held by KRPC.
(3)	Includes 20,166,093 common shares and stock options to acquire 338,347 common shares that are exercisable. Mr. Ball and Mr. Kowal, both partners of Francisco Partners Management, LLC, have voting and investment power over the common shares owned by each of Francisco Partners, Arsenal Holdco I S.a.r.l., Arsenal Holdco II S.a.r.l., Francisco Partners GP II Management (Cayman) Limited and Francisco Partners GP III Management, LLC and therefore beneficially own the common shares held by each of these entities.

Shareholders Agreement

Mitel, the Francisco Partners Group and the Matthews Group are parties to a shareholders’ agreement (“Shareholders Agreement”) which covers matters of corporate governance, including nominee rights in respect of the

Mitel Board, restrictions on transfer of Mitel Shares and information rights. The rights under the Shareholders Agreement will continue following the Effective Time. For additional information on the Shareholders Agreement see the management proxy circular of Mitel dated June 20, 2013 which is incorporated by reference herein and available on SEDAR at www.sedar.com.

ARRANGEMENT AGREEMENT

The Arrangement Agreement

The Arrangement will be carried out pursuant to the Arrangement Agreement and the Plan of Arrangement. The following is a summary of the principal terms of the Arrangement Agreement and Plan of Arrangement. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is appended hereto as Appendix “C” and which has been filed by Aastra on SEDAR at www.sedar.com, and to the Plan of Arrangement, which is appended hereto as Appendix “D”.

On November 10, 2013, Aastra and Mitel entered into the Arrangement Agreement, pursuant to which Aastra and Mitel agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Mitel will acquire all of the issued and outstanding Aastra Shares. Upon completion of the Arrangement, each Shareholder (other than Dissenting Shareholders) will receive 3.6 Mitel Shares plus U.S.$6.52 in cash for each Aastra Share held. The terms of the Arrangement Agreement are the result of arm’s length negotiation between Aastra and Mitel and their respective advisors.

Representations and Warranties

The Arrangement Agreement contains representations and warranties made by Aastra to Mitel and representations and warranties made by Mitel to Aastra. Those representations and warranties were made solely for the purposes of the Arrangement Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of the representations and warranties contained in the Arrangement Agreement are subject to a contractual standard of materiality (including an Aastra Material Adverse Effect or a Mitel Material Adverse Effect) that is different from that generally applicable to the public disclosure to Shareholders, or may have been used for the purpose of allocating risk between parties to an agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.

The representations and warranties provided by Aastra in favour of Mitel relate to, among other things: (a) the due incorporation, existence, and power and authority of Aastra to own its assets and conduct its business; (b) the corporate power and authority of Aastra to enter into the Arrangement Agreement and perform its obligations thereunder; (c) the execution and delivery of the Arrangement Agreement, and the performance by it of its obligations thereunder not resulting in a violation, conflict or default under Aastra’s constating documents; (d) Aastra’s ownership of its Subsidiaries; (e) Aastra and its Subsidiaries compliance with Laws; (f) Authorizations obtained by Aastra in connection with carrying on its business; (g) the capitalization of Aastra and the absence of any orders cease trading the Aastra Shares; (h) the absence of any shareholder or similar agreement with the exception of the Aastra Shareholder Rights Plan; (i) reporting issuer status and compliance with all requirements of the TSX; (j) U.S. Securities Laws matters; (k) Aastra’s compliance with public filing requirements, including securities law filing requirements; (l) Aastra’s financial statements, forms and reports, (m) the absence of undisclosed liabilities; (n) real property and personal property matters; (o) intellectual property matters; (p) employment matters; (q) absence of certain changes or events and the absence of an Aastra Material Adverse Effect; (r) litigation; (s) tax related matters; (t) maintenance of books and records; (u) Aastra’s insurance policies; (v) non-arm’s length transactions (w) benefit plans; (x) restrictions on business activities; (y) performance of material contracts; (z) Aastra’s compliance with corrupt practices legislation; (aa) no waiver of any confidentiality or standstill agreements; and (bb) brokers and other expenses.

The representations and warranties provided by Mitel in favour of Aastra relate to, among other things: (a) the due incorporation, existence, and power and authority of Mitel to own its assets and conduct its business; (b) the corporate power and authority of Mitel to enter into the Arrangement Agreement and perform its obligations thereunder; (c) the execution and delivery of the Arrangement Agreement, and the performance by it of its obligations thereunder not resulting in a violation, conflict or default under Mitel’s constating documents; (d) Mitel’s ownership of its Subsidiaries;

(e) Mitel and its Subsidiaries compliance with Laws; (f) Authorizations obtained by Mitel in connection with carrying on its business; (g) the capitalization of Mitel and the absence of any orders cease trading the Mitel Shares; (h) the absence of any shareholder or similar agreement with the exception of those agreements disclosed to Aastra; (i) reporting issuer status and compliance with all requirements of the TSX and NASDAQ; (j) U.S. Securities Laws matters; (k) Mitel’s status as a WTO investor; (l) Mitel’s compliance with public filing requirements, including securities law filing requirements; (m) Mitel’s financial statements, forms and reports, (n) the absence of undisclosed liabilities; (o) real property and personal property matters; (p) intellectual property matters; (q) employment matters; (r) absence of certain changes or events and the absence of an Mitel Material Adverse Effect; (s) litigation; (t) tax related matters; (u) maintenance of books and records; (v) Mitel’s insurance policies; (w) non-arm’s length transactions (x) benefit plans; (y) restrictions on business activities; (z) performance of material contracts; (aa) Mitel’s compliance with corrupt practices legislation; (bb) no waiver of any confidentiality or standstill agreements; (cc) brokers and other expenses; and (dd) the sufficiency of financing of Mitel to perform its obligations under the Arrangement Agreement.

Conditions Precedent to the Arrangement

Mutual Conditions

The obligations of Aastra and Mitel to complete the Arrangement are subject to the fulfilment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived in whole or in part with the mutual consent of Aastra and Mitel:

•	the Arrangement Resolution shall have been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order;

•	the Mitel Shareholder Approval shall have been obtained (such approval having been obtained);

•	the Interim Order and the Final Order shall each have been obtained on terms consistent with the Arrangement Agreement, and shall not have been set aside or modified in a manner unacceptable to Aastra and Mitel, acting reasonably, on appeal or otherwise;

•	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

•	the Articles of Arrangement to be filed with the Director in accordance with this Agreement shall be in form and substance acceptable to each of Aastra and Mitel, acting reasonably;

•	the receipt of Investment Canada Approval and the French Authorization, in each case without an Unreasonable Condition;

•	the Consideration Shares and the Option Shares shall, subject to customary conditions, have been approved for listing on the TSX and the NASDAQ; and

•	the Consideration Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

Additional Conditions in Favour of Aastra

The obligation of Aastra to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Aastra and may be waived by Aastra in whole or in part at any time):

•

the representations and warranties of Mitel in the Arrangement Agreement in respect of (i) organization and qualification, authority relative to the Arrangement Agreement, capitalization and listing, and brokers expenses shall be true and correct in all respects (other than, in each case, de minimis inaccuracies) as of the date of the Arrangement Agreement and (ii) the representations and warranties of Mitel in the Arrangement Agreement, other than those to which clause (i) above applies, shall be true and correct in all respects (disregarding for purposes of this paragraph any materiality or Mitel Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (ii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had a Mitel Material Adverse Effect, and Mitel shall have provided to Aastra a certificate of two senior officers of Mitel certifying the foregoing on the Effective Date;

•	Mitel shall have complied in all material respects with its covenants in the Arrangement Agreement and Mitel shall have provided to Aastra a certificate of two senior officers of Mitel certifying compliance with such covenants on the Effective Date; and

•	no Material Adverse Effect in respect of Mitel shall have occurred after the date of the Arrangement Agreement and prior to the Effective Date.

Additional Conditions in Favour of Mitel

The obligation of Mitel to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Mitel and may be waived by Mitel in whole or in part at any time):

•	the representations and warranties of Aastra in the Arrangement Agreement in respect of (i) organization and qualification, authority relative to the Arrangement Agreement, capitalization and listing, maximum severance entitlements of Aastra Directors and officers and brokers expenses shall be true and correct in all respects (other than, in each case, de minimis inaccuracies) as of the date of the Arrangement Agreement and (ii) Article 3, other than those to which clause (i) above applies, shall be true and correct in all respects (disregarding for purposes of this paragraph any materiality or Aastra Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (ii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had an Aastra Material Adverse Effect, and Aastra shall have provided to Mitel a certificate of two senior officers of Aastra certifying the foregoing on the Effective Date;

•	Aastra shall have complied in all material respects with its covenants in the Arrangement Agreement and Aastra shall have provided to Mitel a certificate of two senior officers of Aastra certifying compliance with such covenants on the Effective Date;

•	Mitel shall have received the funds contemplated by the Commitment Letter;

•	no Material Adverse Effect in respect of Aastra shall have occurred after the date of the Arrangement Agreement and prior to the Effective Date; and

•	holders of no more than 5% of all of the issued and outstanding Aastra Shares shall have validly exercised Dissent Rights (and shall not have withdrawn such rights) in respect of the Arrangement.

Covenants

General

In the Arrangement Agreement, each of Aastra and Mitel has agreed to certain covenants, including customary covenants relating to the operation of their respective businesses in the ordinary course, and to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement.

Mitel Financing

Concurrently with the execution and delivery of the Arrangement Agreement, Mitel delivered to Aastra a copy of the executed Commitment Letter, evidencing the commitment of the Agents to provide Mitel with the Mitel Financing, subject to the terms and conditions set forth therein. Mitel has represented in the Arrangement Agreement that upon receipt of the proceeds contemplated by the Commitment Letter, Mitel will have sufficient cash funds (including available cash held by Aastra and its Subsidiaries) and borrowing capacity to pay all amounts to be paid by it pursuant to the Arrangement Agreement and to perform its obligations thereunder.

Mitel has agreed under the Arrangement Agreement to use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary to arrange the Mitel Financing on the terms and conditions described in the Commitment Letter.

Mitel Board of Directors

The Arrangement Agreement provides that upon the completion of the Arrangement, Mitel shall take all necessary actions to ensure that the board of directors of Mitel shall consist of nine directors including three directors of Aastra.

Mitel Supplemental Listing Application

The Arrangement Agreement provides that as soon as reasonably practicable, Mitel shall apply to list the Consideration Shares and Option Shares issuable pursuant to the Arrangement on the TSX and NASDAQ and shall use its commercially reasonable efforts to obtain approval, subject to customary conditions, for the listing of such Consideration Shares and Option Shares on the TSX and NASDAQ.

Matters relating to the Investment Canada Act Approval and the French Authorization

Mitel and Aastra have agreed to certain steps in respect of obtaining the Investment Canada Act Approval and the French Authorization, including:

•	Subject to the terms of the Arrangement Agreement, each of Mitel and Aastra shall use its commercially reasonable efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Arrangement Agreement as soon as practicable;

•	Mitel will agree to undertakings, commitments and conditions if requested by the French Ministry of Economy in connection with and to obtain the French Authorization;

•	Mitel will agree to undertakings requested of Mitel by the Investment Review Division of Industry Canada in connection with and to obtain the Investment Canada Approval;

•	Each of the parties will prepare and submit and shall cooperate and consult with each other in connection with the preparation and submission of all applications and filings;

•	Aastra will provide Mitel with such information and reasonable assistance as Mitel may reasonably request in order to prepare all such applications and filings;

•	Each of Mitel and Aastra will provide each other an opportunity to review and provide input into drafts of such applications, filings and other written communications with the relevant Governmental Authorities; and

•	Each of the parties will cooperate with respect to, and provide counsel to the other with an opportunity to attend and/or participate in, any meetings, conference calls or other communications with the Governmental Authorities.

Notwithstanding the foregoing and anything else in the Arrangement Agreement, Mitel is not required to take any action, or commit to take any action, in connection with obtaining Regulatory Approvals that would adversely impact in any material respect the post-closing operations, results of operations or the financial condition of the business of Mitel (any of the foregoing actions an “Unreasonable Condition”).

Non-Solicitation

Pursuant to the Arrangement Agreement, each of Aastra and Mitel has agreed to not directly or indirectly, through any Representative:

•	solicit, assist, initiate encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

•	enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the other party) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal; or

•	in the case of Aastra, make a Change in Recommendation.

Aastra and Mitel have each agreed to immediately provide notice to the other party of any Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any request in connection with such an Acquisition Proposal. Such notice to the other party must be made, at first immediately orally and then promptly (within 24 hours) in writing and must indicate the identity of the Person or Persons making such proposal, inquiry, offer or request, all material terms and other details of the proposal, inquiry, offer or request known to such party. Aastra and Mitel have agreed to keep one another promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request and will respond promptly to all inquiries by the other party with respect thereto.

Notwithstanding the non-solicitation covenant described in this section, if at any time following the date of the Arrangement Agreement and prior to obtaining Shareholder Approval or Mitel Shareholder Approval, as applicable, a party receives a request for material non-public information, or to enter into discussions, from a Person that proposes to such party an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Arrangement Agreement and such Person was not restricted from making such Acquisition Proposal pursuant to any existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such party or any of its Subsidiaries, and the Aastra Board or the Mitel Board, as applicable, determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, and only in such case, such party may:

(a)	provide the Person making such Acquisition Proposal with access to information regarding such party and its Subsidiaries; and/or

(b)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal,

provided that such party shall not, and shall not allow any of its Subsidiaries or Representatives to, disclose any non-public information with respect to such party or any of its Subsidiaries to such Person without having (i) entered into a confidentiality and standstill agreement on terms no less favourable to such party than the Confidentiality Agreement; and (ii) provided further that the other party is provided with a list of the information provided to such Person and the other party is immediately provided with access to the same information to which such Person was provided. Any such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with such Person and may not restrict such party or any of its Subsidiaries from complying with the Arrangement Agreement.

Neither Aastra nor Mitel can accept, approve or enter into any agreement, understanding or arrangement (a “Proposed Agreement”), other than a confidentiality and standstill agreement as contemplated by the Arrangement Agreement, unless:

(a)	the board of the party in receipt of the Acquisition Proposal determines that the Acquisition Proposal constitutes a Superior Proposal;

(b)	the Shareholder Approval has not been obtained;

(c)	such party has complied in all material respects with the non-solicitation provisions of the Arrangement Agreement;

(d)	the Person making the Acquisition Proposal was not restricted from doing so pursuant to any existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such party or any of its Subsidiaries;

(e)	such party has provided the other party with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal, such documents to be so provided to the other Party not less than five Business Days prior to the proposed acceptance, approval or execution of the Proposed Agreement by such party;

(f)	five Business Days (the “Response Period”) shall have elapsed from the date the other party received the notice and documentation from such party and, if the other party has proposed to amend the terms of the Arrangement, the Aastra Board or the Mitel Board, as applicable, shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by the other party; and

(g)	Mitel or Aastra has terminated the Arrangement Agreement in accordance with its terms, and, in either case, such party has previously paid, or concurrently pays, to the other party the Aastra Termination Fee or the Mitel Termination Fee, as applicable.

Aastra and Mitel have acknowledged and agreed that, during the Response Period or such longer period as such party may approve for such purpose, the other party has the opportunity, but not the obligation, to propose to amend the terms of the Arrangement Agreement, including an increase in, or modification of, the Consideration. The Aastra Board or the Mitel Board, as applicable, has agreed to review any proposal by the other party to amend the terms of the Arrangement Agreement in order to determine in good faith in the exercise of its fiduciary duties whether the other party’s proposal to amend the Arrangement Agreement would result in the Acquisition Proposal ceasing to be a Superior Proposal. If the Aastra Board or the Mitel Board, as applicable, determines that the Acquisition Proposal is not a Superior Proposal as compared to the proposed amendments to the terms of the Arrangement Agreement, it will promptly enter into an amended agreement with the other party reflecting such proposed amendments. Each successive modification of any Acquisition Proposal will constitute a new Acquisition Proposal for the purposes of the non-solicitation provisions of the Arrangement Agreement and the other party will be afforded a new Response Period in respect of each such Acquisition Proposal.

Aastra and Mitel have agreed to ensure that its Representatives are aware of the non-solicitation provisions of the Arrangement Agreement, and each party has agreed to be responsible for any breach of the non-solicitation provisions of the Arrangement Agreement by its Representatives.

In circumstances where:

(a)	Aastra has notified Mitel that it intends to make a Change in Recommendation; or

(b)	a party provides the other party with notice of a Superior Proposal,

on a date that is less than seven Business Days prior to the Meeting, either party may, or if requested by the other party, will adjourn the Meeting to a date that is seven Business Days after the date of such notice, provided, however, that the Meeting will not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

Nothing in the Arrangement Agreement prohibits the Aastra Board from making a Change in Recommendation or from making any disclosure to any Aastra securityholders prior to the Effective Time, if, in the good faith judgment of the Aastra Board, after consultation with outside legal counsel, failure to take such action or make such disclosure would be inconsistent with the Aastra Board’s exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law (including by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under applicable U.S. or Canadian Securities Laws); provided that:

(a)	no Change of Recommendation may be made in relation to an Acquisition Proposal unless Aastra complies with the non-solicitation provisions of the Arrangement Agreement;

(b)	subject to the paragraph above, prior to making a Change in Recommendation, Aastra shall give to Mitel not less than 48 hours’ notice of its intention to make such a Change in Recommendation; and

(c)	where, having first given notice of its intention to do so pursuant to paragraphs (a) or (b) above the Aastra Board makes a Change in Recommendation and Mitel does not exercise its right of termination prior to the Meeting, Aastra will hold the Meeting on the date the meeting is scheduled (subject to adjournment in accordance with the Arrangement Agreement).

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of Aastra and Mitel;

(b)	by either Aastra or Mitel, if:

(i)	the Effective Time has not occurred on or before the Outside Date; provided that this right to terminate is not exercised by a party whose failure to fulfill any of its obligations or breach of any of its representations and warranties has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(ii)	since the date of the Arrangement Agreement, a Law has been enacted or made that makes consummation of the Arrangement illegal or otherwise prohibited;

(iii)	Shareholder Approval has not been obtained at the Meeting; or

(iv)	Mitel Shareholder Approval has not been obtained by the time that Shareholder Approval has been obtained;

(c)	by Mitel, if:

(i)	prior to the Effective Time, a Change in Recommendation occurs, or Aastra has breached its non-solicitation obligations in any material respect;

(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aastra has occurred that would cause the certain conditions not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Mitel and provided that Mitel is not then in breach of the Arrangement Agreement so as to cause certain conditions not to be satisfied; or

(iii)	Mitel wishes to enter into a binding written agreement with respect to a Superior Proposal, in accordance with the Arrangement Agreement, and Mitel has paid to Aastra the Mitel Termination Fee;

(d)	by Aastra, if:

(i)	prior to the Effective Time, the Mitel Board, or a committee thereof, has approved or recommended any Acquisition Proposal, or Mitel has breached its non-solicitation obligations in any material respect;

(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Mitel has occurred that would cause the certain conditions not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Aastra and provided that Aastra is not then in breach of the Arrangement Agreement so as to cause certain conditions not to be satisfied; or

(iii)	Aastra wishes to enter into a binding written agreement with respect to a Superior Proposal, in accordance with the Arrangement Agreement, and Aastra has paid to Mitel the Aastra Termination Fee.

Aastra Termination Payment

Aastra is required to pay Mitel the Aastra Termination Fee as liquidated damages at the time determined in accordance with the Arrangement Agreement in the event of any of the following terminations of the Arrangement Agreement:

(a)	by Mitel if, prior to the Effective Time, a Change in Recommendation occurs (but not including a termination by Mitel where the Change in Recommendation resulted from the occurrence of a Mitel Material Adverse Effect), or Aastra has breached its non-solicitation obligations in any material respect;

(b)	by Aastra if it wishes to enter into a binding written agreement with respect to a Superior Proposal; or

(c)	by either party if (i) the Effective Time has not occurred on or before the Outside Date; provided that this right to terminate is not exercised by a party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or (ii) Shareholder Approval has not been obtained at the Meeting, but only if, in these termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Aastra has been made or publicly announced by any Person other than Mitel and (y) within 12 months following the date of such termination, (A) Aastra or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above) and such Acquisition Proposal is later consummated or (B) an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above), provided that the term “Acquisition Proposal” in this paragraph has the meaning given to such term in this Circular except that a reference to “20 per cent” should instead refer to “50 per cent”.

Mitel Termination Payment

Mitel is required to pay Aastra the Mitel Termination Fee as liquidated damages at the time determined in accordance with the Arrangement Agreement in the event of any of the following terminations of the Arrangement Agreement:

(a)	by Aastra if, prior to the Effective Time, the Mitel Board has approved or recommended any Acquisition Proposal, or Mitel has breached its non-solicitation obligations in any material respect;

(b)	by Mitel if it wishes to enter into a binding written agreement with respect to a Superior Proposal;

(c)

by either party if the Effective Time has not occurred on or before the Outside Date and all of the mutual conditions precedent and conditions precedent for the benefit of Mitel have been satisfied or waived by Mitel except for the condition that Mitel has received the funds contemplated by the Commitment Letter and such other conditions which can only be satisfied by actions taken at the Effective Time; or

(d)	by either party if (i) the Effective Time has not occurred on or before the Outside Date; provided that this right to terminate is not exercised by a party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or (ii) Mitel Shareholder Approval has not been obtained by the time that Shareholder Approval has been obtained, but only if, in these termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Mitel has been made or publicly announced by any Person other than Aastra and (y) within 12 months following the date of such termination, (A) Mitel or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above) and such Acquisition Proposal is later consummated or (B) an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above), provided that the term “Acquisition Proposal” in this paragraph has the meaning given to such term in this Circular except that a reference to “20 per cent” should instead refer to “50 per cent”.

Aastra Expense Fee

Aastra has agreed to pay Mitel the Aastra Expense Fee if: (a) the Arrangement Agreement is terminated because of Aastra’s failure to obtain Shareholder Approval; provided that an Aastra Expense Fee is not payable if Shareholder Approval has not been obtained because of a Change in Recommendation as a result of a Mitel Material Adverse Effect; or (b) the Arrangement Agreement is terminated by Mitel on or prior to the Outside Date, and at the time of such termination there is a state of facts or circumstances that would cause the condition regarding the representations and warranties made by Aastra or the condition regarding the covenants made by Aastra not to be satisfied, as reasonably determined by Mitel; provided that at the time of such termination there is no state of facts or circumstances that would cause the condition regarding the representations and warranties made by Mitel or the condition regarding the covenants made by Mitel not to be satisfied.

Mitel Expense Fee

Mitel has agreed to pay Aastra the Mitel Expense Fee if: (a) the Arrangement Agreement is terminated because of Mitel’s failure to obtain Mitel Shareholder Approval; or (b) the Arrangement Agreement is terminated by Aastra on or prior to the Outside Date, and at the time of such termination there is a state of facts or circumstances that would cause the condition regarding the representations and warranties made by Mitel or the condition regarding the covenants made by Mitel not to be satisfied, as reasonably determined by Aastra; provided that at the time of such termination there is no state of facts or circumstances that would cause the condition regarding the representations and warranties made by Aastra or the condition regarding the covenants made by Aastra not to be satisfied.

Amendment

The Arrangement Agreement and the Plan of Arrangement may, at any time prior to the Effective Time, be amended by mutual written agreement of Aastra and Mitel, subject to the Interim Order, the Plan of Arrangement and applicable Laws.

REGULATORY MATTERS

Canadian Securities Law Matters

Aastra is a reporting issuer (or the equivalent) in all of the provinces of Canada. Aastra Shares currently trade on the TSX. If the Arrangement is completed, Mitel intends to delist the Aastra Shares from the TSX and expects to apply to the applicable Canadian securities regulators to have Aastra cease to be a reporting issuer. Mitel is a reporting issuer in each province and territory of Canada. The Mitel Shares are listed on the TSX under the symbol “MNW” and on the NASDAQ under the symbol “MITL”.

The issue of Mitel Shares pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements of the Canadian Securities Laws. Mitel Shares may be resold in each province and territory of Canada, provided: (a) that Mitel is a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade; (b) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities; (c) no unusual effort is made to prepare the market or create a demand for those securities; (d) no extraordinary commission or consideration is paid in respect of that trade; and (e) if the selling security holder is an insider or officer of Mitel (as such terms are defined by Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that Mitel is in default of Canadian Securities Laws. Each Shareholder is urged to consult the holder’s professional advisors with respect to restrictions applicable to trades in Mitel Shares under Canadian Securities Laws.

Since Aastra is a reporting issuer in Ontario, the Arrangement is subject to MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure the protection and fair treatment of minority security holders. MI 61-101 provides that, in certain circumstances, where a related party of an issuer is entitled to receive a “collateral benefit” in connection with an arrangement transaction (such as the Arrangement), such transaction may be considered a “business combination” for the purposes of MI 61-101 and subject to minority approval requirements. However, the minority approval requirements of MI 61-101 do not apply to related parties who: (a) have beneficial ownership of or control or direction over less than 1% of the issuer’s outstanding equity securities at the time the transaction was agreed to; or (b) (A) disclose to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities beneficially owned by the related party; (B) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in paragraph (A); and (C) the independent committee’s determination is disclosed in the disclosure document for the transaction.

Certain directors and senior officers of Aastra hold Aastra Options. In accordance with the Arrangement Agreement and subject to the terms of the Aastra 2006 Option Plan, Aastra will accelerate vesting for all Aastra Optionholders who exercise their Aastra Options immediately prior to the Effective Time. Such accelerated vesting may be considered “collateral benefits” received by the applicable directors or senior officers of Aastra for purposes of MI 61-101.

In addition, on October 11, 2013, the Aastra Board resolved, subject to the Arrangement being completed (a) to make the Cash Payments to certain directors, officers and senior employees of Aastra, including Francis Shen, Anthony Shen, Allan Brett and John Tobia and (b) to make the Closing Payments to John Tobia. See “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”.

In addition, if the Arrangement is completed, pursuant to the terms of the Aastra Employment Agreements, each of Francis Shen, Anthony Shen, Martin Derungs, Allan Brett and John Tobia will be entitled to their respective Change of Control Payments upon being terminated, subject to, in certain circumstances, such termination having occurred within a certain specified period following the Effective Date. See “The Arrangement – Interests of Certain Persons in the Arrangement – Termination and Change of Control Benefits”.

Lastly, effective on the Effective Date, each of Francis Shen, Anthony Shen, Allan Brett and John Tobia will be party to their respective Consulting Agreements. See “The Arrangement – Interests of Certain Persons in the Arrangement – Consulting Agreements”.

The accelerated vesting of Aastra Options, the Cash Payments, the Closing Payments, the Change of Control Payments and the Consulting Agreements may be considered to be “collateral benefits” received by certain senior officers and directors of Aastra for purposes of MI 61-101.

Following disclosure by management of Aastra to the Aastra Board of the number of Aastra Options held by each of the senior officers and directors and the total consideration that they were expected to receive as Cash Payments, Closing Payments, their respective Change of Control Payments and payments to be made under their respective Consulting Agreements, the Aastra Board determined that, except as otherwise disclosed below, each of the senior officers and directors of Aastra and their associated entities, beneficially own, or exercise control or direction over, less than 1% of the outstanding Aastra Shares. Accordingly, such directors and senior officers will not be considered to have a “collateral benefit” under MI 61-101 as a result of accelerated vesting of the Aastra Options, the Cash Payments, the

Control Payment, their respective Change of Control Payments and payments to be made under their respective Consulting Agreements.

Including the Aastra Shares issuable to Francis Shen and Anthony Shen on exercise of Aastra Options, each of Francis Shen and Anthony Shen beneficially owns, or exercises control or direction over, directly or indirectly, more than 1% of the outstanding Aastra Shares. As such, the accelerated vesting of Francis Shen’s and Anthony Shen’s Aastra Options, the receipt of the Cash Payments, their respective Change of Control Payments and payments to be made under their respective Consulting Agreements would be considered “collateral benefits” under MI 61-101 because the value of the applicable benefits, net of offsetting costs, to each of Francis Shen and Anthony Shen, directly or indirectly, would be more than 5% of the value of the consideration to be received by each of them pursuant to the Arrangement in exchange for the Aastra Shares beneficially owned by Francis Shen and Anthony Shen, respectively, directly or indirectly.

Accordingly, in addition to the approval of the Arrangement Agreement by not less than two-thirds of the votes cast in respect of the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting, the Arrangement Resolution must also be approved by at least a simple majority of the votes cast at the Meeting entitled to vote at the Meeting excluding votes attaching to Aastra Shares beneficially owned or over which control or direction is exercised by each of Francis Shen and Anthony Shen, directly or indirectly.

To the knowledge of the directors and senior officers of Aastra, after reasonable enquiry, an aggregate of 1,615,943 votes are attached to the Aastra Shares beneficially owned by or over which control is exercised by each of Francis Shen and Anthony Shen, directly or indirectly (excluding any Aastra Options), representing approximately 13.7% of the issued and outstanding Aastra Shares.

MI 61-101 requires in certain circumstances that an issuer carrying out a business combination obtain a formal valuation prepared by an independent valuator. The Arrangement is not a prescribed class of business combination for which a formal valuation is required pursuant to MI 61-101.

Neither Aastra nor any director or officer of Aastra, after reasonable inquiry, has knowledge of any “prior valuation” as defined in MI 61-101 in respect of Aastra that has been made in the 24 months before the date of this Circular. Aastra has not received any bona fide prior offer during the 24 months before the date of the Arrangement Agreement that relates to the subject matter of or is otherwise relevant to the Arrangement.

U.S. Securities Law Matters

The following discussion is a general overview of certain requirements of U.S. federal and state securities laws applicable to Shareholders. Also see “Notice to Shareholders in the United States”.

Shareholders who resell Mitel Shares must also comply with Canadian Securities Laws, as outlined above.

Status Under U.S. Federal Securities Laws

Aastra does not have any class of securities registered under the Exchange Act and is not otherwise subject to periodic reporting obligations under U.S. federal securities laws. Aastra is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

The Mitel Shares are registered pursuant to Section 12 of the Exchange Act and Mitel is subject to reporting obligations under Section 13(a) of the Exchange Act. Mitel is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. However, Mitel has voluntarily determined to file U.S. annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively. Mitel is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

Exemption Relied Upon from the Registration Requirements of the U.S. Securities Act

The Mitel Shares to be issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption afforded by section 3(a)(10) of the U.S. Securities Act and corresponding exemptions under or federal pre-emption of state securities laws. Section 3(a)(10) of the U.S. Securities Act exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the fairness of the terms and conditions of such exchange are approved after a hearing on the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval and to hold such a hearing. Accordingly, the Final Order, if granted by the Court, constitutes a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Mitel Shares issued in connection with the Arrangement.

Resale of Mitel Shares Within the United States

The Mitel Shares to be issued under the Arrangement will be freely transferable under United States federal securities laws, except that the U.S. Securities Act imposes restrictions on the resale of Mitel Shares received pursuant to the Arrangement by persons who are, or within three months before the resale were, “affiliates” of Mitel. An “affiliate” of an issuer is a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer may be considered to be its “affiliates”.

Any holder of Mitel Shares who is an affiliate of Mitel at the time of a proposed resale, or has been an affiliate within three months before a proposed resale, is urged to consult with its own legal advisor to ensure that any proposed resale of Mitel Shares issued to them under the Arrangement complies with applicable U.S. Securities Act requirements.

State “Blue Sky” Laws

No Mitel Shares issued in the Arrangement will be delivered to persons in any state where the applicable state “blue sky” securities laws do not provide an exemption from the registration or qualification requirements of securities laws of that state or are not pre-empted by federal securities laws. All Mitel Shares that would otherwise be delivered to persons in such states may be sold on their behalf, and holders may receive a cash payment in the amount of their pro rata entitlement to the net sale proceeds.

Investment Canada Act Approval

Mitel is a widely-held public company which is controlled by the Mitel Board. Mitel is a “non-Canadian” within the meaning of the Investment Canada Act, as less than two-thirds of its board of directors are Canadians within the meaning of the Investment Canada Act.

Subject to certain limited exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds the financial threshold prescribed under Part IV of the Investment Canada Act (a “Reviewable Transaction”) cannot be implemented unless the Minister responsible for the Investment Canada Act (the “Minister”) is satisfied or is deemed to be satisfied that the transaction is likely to be of net benefit to Canada (the “net benefit ruling”). Accordingly, in the case of a Reviewable Transaction, a non-Canadian purchaser must submit an application to the Minister (an “Application for Review”) seeking approval of the Reviewable Transaction and cannot complete the transaction until it receives a net benefit ruling. The submission of the Application for Review triggers an initial review period of up to 45 days which may be unilaterally extended by the Minister for a further 30 days. Thereafter, if necessary, the Minister and the purchaser may agree to further extensions of the review period.

In determining whether to issue a net benefit ruling, the Minister is required to consider, among other things, the Application for Review, including the purchaser’s plans for the Canadian business, any written undertakings offered by the purchaser to Her Majesty in right of Canada and any representations submitted by a province that is likely to be significantly affected by the investment.

The statutory factors that the Minister must consider when determining whether to issue a net benefit ruling include, among other things, the effect of the investment on economic activity in Canada (including the effect on employment, on resource processing, on the utilization of Canadian products and services and on exports from Canada), the participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation, product variety and competition within any industry in Canada, the compatibility of the investment with national and provincial industrial, economic and cultural policies, and the contribution of the investment to Canada’s ability to compete in world markets.

If, following his review during the initial review period or the extension(s) described above, the Minister is not satisfied that the transaction is likely to be of net benefit to Canada, the Minister is required to send a notice to that effect to the purchaser, advising the purchaser of its right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by the purchaser and the Minister. The purchaser is entitled to make representations, in person or by a representative, and to give undertakings to Her Majesty in right of Canada, as the purchaser sees fit.

At any time, and in any event within a reasonable time after the expiry of the last-mentioned period for making representations and submitting undertakings described above, the Minister shall send a notice to the purchaser that either the Minister has made a net benefit ruling or confirmation that the Minister is not satisfied that the investment is likely to be of net benefit to Canada. In the latter case, the Reviewable Transaction shall not be implemented.

In addition, under Part IV.1 of the Investment Canada Act, certain investments by non-Canadians, which include Reviewable Transactions, can be made subject to review on grounds that the investment could be injurious to national security. Specifically, in the case of a Reviewable Transaction, a non-Canadian investor cannot complete its investment where it has received, within the prescribed period, notice from the Minister that the investment may be or will be subject to review by the Governor in Council (the federal Cabinet) on grounds that the investment could be injurious to national security. Where such a notice has been received, a non-Canadian investor cannot complete its investment until either it has received: (a) a notice from the Minister stating that no order for a review will be made; (b) a notice from the Minister that an order for a national security review of the transaction has been made and stating that no further action will be taken; or (c) after an order for a national security review has been made and the review has been completed, a notice by the Governor in Council authorizing the transaction to proceed, with or without conditions and subject to any written undertakings provided to Her Majesty in right of Canada. In the case of a Reviewable Transaction, a national security review can be required if, within 45 days of submission of an Application for Review, the Minister sends a notice to the non-Canadian investor. Where a national security review is ordered, the net benefit ruling determination is suspended until the national security review has been completed, provided that the Governor in Council has not prohibited the transaction on grounds that it is advisable to do so for purposes of protecting national security.

The Arrangement is a Reviewable Transaction. Mitel has agreed under the Arrangement Agreement to use its commercially reasonable efforts to obtain Investment Canada Act Approval as soon as practicable, but in any event no later than the Outside Date. An Application for Review under the Investment Canada Act was filed by Mitel on November 22, 2013 to commence the Minister’s review of the Arrangement.

French Authorization

The direct or indirect acquisition of control of a company whose registered office is in France by a company whose registered office is located outside of the European Union or the European Economic Area (the “Investment”) must, obtain the French Authorization from the French Minister in charge of the Economy (the “French Minister”) if the Investment is related to, among other things, activities carried out by companies that have entered into contracts for the study or the provision of equipment to the benefit of the French Ministry of Defense either directly, or through subcontracting, for the production of goods or the provision of services related to one of the abovementioned categories of activities.

Upon submission of the request for the French Authorization, the French Minister has two months to render his or her decision. In case of a lack of response, the French Authorization is deemed to have been granted.

In order to make his or her decision, the French Minister analyzes the Investment to make sure that protection of national interests (public order, public security, interests of national defense, research, production and marketing of weapons and other devices associated therewith) is maintained. The French Minister has also the possibility to confer and cooperate with international institutions to verify the accuracy of the information provided by the investor and in particular the information related to the origin of the funds used for the Investment.

In granting the Authorization, in order to achieve the protection of the national interests, the French Minister may add one or several conditions to the terms of the Authorization that would principally address the duration of the activities, the industrial capabilities, the R&D capabilities or know-how related therewith, the security of supply or the performance of contractual obligations of the company whose registered office is located in France acting as contractor or sub-contractor for public procurements or contracts related to national interests. In case the activity for which the French Authorization is sought is only performed as a secondary activity, the French Minister may make it a condition of the Authorization that such activity be transferred to a company independent from the investor.

The French Minister may refuse the French Authorization if: (a) there is a substantial risk that the investor may infringe specific criminal provisions such as the one related to terrorism, drug trafficking or money laundering; or (b) the implementation of the possible conditions listed above are not sufficient to ensure the protection of the national interests.

Aastra has a wholly-owned Subsidiary in France which has a subcontracting equipment supply agreement with a contractor of certain entities of the French Government (to provide and support standard Aastra products). As a result, the Investment will require a French Authorization. A request for a French Authorization was filed by Mitel on November 22, 2013 to commence the French Minister’s review of the Investment.

Exchange Approvals

The Mitel Shares are listed on the TSX under the symbol “MNW” and on the NASDAQ under the symbol “MITL”.

Mitel has applied to list the Mitel Shares issuable pursuant to the Arrangement on the TSX and NASDAQ and it is a condition of closing that Mitel shall have obtained approval for the listing. See “Arrangement Agreement – Covenants – Mitel Supplemental Listing Application”.

RISKS RELATING TO THE ARRANGEMENT AND THE COMBINED COMPANY

The following risk factors should be considered by Shareholders in evaluating whether to approve the Arrangement Resolution. These risk factors should be considered in conjunction with the other information contained in or incorporated by reference into this Circular. These risk factors relate to the Arrangement and the Combined Company. For information on risks and uncertainties relating to the business of Aastra and the Aastra Shares, see “Information Relating to Aastra – Risk Factors”. For information on risks and uncertainties relating to the business of Mitel and the Mitel Shares, see “Information Relating to Mitel – Risk Factors”.

Because the market price of the Mitel Shares and the Aastra Shares will fluctuate and the Consideration is fixed, Shareholders cannot be certain of the market value of the Mitel Shares they will receive for their Aastra Shares under the Arrangement.

The Consideration is fixed but the value of the Consideration (due to the Consideration consisting, in part, of 3.6 Mitel Shares for every Aastra Share) will increase or decrease due to fluctuations in the market price of Mitel Shares or Aastra Shares. The market price of Mitel Shares or Aastra Shares could each fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, the differences between Mitel’s and Aastra’s actual financial or operating results and those expected by investors and analysts, changes in analysts’ projections or recommendations, changes in general economic or market conditions, and broad market fluctuations. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the Mitel Shares that Aastra Shareholders may receive on the Effective Date. There can be no assurance that the market value of the Consideration that the holders of Aastra Shares may receive on the Effective Date will equal or exceed the market value of the Aastra Shares held by such Aastra Shareholders prior to the Effective Date. There can also be no assurance that the trading price of the Mitel Shares will not decline following the completion of the Arrangement.

Because the Cash Consideration is payable in U.S. Dollars and the exchange rate between U.S. Dollars and Canadian Dollars will fluctuate prior to the Effective Date, Shareholders cannot be certain of the value in Canadian Dollars of the Cash Consideration they will receive for their Aastra Shares under the Arrangement.

The Cash Consideration is fixed and is payable in U.S. Dollars. The U.S. Dollar/Canadian Dollar exchange rate could fluctuate significantly prior to the Effective Date in response to various factors and events, outside of the control of Aastra and Mitel. As a result of such fluctuations, Shareholders cannot be certain of the value in Canadian Dollars of the Cash Consideration they will receive for their Aastra Shares under the Arrangement. There can be no assurance that the Canadian Dollar value of the Cash Consideration that the holders of Aastra Shares may receive on the Effective Date will equal or exceed the Canadian Dollar value of Cash Consideration as of the date of the Arrangement Agreement.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the market price of the Aastra Shares.

The Arrangement is subject to certain conditions that may be outside the control of Aastra, including, without limitation, the receipt of the Final Order, the receipt of Investment Canada Act Approval and the French Authorization and satisfaction (or waiver) by Mitel of the Financing Condition. There can be no certainty, nor can Aastra provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Arrangement is not completed, the market price of the Aastra Shares may decline to the extent that the market price reflects a market assumption that the Arrangement will be completed. If the Arrangement is not completed and the Aastra Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay consideration for the Aastra Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

The Arrangement Agreement may be terminated by Aastra or Mitel in certain circumstances.

Each of Aastra and Mitel has the right to terminate the Arrangement Agreement and the Arrangement in certain circumstances. Accordingly, there is no certainty, nor can Aastra provide any assurance, that the Arrangement Agreement will not be terminated by either Aastra or Mitel before the completion of the Arrangement. See “Arrangement Agreement — Termination of the Arrangement Agreement”.

The Aastra Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Aastra.

Under the Arrangement Agreement, Aastra would be required to pay the Aastra Termination Fee (CAD$11 million) in the event the Arrangement Agreement is terminated in certain circumstances. This Aastra Termination Fee may discourage other parties from attempting to acquire Aastra Shares or otherwise make an Acquisition Proposal to Aastra, even if those parties would otherwise be willing to offer greater value to Shareholders than that offered by Mitel under the Arrangement.

In certain circumstances, if the Arrangement Agreement is terminated without any payment of the Aastra Termination Fee, Aastra may be required to make an expense reimbursement payment to Mitel.

Under the Arrangement Agreement, Aastra would be required to pay the Aastra Expense Fee (CAD$2.5 million) to Mitel in the event the Arrangement Agreement is terminated in certain circumstances. Payment of this amount could have an adverse effect on Aastra’s financial condition following any such termination of the Arrangement Agreement. See “Arrangement Agreement — Termination of the Arrangement Agreement — Aastra Expense Fee”.

Mitel may be unable to successfully integrate the businesses of Mitel and Aastra and realize the anticipated benefits of the Arrangement.

The integration of Aastra requires the dedication of substantial effort, time and resources on the part of management which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. There can be no assurance that management will be able to integrate the operations of each of the businesses successfully or achieve any of the synergies or other benefits that are anticipated as a result of the Arrangement. The extent to which synergies are realized and the timing of such cannot be assured. It is possible that the integration process could result in the loss of key employees, the disruption of the respective ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of management to maintain relationships with clients, suppliers, employees or to achieve the anticipated benefits of the

Arrangement. Any inability of management to successfully integrate the operations of Mitel and Aastra, could have a material adverse effect on the business, financial condition and results of operations of the Combined Company.

The Combined Company’s indebtedness following completion of the Arrangement will be substantial. This indebtedness could have adverse consequences for the Combined Company, including by reducing funds available for other business purposes.

The Combined Company’s degree of leverage as a result of the financing required to complete the Arrangement could have adverse consequences for the Combined Company, including: limiting the Combined Company’s ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; restricting the Combined Company’s flexibility and discretion to operate the Combined Company’s business; limiting the Combined Company’s ability to declare dividends on its common shares; having to dedicate a portion of the Combined Company’s cash flows from operations to the payment of interest on its existing indebtedness and not having such cash flows available for other purposes, including operations, capital expenditures and future business opportunities; exposing the Combined Company to increased interest expense on borrowings at variable rates; limiting the Combined Company’s ability to adjust to changing market conditions; placing the Combined Company at a competitive disadvantage compared to its competitors that have less debt; making the Combined Company vulnerable in a downturn in general economic conditions; and making the Combined Company unable to make capital expenditures that are important to its growth and strategies.

Aastra directors and executive officers may have interests in the Arrangement that are different from those of the Shareholders.

In considering the recommendation of the Aastra Board to vote in favour of the Arrangement Resolution, Shareholders should be aware that certain members of the Aastra Board and management team have agreements or arrangements that provide them with interests in the Arrangement that differ from, or are in addition to, those of Shareholders generally. See “The Arrangement — Interests of Certain Persons in the Arrangement”.

DISSENT RIGHTS

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein.

Registered Shareholders are entitled to dissent from the Arrangement Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement and Final Order.

This section summarizes the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. Registered Shareholders who wish to dissent should obtain legal advice and carefully read the provisions of the Plan of Arrangement, the provisions of section 190 of the CBCA and the Interim Order, which are attached as Appendix “D,” Appendix “H” and Appendix F”, respectively, to this Circular.

Anyone who is a beneficial owner of Aastra Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights. A Registered Shareholder who holds Aastra Shares as an Intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the Dissent Notice should specify the number of Aastra Shares held by the Intermediary for such beneficial owner. A Dissenting Shareholder may dissent only with respect to all the Aastra Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

Each Registered Shareholder who properly exercises Dissent Rights will be deemed to have transferred his, her or its Aastra Shares or, in the event that the Registered Shareholder is an Intermediary, the number of Aastra Shares held on behalf of the beneficial owner who wishes to exercise Dissent Rights (the “Dissent Shares”), to Mitel free and clear of any liens, claims and encumbrances, as of the Effective Date, and if it:

(a)

ultimately is entitled to be paid fair value for its Dissent Shares, will be entitled to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or consideration (including any payment that would be payable under the Arrangement had it not exercised its Dissent Rights). There can be no assurance that a Dissenting Shareholder will receive consideration for its Dissent Shares of equal value to the Consideration that such Dissenting Shareholder would have received under the Arrangement; or

(b)	is ultimately not entitled, for any reason, to be paid fair value for its Dissent Shares, will be deemed to have participated in the Arrangement and to have transferred its Aastra Shares to Mitel in exchange for the Consideration.

All Dissent Notices must be received by the V.P. Legal, General Counsel and Secretary of Aastra at its office located at 155 Snow Boulevard, Concord, Ontario L4K 4N9, on or prior to 5:00 p.m. (Toronto time) on the day that is two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). It is important that Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA which would permit a Dissent Notice to be provided at or prior to the Meeting.

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote at the Meeting; however, a Registered Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to the Dissent Shares voted in favour of the Arrangement Resolution. If such Dissenting Shareholder votes in favour of the Arrangement Resolution in respect of a portion of the Aastra Shares he, she or it holds as an Intermediary on behalf of any one beneficial owner, such vote approving the Arrangement Resolution will be deemed to apply to the entirety of the Dissent Shares held in the name of that beneficial owner, given that section 190 of the CBCA provides there is no right of partial dissent. A vote against the Arrangement Resolution will not constitute a Dissent Notice.

Within 10 days after the approval of the Arrangement Resolution, Aastra is required to notify each Dissenting Shareholder that the Arrangement Resolution has been approved. Such notice is not required to be sent to a Registered Shareholder who voted for the Arrangement Resolution or who has withdrawn a Dissent Notice previously filed.

A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Arrangement Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Arrangement Resolution has been approved, send a Demand for Payment containing the Dissenting Shareholder’s name and address, the number of Dissent Shares held by the Dissenting Shareholder, and a Demand for Payment of the fair value of the Dissent Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to the V.P. Legal, General Counsel and Secretary of Aastra at its office located at 155 Snow Boulevard, Concord, Ontario L4K 4N9 or to Computershare Investor Services Inc. at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, the certificates representing the Dissent Shares. Dissenting Shareholders who fail to send the share certificates representing the Dissent Shares forfeit their right to make a claim under section 190 of the CBCA. Aastra or Computershare Investor Services Inc. will endorse on share certificates received from Dissenting Shareholders a notice that the holder is a Dissenting Shareholder under section 190 of the CBCA and will forthwith return the share certificates to the Dissenting Shareholder.

On the filing of a Demand for Payment (and in any event upon the Effective Date), a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid the fair value of its Dissent Shares as determined pursuant to section 190 of the CBCA, the Plan of Arrangement, the Interim Order and the Final Order, except where, prior to the date at which the Arrangement becomes effective: (a) the Dissenting Shareholder withdraws its Demand for Payment before Aastra makes an Offer to Pay to the Dissenting Shareholder; (b) an Offer to Pay is not made and the Dissenting Shareholder withdraws its Demand for Payment; or (c) the Aastra Board revokes the Arrangement Resolution, in which case Aastra will reinstate the Dissenting Shareholder’s rights in respect of its Dissent Shares as of the date the Demand for Payment was sent. Pursuant to the Plan of Arrangement, in no case will Mitel, Aastra or any other Person be required to recognize any Dissenting Shareholder as a Shareholder after the Effective Date, and the names of such Shareholders will be deleted from the list of Registered Shareholders at the Effective Date. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Aastra Options, Aastra SARs or Aastra DSUs, and (b) holders of Aastra Shares who vote or have instructed a proxyholder to vote such Aastra Shares in favour of the Arrangement Resolution.

No later than seven days after the later of the Effective Date and the date on which a Demand for Payment of a Dissenting Shareholder is received, as applicable, each Dissenting Shareholder who has sent a Demand for Payment must be sent a written Offer to Pay for its Dissent Shares in an amount considered by the board of directors of Mitel to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay in respect of Dissent Shares must be on the same terms as every other offer to pay in respect of Dissent Shares.

Payment for the Dissent Shares held by a Dissenting Shareholder must be made within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if an acceptance thereof is not received within 30 days after the Offer to Pay has been made. If an Offer to Pay for the Dissent Shares held by a Dissenting Shareholder is not made, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, an application to the Court to fix a fair value for the Dissent Shares held by a Dissenting Shareholder may be made within 50 days after the Effective Date or by Mitel within such further period as a court may allow.

If no such application is made, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Aastra Shares have not been purchased will be joined as parties and bound by the decision of the Court, and each affected Dissenting Shareholder shall be notified of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any other Person is a Dissenting Shareholder who should be joined as a party, and the Court will then fix a fair value for the Dissent Shares of all such Dissenting Shareholders. The final order of the Court will be rendered against Mitel in favour of each Dissenting Shareholder joined as a party and for the amount of the Aastra Shares held by Dissenting Shareholders as fixed by the Court.

The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment. Any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissent Shares.

The above description of the Dissent Rights is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of its Dissent Shares and is qualified in its entirety by the reference to the full text of section 190 of the CBCA, which is attached as Appendix “H” to this Circular, as modified by the Interim Order, which is attached as Appendix “F” to this Circular and the Plan of Arrangement which is attached as Appendix “D” to this Circular. A Dissenting Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. Failure to comply strictly with the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, and to adhere to the procedures established therein may result in the loss of all rights thereunder.

If, as of the Effective Date, the aggregate number of Aastra Shares in respect of which Shareholders have duly and validly exercised Dissent Rights exceeds 5% of the Aastra Shares then outstanding, Mitel is entitled, in its discretion, to not complete the Arrangement. See “Arrangement Agreement — Conditions Precedent to the Arrangement”.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of McCarthy Tétrault LLP, the following summary describes the principal Canadian federal income tax considerations relating to the Arrangement under the Tax Act generally applicable to beneficial owners of Aastra Shares who, for purposes of the Tax Act, and at all relevant times, (1) hold their Aastra Shares, and will hold any Mitel Shares received pursuant to the Arrangement, as capital property, (2) deal at arm’s length with Aastra and Mitel, (3) are not affiliated with Aastra or Mitel, (4) are not exempt from tax under the Tax Act, and (5) have not entered and will not enter into, with respect to their Aastra Shares or any Mitel Shares received pursuant to the Arrangement, a “derivative forward agreement” as that term is defined in Tax Proposals contained in Bill C-4 which received second reading in the House of Commons on October 29, 2013 (a “Holder”). Generally, the Aastra Shares and Mitel Shares will be capital property to a Holder provided the Holder does not acquire or hold those shares in the course of carrying on a business of trading or dealing in securities or as part of an adventure or concern in the nature of trade.

This summary does not apply to a person holding Aastra Options, Aastra SARs, or Aastra DSUs or to a Holder who received Aastra Shares upon exercise of a stock option.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current administrative policies and assessing practices and policies of the CRA published in writing by it prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, no assurances can be given that the Tax Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ materially from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations applicable to the Arrangement and/or the holding of Mitel Shares. Accordingly, Shareholders should consult their own tax advisors having regard to their own circumstances.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times for purposes of the Tax Act and any applicable income tax convention, is, or is deemed to be, resident in Canada (a “Resident Shareholder”). Certain Resident Shareholders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, so that the Aastra Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Shareholder are deemed to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Shareholders whose Aastra Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

This portion of the summary is not applicable to a Shareholder: (a) that is a “specified financial institution”, (b) that is a “financial institution” for purposes of the “mark-to-market” rules, (c) an interest in which is a “tax shelter investment”, or (d) that reports its “Canadian tax results” in a currency other than Canadian currency. Such persons should consult their own tax advisors.

Non-Rollover Transaction

This portion of the summary is generally applicable to a Resident Shareholder who does not make a Joint Tax Election in respect of the disposition of Aastra Shares under the Arrangement.

A Resident Shareholder will be considered to have disposed of his, her or its Aastra Shares under the Arrangement and will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Aastra Shares to the Resident Shareholder immediately before the disposition. For this purpose the proceeds of disposition will equal the aggregate (a) Cash Consideration (together with any cash in lieu of fractional Mitel Shares) received and (b) the fair market value at the Effective Time of any Mitel Shares acquired by such Resident Shareholder on the exchange. See “—Taxation of Capital Gains and Capital Losses”.

The cost to a Resident Shareholder of any Mitel Shares acquired on the exchange will be equal to the fair market value of the Aastra Shares held by the Resident Shareholder at the Effective Time less the cash received on the exchange. For the purpose of determining the adjusted cost base at any time to a Resident Shareholder of Mitel Shares acquired under the Arrangement, the adjusted cost base of such shares will generally be determined by averaging the cost of such Mitel Shares with the adjusted cost base of all other Mitel Shares held by the Resident Shareholder as capital property at that time.

Rollover Transaction

A Resident Shareholder who is an Eligible Holder who receives Mitel Shares and cash under the Arrangement and who makes a Joint Tax Election with Mitel will be considered to have disposed of his, her or its Aastra Shares for proceeds of disposition equal to the elected amount set forth by the Eligible Holder and Mitel in the Joint Tax Election. See “The Arrangement – Tax Election”.

There are detailed rules set out in the Tax Act prescribing limits as to the amount at which an Eligible Holder and Mitel can elect in a Joint Tax Election. In general, the elected amount cannot be less than: (a) the amount of any cash received by the Eligible Holder pursuant to the Arrangement (including cash received in lieu of fractional Mitel Shares); or (b) the lesser of the adjusted cost base of the Aastra Shares to such Eligible Holder, determined at the Effective Time, and the fair market value of such Eligible Holder’s Aastra Shares at that time. In addition, the elected amount cannot be greater than the fair market value of such Eligible Holder’s Aastra Shares at such time. Elected amounts which do not otherwise comply with the foregoing limitations will be automatically adjusted under the Tax Act so that they are in compliance.

Provided that at the time of the disposition, the Eligible Holder’s adjusted cost base of the Aastra Shares equals or exceeds the aggregate Cash Consideration payable to such Eligible Holder (together with any cash received in lieu of fractional Mitel Shares), the Eligible Holder may jointly elect with Mitel so as not to realize a capital gain on the disposition for purposes of the Tax Act. The aggregate cost to the Eligible Holder of the Mitel Shares received as consideration for the disposition of the Aastra Shares will be equal to the amount by which the proceeds of disposition of such Aastra Shares (being the elected amount, where a Joint Tax Election is made) exceed the aggregate Cash Consideration (together with any cash received in lieu of fractional Mitel Shares) received on the exchange. The adjusted cost base to an Eligible Holder at any time of Mitel Shares acquired under the Arrangement will generally be determined by averaging the cost of such Mitel Shares with the adjusted cost base of all other Mitel Shares held by the Eligible Holder as capital property at that time.

If a Joint Tax Election is made, an Eligible Holder may nonetheless realize a capital gain on the disposition of the Eligible Holder’s Aastra Shares pursuant to the Arrangement to the extent that the aggregate Cash Consideration (together with any cash received in lieu of fractional Mitel Shares) payable to such Eligible Holder pursuant to the Arrangement, net of any reasonable costs of disposition, exceeds the Eligible Holder’s adjusted cost base of the Eligible Holder’s Aastra Shares.

Resident Shareholders should consult their own tax advisors as to whether they are eligible to make, and whether they should make, a Joint Tax Election and seek advice on the determination of the elected amount, having regard to their particular circumstances.

Dividends on Mitel Shares

A Resident Shareholder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Mitel Shares. In the case of a Resident Shareholder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by Mitel as an eligible dividend in accordance with the provisions of the Tax Act.

A dividend received (or deemed to be received) by a Resident Shareholder that is a corporation will generally be deductible in computing the corporation’s taxable income. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act at a rate of 33 1⁄3% on the amount of the dividend (or deemed dividend). Corporate Resident Shareholders should consult their own tax advisors with respect to the application of Part IV tax.

Disposition of Mitel Shares

A disposition or deemed disposition of Mitel Shares by a Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the holder of the Mitel Shares immediately before the disposition. See “—Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Shareholder is required to include in computing the Resident Shareholder’s income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in the year and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Shareholder that is a corporation on the disposition of an Aastra Share or a Mitel Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Shareholder on such share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where an Aastra Share or a Mitel Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Shareholders should consult their own tax advisors.

Tax on Certain Corporations

A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2⁄3% on its “aggregate investment income” (as defined in the Tax Act), including taxable capital gains. Such Holders should consult their own tax advisors in this regard.

Alternative Minimum Tax

A Resident Shareholder who is an individual (other than certain trusts) that receives taxable dividends or who realizes a taxable capital gain may be subject to alternative minimum tax under the Tax Act. Such Holders should consult their own tax advisors in this regard.

Dissenting Shareholders

A Dissenting Shareholder will be deemed to have transferred the Dissent Shares to Mitel as of the Effective Time and will receive a cash payment from Mitel in respect of the fair value of such Dissent Shares. Such a Dissenting Shareholder will be considered to have disposed of the Dissent Shares for proceeds of disposition equal to the amount received by the Dissenting Shareholder (less any interest awarded by a court). As a result, such Dissenting Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received exceed (or are less than) the aggregate of (i) the adjusted cost base to the Dissenting Shareholder of the Dissent Shares; and (ii) any reasonable costs of disposition. See “—Taxation of Capital Gains and Capital Losses” above.

Interest awarded to a Dissenting Shareholder by a court will be included in the Dissenting Shareholder’s income for the purposes of the Tax Act.

A Resident Shareholder who exercises the Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Aastra Shares held by such Resident Shareholder will be deemed to have participated in the Arrangement on the same basis as the non-dissenting Resident Shareholders, as described above.

Eligibility for Investment – Mitel Shares

On the date hereof, the Mitel Shares are qualified investments under the Tax Act for trusts governed by registered retirement savings plans (“RRSP”), registered retirement income funds (“RRIF”), registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (“TFSA”).

In the case of an RRSP, a RRIF or a TFSA, provided the annuitant of the RRSP or RRIF or the holder of the TFSA, as the case may be, does not have a “significant interest” (within the meaning of the Tax Act) in Mitel or, if Tax Proposals contained in Bill C-4 are not enacted as proposed, in a corporation, partnership or trust that does not deal at arm’s length with Mitel, the Mitel Shares will not be a prohibited investment under the Tax Act for such RRSP, RRIF or TFSA.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold Aastra Shares or Mitel Shares received pursuant to the Arrangement in connection with a business carried on in Canada or deemed to be carried on in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank.

Disposition of Aastra Shares

A Non-Resident Shareholder who participates in the Arrangement will not be subject to tax under the Tax Act on the disposition of Aastra Shares, unless the Aastra Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention. See “—Taxable Canadian Property” for a description of the circumstances in which Aastra Shares generally will constitute taxable Canadian property to a Non-Resident Shareholder.

Dividends on Mitel Shares

Dividends paid or credited on the Mitel Shares or deemed to be paid or credited on the Mitel Shares to a Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable income tax convention.

Disposition of Mitel Shares

A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Mitel Shares, unless the Mitel Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention. See “—Taxable Canadian Property” for a description of the circumstances in which Mitel Shares generally will constitute taxable Canadian property to a Non-Resident Shareholder.

Dissenting Non-Resident Shareholders

A Non-Resident Shareholder who is a Dissenting Shareholder will not be subject to tax under the Tax Act on the deemed disposition of Dissent Shares held by such Non-Resident Shareholder, unless the Dissent Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention. See “—Taxable Canadian Property” for a description of the circumstances in which Aastra Shares generally will constitute taxable Canadian property to a Non-Resident Shareholder.

Interest awarded to a Non-Resident Shareholder who is a Dissenting Shareholder by a court will not be subject to Canadian withholding tax.

Taxable Canadian Property

Generally, the Aastra Shares or Mitel Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that the Aastra Shares or Mitel Shares, respectively, are listed at that time on a designated stock exchange (which currently includes the TSX), unless at any particular time during the 60-month period that ends at that time (1) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, has owned 25% or more of the issued shares of any class or series of the capital stock of Aastra or Mitel, respectively, and (2) more than 50% of the fair market value of the Aastra Shares or Mitel Shares, respectively, was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii) whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Aastra Shares or Mitel Shares could be deemed to be taxable Canadian property. Non-Resident Shareholders whose Aastra Shares or Mitel Shares received pursuant to the Arrangement may constitute taxable Canadian property should consult their own tax advisors.

Even if the Aastra Shares or Mitel Shares are taxable Canadian property to a Non-Resident Shareholder, a taxable capital gain resulting from the disposition or deemed disposition of such shares will not be included in computing the Non-Resident Shareholder’s taxable income earned in Canada for purposes of the Tax Act if, at the time of the disposition or deemed disposition, the Aastra Shares or Mitel Shares, as the case may be, constitute “treaty-protected property” of the Non-Resident Shareholder for purposes of the Tax Act. Aastra Shares or Mitel Shares will generally be considered “treaty-protected property” of a Non-Resident Shareholder for purposes of the Tax Act at the time of the disposition or deemed disposition if the gain from their disposition or deemed disposition would, because of an applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident for purposes of such treaty, be exempt from tax under the Tax Act.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time since the beginning of the financial year ended December 31, 2012 has any director, officer or employee, or former director, officer or employee, of Aastra or any of its Subsidiaries, or any associate or affiliate of any such director, officer or employee, been indebted to Aastra.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Circular or the documents incorporated by reference herein, within the three years prior to the date of this Circular, no informed person of Aastra or any associate or affiliate of an informed person, has or had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or will materially affect Aastra or its Subsidiaries.

INTERESTS OF EXPERTS OF AASTRA AND MITEL

The following persons and companies have prepared certain sections of this Circular and/or Appendices attached hereto as described below, or are named as having prepared or certified a report, statement or opinion in or incorporated by reference in this Circular.

Name of Expert (1)	Nature of Relationship
TD Securities	Authors responsible for the preparation of the Fairness Opinion
KPMG LLP (2)	Auditors of Aastra
Deloitte LLP (3)	Auditors of Mitel
McCarthy Tétrault LLP	External Legal Counsel of Aastra

Notes:

(1)	To the knowledge of the directors and senior officers of Aastra, none of the experts so named (or any of the designated professionals thereof) held securities representing more than 1% of all issued and outstanding Aastra Shares as at the date of the statement, report or valuation in question, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of Aastra or of any associate or affiliate of Aastra.
(2)	KPMG LLP is independent with respect to Aastra within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation. Note (1) is not intended to apply to KPMG LLP.
(3)	Deloitte LLP is independent with respect to Mitel within meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario. Note (1) is not intended to apply to Deloitte LLP.

OTHER INFORMATION

Additional documents, including copies of the most recent Annual Information Form of Aastra (including any documents incorporated by reference therein), the audited financial statements of Aastra for its most recently completed financial year, management’s discussion and analysis and the interim financial statements of Aastra , are available on SEDAR at www.sedar.com and are also available upon written request at no charge from the Secretary of Aastra, at 155 Snow Boulevard, Concord, Ontario L4K 4N9. Financial information is provided in Aastra’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year.

APPROVAL OF DIRECTORS

The contents and sending of this Circular, including the Notice of Meeting, have been approved and authorized by the Aastra Board.

BY ORDER OF THE BOARD OF DIRECTORS

“Francis Shen”
FRANCIS SHEN
Chairman and Co-Chief Executive Officer

December 11, 2013

CONSENT OF TD SECURITIES INC.

To: The Board of Directors of Aastra Technologies Limited.

We refer to the fairness opinion dated November 10, 2013 (the “Fairness Opinion”) which we prepared for the Board of Directors of Aastra Technologies Limited in connection with the Arrangement (as defined in Aastra Technologies Limited’s management proxy circular dated December 11, 2013 (this “Circular”)).

We consent to the inclusion of the Fairness Opinion, and all references to our firm name and to the Fairness Opinion, in this Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Aastra Technologies Limited shall rely upon the Fairness Opinion.

“TD Securities Inc.”

Toronto, Ontario

December 11, 2013

CONSENT OF LEGAL COUNSEL

We hereby consent to the reference to our name and opinion under “Certain Canadian Federal Income Tax Considerations” and “Interests of Experts of Aastra and Mitel” in the management proxy circular of Aastra Technologies Limited dated December 11, 2013.

“McCarthy Tétrault LLP”

Toronto, Ontario

December 11, 2013

APPENDIX “A”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF MITEL

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For the year ended April 30, 2013

(in U.S. dollars, millions except per share amounts)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
Revenues	$594.3	$576.9	$—		$1,171.2
Cost of revenues	335.4	256.3	—		591.7

Gross margin	258.9	320.6	—		579.5

Expenses:
Selling, general and administrative	174.5	221.0	18.6	(a),(b)	414.1
Research and development	66.0	55.7	—		121.7
Special charges and restructuring costs	3.0	20.3	—		23.3
Loss on litigation settlement	—	1.5	—		1.5

	243.5	298.5	18.6		560.6

Operating income from continuing operations	15.4	22.1	(18.6)		18.9
Interest expense	(0.3)	(19.7)	(4.5	)(c)	(24.5)
Debt retirement costs, including write-off of related deferred financing costs	—	(2.6)	—		(2.6)
Fair value adjustments on derivative instruments	1.8	—	—		1.8
Other income (expense)	(0.9)	1.3	—		0.4

Income (loss) from continuing operations, before income taxes	16.0	1.1	(23.1)		(6.0)
Income tax recovery	13.9	8.8	4.6	(d)	27.3

Net income from continuing operations	29.9	9.9	(18.5)		21.3
Net loss from discontinued operations	—	(3.7)	—		(3.7)

Net income	$29.9	$6.2	$(18.5)		$17.6

Net income (loss) per common share – Basic
Net income per share from continuing operations	$2.51	$0.19			$0.22
Net loss per share from discontinued operations	$—	$(0.07)			$(0.04)
Net income per share	$2.51	$0.12			$0.18
Net income (loss) per common share – Diluted
Net income per share from continuing operations	$2.49	$0.18			$0.21
Net loss per share from discontinued operations	$—	$(0.07)			$(0.03)
Net income per share	$2.49	$0.11			$0.18
Weighted-average number of common shares outstanding
Basic	11.9	53.7	43.6	(e)	97.3
Diluted	12.0	56.2	43.8	(e)	100.0

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For the six months ended October 31, 2013

(in U.S. dollars, millions except per share amounts)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
Revenues	$282.7	$286.5	$—		$569.2
Cost of revenues	158.8	121.9	—		280.7

Gross margin	123.9	164.6	—		288.5

Expenses:
Selling, general and administrative	80.3	112.1	9.5	(a),(b)	201.9
Research and development	28.9	28.6	—		57.5
Special charges and restructuring costs	5.7	10.2	—		15.9
Gain on disposition of product line	(1.4)	—	—		(1.4)

	113.5	150.9	9.5		273.9

Operating income from continuing operations	10.4	13.7	(9.5)		14.6
Interest expense	(0.1)	(13.0)	1.0	(c)	(12.1)
Other expense	(1.3)	(0.3)	—		(1.6)

Income from continuing operations, before income taxes	9.0	0.4	(8.5)		0.9
Income tax recovery (expense)	(1.4)	1.2	1.7	(d)	1.5

Net income	$7.6	$1.6	$(6.8)		$2.4

Net income per share
Net income per common share – Basic	$0.65	$0.03			$0.02
Net income per common share – Diluted	$0.64	$0.03			$0.02
Weighted-average number of common shares outstanding
Basic	11.7	53.8	43.6	(e)	97.4
Diluted	11.8	56.4	43.9	(e)	100.3

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As at October 31, 2013

(in U.S. dollars, millions)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$86.8	$70.5	$(40.8	)(p)	$116.5
Accounts receivable	114.7	116.7	—		231.4
Sales-type lease receivables (net)	11.3	14.3	—		25.6
Inventories (net)	83.0	24.3	—		107.3
Deferred tax asset	7.4	15.5	7.5	(d)	30.4
Other current assets	14.6	30.8	—		45.4

	317.8	272.1	(33.3)		556.6
Non-current portion of sales-type lease receivables (net)	15.7	14.4	—		30.1
Deferred tax asset	11.0	119.9	—	(d)	130.9
Property and equipment (net)	24.2	29.2	—		53.4
Identifiable intangible assets (net)	14.9	54.9	166.1	(f)	235.9
Goodwill	49.3	147.3	13.9	(g)	210.5
Other non-current assets	—	16.1	4.3	(h)	20.4

	$432.9	$653.9	$151.0		$1,237.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$118.4	$91.3	$0.4	(i)	$210.1
Current portion of deferred revenue	45.6	38.6	(12.6	)(j)	71.6
Current portion of long-term debt and bank indebtedness	2.5	21.3	(14.2	)(k)	9.6

	166.5	151.2	(26.4)		291.3
Long-term debt	0.6	267.6	90.8	(k)	359.0
Lease recourse liability	—	3.7	—		3.7
Long-term portion of deferred revenue	—	16.1	—		16.1
Deferred tax liability	7.6	17.0	30.7	(d)	55.3
Pension liability	37.2	71.2	—		108.4
Other non-current liabilities	4.8	19.1	—		23.9

	216.7	545.9	95.1		857.7

Commitments, guarantees and contingencies
Shareholders’ equity:
Common shares	79.0	811.5	211.0	(l)	1,101.5
Warrants	—	39.1	—		39.1
Additional paid-in capital	11.4	35.7	(9.0	)(m)	38.1
Retained earnings (accumulated deficit)	126.6	(684.2	(146.9	)(n)	(704.5)
Accumulated other comprehensive income (loss)	(0.8	(94.1	0.8	(o)	(94.1)

	216.2	108.0	55.9		380.1

	$432.9	$653.9	$151.0		$1,237.8

(The accompanying notes are an integral part of these unaudited consolidated financial statements)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

For the year ended April 30, 2013 and the six months ended October 31, 2013

(in U.S. dollars, millions except per share amounts)

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined statements of Mitel Networks Corporation (“Mitel”) have been prepared to give effect to the definitive agreement entered into by Mitel to acquire all of the outstanding common shares of Aastra Technologies Limited (“Aastra”) (the “Aastra Acquisition”).

The unaudited pro forma condensed combined statements of earnings for the year ended April 30, 2013 and for the six months ended October 31, 2013 combine the historical consolidated statements of earnings of Mitel and Aastra to give effect to the acquisition as if it had occurred on May 1, 2012. The unaudited pro forma condensed combined balance sheet as at October 31, 2013 combines the historical consolidated balance sheets of Mitel and Aastra to give effect to the acquisition as if it had occurred on October 31, 2013.

The unaudited pro forma condensed combined financial statements also reflect the effect of the equity to be issued to Aastra shareholders and borrowings to be incurred by Mitel to finance the Aastra Acquisition.

As the fiscal periods of Mitel and Aastra are non-coterminous, the Aastra results are presented based on the Aastra reporting period ending closest to the Mitel reporting periods; for the income statement, six months ended September 30, 2013 and twelve months ended March 31, 2013 and for the balance sheet, as at September 30, 2013.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with the:

•	Mitel audited annual consolidated financial statements and notes thereto for each of the three years ended April 30, 2013, 2012 and 2011 contained in the Mitel’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on June 24, 2013;

•	Mitel unaudited interim consolidated financial statements and notes thereto for each of the three and six months ended October 31, 2013 and 2012 contained in the Mitel’s Quarterly Report on Form 10-Q filed with the SEC on December 5, 2013;

•	Aastra audited annual consolidated financial statements and notes thereto for each of the two years ended December 31, 2012 and 2011 contained in Aastra’s 2012 Annual Report;

•	Aastra unaudited interim consolidated financial statements and notes thereto for each of the three and nine months ended September 30, 2013 and 2012 contained in the Aastra’s Q3 2013 Quarterly Report;

For purposes of preparing the unaudited pro forma condensed combined financial statements, adjustments have been made to convert the historical financial statements of Aastra, prepared in accordance with International Financial Reporting Standards (“IFRS”) and in Canadian dollars, to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and U.S. dollars and to conform Aastra’s accounting policies used to those of Mitel. Details on these adjustments are described in Note 4 and Note 5.

The historical consolidated financial statements have also been adjusted to give effect to pro forma events that are (1) directly attributable to the Aastra Acquisition, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or financial performance actually would have been had the acquisition been completed as of the dates indicated and does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The purchase price calculation and purchase price allocation are dependent upon fair value estimates and assumptions as at the acquisition date and therefore, the valuations are provisional and are subject to change. In addition, there are instances where adequate information is not available to perform any estimate of fair value, as disclosed below. Mitel will finalize all amounts as it obtains the information necessary to complete the measurement process, which is expected to be no later than one year from the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between preliminary estimates and final amounts may occur and these differences could be material to the accompanying unaudited pro forma condensed combined financial statements and Mitel’s future financial performance and financial position.

In connection with the Aastra Acquisition, total acquisition-related transaction costs expected to be incurred by Mitel and Aastra are estimated to be approximately $33.8, and are primarily comprised of $21.9 of legal, advisory and termination costs and $11.9 of financing costs relating to the new credit facilities. In addition, Mitel expects to incur $4.8 of costs relating to the termination of its existing credit facilities. The effect of legal and advisory costs to be incurred in connection with the acquisition as well as costs relating to terminating Mitel’s existing credit facilities are not reflected in the unaudited pro forma condensed combined statement of earnings as they do not have a continuing impact on the combined operating results; instead, such costs are reflected in the unaudited pro forma condensed combined balance sheet as at October 31, 2013 as a reduction to cash and cash equivalents; retained earnings has similarly been reduced for any costs incurred by Mitel. Legal and advisory costs will be recognized as special charges and restructuring costs in the period as they are incurred. Financing costs will be amortized into net earnings as part of interest expense using the effective interest method over the terms of the applicable financing.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs to integrate the operations of Mitel and Aastra or any costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2.	Description of Transaction

On November 10, 2013, Mitel and Aastra entered into a definitive agreement (the “Agreement”) pursuant to which and subject to the terms and conditions set forth in the Agreement, Mitel will acquire all of the issued and outstanding common shares of Aastra.

Under the terms of the Agreement, Aastra shareholders will receive $6.52 in cash and 3.6 common shares of Mitel for each Aastra common share held.

Each outstanding Aastra stock option at the effective time of the acquisition will be exchanged for a replacement option to acquire such number of Mitel common shares equal to the number of Aastra common shares issuable upon exercise of each Aastra stock option multiplied by: (a) 3.6, plus (b) to account for the cash portion of the transaction, an additional number of shares based on $6.52 divided by the volume weighted average trading price of the Mitel Shares on NASDAQ for the five day period immediately preceding the closing of the transaction ((a) and (b) comprising the “Exchange Ratio”). The options will have an exercise price equal to the exercise price of the Aastra stock option divided by the Exchange Ratio. All terms and conditions of a replacement option, including the terms of expiry, vesting, conditions to and manner of exercise will be the same as the Aastra stock option immediately prior to the effective time of the acquisition. In addition, the co-Chief Executive Officers (“co-CEOs”) of Aastra, as well as the Aastra board members, have signed voting support agreements under which they agree to exercise all outstanding stock options prior to the close of the transaction.

Each outstanding Aastra Stock Appreciation Right (“SAR”) that is vested or will vest in accordance with its terms at or before the closing of the transaction shall be surrendered by the holder to Aastra in exchange for a cash payment by Aastra, as determined in accordance with the Aastra SAR Plan.

Each outstanding Aastra Deferred Share Unit (“DSU”) will be cancelled by Aastra, in exchange for a cash payment by Aastra in accordance with the Aastra DSU Plan.

The total fair value of the consideration is listed in Note 7.

Mitel will finance the cash element of the acquisition with available cash resources and committed bank facilities. These committed facilities, which will replace Mitel’s current debt facilities, consist of a $355.0 term loan and a $50.0 revolving facility that will be entered into only upon completion of the acquisition.

3.	Accounting Policies

These unaudited pro forma condensed combined financial statements reflect adjustments made to Aastra’s income statements and balance sheet to convert the financial statements from IFRS to U.S. GAAP (Note 5). Upon closing of the Aastra Acquisition, Mitel will review, in detail, Aastra’s accounting policies. As a result of that review, Mitel may identify additional U.S. GAAP differences or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial results. Based on information available at this time, Mitel is not aware of any differences that would have a material impact on the post-combination financial statements, other than those reflected in the unaudited pro forma condensed combined financial statements as described in Note 5 and Note 6.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim period consolidated financial statements of Mitel for the six months ended October 31, 2013 and the audited consolidated financial statements of Mitel for the year ended April 30, 2013.

4.	Currency Translation

Aastra’s Canadian dollar financial statements have been translated to U.S. dollars based on the foreign exchange rates in effect for the periods as follows:

CAD/USD rate used
Income statement for the six months ended October 31, 2013	Average rate of 0.9701
Income statement for the year ended April 30, 2013	Average rate of 0.9990
Balance sheet as at October 31, 2013	Closing rate of 0.9723

5.	U.S. GAAP adjustments

The following adjustments were made to Aastra’s IFRS financial statements to convert them to U.S. GAAP:

(a)	Revenue recognition – Software

U. S. GAAP provides specific guidance on when to recognize revenue for elements in a multiple element arrangement that contains software. To recognize revenue for delivered software elements, there must be Vendor-Specific Objective Evidence (“VSOE”) of fair value for all undelivered software elements. If VSOE of fair value does not exist, all delivered elements are recognized on a pro-rata basis with the undelivered elements. Software that is essential to the functionality of hardware is scoped out of this guidance.

Under IFRS, there is no prescriptive requirement for the accounting for software revenue recognition and the concept of VSOE of fair value does not exist. As a result software revenue recognition is generally recorded such that revenue is recognized for each individual element of a transaction to reflect the substance of the transaction.

A portion of Aastra’s revenues consist of software, which is not essential to the functionality of hardware, being sold with an undelivered element such as software maintenance (including bug fixes, when and if available upgrades and other post-contract support). VSOE for the undelivered elements for certain of these sales was not obtained. As a result, under U.S. GAAP, the delivered portion of these sales should be recorded over the term of the post-contract support.

The effect of the adjustment to the balance sheet as at October 31, 2013 is an increase to deferred revenue liability of $5.2, an increase to deferred tax assets of $1.0 (for the tax effect on the deferred revenue balance) and a decrease to opening retained earnings of $4.2. There was no significant change to the statements of earnings for the year ended April 30, 2013 and six months ended October 31, 2013 as the deferred revenue balance remained consistent across all periods presented.

(b)	Deferred taxes – classification

Under U.S. GAAP, deferred taxes are classified as current or long-term based on the nature of the related asset or liability. Under IFRS, all deferred taxes are classified as long-term. The effect of the adjustment at October 31, 2013 is an increase to current deferred tax assets of $7.2 and a decrease to non-current deferred tax assets of $7.2.

(c)	Pension liability

Under U.S. GAAP, an expected return on plan assets is included in the calculation of net periodic benefit cost. This expected return is estimated based on the long-term expected rate of return for pension assets. Under IFRS, the discount rate used to measure the pension benefit obligation must be used to calculate an expected return on assets.

In addition, under U.S. GAAP, actuarial gains and losses are recorded in accumulated other comprehensive income. The excess of these cumulative actuarial gains or losses over 10% of the greater of the benefit obligation or the fair value of plan assets, is amortized into income over the expected remaining service period, or for plans with no active members, the remaining life expectancy. Under IFRS, actuarial gains and losses are recorded in accumulated other comprehensive income and are not amortized into income.

The effect of the adjustment to the balance sheet at October 31, 2013 is an increase to the pension liability of $2.0, an increase to deferred tax assets of $0.5 (for the tax effect on the increase in pension liability), a decrease to accumulated other comprehensive income of $6.5 and an increase to retained earnings of $5.0. There was no significant change to the statements of earnings for the year ended April 30, 2013 and six months ended October 31, 2013 as substantially all of the change related to the liability and other comprehensive income, rather than net income.

6.	Presentation adjustments

The following significant adjustments were made to Aastra’s financial statements to conform them to Mitel’s presentation:

(a)	For the six months ended October 31, 2013 and year ended April 30, 2013, depreciation and amortization previously recorded separately is included with selling, general and administrative expense ($7.4 and $14.5, respectively).

(b)	For the six months ended October 31, 2013 and year ended April 30, 2013, restructuring costs previously included in cost of sales ($0.3 and $0.5, respectively), selling, general and administrative expense ($1.9 and $2.1, respectively) and research and development expense ($3.4 and $0.4, respectively), are included in special charges and restructuring costs ($5.6 and $3.0, respectively).

(c)	For the six months ended October 31, 2013 and year ended April 30, 2013, costs relating to the product development process, previously included in selling general and administrative are included in research and development expense ($3.5 and $8.0, respectively).

(d)	At October 31, 2013, current tax assets of $7.1 are included in other current assets.

(e)	At October 31, 2013, current tax liabilities of $9.1 and current portion of provisions of $17.5 are included in accounts payable and accrued liabilities.

(f)	At October 31, 2013, non-current portion of provisions of $3.2 is included in other non-current liabilities.

7.	Fair Value of Consideration to be Transferred in Connection with the Aastra Acquisition

The following is a preliminary estimate of the purchase price for the Aastra Acquisition:

Estimated Preliminary Fair Value
Preliminary fair value estimate of cash consideration to be paid to Aastra shareholders(a)	$79.0
Preliminary fair value estimate of share consideration to be paid to Aastra shareholders(b)	290.0
Preliminary fair value estimate of stock options to be issued by Mitel to replace outstanding Aastra stock options (c)	2.8

$371.8
Less: fair value of converted options attributable to post-combination services, which is to be recognized by Mitel as post-combination expense	(0.4)

Estimated purchase price	$371.4

(a)	Calculated based on cash consideration of $6.52 per Aastra common share and 12.1 million Aastra common shares outstanding. Aastra common shares outstanding consist of 11.8 million common shares outstanding November 10, 2013, plus stock options to acquire 0.3 million Aastra common shares held by the co-Chief Executive Officers and directors of Aastra on November 10, 2013, who have agreed to exercise their Aastra stock options prior to closing.
(b)	Calculated using the November 8, 2013 closing price on the NASDAQ stock exchange of $6.65 per Mitel common share and 12.1 million Aastra common shares outstanding. Aastra common shares outstanding consist of 11.8 million common shares outstanding November 10, 2013, plus stock options to acquire 0.3 million Aastra common shares held by the co-Chief Executive Officers and directors of Aastra on November 10, 2013, who have agreed to exercise their Aastra stock options prior to closing.
(c)	The fair value of the vested portion of Aastra stock options that are converted into stock options to acquire Mitel shares are recognized as part of purchase accounting. The converted stock options are equity-settled and therefore, to the extent the options relate to pre-combination service, are recognized as a component of the purchase price.

The total preliminary fair value estimate of stock options to be issued by Mitel to replace outstanding Aastra stock options is $2.8. This represents a weighted-average fair value of $3.97 per stock option on a Mitel common share and has been calculated using the Black-Scholes option pricing model. This calculation considered the closing price of Mitel common shares of $6.65 per share as of November 8, 2013 and the following assumptions:

Expected volatility	55.0%
Weighted average expected life	2.1 years
Expected dividend yield	0.00%
Risk-free interest rate	0.27%

The amount attributable to the vested portion of Aastra stock options is estimated to be $2.4 and has been recognized as a component of purchase consideration. The amount attributable to the unvested portion of Aastra stock options is estimated to be $0.4 and will be recognized as a post-combination compensation expense over the vesting period.

The estimated purchase consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration to be transferred upon closing of the Aastra Acquisition. In accordance with U.S. GAAP, the fair value of Mitel common shares to be issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. This requirement will likely result in a purchase price different from the $371.4 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. A change of $0.50 in the Mitel common share price would increase or decrease the consideration expected to be transferred by approximately $22.1, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

8.	Assets Acquired and Liabilities Assumed in Connection with the Aastra Acquisition

The table below contains a preliminary fair value estimate of the assets to be acquired and the liabilities to be assumed by Mitel in connection with the Aastra Acquisition, reconciled to the estimated purchase price. In many cases, Mitel does not have sufficient information to make complete and reliable determinations of fair value and as such, significant estimates have been made. Upon closing of the acquisition, Mitel will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of assets and liabilities may differ materially from the amounts presented.

NET ASSETS
Cash and cash equivalents (a)	$75.9
Accounts receivable (a)	114.7
Sales-type lease receivables, current (b)	11.3
Inventories (a)	83.0
Deferred tax asset, current (i)	12.0
Other current assets (a)	14.6
Sales-type lease receivables, non-current (b)	15.7
Deferred tax asset, non-current (i)	11.0
Property and equipment (c)	24.2
Identifiable intangible assets (d)	181.0
Accounts payable and accrued liabilities (e)(f)	(118.8)
Deferred revenue, current (g)	(33.0)
Current portion of long-term debt and bank indebtedness (a)	(2.5)
Long-term debt (a)	(0.6)
Deferred tax liability, non-current (i)	(38.3)
Pension liability (h)	(37.2)
Other non-current liabilities (a)(f)	(4.8)

Total identifiable net assets acquired	$308.2

Goodwill (j)	63.2

Estimated purchase price	$371.4

(a)	The carrying value is assumed to approximate fair value based on the nature of the asset or liability.
(b)	Sales-type lease receivables consist of leases to customers where substantially all risks and rewards of ownership were transferred at the time of initial sale. The carrying value is assumed to approximate fair value. Mitel does not have complete information at this time to determine whether the implicit rate in the leases used to discount the cash flows is approximated by current market rates. Any difference between the implicit rate and current rates would result in a change in the fair value of the asset.

(c)	Property and equipment consists primarily of equipment and leasehold improvements, for which the carrying value is assumed to approximate fair value. Mitel does not have complete information at this time as to the age, condition or location of these assets. All of these elements can result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.
(d)	The preliminary fair value estimates of the identifiable intangible assets and their weighted-average useful lives are estimated as follows:

	Estimated preliminary fair value	Average estimated useful life
Customer relationships (i)	$118.0	7 years
Developed technology (ii)	55.0	6 years
Trade names (iii)	8.0	4 years

Total	$181.0

(i)	Customer relationships represent the fair value of the underlying relationships and agreements with Aastra’s customers.
(ii)	Developed technology represents the fair value of the Aastra’s products that have reached technological feasibility and are a part of Aastra’s product lines at the time acquired.
(iii)	Trade names represent the fair value of brand and name recognition associated with the marketing of Aastra’s products and services.

At this time, Mitel does not have complete information (including the amount, timing and risks associated with the projected future cash flows) necessary to conduct a detailed valuation of the identifiable intangible assets. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value and weighted-average useful life are determined based on Mitel’s limited knowledge of Aastra’s operations and by reference to estimated future cash flows. These preliminary fair value estimates and weighted-average useful lives could be different from the final valuation results.

(e)	Included in accounts payable and accrued liabilities are liabilities for Aastra’s cash-settled SARs and DSUs totaling $0.4. Aastra’s SARs and DSUs are expected to be settled in cash upon closing, as described in Note 2. The carrying value is assumed to approximate fair value for the remaining accounts payable and accrued liabilities.
(f)	Included in accounts payable and accrued liabilities and other non-current liabilities are provisions of $17.5 and $3.2, respectively, recorded at the carrying value, which is assumed to approximate fair value. Mitel does not, at this time, have sufficient information as to the amount, timing and risk of potential losses relating to the provisions and contingent liabilities which existed as of October 31, 2013 to reliably measure a preliminary estimate of the fair value of those provisions and contingent liabilities. Mitel will conduct a valuation of the provisions and contingent liabilities existing as of the acquisition date following the completion of the acquisition.
(g)	Deferred revenue consists primarily of unearned revenue from support services, including hardware maintenance and software services. An estimate of fair value $33.0 has been recorded, which resulted in a reduction from the carrying value of $45.6. At this time, Mitel does not have complete information (including the cost, timing and risks associated with the provision of future services) necessary to conduct a detailed valuation of deferred revenue. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value are determined based on Mitel’s limited knowledge of Aastra’s operations and by reference to comparable acquisition transactions in the technology sector.
(h)

The carrying value of the pension liability approximates fair value. The carrying value is based on December 31, 2012 pension valuations, adjusted for estimated defined benefit pension cost to September 30, 2013. The pension valuation required significant estimates to be made regarding discount rates, inflation rates, rate of compensation, and the expected service life and expected life of the members of the plan. Mitel does not, at this time, have sufficient information to determine the reasonableness of these estimates. Mitel will conduct a valuation of the pension liability as of the acquisition date following the completion of the acquisition. Should any of the estimates used differ from those used at December 31, 2012, the valuation could differ significantly from the carrying value.
(i)	Represents the net deferred income tax liability, based on the statutory tax rates of the relevant jurisdictions, relating to the estimated fair value adjustments to assets acquired and liabilities assumed.

Estimated preliminary fair value
Deferred income tax impact due to:
Estimated preliminary fair value adjustment to intangible assets	$(33.2)
Estimated preliminary fair value adjustment to deferred revenue	2.5

Estimated adjustments to deferred income taxes	(30.7)
Aastra’s historical deferred tax assets, net	15.4

Estimated deferred income tax liabilities, net	$(15.3)

Deferred income tax asset, current	$12.0
Deferred income tax asset, non-current	11.0
Deferred income tax liability, non-current	(38.3)

Estimated deferred income tax liabilities, net	$(15.3)

For purposes of these unaudited pro forma condensed combined financial statements, no additional adjustment has been made to the balance of recognized tax assets and tax liabilities or unrecognized tax benefits, which is based on Mitel’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the tax rates used for the purposes of preparing the pro forma condensed combined financial statements for a variety of factors, including post-combination activities.

(j)	Goodwill is calculated as the excess of the preliminary estimate of the fair value of the consideration transferred over the preliminary estimate of the fair values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not deductible for tax purposes. Goodwill will be subject to impairment testing at least annually and more frequently if events and circumstances in the intervening period provide an indicator that impairment may exist.

9.	Pro Forma Adjustments in Connection with the Aastra Acquisition

This note should be read in conjunction with Note 1 – Basis of Presentation, Note 2 – Description of Transaction, Note 7 – Fair Value of Consideration to be Transferred in Connection with the Aastra Acquisition and Note 8 – Assets Acquired and Liabilities Assumed in Connection with the Aastra Acquisition. The following summarizes the pro forma adjustments in connection with the Aastra Acquisition to give effect to the acquisition as if it had occurred on May 1, 2012 for purposes of the pro forma condensed combined statements of earnings and on October 31, 2013 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Aastra’s historical intangible asset amortization expense	$(8.8)	$(4.4)
Estimated amortization expense of acquired finite-lived intangible assets:
Customer relationships	16.9	8.5
Developed technology	9.2	4.6
Trade names	2.0	1.0

Total	$19.3	$9.7

(b)	To adjust share-based compensation expense related to the equity-settled converted share-based awards as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Aastra’s historical stock-based compensation expense	$(0.9)	$(0.3)
Estimated stock-based compensation expense relating to equity-settled converted share-based awards	0.2	0.1

Total	$(0.7)	$(0.2)

(c)	To adjust interest expense related to the new credit facility and repayment of the existing credit facility as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Mitel’s historical interest expense relating to the existing credit facilities	$(19.3)	$(12.8)
Estimated interest expense on outstanding principal under new credit facilities	21.2	10.5
Estimated amortization of financing fees and other costs	2.6	1.3

Total increase (decrease) in interest expense	$4.5	$(1.0)

The above calculations have been based upon the expected cost of funds as per the commitment letter between Mitel, Jeffries Finance LLC, TD Securities (USA) LLC and The Toronto-Dominion Bank. The cost of funds remains subject to change.

(d)	To record tax effect on the pro forma adjustments, using an effective tax rate of 20%. The effective tax rate of the combined company could be significantly different than the tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements as a result of a variety of factors, including post-acquisition activities.

(e)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the common shares expected to be issued by Mitel in connection with the Aastra Acquisition.

(in millions)	For the year ended April 30, 2013	For the six months ended October 31, 2013
Basic weighted average Mitel common shares outstanding (as reported)	53.7	53.8
Adjusted for:
Issuance of Mitel common shares to Aastra shareholders	43.6	43.6

Basic weighted average Mitel common shares outstanding (pro forma)	97.3	97.4

Diluted weighted average Mitel common shares outstanding	56.2	56.4
(as reported)
Adjusted for:
Issuance of Mitel common shares to Aastra shareholders	43.6	43.6
Dilutive effect from converted stock options	0.2	0.3

Diluted weighted average Mitel common shares outstanding (pro forma)	100.0	100.3

(f)	To adjust intangible assets to a preliminary estimate of fair value as follows:

Eliminate Aastra’s historical intangible assets	$(14.9)
Preliminary fair value of identifiable intangible assets (Note 8)	181.0

Total	$166.1

(g)	To reverse Aastra’s historical goodwill and record a preliminary estimate of goodwill related to the Aastra Acquisition as follows:

Eliminate Aastra’s historical goodwill	$(49.3)
Estimated acquisition-related goodwill (Note 8)	63.2

Total	$13.9

(h)	To adjust Mitel’s unamortized debt issue costs relating to its existing credit facilities and record expected debt issue costs to be incurred for the new credit facilities.

Eliminate Mitel’s unamortized debt issue costs	$(7.6)
Estimated deferred financing costs (Note 1)	11.9

Total	$4.3

(i)	To record the intrinsic value of outstanding Aastra SARs and DSUs, which will be cash-settled prior to the time of acquisition value based Aastra’s closing stock price at November 8, 2013.

(j)	To adjust Aastra’s historical deferred revenue and record a preliminary estimate of deferred revenue related to the Aastra Acquisition as follows:

Eliminate Aastra’s historical deferred revenue	$(45.6)
Preliminary fair value of Aastra deferred revenue (Note 8 (g))	33.0

Total	$(12.6)

(k)	To adjust for repayment of Mitel’s existing credit facilities and to record the term loan to be incurred by Mitel in connection with the Aastra Acquisition, as follows:

Principal outstanding on existing credit facilities	$(278.2)
Unamortized original issue discount and other	3.3
Issuance of new term loan (Note 2)	355.0
Original issue discount and other on issuance of new term loan	(3.5)

Total	$76.6

Adjustment to current portion of long-term debt and bank indebtedness(i)	$(14.2)
Adjustment to long-term debt (i)	90.8

$76.6

(i)	Reduction in the current portion of long-term debt and bank indebtedness due primarily to Mitel’s current portion of long-term debt including $14.2 relating to the estimated excess cash flow payment due within one year under the existing credit facilities. Under new credit facilities, the first excess cash flow payment is expected to be due within 100 days after the fiscal year-end and is therefore not classified as current.

(l)	To eliminate Aastra’s common share capital and to record the issuance of common shares to Aastra shareholders as follows:

Issuance of Aastra common shares due to exercise of stock options by co-CEOs and board of directors of Aastra (Note 2)	3.5
Eliminate Aastra’s common share capital	$(82.5)
Issuance of Mitel common shares to Aastra shareholders (Note 7)	290.0

Total	$211.0

(m)	To eliminate Aastra’s additional paid-in capital and to record converted share-based awards as follows:

Eliminate Aastra’s contributed surplus	$(11.4)
Record converted share-based awards (Note 7 (c))	2.4

Total	$(9.0)

(n)	To adjust accumulated deficit for the transaction as follows:

Eliminate Aastra’s retained earnings	$(126.6)
Mitel’s estimated acquisition-related transaction costs to be incurred in connection with the Aastra Acquisition	(7.5)

Estimated termination costs relating to repaying existing credit facilities, including write-off of unamortized deferred financing costs and original issue discount of existing credit facilities	(15.7)
Estimated tax effect on acquisition-related transaction costs and termination costs relating to repaying existing credit facilities	2.9

Total	$(146.9)

(o)	To eliminate Aastra’s accumulated other comprehensive income.

(p)	To record the estimated cash impact of the Aastra Acquisition, financing and acquisition-related transaction costs as follows:

Cash consideration paid to Aastra’s shareholders (Note 7)	$(79.0)
Proceeds from issuance of the $355.0 term loan, net of original issue discount and fees	339.6
Repayment of existing Mitel credit facilities as at October 31, 2013, including unamortized original issue discount and termination fees	$(283.0)
Estimated acquisition-related transaction costs to be incurred in connection with the Aastra Acquisition (Note 1)	(21.9)
Estimated proceeds from the exercise of options by the co-CEOs and board of directors of Aastra Acquisition (Note 2)	3.5

Total	$(40.8)

APPENDIX “B”

FORM OF ARRANGEMENT RESOLUTION

(see attached)

B-1

ARRANGEMENT RESOLUTION

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of Aastra Technologies Limited (“Aastra”), as more particularly described and set forth in the management information circular (the “Circular”) dated December 11, 2013 of Aastra accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the “Arrangement agreement”) made as of November 10, 2013, between Aastra and Mitel), is hereby authorized, approved and adopted.

2.	The plan of arrangement of Aastra (as it has been or may be amended, modified or supplemented in accordance with the Arrangement agreement (the “Plan of Arrangement”)), the full text of which is set out in Schedule A to the Arrangement agreement, is hereby authorized, approved and adopted.

3.	The (i) Arrangement agreement and related transactions, (ii) actions of the directors of Aastra in approving the Arrangement agreement, and (iii) actions of the directors and officers of Aastra in executing and delivering the Arrangement agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.	Aastra be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice to approve the Arrangement on the terms set forth in the Arrangement agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Aastra or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Aastra are hereby authorized and empowered to, without notice to or approval of the shareholders of Aastra, (i) amend, modify or supplement the Arrangement agreement or the Plan Arrangement to the extent permitted by the Arrangement agreement and (ii) subject to the terms of the Arrangement agreement, not to proceed with the Arrangement and related transactions.

6.	Any officer or director of Aastra is hereby authorized and directed for and on behalf of Aastra to execute and deliver for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of Aastra is hereby authorized and directed for and on behalf of Aastra to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

APPENDIX “C”

ARRANGEMENT AGREEMENT

(see attached)

C-1

EXECUTION VERSION

MITEL NETWORKS CORPORATION

AND

AASTRA TECHNOLOGIES LIMITED

ARRANGEMENT AGREEMENT

Dated November 10, 2013

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated November 10, 2013

BETWEEN:

Mitel Networks Corporation, a corporation existing under the laws of Canada with its head office in the City of Ottawa, in the Province of Ontario (“Mitel”)

- and -

Aastra Technologies Limited, a corporation existing under the laws of Canada with its head office in the City of Vaughan, in the Province of Ontario (“Aastra”)

RECITALS:

A.	The board of directors of each of Mitel and Aastra has determined that it would be in the best interests of Mitel and Aastra, as applicable, to combine their respective businesses;

B.	This combination will be effected by way of a plan of arrangement under the provisions of the Canada Business Corporations Act;

C.	Upon the effectiveness of the plan of arrangement, common shareholders of Aastra will receive 3.6 common shares of Mitel and $6.52 in cash for each Aastra common share held;

D.	The parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transaction herein provided for;

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“Aastra 2006 Option Plan” means the stock option plan of Aastra adopted by the Aastra shareholders on May 23, 2006, as amended;

“Aastra Balance Sheet” has the meaning ascribed thereto in Section 3.1(m);

“Aastra Benefit Plans” means any pension or retirement income plans or other employee compensation arrangement (other than equity- or security-based compensation arrangements), or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Aastra or any of its Subsidiaries for which Aastra or its Subsidiaries could have any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Aastra or other individuals providing services to Aastra of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Aastra Board” means the board of directors of Aastra as the same is constituted from time to time;

“Aastra Change in Recommendation” has the meaning ascribed thereto in Section 7.2(a)(iii)(A);

“Aastra Circular” means the notice of the Aastra Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Aastra Shareholders in connection with the Aastra Meeting, as amended, supplemented or otherwise modified from time to time;

“Aastra Data Room” means the secure website at www.rrdvenue.com as of 12:00 p.m. (Toronto time) on November 10, 2013;

“Aastra DSU Plan” means the deferred share unit plan for independent directors and senior officers of Aastra dated July 17, 2012;

“Aastra DSUs” means deferred share units issued under the Aastra DSU Plan;

“Aastra Employee Share Plans” means the Aastra 2006 Option Plan, Aastra DSU Plan and Aastra SAR Plan;

“Aastra Expense Fee” has the meaning ascribed thereto in Section 7.3(b)(iv);

“Aastra Expense Fee Event” has the meaning ascribed thereto in Section 7.3(d);

“Aastra Information Technology” means computer programs (including source code, object code and data) and related documentation and materials in each case as are necessary for operating the relevant party’s business and other information technology systems owned, leased or held for use in or relating to the business of Aastra or any of its Subsidiaries;

“Aastra Intellectual Property” means all Intellectual Property Rights that are used or held for use by Aastra or any of its Subsidiaries;

“Aastra Licensed Intellectual Property” means all Aastra Intellectual Property which is used by Aastra or any of its Subsidiaries under license from a third Person;

“Aastra Licensed Technology” means all Aastra Technology which is used by Aastra or any of its Subsidiaries under license from a third Person;

“Aastra Material Adverse Effect” means any event, change, occurrence, effect or state of facts, that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Aastra and its Subsidiaries taken as a whole except to the extent of any fact or state of facts, event, change, occurrence or effect resulting from or arising in connection with:

(a)	any change or development affecting the industries in which Aastra and its Subsidiaries operate;

(b)	any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof), any natural disaster or in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets;

(c)	any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Entity;

(d)	any change in IFRS or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(e)	the announcement of the entering into of this Agreement and the transactions contemplated herein;

(f)	actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the applicable Party;

(g)	any change in the market price or trading volume of any securities of Aastra (it being understood, without limiting the applicability of paragraphs (a) through (f), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether an Aastra Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of Aastra trades; or

(h)	the failure, in and of itself, of Aastra to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, without limiting the applicability of paragraphs (a) through (f), that the causes underlying such failure may be taken into account in determining whether an Aastra Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in clauses (a), (b), (c) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) Aastra and its Subsidiaries, taken as a whole, or disproportionately adversely affects Aastra and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industries in which Aastra and its Subsidiaries operate; references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether an Aastra Material Adverse Effect has occurred;

“Aastra Meeting” means the special meeting of Aastra Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Aastra Optionholders” means the holders of Aastra Options;

“Aastra Options” means the outstanding options to purchase Aastra Shares granted under the Aastra 2006 Option Plan;

“Aastra Owned Intellectual Property” means all Aastra Intellectual Property which is not Aastra Licensed Intellectual Property;

“Aastra Owned Technology” means all Aastra Technology which is not Aastra Licensed Technology;

“Aastra Public Documents” means all forms, reports, schedules, statements and other documents filed by Aastra (and for the purposes of Section 3.1(k) those required to be filed) since December 31, 2011, with all applicable Governmental Entities which are publicly filed (and for the purposes of Section 3.1(k) those required to be publicly filed);

“Aastra SAR Plan” means Aastra’s share appreciation rights plan dated July 28, 2010;

“Aastra SARs” means stock appreciation rights issued under the Aastra SAR Plan;

“Aastra Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated May 3, 2010 between Aastra and Computershare Investor Services Inc., as rights agent;

“Aastra Shareholders” means the holders of Aastra Shares;

“Aastra Shareholder Approval” means the approval of the Arrangement Resolution by the Aastra Shareholders at the Aastra Meeting in accordance with Section 2.5(c);

“Aastra Shares” means the common shares in the authorized share capital of Aastra;

“Aastra Technical Information” means all trade secrets, confidential information and other proprietary know-how and related technical knowledge owned, used or held for use in or relating to the business of Aastra or any of its Subsidiaries, including documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data;

“Aastra Technology” means all Aastra Intellectual Property and Aastra Technical Information and Aastra Information Technology;

“Aastra Termination Fee” has the meaning ascribed thereto in Section 7.3(b)(v);

“Aastra Termination Fee Event” has the meaning ascribed thereto in Section 7.3(c);

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of a Party, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, through one or more transactions, of (i) the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of a Party and its Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of that Party or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of that Party; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole;

“affiliate” has the meaning ascribed thereto in the NI 45-106;

“Agents” means, collectively, Jefferies Finance LLC, TD Securities (USA) LLC and the Toronto-Dominion Bank and their respective successors and assigns;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement of Aastra under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 7.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Aastra and Mitel, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Aastra Shareholders approving the Arrangement which is to be considered at the Aastra Meeting substantially in the form of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of Aastra in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and content satisfactory to Aastra and Mitel, each acting reasonably;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada as now in effect and as they may be promulgated or amended from time to time;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Confidentiality Agreement” means the mutual confidentiality agreement between Mitel and Aastra dated September 17, 2013 pursuant to which each of Mitel and Aastra has provided confidential information about its business to the other;

“Consideration” means the consideration to be received by the Aastra Shareholders pursuant to the Plan of Arrangement as consideration for their Aastra Shares, consisting of 3.6 Mitel Shares and $6.52 in cash for each Aastra Share held;

“Consideration Shares” means the Mitel Shares to be issued pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means the depositary as will be set out in the Letter of Transmittal;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Eligible Holder” means a beneficial holder of Aastra Shares that is: (i) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Fee” has the meaning ascribed thereto in Section 7.3(b)(i);

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form acceptable to Aastra and Mitel, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Aastra and Mitel, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Aastra and Mitel, each acting reasonably) on appeal;

“Financing Sources” shall mean each Person (including, without limitation, each Agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Mitel Commitment Letter or other financings in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns;

“French Determination” means the approval of the French Ministry of Finance and Economy pursuant to articles L 151-2 et seq of the French monetary and financial code;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including TSX and NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“IFRS” means International Financial Reporting Standards;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property Rights” means: (a) all Canadian, United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof and all inventions (whether or not patentable), invention disclosures, improvements; (b) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (c) all industrial designs and any registrations and applications therefor throughout the world; (d) all trade-marks, service marks and certification marks (whether or not registered), domain names, trade dress, trade-names, business names and other indicia of origin (including any registration and applications to register any of the foregoing in any jurisdiction and any extensions, modifications or renewals thereof) and including the goodwill associated with any of the foregoing throughout the world; (e) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (f) any similar or equivalent rights to any of the foregoing anywhere in the world;

“Interim Order” means the interim order of the Court contemplated by Section 2.5 of this Agreement and made pursuant to Section 192 of the CBCA, in a form acceptable to Aastra and

Mitel, each acting reasonably, providing for, among other things, the calling and holding of the Aastra Meeting, as the same may be amended by the Court with the consent of Aastra and Mitel, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c.28 (1st Supp.), as amended;

“Investment Canada Act Approval” means approval or deemed approval pursuant to the Investment Canada Act by the Minister of Industry;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, including for this purpose a self-regulatory authority (including, except for the purposes of Section 6.1(d), TSX and NASDAQ), and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws; and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Lenders” means the Agents and a group of lenders participating in the syndication of the credit facilities as arranged by the Agents;

“Letter of Transmittal” means the letter of transmittal for use by Aastra Shareholders in the form that will accompany the Aastra Circular;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Mailing Deadline” means December 20, 2013;

“Material Contracts” means in respect of a Party any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Mitel Material Adverse Effect or Aastra Material Adverse Effect (as the case may be) on such Party; (b) under which such Party or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $5,000,000 in the aggregate; (c) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $5,000,000; (d) under which such Party or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $5,000,000 over the remaining term of the contract; or (f) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“Meeting Deadline” means January 17, 2014;

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions;

“Minority Shareholders” means all Aastra Shareholders other than (i) Francis Shen, Anthony Shen, Shen Capital Corporation, the Shen Family Charitable Foundation and 1615282 Ontario Inc., (ii) any related party of any of the foregoing within the meaning of MI 61-101, subject to the exceptions set out therein, (iii) any other interested party to the Arrangement within the meaning of MI 61-101, and (iv) any person that is a joint actor with any of the foregoing for the purposes of MI 61-101;

“Mitel 2006 Equity Incentive Plan” means Mitel’s incentive plan dated September 7, 2006, as amended, that permits grants of stock options, deferred share units, restricted stock units, performance share units and stock-based awards;

“Mitel Benefit Plans” means any pension or retirement income plans or other employee compensation arrangement (other than equity- or security-based compensation arrangements), or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Mitel or any of its Subsidiaries or for which Mitel or any of its Subsidiaries could have any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Mitel or other individuals providing services to Mitel of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Mitel Balance Sheet” has the meaning ascribed thereto in Section 4.1(n);

“Mitel Board” means the board of directors of Mitel as the same is constituted from time to time;

“Mitel Commitment Letter” means the commitment letter between Mitel and the Agents dated November 10, 2013, including the summaries of the terms attached thereto and the fee letter associated therewith;

“Mitel Data Room” means the secure website at www.rrdvenue.com as of 12:00 p.m. (Toronto time) on November 10, 2013;

“Mitel Employee Share Plans” means the Mitel 2006 Equity Incentive Plan and inducement Mitel Options to acquire 515,175 Mitel Shares;

“Mitel Expense Fee” has the meaning ascribed thereto in Section 7.3(b)(ii);

“Mitel Expense Fee Event” has the meaning ascribed thereto in Section 7.3(e);

“Mitel Financing” means the agreement of the Lenders to lend, subject to the terms and conditions of the Mitel Commitment Letter, the amounts set forth therein, a portion of the proceeds of which will be used by Mitel for purposes of financing the aggregate cash component of the Consideration;

“Mitel Information Technology” means computer programs (including source code, object code and data) and related documentation and materials in each case as are necessary for operating the relevant party’s business and other information technology systems owned, used or held for use in or relating to the business of Mitel or any of its Subsidiaries;

“Mitel Intellectual Property” means all Intellectual Property Rights that are used or held for use by Mitel or any of its Subsidiaries;

“Mitel Licensed Intellectual Property” means all Mitel Intellectual Property which is used by Mitel or any of its Subsidiaries under license;

“Mitel Licensed Technology” means all Mitel Technology which is used by Mitel or any of its Subsidiaries under license from a third Person;

“Mitel Material Adverse Effect” means any event, change, occurrence, effect or state of facts, that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Mitel and its Subsidiaries taken as a whole except any such event, change, occurrence, effect or state of facts resulting from or arising in connection with:

(a)	any change or development affecting the industries in which Mitel and its Subsidiaries operate;

(b)	any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof), any natural disaster or in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets;

(c)	any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Entity;

(d)	any change in U.S. GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(e)	the announcement of the entering into of this Agreement and the transactions contemplated herein;

(f)	actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the applicable Party;

(g)	any change in the market price or trading volume of any securities of Mitel (it being understood, without limiting the applicability of paragraphs (a) through (f), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Mitel Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of Mitel trades; or

(h)	the failure, in and of itself, of Mitel to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, without limiting the applicability of paragraphs (a) through (f), that the causes underlying such failure may be taken into account in determining whether a Mitel Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in paragraphs (a), (b), (c) or (d), above does not primarily relate only to (or have the effect of primarily relating only to) Mitel and its Subsidiaries taken as a whole, or disproportionately adversely affects Mitel and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industries in which Mitel and its Subsidiaries operate; references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Mitel Material Adverse Effect has occurred;

“Mitel Option” means any subsisting option or other right to acquire Mitel Shares granted under the Mitel Employee Share Plans;

“Mitel Owned Intellectual Property” means all Mitel Intellectual Property which is not Mitel Licensed Intellectual Property;

“Mitel Owned Technology” means all Mitel Technology which is not Mitel Licensed Technology;

“Mitel Public Documents” means all forms, reports, schedules, statements and other documents filed by Aastra (and for the purposes of Section 4.1(l) those required to be filed) since April 30, 2012, with all applicable Governmental Entities which are publicly filed (and for the purposes of Section 4.1(l) those required to be publicly filed);

“Mitel Shareholders” means the holders of Mitel Shares;

“Mitel Shares” means the common shares in the authorized share capital of Mitel;

“Mitel Shareholder Approval” means the approval of the Mitel Shareholders by ordinary resolution of the issuance of Mitel Shares pursuant to the Arrangement, as required by section 611 of the TSX Company Manual, which approval shall be obtained either at a special meeting of the Mitel Shareholders or through a written consent satisfactory to the TSX;

“Mitel Technical Information” means all trade secrets, confidential information and other proprietary know-how and related technical knowledge owned, used or held for use in or relating to the business of Mitel or any of its Subsidiaries, including documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data;

“Mitel Technology” means all Mitel Intellectual Property and Mitel Technical Information and Mitel Information Technology;

“Mitel Warrants” means the Mitel warrants to acquire 2,478,326 Mitel Shares issued and outstanding as of November 10, 2013;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Multi-Employer Plan” means in respect of a Mitel Benefit Plan or Aastra Benefit Plan, a multi-employer pension plan as that term is defined in applicable pension standards legislation, or any other benefit plan to which Mitel or Aastra or their respective Subsidiaries, as applicable, are required to make contributions pursuant to a collective bargaining agreement, participation agreement or trust agreement and which are not maintained or administered by Mitel or Aastra (as applicable) or their affiliates;

“NASDAQ” means The NASDAQ Global Market;

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;

“Option Shares” means the Mitel Shares issuable on exercise of Replacement Options;

“Outside Date” means March 14, 2014 or such later date as may be agreed to by the Parties, provided however that if at that time all conditions to closing of the Arrangement shall have been satisfied or waived, other than the condition set forth in Section 6.1(f) (and those conditions that by their terms are to be satisfied at the Effective Time), then either Party may postpone the Outside Date by an additional 30 days by giving written notice to the other Party to such effect no later than 5:00 p.m. (Toronto time) on March 14, 2014, or such later date as may be agreed to in writing by the Parties;

“Parties” means Aastra and Mitel, and “Party” means any of them;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Aastra, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with Section 7.4 hereof and the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Aastra and Mitel, each acting reasonably;

“Pre-Arrangement Reorganization” has the meaning ascribed thereto under Section 5.5;

“Proposed Agreement” has the meaning ascribed thereto under Section 5.10(e);

“Regulatory Approvals” means those approvals, sanctions, rulings, consents, determinations, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that prohibits a transaction from being implemented until such prescribed time has lapsed, without objection, following the giving of notice thereunder), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Authorities required to complete the Arrangement, including the Investment Canada Act Approval and the French Determination;

“Replacement Option” has the meaning ascribed thereto under Section 1.1 of the Plan of Arrangement;

“Representatives” has the meaning ascribed thereto under Section 5.10(a);

“Response Period” has the meaning ascribed thereto under Section 5.10(e)(vi);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Statutory Plans” means statutory benefit plans which Aastra or Mitel, as applicable, are required to participate in or comply with, including any benefit plan administered by any federal or provincial government and any benefit plans administered pursuant to applicable health, tax, workplace safety insurance, and employment insurance legislation;

“Subsidiary” has the meaning ascribed thereto in the NI 45-106;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire all of the shares of a Party or all or substantially all of the assets of a Party and its Subsidiaries made by a third party after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the Aastra Board or the Mitel Board, as applicable, acting in good faith after consultation with its financial advisor(s) and outside legal counsel; (b) that is not subject to a due diligence and/or access condition; (c) in respect of which the Aastra Board or the Mitel Board, as applicable, determines in good faith after consultation with its financial advisor(s) and outside legal counsel and after taking into account all the terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-competition), result in a transaction that is more favourable, from a financial point of view, to the Aastra Shareholders or Mitel Shareholders, as applicable, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by the other Party pursuant to Section 5.10(f); (d) that, after consultation with its financial advisor(s) and outside counsel, is reasonably likely to be consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and (e) after receiving the advice of outside counsel, that failure to recommend such Acquisition Proposal to the Aastra Shareholders or Mitel Shareholders, as applicable, would be inconsistent with its fiduciary duties under applicable Laws;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“TSX” means Toronto Stock Exchange;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“Unreasonable Condition” has the meaning ascribed thereto under Section 5.9(h);

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal and state securities laws, rules and regulations and published policies thereunder.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to U.S. dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of (a) Mitel shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Mitel required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) Aastra shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Aastra required to be made shall be made in accordance with IFRS consistently applied.

1.7	Knowledge

(a)	In this Agreement, references to “the knowledge of Aastra” means the actual knowledge of any of the Co-Chief Executive Officers, the Chief Financial Officer and the General Counsel of Aastra, in each case after reasonable inquiry.

(b)	In this Agreement, references to “the knowledge of Mitel” means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Mitel, in each case after reasonable inquiry.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A    —        Form of Plan of Arrangement

Schedule B    —        Form of Arrangement Resolution

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

Aastra and Mitel agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2	Mitel Approval

Mitel represents and warrants to Aastra that the Mitel Board:

(a)	has unanimously determined that the Arrangement and entry into this Agreement are in the best interests of Mitel; and

(b)	has received an opinion from Jefferies LLC, the financial advisor to Mitel, that the Consideration to be paid by Mitel to the Aastra Shareholders pursuant to the Arrangement is fair from a financial point of view to Mitel.

2.3	Aastra Approval

Aastra represents and warrants to Mitel that the Aastra Board:

(a)	has unanimously determined that:

(i)	the Arrangement is fair to the Aastra Shareholders;

(ii)	it will recommend that the Aastra Shareholders vote in favour of the Arrangement Resolution; and

(iii)	the Arrangement and entry into this Agreement are in the best interests of Aastra; and;

(b)	has received an opinion from TD Securities Inc., the financial advisor to Aastra, that the consideration to be received by Aastra Shareholders pursuant to the Arrangement is fair from a financial point of view to the Aastra Shareholders.

2.4	Obligations of Mitel

Subject to the terms and conditions of this Agreement, in order to facilitate the Arrangement, Mitel shall take all action necessary in accordance with all applicable Laws, to seek approval as promptly as practicable from the TSX to the Mitel Shareholder Approval being obtained by written consent. If TSX approval is not obtained on or prior to November 25, 2013, Mitel shall take all action necessary to hold a special meeting of Mitel Shareholders to obtain Mitel Shareholder Approval as soon as practicable and in any event at or before the time of the Aastra Meeting.

2.5	Interim Order

As soon as reasonably practicable following the execution of this Agreement, Aastra shall apply to the Court in a manner acceptable to Mitel, acting reasonably, pursuant to Section 192 of the CBCA and prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Aastra Meeting and for the manner in which such notice is to be provided;

(b)	for confirmation of the record date for the Aastra Meeting referred to in Section 2.6;

(c)

that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by the Aastra Shareholders present in person or represented by proxy at the Aastra Meeting; such that each Aastra Shareholder is entitled to one vote for each Aastra Share held; and (ii) if required, a simple majority of the votes cast on the Arrangement Resolution by Minority Shareholders present in person or represented by proxy at the Aastra Meeting;

(d)	that it is the intention of the Parties to rely upon Section 3(a)(10) of the U.S. Securities Act to issue the Consideration Shares in accordance with the Arrangement, based on the Court’s approval of the Arrangement and its determination of the substantive and procedural fairness of the Arrangement;

(e)	that the Aastra Meeting may be adjourned or postponed from time to time by the Aastra Board subject to the terms of this Agreement without the need for additional approval of the Court;

(f)	that the record date for Aastra Shareholders entitled to notice of and to vote at the Aastra Meeting will not change in respect of any adjournment(s) of the Aastra Meeting;

(g)	that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Aastra, including quorum requirements and other matters, shall apply in respect of the Aastra Meeting;

(h)	for the grant of the Dissent Rights to registered holders of Aastra Shares as set forth in the Plan of Arrangement;

(i)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(j)	for such other matters as Mitel may reasonably require, subject to obtaining the prior consent of Aastra, such consent not to be unreasonably withheld or delayed.

2.6	Aastra Meeting

Subject to the terms of this Agreement and receipt of the Interim Order:

(a)	Aastra shall convene and conduct the Aastra Meeting in accordance with its constating documents, the Interim Order and applicable Laws, as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Aastra will, in consultation with and subject to the approval of Mitel, fix and publish a record date for the purposes of determining the Aastra Shareholders entitled to receive notice of and vote at the Aastra Meeting.

(b)	Subject to the terms of this Agreement, Aastra shall not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Aastra Meeting without Mitel’s prior written consent, except:

(i)	as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by valid Aastra Shareholder action (which action is not solicited or proposed by Aastra or the Aastra Board); or

(ii)	as otherwise permitted under this Agreement.

(c)	Subject to the terms of this Agreement, Aastra shall solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by any Aastra Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, and take all actions that are reasonably necessary or desirable to seek the approval of the Arrangement by the Aastra Shareholders, including, if so requested by Mitel, using the services of dealers and proxy solicitation services and permitting Mitel to otherwise assist Aastra in such solicitation, provided that Aastra shall not be required to continue to solicit proxies in favour of the Arrangement Resolution if there has been an Aastra Change of Recommendation but shall continue to be required to hold the Aastra Meeting and to cause the Arrangement Resolution to be voted on at such meeting in accordance with Section 2.6(a) and shall not propose to adjourn or postpone such meeting other than as permitted under Section 2.6(b).

(d)	Aastra will advise Mitel as Mitel may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Aastra Meeting, as to the aggregate tally of the proxies received by Aastra in respect of the Arrangement Resolution.

(e)	Aastra will advise Mitel of any written notice of dissent or purported exercise by any Aastra Shareholder of Dissent Rights received by Aastra in relation to the Arrangement and any withdrawal of Dissent Rights received by Aastra and any written communications sent by or on behalf of Aastra to any Aastra Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(f)	Aastra shall not propose or submit for consideration at the Aastra Meeting any business other than the Arrangement without Mitel’s prior written consent.

(g)	At the reasonable request of Mitel from time to time, Aastra shall promptly provide Mitel with a list (in both written and electronic form) of the registered Aastra Shareholders, together with their addresses and respective holdings of Aastra Shares, with a list of the names and addresses and holdings of all Persons having rights issued by Aastra to acquire Aastra Shares (including holders of Aastra Options) and a list of non-objecting beneficial owners of Aastra Shares, together with their addresses and respective holdings of Aastra Shares. Aastra shall from time to time require that its registrar and transfer agent furnish Mitel with such additional information, including updated or additional lists of Aastra Shareholders and lists of holdings and other assistance as Mitel may reasonably request including, for greater certainty, information that may be necessary for Mitel to establish compliance with any applicable state “blue sky” securities law requirements under U.S. Securities Laws.

2.7	Aastra Circular

(a)

As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Mailing Deadline, Aastra shall (i) prepare the Aastra Circular together with any other documents required by applicable Laws; (ii) file the Aastra Circular in all jurisdictions where the same is required to be filed; and (iii) mail the Aastra Circular as required under applicable Laws and by the Interim Order.

(b)	On the date of mailing thereof, Aastra shall ensure that the Aastra Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Aastra Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Aastra Meeting, and, without limiting the generality of the foregoing, shall take all reasonable steps to ensure that the Aastra Circular will not contain any misrepresentation (except that Aastra shall not be responsible to Mitel for any information relating to Mitel and its affiliates, including in relation to the Mitel Shares). The Aastra Circular shall also contain such information as may be required to allow Mitel to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares pursuant to the Arrangement.

(c)	Subject to Section 5.10, the Aastra Circular shall (i) state that the Aastra Board has unanimously determined that the Arrangement is fair to the Aastra Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Aastra; (ii) contain the unanimous recommendation of the Aastra Board to Aastra Shareholders that they vote in favour of the Arrangement Resolution; and (iii) include a statement that each director of Aastra intends to vote all of such individual’s Aastra Shares in favour of the Arrangement Resolution and against any resolution submitted by any Aastra Shareholder that is inconsistent with the Arrangement.

(d)	Mitel shall provide Aastra with all information regarding Mitel, its affiliates and the Mitel Shares, including any pro forma financial statements prepared in accordance with U.S. GAAP and applicable Laws, as required by the Interim Order or applicable Laws for inclusion in the Aastra Circular or in any amendments or supplements to such Aastra Circular, including all details relevant to the tax elections contemplated by Section 5.14 hereof. Mitel and Aastra shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Aastra Circular and to the identification in the Aastra Circular of each such advisor. Mitel shall take all reasonable steps to ensure that such information does not include any misrepresentation concerning Mitel, its affiliates and the Consideration, including in relation to the Mitel Shares, and will indemnify Aastra for all claims, losses, costs and expenses incurred by Aastra in respect of any such misrepresentation.

(e)

Mitel and its legal counsel shall be given a reasonable opportunity to review and comment on the Aastra Circular prior to the Aastra Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Mitel and its legal counsel, provided that all information relating solely to Mitel and its affiliates included in the Aastra Circular shall be in form and content approved in writing by Mitel, acting reasonably. Aastra shall provide Mitel with final copies of the Aastra Circular prior to the mailing to the Aastra Shareholders.

(f)	Aastra and Mitel shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Aastra Circular contains a misrepresentation, or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Aastra Circular as required or appropriate, and Aastra shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Aastra Circular to Aastra Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.8	Aastra Shareholder Rights Plan

Aastra and its board of directors shall take all actions necessary, immediately prior to the Effective Time, to waive the application of the Aastra Shareholder Rights Plan to the Arrangement and to ensure that the Aastra Shareholder Rights Plan does not interfere with or impede the success of the Arrangement. Prior to the earlier of the (a) the Effective Time and (b) the termination of this Agreement in accordance with Section 7.2, Aastra shall not terminate, waive any provision of, exempt any Person from, or amend the terms of, the Aastra Shareholder Rights Plan, or redeem any rights thereunder except as provided herein.

2.9	Final Order

If (a) the Interim Order is obtained and (b) the Arrangement Resolution is passed at the Aastra Meeting by the Aastra Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Aastra shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 192 of the CBCA held as soon as reasonably practicable and, in any event, within three Business Days following the approval of the Arrangement Resolution at the Aastra Meeting.

2.10	Court Proceedings

Subject to the terms of this Agreement, Mitel shall cooperate with and assist Aastra in seeking the Interim Order and the Final Order, including by providing to Aastra, on a timely basis, any information reasonably required to be supplied by Mitel in connection therewith. Aastra shall provide Mitel’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, Aastra shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.10 or with Mitel’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Mitel to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Mitel’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. Aastra shall also provide to Mitel’s legal counsel on a timely basis, copies of any notice of appearance or other Court documents served on Aastra in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Aastra indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Aastra shall ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Aastra shall not object to legal counsel to Mitel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Aastra is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Aastra shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Aastra is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Mitel.

2.11	Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Arrangement and the Arrangement shall become effective at the Effective Time on the Effective Date. Upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 6, each of Mitel and Aastra shall execute and deliver such closing documents and instruments. On the second Business Day following satisfaction or waiver of such conditions precedent (excluding conditions that are to be and can be satisfied by actions taken at the Effective Time and the condition in Section 6.2(e), but subject to the satisfaction or waiver of such conditions) Aastra shall proceed to file the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Director pursuant to section 192 of the CBCA (provided that the Articles of Arrangement shall not be sent to the Director, for endorsement and filing by the Director, except as contemplated hereby or with Mitel’s prior written consent), whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the CBCA. Aastra agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 7.4 of this Agreement to include such other terms determined to be necessary or desirable by Mitel, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which is (a) inconsistent with the provisions of this Agreement; (b) would reasonably be expected to delay, impair or impede the satisfaction of any condition set forth in Article 6; (c) which has the effect of reducing the Consideration; or (d) which is otherwise prejudicial to the Aastra Shareholders or other parties to be bound by the Plan of Arrangement. The closing of the Arrangement will take place at the offices of Osler, Hoskin & Harcourt LLP, Suite 6600, First Canadian Place, Toronto, Ontario at 8:00 a.m. (Toronto time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.12	Payment of Consideration

Mitel will, following receipt by Aastra of the Final Order and prior to the filing by Aastra of the Articles of Arrangement with the Director, deposit in escrow with the Depositary: (i) sufficient funds to satisfy the cash consideration payable to the Aastra Shareholders, plus sufficient funds to satisfy any cash payment in lieu of fractional Mitel Shares; and (ii) the Consideration Shares.

2.13	Announcement and Shareholder Communications

The Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable after its due execution. Thereafter, Mitel and Aastra agree to co-operate and participate in presentations to investors regarding the Arrangement prior to the making of such presentations and to promptly advise, consult and co-operate with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement and in making any filing with any Governmental Entity or with any stock exchange, including the TSX and NASDAQ, with respect thereto. Each Party shall: (i) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Laws, and if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with the most recent press releases, public disclosures or public statements made by the Parties.

2.14	U.S. Securities Law Matters

The Parties intend that the Arrangement shall be carried out such that the issuance of the Consideration Shares under the Arrangement qualifies for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and applicable state securities laws in reliance upon similar exemptions under applicable state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.14. In order to ensure the availability of the exemption afforded by Section 3(a)(10) and corresponding exemptions under state securities laws; the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the exemption afforded by Section 3(a)(10) prior to the Court hearing at which the Interim Order will be sought;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement;

(d)	the Final Order will address the Arrangement being approved by the Court as being substantively and procedurally fair to Aastra Shareholders;

(e)	the Parties will ensure that each Shareholder will be given adequate notice advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right;

(f)	the Interim Order will specify that each Aastra Shareholder will have the right to appear before the Court at the Court hearing on the Final Order so long as such Shareholder files and delivers notice to the Court of an intention to do so within a reasonable time.

In addition to the foregoing, it is agreed that Mitel shall not be required to deliver any Consideration Shares to an Aastra Shareholder in any state where registration or qualification of the Consideration Shares would be required under state “blue sky” securities laws in order to do so, and may instead arrange for the sale of any such Consideration Shares on behalf of such Aastra Shareholder and the delivery to such Aastra Shareholder of an amount of cash representing the net proceeds of the sale thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AASTRA

3.1	Representations and Warranties

Except as set forth in the Aastra Public Documents, Aastra hereby represents and warrants to Mitel as follows, and acknowledges that Mitel is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Organization and Qualification. Aastra is duly incorporated and validly existing under the CBCA and has the corporate power and authority to own its assets and conduct its business as now owned and conducted. Aastra is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations, consents and approvals required to own, lease and operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have an Aastra Material Adverse Effect. True and complete copies of the constating documents of Aastra have been provided to Mitel, and Aastra has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Aastra has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other documents to be entered into by it hereunder and the consummation by Aastra of the transactions contemplated hereunder and thereunder have been duly authorized by the Aastra Board and no other corporate proceedings on the part of Aastra are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder other than Aastra Shareholder Approval. This Agreement has been duly executed and delivered by Aastra and constitutes a valid and binding obligation of Aastra, enforceable by Mitel against Aastra in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. The execution and delivery by Aastra of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement will not:

(i)	subject to receipt of Regulatory Approvals, violate, conflict with or result in a breach of:

(A)	any provision of the articles, by-laws or other constating documents of Aastra or any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect;

(B)	any Material Contract or Authorization to which Aastra or any of its Subsidiaries is a party or by which Aastra or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect; or

(C)	any Law to which Aastra or any of its Subsidiaries is subject or by which Aastra or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect;

(ii)	subject to receipt of Regulatory Approvals, give rise to any right of termination, or the acceleration of any indebtedness, under any Material Contract or Authorization to which Aastra or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect; or

(iii)	give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation under any Material Contract or Authorization, or result in the imposition of any Lien upon any of Aastra’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect.

Other than Regulatory Approvals, compliance with any applicable Laws, stock exchange rules and policies, the Interim Order, the Final Order and the filing of the Certificate of Arrangement and Articles of Arrangement, no Authorization of, or filing with, any Governmental Entity is necessary on the part of Aastra or any of its Subsidiaries for the consummation by Aastra of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, result in an Aastra Material Adverse Effect.

(d)	Subsidiaries. All of Aastra’s Subsidiaries or material interests in any Person have been disclosed in the Aastra Data Room. Each Subsidiary of Aastra is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own, lease or operate its assets and property as they are now being owned, leased and operated and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have an Aastra Material Adverse Effect. Aastra beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its material Subsidiaries. All of the outstanding shares owned (directly or indirectly) by Aastra in the capital of each of its material Subsidiaries that is a corporation are validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Liens and any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.

(e)	Compliance with Laws. To the knowledge of Aastra:

(i)	the operations of Aastra and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Aastra or of any of its Subsidiaries and none of Aastra or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have an Aastra Material Adverse Effect; and

(ii)	none of Aastra or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any Material Contract, except for failures which, individually or in the aggregate, would not have an Aastra Material Adverse Effect.

(f)

Authorizations. Aastra and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation and use of the assets of Aastra and its Subsidiaries or otherwise in connection with carrying on the business and operations of Aastra and its Subsidiaries in compliance with all applicable Laws, except where the failure to have any such Authorization, individually or in the aggregate, would not have an Aastra Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms, and Aastra and its Subsidiaries have fully complied with and are in compliance with all material Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have an Aastra Material Adverse Effect. To the knowledge of Aastra, there is no action, investigation or proceeding pending or threatened regarding any of the material Authorizations. To the knowledge of Aastra, none of Aastra or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have an Aastra Material Adverse Effect and, to the knowledge of Aastra, all such Authorizations continue to be effective in order for Aastra and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Aastra, no Person other than Aastra or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations, except for interests which, individually or in the aggregate, would not have an Aastra Material Adverse Effect.

(g)	Capitalization and Listing.

(i)	The authorized share capital of Aastra consists of an unlimited number of Aastra Shares and an unlimited number of preferred shares. As of the date of this Agreement there are: (A) 11,797,114 Aastra Shares validly issued and outstanding as fully-paid and non-assessable shares of Aastra; (B) no preferred shares issued or outstanding; (C) 277,966 outstanding Aastra Options providing for the issuance of 470,250 Aastra Shares upon the exercise thereof; (D) 45,000 Aastra SARS providing for cash settlement in accordance with Aastra SAR Plan; and (E) 1,608 Aastra DSUs providing for cash settlement in accordance with Aastra DSU Plan. All Aastra Shares issuable upon the exercise of rights under the Aastra Options in accordance with their terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. The material terms of the Aastra Options (including exercise price) are disclosed in the Aastra Data Room. Except for the Aastra Options, Aastra SARS, Aastra DSUs referred to in this Section 3.1(g)(i) and rights issuable under the Aastra Shareholder Rights Plan, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Aastra or any of its Subsidiaries to issue or sell any shares in the capital of Aastra or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares in the capital of Aastra or any of its Subsidiaries, and other than the Aastra Employee Share Plans, there are no equity or security based compensation arrangements maintained by Aastra. In the 30 days prior to the date hereof, there have been no authorizations or new issuances under the Aastra Employee Share Plans. No Person is entitled to any pre-emptive or other similar right granted by Aastra or any of its Subsidiaries.

(ii)	Aastra has disclosed in the Aastra Data Room a schedule, as of the date hereof, aggregating all outstanding grants to holders of Aastra Options, Aastra SARs and Aastra DSUs and the number, exercise price and expiration dates of each grant to such holders.

(iii)	As of the date hereof, there are no outstanding contractual obligations of Aastra or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Aastra Shares or any shares of any of its Subsidiaries. No Subsidiary of Aastra owns any Aastra Shares.

(iv)	No order ceasing or suspending trading in securities of Aastra or prohibiting the sale of such securities has been issued and is outstanding against Aastra or its directors or officers.

(v)	All outstanding securities of Aastra have been issued in material compliance with all applicable Laws.

(vi)	There are no bonds, debentures or other evidences of indebtedness of Aastra or its Subsidiaries outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with Aastra Shareholders on any matter.

(h)	Shareholder and Similar Agreements. Except for the Aastra Shareholders Rights Plan, Aastra is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Aastra or any of its Subsidiaries.

(i)	Reporting Issuer Status and Stock Exchange Compliance. As of the date hereof, Aastra is a reporting issuer not in default (or the equivalent) under Canadian Securities Laws in each of the provinces and territories of Canada. There is no delisting, suspension of trading in or cease trading order with respect to any securities of Aastra. The Aastra Shares are listed and posted for trading on the TSX, and are not listed on any market other than TSX, and Aastra is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

(j)	U.S. Securities Law Matters.

(i)	There is no class of securities of Aastra which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Aastra subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Aastra is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Aastra is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii)	Aastra is not, has not previously been and on the Effective Date will not be a “shell company” (as defined in Rule 405 under the U.S. Securities Act).

(k)	Reports. Aastra has filed true and correct copies of Aastra Public Documents that Aastra is required to file under Canadian Securities Laws. Aastra has filed all other documents required to be filed by it with all applicable Governmental Entities, other than such documents that the failure to file would, individually or in the aggregate, not have an Aastra Material Adverse Effect. Aastra Public Documents at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable Canadian Securities Laws. Aastra has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(l)	Financial Statements.

(i)	The audited consolidated financial statements for Aastra as of and for each of the fiscal years ended on December 31, 2012 and December 31, 2011 including the notes thereto and the interim unaudited consolidated financial statements for Aastra for the period ended September 30, 2013 including the notes thereto have been, and all financial statements of Aastra which are publicly disseminated by Aastra in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Aastra and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by Aastra or any of its Subsidiaries to any executive officer or director of Aastra.

(ii)	The management of Aastra has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Aastra in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Aastra in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Aastra’s management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)

Aastra maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Aastra and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Aastra and its Subsidiaries are being made only with authorizations of management and directors of Aastra and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Aastra or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Aastra, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Aastra that are reasonably likely to adversely affect the ability of Aastra to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Aastra.

(iv)	To the knowledge of Aastra, none of Aastra, any of its Subsidiaries or, any director, officer, employee, auditor, accountant or representative of Aastra or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Aastra or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Aastra or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Aastra Board.

(m)	Undisclosed Liabilities. None of Aastra or any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited consolidated balance sheet of Aastra as of September 30, 2013 (the “Aastra Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business and not required to be set forth in the Aastra Balance Sheet under IFRS; (c) those incurred in the ordinary course of business since the date of the Aastra Balance Sheet and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement.

(n)	Real Property and Personal Property.

(i)	Aastra and its Subsidiaries have good and marketable title to all real property owned by Aastra and its Subsidiaries, free and clear of all Liens except for Permitted Liens.

(ii)	Aastra and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all personal or movable property owned or leased, or purported to be owned or leased or otherwise held or used by them, except as would not, individually or in the aggregate, reasonably be expected to have an Aastra Material Adverse Effect.

(iii)	No Person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase any of the material assets owned by Aastra or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(o)	Intellectual Property.

(i)	All material registrations throughout the world for Aastra Owned Intellectual Property have been disclosed in the Aastra Data Room. Each of the Aastra Owned Intellectual Property which has been registered or applied for has been properly maintained and renewed by Aastra and its Subsidiaries in accordance with all applicable Laws except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect.

(ii)	Aastra and its Subsidiaries own all right, title and interest in the material Aastra Owned Technology and the material Aastra Information Technology. The material Aastra Owned Intellectual Property and, to the knowledge of Aastra, any material Aastra Licensed Intellectual Property used in the business of Aastra and its Subsidiaries, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned.

(iii)	Except as disclosed in the Aastra Data Room, the conduct of the business of Aastra and its Subsidiaries, as presently conducted, does not conflict with or result in violation of any Intellectual Property Rights of any other Person except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect.

(iv)	Except as disclosed in the Aastra Data Room, to the knowledge of Aastra, Aastra is not pursuing any third party in relation to such third party misappropriating, infringing, diluting or violating any Aastra Owned Technology, and no legal action or other adversarial claims have been brought or threatened against any third party by Aastra and its material Subsidiaries in relation to such Aastra Owned Technology which would reasonably be expected to have, individually or in the aggregate, an Aastra Material Adverse Effect.

(v)	Except as disclosed in the Aastra Data Room, to The knowledge of Aastra, none of the Aastra Owned Technology has been substantially developed with the assistance or use of any funding from third parties or third party entities, including, but not limited to, funding from any Governmental Entity.

(p)	Employment Matters.

(i)	All of the Aastra Employee Share Plans are and have been established, registered, qualified and administered in accordance with all applicable Laws in all material respects and in accordance with their terms, the terms of the material documents that support such Aastra Employee Share Plans and the terms of agreements between Aastra and its Subsidiaries and the employees (present and former) who are members of, or beneficiaries under, such Aastra Employee Share Plans.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, an Aastra Material Adverse Effect, (A) all current obligations of Aastra regarding the Aastra Employee Share Plans have been satisfied and (B) all contributions, premiums or Taxes required to be made or paid by Aastra by applicable Laws or under the terms of each Aastra Employee Share Plan have been made in a timely fashion in accordance with applicable Laws and the terms of such Aastra Employee Share Plan.

(iii)	Except as disclosed in the Aastra Data Room, there are no (A) retention or change of control agreements or any other agreements providing for retention, severance, change of control or termination payments to any director or executive officer or employee of Aastra and its Subsidiaries, or (B) plans, programs, bonus pools or other arrangement that would entitle any Aastra employee to a payment in circumstances involving a change of control of Aastra.

(iv)	Except as provided in this Agreement or as disclosed in the Aastra Data Room, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not (A) result in any material payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the Aastra employees or result in an employee having an entitlement to such payments upon resignation, (B) materially increase the compensation or benefits otherwise payable to any Aastra employee or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Aastra Employee Share Plan (except for outstanding Aastra Options, Aastra SARs and Aastra DSUs).

(v)	Except as disclosed in the Aastra Data Room, none of Aastra or any of its Subsidiaries has entered into any written agreement providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of the transaction contemplated by this Agreement, or which is not terminable on the giving of reasonable notice under applicable Law.

(vi)

Except as disclosed in the Aastra Data Room or as otherwise made available to Mitel, none of Aastra or any of its material Subsidiaries (A) is a party to any collective bargaining agreement, or (B) is subject to any application for certification or, to the knowledge of Aastra, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Aastra, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 3.1(q)(vi) on or before the Effective Date.

(vii)	Except as disclosed in the Aastra Data Room, none of Aastra or any of its Subsidiaries is subject to any claim or complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim or under any applicable Law, actual or, to the knowledge of Aastra, threatened, or any litigation actual, or to the knowledge of Aastra, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have an Aastra Material Adverse Effect.

(viii)	Aastra and its Subsidiaries are in material compliance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, accessibility, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Aastra, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have an Aastra Material Adverse Effect.

(ix)	Mitel has been provided with true and complete copies of all material Aastra Employee Share Plans and, except as disclosed in the Aastra Data Room, there are no Contracts, commitments, agreements, arrangements or understandings between (A) Aastra or any of its Subsidiaries on the one hand and (B) any participant in an Aastra Employee Share Plan which would result in an Aastra Option vesting solely as a result of the transaction contemplated by this Agreement (excluding as permitted by the Board of Directors of Aastra under the Aastra 2006 Option Plan).

(x)	The aggregate severance entitlements of the directors and the senior officers of Aastra (for purposes of this Section 3.1(p)(x), Francis N. Shen, Anthony P. Shen, Allan J. Brett, Martin Derung and John Tobia) if they resign for good reason or are terminated without cause within 24 months of the Effective Date will not exceed $10 million.

(q)	Absence of Certain Changes or Events. Since December 31, 2012 and except as otherwise permitted by Section 5.1:

(i)	Aastra and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice except as would not, individually or in the aggregate, have or reasonably be expected to have an Aastra Material Adverse Effect and since September 30, 2013 in the ordinary course of business consistent with past practice;

(ii)	there has not been any acquisition or disposition by Aastra or any of its Subsidiaries of any material property or assets, except as disclosed in the Aastra Data Room;

(iii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, an Aastra Material Adverse Effect has been incurred;

(iv)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, an Aastra Material Adverse Effect;

(v)	there has not been any material change in the accounting practices used by Aastra and its Subsidiaries except as disclosed in the interim financial statements for the nine month period ending September 30, 2013;

(vi)	except for ordinary course adjustments, as disclosed in the Aastra Data Room (including as permitted under the Aastra Employee Share Plans) or contemplated by this Agreement, there has not been any material increase in the salary, bonus, or other remuneration payable by Aastra or any of its Subsidiaries to any of their respective directors, officers, employees or consultants, and there has not been any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award or any grant to such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants;

(vii)	except as publicly disclosed, there has not been any redemption, repurchase or other acquisition of Aastra Shares by Aastra, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Aastra Shares;

(viii)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business;

(ix)	except as disclosed in the Aastra Data Room, there has not been any entering into, or any material amendment of, any Material Contract of Aastra other than in the ordinary course of business; and

(x)	except as disclosed in the Aastra Data Room, there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Aastra’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business.

(r)	Litigation. To the knowledge of Aastra, there are no investigations by Governmental Entities, actions, suits or proceedings threatened, affecting or that would reasonably be expected to affect Aastra or any of its Subsidiaries or affecting or that would reasonably be expected to affect any of their property or assets at Law or equity before or by any court or Governmental Entity which action, suit, proceeding or investigation involves a possibility of any judgment against or liability of Aastra or any of its Subsidiaries which, if successful, would have an Aastra Material Adverse Effect or would significantly impede the ability of Aastra to consummate the Arrangement.

(s)	Taxes.

To the knowledge of Aastra and except as disclosed in the Aastra Data Room:

(i)	each of Aastra and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Aastra and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Aastra has provided adequate accruals in accordance with IFRS in the most recently published financial statements of Aastra for any Taxes of Aastra and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Aastra Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Aastra Material Adverse Effect since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(ii)	each of Aastra and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Aastra Material Adverse Effect;

(iii)

each of Aastra and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Aastra Material Adverse Effect;

(iv)	none of Aastra nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes with a Governmental Entity that has effect for any period ending after the Effective Date which, individually or in the aggregate, would have an Aastra Material Adverse Effect;

(v)	there are no material proceedings, investigations, audits or claims now pending against Aastra or any of its Subsidiaries in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(vi)	to the extent that Aastra or any of its Subsidiaries has acquired property from a non-arm’s length Person within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property at the time of acquisition; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property, such acquisition has not resulted and cannot reasonably be expected to result in an Aastra Material Adverse Effect;

(vii)	for the purposes of the Tax Act and any other relevant Tax purposes:

(A)	Aastra is resident in Canada and is not resident in any other country; and

(B)	each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

(viii)	there are no Liens for Taxes upon any properties or assets of Aastra or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Aastra’s audited financial statements; and (B) which would not, individually or in the aggregate, have an Aastra Material Adverse Effect).

(t)

Books and Records. The corporate records and minute books of Aastra and its Subsidiaries for the last three financial years have been maintained in all material respects in accordance with all applicable Laws, and the minute books of Aastra and its Subsidiaries are complete and accurate in all material respects. The corporate minute books for Aastra and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Aastra and its Subsidiaries for the last three financial years in all material respects have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years.

(u)	Insurance. Policies of insurance are in force naming Aastra as an insured that adequately cover all risks as are customarily covered by businesses in the industry in which Aastra operates. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated herein other than such cancellations as would not individually or in the aggregate have an Aastra Material Adverse Effect.

(v)	Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Aastra or any of its Subsidiaries) between Aastra or any of its Subsidiaries on the one hand, and any (a) officer or director of Aastra or, to the knowledge of Aastra, any of its Subsidiaries, or (b) any holder of record or, to the knowledge of Aastra, beneficial owner of five percent or more of the voting securities of Aastra, on the other hand.

(w)	Benefit Plans.

(i)	Other than as disclosed in the Aastra Data Room or the Aastra Public Documents, there are no material pension or retirement income plans of Aastra.

(ii)	The costs of funding the Aastra Benefit Plans are, in all material respects, described in the Aastra Data Room or the Aastra Public Documents.

(iii)	Each Aastra Benefit Plan has been established, registered, amended, funded, administered, and invested in all material respects in accordance with its terms and applicable Laws and any contributions required to be made under each material Aastra Benefit Plan, as of the date hereof, have been timely made in accordance with the terms of each material Aastra Benefit Plan and applicable Laws, and all obligations in respect of each Aastra Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Aastra in accordance with IFRS as of and for the fiscal year ended on December 31, 2012, including the notes thereto and the report by Aastra’s auditors thereon. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Aastra Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws in all material respects. To the knowledge of Aastra, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending or threatened involving any Aastra Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation order or material claim (other than routine claims for payment of benefits).

(iv)	No event has occurred respecting any Aastra Benefit Plan which would entitle a Person (without the consent of Aastra) to wind-up or terminate any Aastra Benefit Plan in whole or in part, except where such wind-up or termination would not reasonably be expected to have an Aastra Material Adverse Effect.

(v)	To the knowledge of Aastra, there has been no amendment to, announcement by Aastra or any of its Subsidiaries relating to or change in employee participation, coverage, or benefits provided under, any Aastra Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vi)	Except as disclosed in the Aastra Data Room, there are no material unfunded liabilities in respect of any Aastra Benefit Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Income Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(vii)	No liabilities or obligations under any of the Aastra Benefit Plans in respect of any employees on disability would, individually or in the aggregate, reasonably be expected to have an Aastra Material Adverse Effect.

(viii)	None of the Aastra Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments on termination of the Aastra Benefit Plan or any insurance contract relating thereto, except where such increase or payments, individually or in the aggregate, would not have an Aastra Material Adverse Effect.

(ix)	All material data necessary to administer each Aastra Benefit Plan is in the possession of Aastra or its agents.

(x)	Restrictions on Business Activities. Except as disclosed in the Aastra Data Room, there is no agreement, judgment, injunction, order or decree binding upon Aastra or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Aastra or any of its Subsidiaries or the conduct of business by Aastra or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have an Aastra Material Adverse Effect.

(y)

Material Contracts. To the knowledge of Aastra, Aastra and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. To the knowledge of Aastra and except as disclosed in the Aastra Data Room, neither Aastra nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Aastra have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, an Aastra Material Adverse Effect. None of Aastra or any of its Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Aastra, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, an Aastra Material Adverse Effect. To the knowledge of Aastra, all Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Aastra (or a Subsidiary of Aastra, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto. Except as disclosed in the Aastra Data Room, Aastra has not received any written or, to the knowledge of Aastra, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Aastra or any of its Subsidiaries, and, to the knowledge of Aastra, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have an Aastra Material Adverse Effect.

(z)	Corrupt Practices Legislation. To the knowledge of Aastra, neither Aastra, its Subsidiaries or any of their respective officers, directors or employees acting on behalf of Aastra or any of its Subsidiaries has taken, committed to take or been alleged to have taken any action which would cause Aastra or any of its Subsidiaries to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) and the Bribery Act (United Kingdom) or any applicable Law of similar effect.

(aa)	Confidentiality Agreements. Aastra has not waived the standstill or other provisions of any confidentiality or standstill agreements with persons other than Mitel.

(bb)	Brokers; Expenses. Except for the fees to be paid to TD Securities Inc. pursuant to its engagement letter with Aastra dated October 31, 2013 (the aggregate amount of fees as disclosed in the Aastra Data Room), none of Aastra, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

3.2	Survival of Representations and Warranties

The representations and warranties of Aastra contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MITEL

4.1	Representations and Warranties

Except as set forth in the Mitel Public Documents, Mitel hereby represents and warrants to Aastra as follows, and acknowledges that Aastra is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Organization and Qualification. Mitel is duly incorporated and validly existing under the CBCA and has the corporate power and authority to own its assets and conduct its business as now owned and conducted. Mitel is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations, consents and approvals required to own, lease and operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Mitel Material Adverse Effect. True and complete copies of the constating documents of Mitel have been provided to Aastra, and Mitel has not taken any action to amend or supersede such documents.

(b)	Authority Relative to this Agreement. Mitel has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other documents to be entered into by it hereunder and the consummation by Mitel of the transactions contemplated hereunder and thereunder have been duly authorized by the Mitel Board and no other corporate proceedings on the part of Mitel are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder other than Mitel Shareholder Approval. This Agreement has been duly executed and delivered by Mitel and constitutes a valid and binding obligation of Mitel, enforceable by Aastra against Mitel in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. The execution and delivery by Mitel of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement will not:

(i)	subject to receipt of Regulatory Approvals, violate, conflict with or result in a breach of:

(A)	any provision of the articles, by-laws or other constating documents of Mitel or any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect;

(B)	any Material Contract or Authorization to which Mitel or any of its Subsidiaries is a party or by which Mitel or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect; or

(C)	any Law to which Mitel or any of its Subsidiaries is subject or by which Mitel or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect;

(ii)	subject to receipt of Regulatory Approvals, give rise to any right of termination, or the acceleration of any indebtedness, under any Material Contract or Authorization to which Mitel or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect; or

(iii)	give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation under any Material Contract or Authorization, or result in the imposition of any Lien upon any of Mitel’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect.

Other than Regulatory Approvals, compliance with any applicable Laws, stock exchange rules and policies, the Interim Order, the Final Order and the filing of the Certificate of Arrangement and Articles of Arrangement, no Authorization of, or filing with, any Governmental Entity is necessary on the part of Mitel or any of its Subsidiaries for the consummation by Mitel of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, result in a Mitel Material Adverse Effect.

(d)

Subsidiaries. All of Mitel’s Subsidiaries or material interests in any Person have been disclosed in the Mitel Data Room. Each Subsidiary of Mitel is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own, lease or operate its assets and property as they are now being owned, leased and operated and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Mitel Material Adverse Effect. Except as disclosed in the Mitel Data Room, Mitel beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its material Subsidiaries. All of the outstanding shares owned (directly or indirectly) by Mitel in the capital of each of its material Subsidiaries that is a corporation are validly issued, fully-paid and non-assessable.

(e)	Compliance with Laws. To the knowledge of Mitel:

(i)	the operations of Mitel and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Mitel or of any of its Subsidiaries and none of Mitel or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Mitel Material Adverse Effect; and

(ii)	none of Mitel or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any Material Contract, except for failures which, individually or in the aggregate, would not have a Mitel Material Adverse Effect.

(f)	Authorizations. Mitel and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation and use of the assets of Mitel and its Subsidiaries or otherwise in connection with carrying on the business and operations of Mitel and its Subsidiaries in compliance with all applicable Laws, except where the failure to have any such Authorization, individually or in the aggregate, would not have a Mitel Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms, and Mitel and its Subsidiaries have fully complied with and are in compliance with all material Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Mitel Material Adverse Effect. To the knowledge of Mitel, there is no action, investigation or proceeding pending or threatened regarding any of the material Authorizations. To the knowledge of Mitel, none of Mitel or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Mitel Material Adverse Effect and, to the knowledge of Mitel, all such Authorizations continue to be effective in order for Mitel and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Mitel, no Person other than Mitel or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations, except for interests which, individually or in the aggregate, would not have a Mitel Material Adverse Effect.

(g)	Capitalization and Listing.

(i)	The authorized share capital of Mitel consists of an unlimited number of Mitel Shares and an unlimited number of preferred shares, issuable in series. As of the date of this Agreement there are: (A) 53,900,060 Mitel Shares validly issued and outstanding as fully-paid and non-assessable shares of Mitel; (B) no preferred shares issued or outstanding; (C) 7,162,754 outstanding Mitel Options granted under the Mitel Employee Share Plan providing for the issuance of 515,175 Mitel Shares upon the exercise thereof, (D) outstanding Mitel Warrants providing for the issuance of 2,478,326 Mitel Shares upon the exercise thereof. All Mitel Shares issuable upon the exercise of rights under the Mitel Options and Mitel Warrants in accordance with their terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. The terms of the Mitel Options and Mitel Warrants (including exercise price) have been provided to Aastra. Except for the Mitel Options and Mitel Warrants referred to in this Section 4.1(g)(i), there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Mitel or any of its Subsidiaries to issue or sell any shares in the capital of Mitel or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Mitel or any of its Subsidiaries, and other than the Mitel Employee Share Plans, there are no equity or security based compensation arrangements maintained by Mitel. In the 30 days prior to the date hereof, there have been no authorizations or new issuances under the Mitel Employee Share Plans, other than as disclosed in the Mitel Data Room. No Person is entitled to any pre-emptive or other similar right granted by Mitel or any of its Subsidiaries.

(ii)	Mitel has provided to Aastra a schedule, as of the date hereof, aggregating all outstanding grants to holders of Mitel Options and the number, exercise price, vesting schedule and expiration dates of each grant to such holders. All Mitel Shares that may be issued pursuant to the exercise of outstanding Mitel Options will, when issued in accordance with the terms of the Mitel Options be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)	As of the date hereof, there are no outstanding contractual obligations of Mitel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Mitel Shares or any shares of any of its Subsidiaries. No Subsidiary of Mitel owns any Mitel Shares.

(iv)	No order ceasing or suspending trading in securities of Mitel or prohibiting the sale of such securities has been issued and is outstanding against Mitel or its directors or officers.

(v)	All outstanding securities of Mitel have been issued in material compliance with all applicable Laws.

(vi)	There are no bonds, debentures or other evidences of indebtedness of Mitel or its Subsidiaries outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with Mitel Shareholders on any matter.

(h)	Shareholder and Similar Agreements. Except as disclosed in the Mitel Data Room, Mitel is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Mitel or any of its Subsidiaries.

(i)	Reporting Issuer Status and Stock Exchange Compliance. As of the date hereof, Mitel is a reporting issuer not in default (or the equivalent) under the Canadian Securities Laws of each of the provinces and territories of Canada. There is no delisting, suspension of trading in or cease trading order with respect to any securities of Mitel. The Mitel Shares are listed and posted for trading on the TSX and NASDAQ, and are not listed or quoted on any market other than the TSX and NASDAQ, and Mitel is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and NASDAQ.

(j)	U.S. Securities Law Matters.

(i)	Mitel is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act;

(ii)	Mitel is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended; and

(iii)	the Mitel Shares are registered pursuant to Section 12 of the U.S. Exchange Act and Mitel is in compliance with its reporting obligation pursuant to section 13 of the U.S. Exchange Act.

(k)	WTO Investor. Mitel is a “WTO investor” within the meaning of the Investment Canada Act.

(l)	Reports. Mitel has filed true and correct copies of Mitel Public Documents that Mitel is required to file under Canadian Securities Laws. Mitel has filed all other documents required to be filed by it with all applicable Governmental Entities, other than such documents that the failure to file would, individually or in the aggregate, not have a Mitel Material Adverse Effect. Mitel Public Documents at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable Canadian Securities Laws. Mitel has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(m)	Financial Statements.

(i)	The audited consolidated financial statements for Mitel as of and for each of the fiscal years ended on April 30, 2013 and 2012 including the notes thereto and the interim consolidated financial statements for Mitel for the period ended July 31, 2013 including the notes thereto have been, and all financial statements of Mitel which are publicly disseminated by Mitel in respect of any subsequent periods prior to the Effective Date have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Mitel and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by Mitel or any of its Subsidiaries to any executive officer or director of Mitel.

(ii)	The draft, unaudited financial information contained in the Mitel Data Room with respect to Mitel’s results of operation for the three months ended October 31, 2013 represents, as at the date of this Agreement, Mitel’s best estimate as to Mitel’s results of operations to be reported in Mitel’s publicly filed financial statements for such period.

(iii)	The management of Mitel has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Mitel in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Mitel in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Mitel’s management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iv)

Mitel maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Mitel and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Mitel and its Subsidiaries are being made only with authorizations of management and directors of Mitel and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Mitel or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Mitel, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Mitel that are reasonably likely to adversely affect the ability of Mitel to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Mitel.

(v)	To the knowledge of Mitel, none of Mitel, any of its Subsidiaries or, any director, officer, employee, auditor, accountant or representative of Mitel or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mitel or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Mitel or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Mitel Board.

(n)	Undisclosed Liabilities. None of Mitel or any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited consolidated balance sheet of Mitel as of July 31, 2013 (the “Mitel Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business and not required to be set forth in the Mitel Balance Sheet under U.S. GAAP; (c) those incurred in the ordinary course of business since the date of the Mitel Balance Sheet and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement.

(o)	Real Property and Personal Property.

(i)	Mitel and its Subsidiaries do not own any real property.

(ii)	Mitel and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all personal or movable property owned or leased, or purported to be owned or leased or otherwise held or used by them, except as would not, individually or in the aggregate, reasonably be expected to have a Mitel Material Adverse Effect.

(iii)	No Person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase any of the material assets owned by Mitel or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(p)	Intellectual Property.

(i)	All material registrations throughout the world for Mitel Owned Intellectual Property have been disclosed in the Mitel Data Room. Each of the Mitel Owned Intellectual Property which has been registered or applied for has been properly maintained and renewed by Mitel and its Subsidiaries in accordance with all applicable Laws except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect.

(ii)	Mitel and its Subsidiaries own all right, title and interest in the material Mitel Owned Technology and the material Mitel Information Technology. The material Mitel Owned Intellectual Property and, to the knowledge of Mitel, any material Mitel Licensed Intellectual Property used in the business of Mitel and its Subsidiaries, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned.

(iii)	The conduct of the business of Mitel and its Subsidiaries, as presently conducted, does not conflict with or result in violation of any Intellectual Property Rights of any other Person except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect.

(iv)	To the knowledge of Mitel, Mitel is not pursuing any third party in relation to such third party misappropriating, infringing, diluting or violating any Mitel Owned Technology, and no legal action or other adversarial claims have been brought or threatened against any third party by Mitel and its material Subsidiaries in relation to such Mitel Owned Technology which would reasonably be expected to have, individually or in the aggregate, a Mitel Material Adverse Effect.

(v)	Except as disclosed in the Mitel Data Room, to the knowledge of Mitel, none of the Mitel Owned Technology has been substantially developed with the assistance or use of any funding from third parties or third party entities, including, but not limited to, funding from any Governmental Entity.

(q)	Employment Matters.

(i)	All of the Mitel Employee Share Plans are and have been established, registered, qualified and administered in accordance with all applicable Laws in all material respects and in accordance with their terms, the terms of the material documents that support such Mitel Employee Share Plans and the terms of agreements between Mitel and its Subsidiaries and the employees (present and former) who are members of, or beneficiaries under, such Mitel Employee Share Plans.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Mitel Material Adverse Effect, (A) all current obligations of Mitel regarding the Mitel Employee Share Plans have been satisfied and (B) all contributions, premiums or Taxes required to be made or paid by Mitel by applicable Laws or under the terms of each Mitel Employee Share Plan have been made in a timely fashion in accordance with applicable Laws and the terms of such Mitel Employee Share Plan.

(iii)	Except as disclosed in the Mitel Data Room, there are no (A) retention or change of control agreements or any other agreements providing for retention, severance, change of control or termination payments to any director or executive officer or employee of Mitel and its Subsidiaries, or (B) plans, programs, bonus pools or other arrangement that would entitle any Mitel employee to a payment in circumstances involving a change of control of Mitel.

(iv)	Except as provided in this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not (A) result in any material payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the Mitel employees or result in an employee having an entitlement to such payments upon resignation, (B) materially increase the compensation or benefits otherwise payable to any Mitel employee or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Mitel Employee Share Plan (except for outstanding Mitel Options).

(v)	None of Mitel or any of its Subsidiaries has entered into any written agreement providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of the transaction contemplated by this Agreement, or which is not terminable on the giving of reasonable notice under applicable Law.

(vi)	None of Mitel or any of its material Subsidiaries (A) is a party to any collective bargaining agreement, or (B) is subject to any application for certification or, to the knowledge of Mitel, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Mitel, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.1(q) on or before the Effective Date.

(vii)

None of Mitel or any of its Subsidiaries is subject to any claim or complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim or under any applicable Law, actual or, to the knowledge of Mitel, threatened, or any litigation actual, or to the knowledge of Mitel, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Mitel Material Adverse Effect.

(viii)	Mitel and its Subsidiaries are in material compliance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, accessibility, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Mitel, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Mitel Material Adverse Effect.

(ix)	Aastra has been provided with true and complete copies of all material Mitel Employee Share Plans and, except as disclosed in the Mitel Data Room, there are no Contracts, commitments, agreements, arrangements or understandings between (A) Mitel or any of its Subsidiaries on the one hand and (B) any participant in a Mitel Employee Share Plan which would result in a Mitel Option vesting solely as a result of the transaction contemplated by this Agreement.

(r)	Absence of Certain Changes or Events. Since April 30, 2013 and except as otherwise permitted by Section 5.2:

(i)	Mitel and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice except as would not, individually or in the aggregate, have or reasonably be expected to have a Mitel Material Adverse Effect and since July 31, 2013 in the ordinary course of business consistent with past practice;

(ii)	except as disclosed in the Mitel Data Room, there has not been any acquisition or disposition by Mitel or any of its Subsidiaries of any material property or assets;

(iii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, a Mitel Material Adverse Effect has been incurred;

(iv)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, a Mitel Material Adverse Effect;

(v)	there has not been any material change in the accounting practices used by Mitel and its Subsidiaries;

(vi)

except for ordinary course adjustments, there has not been any material increase in the salary, bonus, or other remuneration payable by Mitel or any of its Subsidiaries to any of their respective directors, officers, employees or consultants, and there has not been any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award or any grant to such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants;

(vii)	there has not been any redemption, repurchase or other acquisition of Mitel Shares by Mitel, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Mitel Shares;

(viii)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business;

(ix)	except as disclosed in the Mitel Data Room, there has not been any entering into, or any material amendment of, any Material Contract of Mitel other than in the ordinary course of business; and

(x)	there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Mitel’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business.

(s)	Litigation. To the knowledge of Mitel, there are no investigations by Governmental Entities, actions, suits or proceedings threatened, affecting or that would reasonably be expected to affect Mitel or any of its Subsidiaries or affecting or that would reasonably be expected to affect any of their property or assets at Law or equity before or by any court or Governmental Entity which action, suit, proceeding or investigation involves a possibility of any judgment against or liability of Mitel or any of its Subsidiaries which, if successful, would have a Mitel Material Adverse Effect or would significantly impede the ability of Mitel to consummate the Arrangement.

(t)	Taxes.

To the knowledge of Mitel:

(i)

each of Mitel and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Mitel and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Mitel has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of Mitel for any Taxes of Mitel and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Mitel Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Mitel Material Adverse Effect since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(ii)	each of Mitel and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Mitel Material Adverse Effect;

(iii)	each of Mitel and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Mitel Material Adverse Effect;

(iv)	none of Mitel nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes with a Governmental Entity that has effect for any period ending after the Effective Date which, individually or in the aggregate, would have a Mitel Material Adverse Effect;

(v)	there are no material proceedings, investigations, audits or claims now pending against Mitel or any of its Subsidiaries in respect of any Taxes and, other than as disclosed in the Mitel Data Room, there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(vi)	to the extent that Mitel or any of its Subsidiaries has acquired property from a non-arm’s length Person within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property at the time of acquisition; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property, such acquisition has not resulted and cannot reasonably be expected to result in a Mitel Material Adverse Effect;

(vii)	for the purposes of the Tax Act and any other relevant Tax purposes:

(A)	Mitel is resident in Canada and is not resident in any other country; and

(B)	each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country, except for branch operations as disclosed in the Mitel Data Room;

(viii)	there are no Liens for Taxes upon any properties or assets of Mitel or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Mitel’s audited financial statements; and (B) which would not, individually or in the aggregate, have a Mitel Material Adverse Effect).

(u)	Books and Records. The corporate records and minute books of Mitel and its Subsidiaries for the last three financial years have been maintained in all material respects in accordance with all applicable Laws, and the minute books of Mitel and its Subsidiaries are complete and accurate in all material respects. The corporate minute books for Mitel and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Mitel and its Subsidiaries for the last three financial years in all material respects have been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years.

(v)	Insurance. Policies of insurance are in force naming Mitel as an insured that adequately cover all risks as are customarily covered by businesses in the industry in which Mitel operates. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated herein other than such cancellations as would not individually or in the aggregate have a Mitel Material Adverse Effect.

(w)	Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business and except for other agreements and transactions disclosed in the Mitel Data Room or publicly disclosed, there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Mitel or any of its Subsidiaries) between Mitel or any of its Subsidiaries on the one hand, and any (a) officer or director of Mitel or, to the knowledge of Mitel, any of its Subsidiaries, or (b) any holder of record or, to the knowledge of Mitel, beneficial owner of five percent or more of the voting securities of Mitel, on the other hand.

(x)	Benefit Plans.

(i)	Other than as disclosed in the Mitel Data Room or the Mitel Public Documents, there are no material pension or retirement income plans of Mitel.

(ii)	The costs of funding the Mitel Benefit Plans are, in all material respects, described in the Mitel Data Room or the Mitel Public Documents.

(iii)	Each Mitel Benefit Plan has been established, registered, amended, funded, administered, and invested in all material respects in accordance with its terms and applicable Laws and any contributions required to be made under each material Mitel Benefit Plan, as of the date hereof, have been timely made in accordance with the terms of each material Mitel Benefit Plan and applicable Laws, and all obligations in respect of each Mitel Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Mitel in accordance with U.S. GAAP as of and for the fiscal year ended on April 30, 2013, including the notes thereto and the report by Mitel’s auditors thereon. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Mitel Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws in all material respects. To the knowledge of Mitel, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending or threatened involving any Mitel Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation order or material claim (other than routine claims for payment of benefits).

(iv)	No event has occurred respecting any Mitel Benefit Plan which would entitle a Person (without the consent of Mitel) to wind-up or terminate any Mitel Benefit Plan in whole or in part, except where such wind-up or termination would not reasonably be expected to have a Mitel Material Adverse Effect.

(v)	To the knowledge of Mitel, there has been no amendment to, announcement by Mitel or any of its Subsidiaries relating to or change in employee participation, coverage, or benefits provided under, any Mitel Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vi)	Except as disclosed in the Mitel Data Room, there are no material unfunded liabilities in respect of any Mitel Benefit Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Income Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(vii)	No liabilities or obligations under any of the Mitel Benefit Plans in respect of any employees on disability would, individually or in the aggregate, reasonably be expected to have a Mitel Material Adverse Effect.

(viii)	None of the Mitel Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments on termination of the Mitel Benefit Plan or any insurance contract relating thereto, except where such increase or payments, individually or in the aggregate, would not have a Mitel Material Adverse Effect.

(ix)	All material data necessary to administer each Mitel Benefit Plan is in the possession of Mitel or its agents.

(y)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Mitel or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Mitel or any of its Subsidiaries or the conduct of business by Mitel or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Mitel Material Adverse Effect.

(z)	Material Contracts. To the knowledge of Mitel, Mitel and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. To the knowledge of Mitel, neither Mitel nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Mitel have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Mitel Material Adverse Effect. None of Mitel or any of its Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Mitel, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Mitel Material Adverse Effect. To the knowledge of Mitel, all Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Mitel (or a Subsidiary of Mitel, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto. Mitel has not received any written or, to the knowledge of Mitel, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Mitel or any of its Subsidiaries, and, to the knowledge of Mitel, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Mitel Material Adverse Effect.

(aa)	Corrupt Practices Legislation. To the knowledge of Mitel, neither Mitel, its Subsidiaries or any of their respective officers, directors or employees acting on behalf of Mitel or any of its Subsidiaries has taken, committed to take or been alleged to have taken any action which would cause Mitel or any of its Subsidiaries to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) and the Bribery Act (United Kingdom) or any applicable Law of similar effect.

(bb)	Brokers; Expenses. Except for the fees to be paid to Jefferies LLC pursuant to its engagement letter with Mitel dated September 12, 2013 (the aggregate amount of fees as disclosed in the Mitel Data Room), none of Mitel, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(cc)	Mitel Financing. The Mitel Commitment Letter is in full force and effect and constitutes a legal, valid and binding obligation of Mitel and, to the knowledge of Mitel, the other parties thereto (subject in each case to the effect of bankruptcy, insolvency, receivership or similar laws relating to or affecting creditors’ rights generally and to general equity principles and subject to the inclusion of an exclusive jurisdiction of New York courts clause contained therein). No event has occurred which would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Mitel under the Mitel Commitment Letter, or, to the knowledge of Mitel, the other parties thereto. Assuming the satisfaction of the conditions to the Arrangement as set out in this Agreement, upon receipt of the proceeds contemplated by the Mitel Commitment Letter, Mitel will have access to sufficient cash funds (including available cash held by Aastra and its Subsidiaries) and borrowing capacity to pay all amounts to be paid by it pursuant to this Agreement and to perform its obligations hereunder. A true, complete and correct copy of the Mitel Commitment Letter (other than the fee letter component thereof) has been provided to Aastra.

4.2	Survival of Representations and Warranties

The representations and warranties of Mitel contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1	Covenants of Aastra Regarding the Conduct of Business

Aastra covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless Mitel shall otherwise agree in writing (such agreement not be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement or Applicable Law:

(a)	Aastra shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Aastra and its assets, to keep available the services of its officers and employees as a group and to maintain relationships consistent with past practice with customers, employees, Governmental Entities and others having business relationships with them;

(b)	without limiting the generality of Section 5.1(a), Aastra shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

(i)	amend or propose to amend its articles, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Aastra Shares, except for (A) the previously announced quarterly dividend payable on November 14, 2013; or (B) such other dividends payable in Aastra Shares where the Consideration is appropriately adjusted to reflect the increased number of Aastra Shares resulting from such dividend, which adjustment shall occur automatically in the event of any such dividend and the Parties agree to amend the Plan of Arrangement to reflect such adjustment;

(iii)	issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Aastra Shares, any Aastra Options, stock appreciation rights, or any warrants, calls, conversion privileges or rights of any kind to acquire any Aastra Shares or other securities or any shares of its Subsidiaries (including, for greater certainty, Aastra Options), other than (A) pursuant to the exercise of existing Aastra Options in accordance with their terms and (B) in the ordinary course of business consistent with past practice;

(iv)	split, combine or reclassify any outstanding Aastra Shares or the securities of any of its Subsidiaries;

(v)	redeem, purchase or offer to purchase Aastra Shares or other securities of Aastra or any securities of its Subsidiaries;

(vi)	amend the terms of any securities of Aastra or any of its Subsidiaries;

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Aastra or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge Aastra or its Subsidiaries with any other Person;

(ix)	except in the ordinary course of business consistent with past practice, sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Aastra or any of its Subsidiaries or any interest in any assets of Aastra and its Subsidiaries having a value greater than $1,000,000 in the aggregate;

(x)	acquire or agree to acquire any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries and other than in relation to capital expenditures as referred to in paragraph (xi) below), property transfer or purchase of any property or assets of any other Person that has a value greater than $1,000,000 in the aggregate except as disclosed in the Aastra Data Room;

(xi)	incur any capital expenditures or enter into any agreement obligating Aastra or its Subsidiaries to provide for future capital expenditures involving payments in aggregate in excess of $7,000,000;

(xii)	except for expenses incurred in relation to the transactions contemplated by this Agreement, incur business expenses other than in the ordinary course of business consistent with past practice;

(xiii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable Law;

(xiv)	reduce the stated capital of the shares of Aastra or any of its Subsidiaries;

(xv)	enter into any agreements or other transactions with any officer or director of Aastra or its Subsidiaries except as disclosed in the Aastra Data Room;

(xvi)	except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances;

(xvii)	except in the ordinary course of business consistent with past practice, pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than:

(A)	the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Aastra’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	where the relevant claim, liability or obligation is less than $2,000,000, or payment of any fees related to the Arrangement;

(xviii)	other than in the ordinary course of business consistent with past practice (A) enter into any agreement that, if entered into prior to the date hereof, would have been a Material Contract or that is otherwise material to Aastra and its Subsidiaries, considered as a whole; or (B) modify, amend in any material respect, transfer or terminate any Material Contract or Contract that is otherwise material to Aastra and its Subsidiaries considered as a whole, or waive, release, or assign any material rights or claims thereto or thereunder;

(xix)	enter into or terminate any hedges, derivatives, swaps or other financial instruments or like transaction, other than in the ordinary course of business consistent with past practice;

(xx)	materially change the business of Aastra or its Subsidiaries;

(xxi)	(A) increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Aastra or any of its Subsidiaries; (B) increase benefits payable under any existing severance or termination pay policies or employment agreements; (C) accelerate vesting or amend or waive any performance or vesting criteria under the Aastra Employee Share Plans or Aastra Benefit Plans or any grants made thereunder; (D) increase the coverage, contributions, funding requirements or benefits available under any Aastra Benefit Plan or create any new plan which would be considered to be an Aastra Benefit Plan once created or (E) except in the ordinary course of business consistent with past practice, increase compensation, bonus levels or other benefits payable to any employee of Aastra or any of its Subsidiaries, but not including, for the avoidance of doubt, any director or executive officer of Aastra or any of its Subsidiaries;

(xxii)	adopt or amend or make any contribution (other than contributions consistent with past practice for existing plans) to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, retention, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with applicable Law or non-discretionary requirements of pre-existing plans;

(xxiii)	take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted; or

(xxiv)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Aastra or Mitel to consummate the Arrangement or the transactions contemplated by this Agreement;

(c)	Aastra shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	Aastra and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income tax return for the taxation year ended December 31, 2012, except as may be required by applicable Laws;

(iv)	not make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement;

(v)	not enter into any Tax sharing, Tax allocation or Tax indemnification agreement; and

(vi)	not make a request for a Tax ruling to any Governmental Entity.

(e)	Aastra shall use commercially reasonable efforts to maintain and preserve all of its rights under each of its and its Subsidiaries Authorizations and shall not solicit or encourage any Governmental Entity to make additions to the obligations under any existing or future Authorization (except to the extent necessary for Aastra to continue operating its business in accordance with applicable Laws in which case Aastra shall consult with Mitel prior to soliciting or encouraging such additions and shall, acting reasonably, take into account Mitel’s reasonable comments);

(f)	Aastra shall not authorize, propose, enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 5.1.

5.2	Covenants of Mitel Regarding the Conduct of Business

Mitel covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless Aastra shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement or Applicable Law:

(a)	Mitel shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Mitel and its assets, to keep available the services of its officers and employees as a group and to maintain relationships consistent with past practice with customers, employees, Governmental Entities and others having business relationships with them;

(b)	without limiting the generality of Section 5.2(a), Mitel shall not, directly or indirectly:

(i)	amend or propose to amend its articles, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Mitel Shares, except for such dividends payable in Mitel Shares where the Consideration is appropriately adjusted to reflect the increased number of Mitel Shares resulting from such dividend, which adjustment shall occur automatically in the event of any such dividend and the Parties agree to amend the Plan of Arrangement to reflect such adjustment;

(iii)	issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Mitel Shares, any Mitel Options (except for the granting of Mitel Options to new employees or directors in the ordinary course of business consistent with past practice or as disclosed in the Mitel Data Room), Mitel Warrants, stock appreciation rights, or any warrants, calls, conversion privileges or rights of any kind to acquire any Mitel Shares or other securities or any shares of its Subsidiaries (including, for greater certainty, Mitel Options and Mitel Warrants), other than pursuant to the exercise of existing Mitel Options and Warrants in accordance with their terms;

(iv)	split, combine or reclassify any outstanding Mitel Shares;

(v)	redeem, purchase or offer to purchase Mitel Shares or other securities of Mitel;

(vi)	amend the terms of any securities of Mitel or any of its Subsidiaries;

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Mitel;

(viii)	reorganize, amalgamate or merge Mitel or its Subsidiaries with any other Person, except as disclosed in the Mitel Data Room;

(ix)	except in the ordinary course of business consistent with past practice or as disclosed in the Mitel Data Room, sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Mitel or any of its Subsidiaries or any interest in any assets of Mitel and its Subsidiaries having a value greater than $1,000,000 in the aggregate;

(x)	acquire or agree to acquire any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries and other than in relation to capital expenditures as referred to in paragraph (xi) below), property transfer or purchase of any property or assets of any other Person that has a value greater than $1,000,000 in the aggregate except as disclosed in the Mitel Data Room;

(xi)	except as disclosed in the Mitel Data Room, incur any capital expenditures or enter into any agreement obligating Mitel or its Subsidiaries to provide for future capital expenditures involving payments in aggregate in excess of $7,000,000;

(xii)	except for expenses incurred in relation to the transactions contemplated by this Agreement, incur business expenses other than in the ordinary course of business consistent with past practice;

(xiii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable Law;

(xiv)	reduce the stated capital of the shares of Mitel;

(xv)	enter into any agreements or other transactions with any officer or director of Mitel or its Subsidiaries except as disclosed in the Mitel Data Room;

(xvi)

except in the ordinary course of business consistent with past practice and except for actions taken in connection with the Mitel Financing, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances, except in the ordinary course of business consistent with past practice, for refinancing existing debt on commercially reasonable terms given market conditions at the applicable time, to fund the cash component of the

Consideration or in relation to internal transactions solely involving Mitel and its wholly-owned Subsidiaries or solely among such Subsidiaries;

(xvii)	except in the ordinary course of business consistent with past practice, pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than:

(A)	the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Mitel’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	where the relevant claim, liability or obligation is less than $2,000,000, or payment of any fees related to the Arrangement;

(xviii)	other than in the ordinary course of business consistent with past practice (A) enter into any agreement that, if entered into prior to the date hereof, would have been a Material Contract or that is otherwise material to Mitel and its Subsidiaries, considered as a whole; or (B) modify, amend in any material respect, transfer or terminate any Material Contract or Contract that is otherwise material to Mitel and its Subsidiaries, considered as a whole, or waive, release, or assign any material rights or claims thereto or thereunder;

(xix)	enter into or terminate any hedges, derivatives, swaps or other financial instruments or like transactions, other than in the ordinary course of business consistent with past practice;

(xx)	materially change the business of Mitel or its Subsidiaries;

(xxi)	(A) increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Mitel or any of its Subsidiaries; (B) increase benefits payable under any existing severance or termination pay policies or employment agreements; (C) accelerate vesting or amend or waive any performance or vesting criteria under the Mitel Employee Share Plans or Mitel Benefit Plans or any grants made thereunder; (D) increase the coverage, contributions, funding requirements or benefits available under any Mitel Benefit Plan or create any new plan which would be considered to be a Mitel Benefit Plan once created or (E) except in the ordinary course of business consistent with past practice, increase compensation, bonus levels or other benefits payable to any employee of Mitel or any of its Subsidiaries, but not including, for the avoidance of doubt, any director or executive officer of Mitel or any of its Subsidiaries;

(xxii)

adopt or amend or make any contribution (other than contributions consistent with past practice for existing plans) to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, retention, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with applicable Law or non-discretionary requirements of pre-existing plans;

(xxiii)	take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted; or

(xxiv)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Aastra or Mitel to consummate the Arrangement or the transactions contemplated by this Agreement.

(c)	Mitel shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	Mitel and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income tax return for the taxation year ended April 30, 2013, except as may be required by applicable Laws;

(iv)	not make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement;

(v)	not enter into any Tax sharing, Tax allocation or Tax indemnification agreement; and

(vi)	not make a request for a Tax ruling to any Governmental Entity.

(e)	Mitel shall use commercially reasonable efforts to maintain and preserve all of its rights under each of its and its Subsidiaries Authorizations and shall not solicit or encourage any Governmental Entity to make additions to the obligations under any existing or future Authorization (except to the extent necessary for Mitel to continue operating its business in accordance with applicable Laws in which case Mitel shall consult with Aastra prior to soliciting or encouraging such additions and shall, acting reasonably, take into account Aastra’s reasonable comments);

(f)	Mitel shall not authorize, propose, enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 5.2.

5.3	Mutual Covenants of the Parties Relating to the Arrangement

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it shall use its reasonable commercial efforts to, and shall cause its Subsidiaries to use all reasonable commercial efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its reasonable commercial efforts to promptly (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to material loan agreements, leases and other contracts; (ii) obtain all necessary and material exemptions, consents, approvals and authorizations as are required to be obtained by it under all applicable Laws; (iii) effect all necessary and material registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (iv) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.3(a) and 6.3(b); and (v) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)	it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or the transactions contemplated herein;

(c)	except for non-substantive communications with securityholders, and subject to its obligations under Section 2.13, it shall furnish promptly to the other Party or its counsel, a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with: (i) the Arrangement; (ii) any filings under applicable Laws in connection with the transactions contemplated herein; and (iii) any dealings with Governmental Entities in connection with the transactions contemplated herein;

(d)	it will conduct itself so as to keep the other Party fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business; provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party or otherwise prevented by applicable Law or is competitively sensitive information;

(e)	it shall promptly notify the other Party in writing of any material change (actual, anticipated, contemplated or, to the knowledge of such Party, threatened) in its business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), or of any change in any representation or warranty provided by such Party in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect or of the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior the Effective Time, and it shall in good faith discuss with the other Party any change in circumstances (actual, anticipated, contemplated, or to the knowledge of such Party, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other Party pursuant to this provision.

(f)	it shall not settle or compromise any claim brought by any present, former or purported holder of its securities in connection with the transactions contemplated herein or the Arrangement prior to the Effective Date without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed;

(g)	it shall use its commercially reasonable efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made thereon;

(h)	it shall and shall cause its Subsidiaries to use commercially reasonable efforts to perform all obligations required to be performed by it or any of its Subsidiaries under this Agreement, co-operate with the other Party in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement, including the execution and delivery of such documents as the other Party may reasonably require; and

(i)	use commercially reasonable efforts to (A) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and (B) have lifted or rescinded any injunction or restraining order or other order relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement.

5.4	Supplemental Listing Application

As soon as reasonably practicable, Mitel shall apply to list the Consideration Shares and Option Shares issuable pursuant to the Arrangement on the TSX and NASDAQ and shall use its commercially reasonable efforts to obtain approval, subject to customary conditions, for the listing of such Consideration Shares and Option Shares on the TSX and NASDAQ.

5.5	Pre-Arrangement Reorganization

Aastra agrees that, upon request by Mitel, Aastra shall, and shall cause each of its Subsidiaries to (a) effect such reorganizations of Aastra’s or its Subsidiaries’ business, operations and assets or such other transactions as Mitel may reasonably request, acting reasonably (each a “Pre-Arrangement Reorganization”); and (b) co-operate with Mitel and its advisors in order to determine the nature of the Pre-Arrangement Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of Aastra and its Subsidiaries; (ii) the Pre-Arrangement Reorganizations are not, in the opinion of Aastra acting reasonably, prejudicial to the Aastra Shareholders, holders of Aastra Options, Aastra DSUs or Aastra SARs, Aastra or any of its Subsidiaries; (iii) such Pre-Arrangement Reorganizations will not impede, unduly delay or prevent the receipt of any governmental and third party approvals and consents or the satisfaction of any other conditions set forth in Article 6; (iv) such Pre-Arrangement Reorganizations will not impede, delay or prevent the consummation of the Arrangement; (v) such Pre-Arrangement Reorganization will not require Aastra to obtain the approval of Aastra Shareholders; (vi) such Pre-Arrangement Reorganizations will not be considered in determining whether a representation, warranty or covenant of Aastra (or its Subsidiaries) under this Agreement has been breached; and (vii) Mitel will pay all of the cooperation and implementation costs and all direct or indirect costs and liabilities, fees, damages, penalties and Taxes that may be incurred as a consequence of the implementation of any Pre-Arrangement Reorganization or to unwind any such reorganization if the Arrangement is not completed. Mitel shall provide written notice to Aastra of any proposed Pre-Arrangement Reorganization at least 20 days prior to the Effective Date (or such longer period as may be necessary to take account of any regulatory approvals required in connection with such Pre-Arrangement Reorganization). Upon receipt of such notice, Mitel and Aastra shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Arrangement Reorganization, and any such Pre-Arrangement Reorganization shall occur as close to the Effective Time as is practical and after Mitel shall have waived, or have confirmed, that all conditions in Sections 6.1 and 6.2 have been satisfied (excluding conditions that are to be and can be satisfied by actions taken at the Effective Time and the condition in Section 6.2(e)). If the Arrangement is not completed for any reason, Mitel shall indemnify Aastra for all losses and reasonable costs and expenses, including reasonable legal fees and disbursements, incurred directly or indirectly (including by any of its Subsidiaries) by it in connection with or resulting from any proposed Pre-Arrangement Reorganization and in connection with or resulting from reversing or unwinding any Pre-Arrangement Reorganizations. The obligation of Mitel to reimburse, pay and indemnify Aastra for fees and expenses and be responsible for costs and other amounts as set out in this Section 5.5 will be in addition to any other payment Mitel may be obliged to make hereunder and will survive termination of this Agreement.

5.6	Board of Directors of Mitel

Mitel shall take all necessary actions to ensure that upon the completion of the Arrangement, the board of directors of Mitel immediately after the Effective Time shall consist of nine directors including three directors of Aastra to be nominated and identified by Aastra and agreed upon by the Parties, acting reasonably.

5.7	Financing

Mitel shall, and shall cause its Subsidiaries to, use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary to arrange the Mitel Financing on the terms and conditions described in the Mitel Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Mitel Commitment Letter or equivalent financing arrangements; (ii) satisfy on a timely basis all conditions applicable to Mitel obtaining the Mitel Financing set forth in the Mitel Commitment Letter that are within its control; (iii) entering into definitive agreements with respect thereto on the terms and conditions contemplated by the Mitel Commitment Letter or on other terms acceptable to Mitel, in its sole discretion, that would not adversely impact the ability or likelihood of Mitel to consummate the transactions contemplated hereby; (iv) enforce the obligations of any of the other parties under such Mitel Commitment Letter; (v) advise Aastra of any cancellation of any portion of the commitments under the Mitel Commitment Letter and its plan for replacing the financing under such cancelled portion; and (vi) subject to the satisfaction or waiver of the conditions set forth herein, consummate the Mitel Financing prior to the filing by Aastra of the Articles of Arrangement with the Director.

5.8	Financing Assistance

(a)	Aastra shall, and shall cause its Subsidiaries to, provide such co-operation (including with respect to timeliness) to Mitel as Mitel may reasonably request, in connection with the arrangements by Mitel to obtain new or amend any existing credit facilities, subject to the terms hereof (provided that: (A) such request is made on reasonable notice; (B) such cooperation does not unreasonably interfere with the ongoing operations of Aastra and its Subsidiaries or unreasonably interfere with or hinder or delay the performance by Aastra or its Subsidiaries of their obligations hereunder; (C) Aastra shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation that involves any binding commitment by Aastra or its Subsidiaries, which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to Aastra or its Subsidiaries upon the termination of this Agreement; and (D) any actions taken hereunder are in compliance with Section 5.1, including, but not limited to:

(i)	participating in meetings, presentations, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and ratings agencies;

(ii)

furnishing Mitel and its proposed lenders with such financial and other pertinent information regarding itself as may be reasonably requested by Mitel, including, reconciliation of financial information from IFRS to U.S.

GAAP and including, without limitation, customary “know your customer” and Patriot Act information;

(iii)	assisting Mitel and any lenders in the preparation of any lender and investor presentations, rating agency presentations, bank information memoranda (for both public and private investors, and including the delivery of customary representation letters) as contemplated by the Mitel Commitment Letter and similar documents for the financing;

(iv)	cooperating with the marketing efforts of Mitel and any lenders for any of the Mitel Financing (including making its senior management available to participate in bank meetings, assisting Mitel and the Lenders in the preparation of materials and financial and other information for rating agency presentations);

(v)	assisting in the preparation of definitive financing documents as may be reasonably requested by Mitel;

(vi)	facilitating the pledging of collateral and removal of liens; provided that no obligation of Aastra or its Subsidiaries under any agreement, document or pledge shall be operative until the Effective Date;

(vii)	obtaining assistance of its accountants to provide consents for the use of their reports in materials related to the financing under the Mitel Commitment Letter;

(viii)	using commercially reasonable efforts to obtain surveys, consents, approvals, authorizations, customary payoff letters, instruments of termination or discharge, environmental assessments and title insurance (including by providing such affidavits and non-imputation endorsements in connection therewith) as reasonably requested by Mitel;

(ix)	executing and delivering, to be effective as of the Effective Time, any certificates, legal opinions or documents, as may be reasonably requested by Mitel (including an officer’s certificate of Mitel or any of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to such debt financing or securities issue);

(x)	taking all corporate action necessary to permit the consummation of the Mitel Financing, including entering into one or more credit agreements, security agreements or other instruments or agreements on terms reasonably satisfactory to Mitel in connection with such financing, to be effective no earlier than the Effective Date, to the extent direct borrowings or debt incurrence by Mitel or its Subsidiaries is contemplated for such Mitel Financing, and reasonably assisting in the negotiation thereof;

(xi)	permitting the use, without compensation, of Aastra’s trademarks and/or logos in materials relating to the Mitel Financing; and

(xii)	otherwise using commercially reasonable efforts in connection with the arrangements by Mitel to obtain the Mitel Financing.

(b)	Notwithstanding Section 5.8(a), neither Aastra nor any of its Subsidiaries shall be required by Mitel to: (i) pay any commitment, consent or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time; or (ii) take any action or do anything that would: (A) contravene any applicable Law; or (B) contravene any of Aastra or any of its Subsidiaries’ agreements that relates to borrowed money; or (C) be capable of impairing or preventing the satisfaction of any condition set forth in 6.3; or (iii) commit to take any action that is not contingent on the consummation of the transactions contemplated herein at the Effective Time; or (iv) except as required to comply with applicable Laws, disclose any information that in the reasonable judgment of Aastra would result in the disclosure of any trade secrets or similar information or violate any obligations of Aastra or any other Person with respect to confidentiality.

(c)	Mitel shall promptly upon request by Aastra and from time to time reimburse Aastra and its Subsidiaries for all reasonable out-of-pocket costs (including legal fees) incurred by Aastra or its Subsidiaries in connection with any of the actions contemplated by this Section 5.8 including, if this Agreement is terminated by Aastra in accordance with its terms other than due to a termination described in Section 7.2(a)(iii), in connection with any unwinding or similar transactions by Aastra or its Subsidiaries required as a result of actions taken pursuant to this Section 5.8.

5.9	Regulatory Approvals

(a)	Subject to the terms and conditions of this Agreement, each of Mitel and Aastra shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable;

(b)	Mitel shall agree to undertakings, commitments and conditions if requested by the French Ministry of Economy in connection with and to obtain the French Determination;

(c)	Mitel shall agree to undertakings requested of Mitel by the Investment Review Division of Industry Canada in connection with and to obtain the Investment Canada Approval, which for the avoidance of doubt may include undertakings that could have a duration of three to five years to maintain a head office in Canada and to ensure that a majority of the management of the business located in Canada are Canadians and undertakings relating to employment levels and capital and research & development expenditure levels;

(d)

Each of the parties shall and shall cause its affiliates to prepare and submit and shall cooperate and consult with each other in connection with the preparation and submission of all applications and filings (including undertakings requested of the

Purchaser by the Investment Review Division of Industry Canada in connection with the Investment Canada Approval) as may be or become necessary or desirable to obtain any Regulatory Approvals as soon as practicable.

(e)	Aastra shall provide Mitel with such information and reasonable assistance as Mitel may reasonably request in order to prepare all such applications and filings. Each of Mitel and Aastra shall provide each other a an opportunity to review and provide input into drafts of such applications, filings and other written communications with the relevant Governmental Authorities prior to their finalization and shall provide copies of all correspondence and information provided to and received from such Governmental Authorities except that confidential competitively-sensitive information shall be exchanged only between external legal counsel to the parties and shall be redacted from any copies of filings or other materials that may be provided to other representatives of the recipient party;

(f)	Each of the parties shall cooperate with respect to, and provide counsel to the other with an opportunity to attend and/or participate in, any meetings, conference calls or other communications with the Governmental Authorities.

(g)	Notwithstanding anything to the contrary in this Section 5.9, Mitel shall be entitled to direct the process for obtaining Investment Canada Approval.

(h)	Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be construed in such a manner to require Mitel to take any action, or commit to take any action, in connection with obtaining Regulatory Approvals that would adversely impact in any material respect the post-closing operations, results of operations or the financial condition of the business of Mitel (any of the foregoing actions an “Unreasonable Condition”).

5.10	Non-Solicitation

(a)	Except as otherwise expressly provided in this Section 5.10, each Party shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of such Party or any of its Subsidiaries (collectively, the “Representatives”):

(i)	solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)	enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the other Party) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(iii)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(iv)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal; or

(v)	in the case of Aastra, make an Aastra Change in Recommendation.

(b)	Each Party shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Person (other than the other Party) conducted by such Party or any of its Subsidiaries or Representatives with respect to any Acquisition Proposal, and, in connection therewith, such Party will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and exercise all rights it has to require, the return or destruction of all confidential information regarding such Party and its Subsidiaries previously provided to any such Person or any other Person to the extent such information has not already been returned or destroyed. Each Party shall not release any third party from any confidentiality, non-solicitation or standstill agreement, or terminate, modify, amend or waive the terms thereof, and each Party undertakes to enforce, and cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that such Party or any of its Subsidiaries has entered into prior to the date hereof. Each Party represents and warrants that it has not waived any standstill or similar agreement or restriction to which the Party or any Subsidiary is a party, except to permit and facilitate the entering into of this Agreement and the consummation of the Arrangement, and further covenants and agrees (i) that the Party shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which the Party or any Subsidiary is a party, and (ii) that neither the Party, nor any Subsidiary or any of their respective representatives have or will, without the prior written consent of the other Party, release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Party, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Party or any Subsidiary is a party.

(c)

Each Party shall immediately provide notice to the other Party of any Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to it or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of such Party or any of its Subsidiaries by any Person that informs such Party, any member of the Mitel Board or the Aastra Board, as applicable, or any of such Party’s Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the other Party shall be made, from time to time, at first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person or Persons making such proposal, inquiry, offer or request, all material terms thereof and such other details of the proposal, inquiry, offer or request known to such Party, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Parties shall keep one another promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request and will respond promptly to all inquiries by the other Party with respect thereto.

(d)	Notwithstanding Section 5.10(a), if at any time following the date of this Agreement and prior to obtaining the Aastra Shareholder Approval or Mitel Shareholder Approval, as applicable, a Party receives a request for material non-public information, or to enter into discussions, from a Person that proposes to such Party an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.10 and such Person was not restricted from making such Acquisition Proposal pursuant to any existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such Party or any of its Subsidiaries, and the Aastra Board or the Mitel Board, as applicable, determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, and only in such case, such Party may:

(i)	provide the Person making such Acquisition Proposal with access to information regarding such Party and its Subsidiaries; and/or

(ii)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal,

provided that such Party shall not, and shall not allow any of its Subsidiaries or Representatives to, disclose any non-public information with respect to such Party or any of its Subsidiaries to such Person without having (i) entered into a confidentiality and standstill agreement on terms no less favourable to such Party than the Confidentiality Agreement, provided that such agreement does not prevent such Person from making an Acquisition Proposal to the Aastra Board or Mitel Board, as applicable, and provided a copy of such confidentiality and standstill agreement to the other Party and (ii) provided further that the other Party is provided with a list of the information provided to such Person and the other Party is immediately provided with access to the same information to which such Person was provided. Any such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with such Person and may not restrict such Party or any of its Subsidiaries from complying with Section 5.10.

(e)	Neither Party shall accept, approve or enter into any agreement, understanding or arrangement (a “Proposed Agreement”), other than a confidentiality and standstill agreement as contemplated by Subsection 5.10(d), unless:

(i)	the board of the Party in receipt of the Acquisition Proposal determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Aastra Shareholder Approval has not been obtained;

(iii)	such Party has complied in all material respects with Subsections 5.10(a) through 5.10(d) inclusive;

(iv)	the Person making the Acquisition Proposal was not restricted from doing so pursuant to any existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such Party or any of its Subsidiaries;

(v)	such Party has provided the other Party with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal, such documents to be so provided to the other Party not less than five Business Days prior to the proposed acceptance, approval or execution of the Proposed Agreement by such Party;

(vi)	five Business Days (the “Response Period”) shall have elapsed from the date the other Party received the notice and documentation referred to in Subsection 5.10(e)(v) from such Party and, if the other Party has proposed to amend the terms of the Arrangement in accordance with Subsection 5.10(f), the Aastra Board or the Mitel Board, as applicable, shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by the other Party;

(vii)	Mitel terminates this Agreement pursuant to Section 7.2(a)(iii)(C) or Aastra terminates this Agreement pursuant to Section 7.2(a)(iv)(C) and, in either case, such Party has previously paid, or concurrently pays, to the other Party the Aastra Termination Fee or the Mitel Termination Fee, as applicable.

(f)

Each Party acknowledges and agrees that, during the Response Period or such longer period as such Party may approve for such purpose, the other Party shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The Aastra Board or the Mitel Board, as applicable, will review any proposal by the other Party to amend the terms of the Agreement in order to determine in good faith in the exercise of its fiduciary duties whether the other Party’s proposal to amend the Agreement would result in the Acquisition Proposal ceasing to be a Superior Proposal. If the Aastra Board or the Mitel Board, as applicable, determines that the Acquisition Proposal is not a Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly enter into an amended agreement with the other Party reflecting such proposed amendments. Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.10 and the other Party shall be afforded a new Response Period in respect of each such Acquisition Proposal.

(g)	Each Party shall ensure that its Representatives are aware of the provisions of this Section 5.10, and each Party shall be responsible for any breach of this Section 5.10 by its Representatives.

(h)	In circumstances where:

(i)	Aastra has notified Mitel that it intends to make an Aastra Change in Recommendation under Section 5.10(i); or

(ii)	a Party provides the other Party with notice of a Superior Proposal contemplated by Section 5.10(e),

on a date that is less than seven Business Days prior to the Aastra Meeting, either Party may, or if requested by the other Party, shall adjourn the Aastra Meeting to a date that is seven Business Days after the date of such notice, provided, however, that the Aastra Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

(i)	Nothing in this Agreement shall prohibit the Aastra Board making an Aastra Change in Recommendation or from making any disclosure to any Aastra securityholders prior to the Effective Time, if, in the good faith judgment of the Aastra Board, after consultation with outside legal counsel, failure to take such action or make such disclosure would be inconsistent with the Aastra Board’s exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law (including by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under applicable Securities Laws); provided that:

(i)	no Aastra Change of Recommendation may be made in relation to an Acquisition Proposal unless Aastra complies with Section 5.10(e) (other than Section 5.10(e)(vii);

(ii)	subject to paragraph (i) above, prior to making an Aastra Change in Recommendation, Aastra shall give to Mitel not less than 48 hours’ notice of its intention to make such a Change in Recommendation;

(iii)	where, having first given notice of its intention to do so pursuant to paragraphs (i) or (ii) above the Aastra Board makes an Aastra Change in Recommendation and Mitel does not exercise its right of termination pursuant to Section 7.2(a)(iii)(A) prior to the Aastra Meeting, Aastra shall hold the Aastra Meeting on the date for which such meeting is scheduled (subject to adjournment in accordance with Section 5.10(h) above).

5.11	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws and the terms of any existing Contracts, each of Mitel and Aastra shall, and shall cause their respective representatives to, afford to the other Party and to representatives of the other Party such access as the other Party may reasonably require at all reasonable times, including, for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as the other Party may reasonably request. Mitel and Aastra acknowledge and agree that information furnished pursuant to this Section 5.11 shall be subject to the terms and conditions of the Confidentiality Agreement.

5.12	Insurance and Indemnification

(a)	Prior to the Effective Date, Aastra shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Aastra and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and Mitel will, or will cause Aastra and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided, that Mitel shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 200% of Aastra’s current annual aggregate premium for policies currently maintained by Aastra or its Subsidiaries.

(b)	Mitel agrees that it shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Aastra and its Subsidiaries to the extent that they are disclosed in the Aastra Data Room or are otherwise on usual terms for indemnity arrangements, and acknowledges that such rights, to the extent that they are disclosed in the Aastra Data Room or are otherwise on usual terms for indemnity arrangements, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)	The provisions of this Section 5.12 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Aastra hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section on their behalf. Furthermore, this Section 5.12 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.13	Equity-Based Compensation Plans

(a)	Aastra agrees that it will encourage all Aastra Optionholders to exercise their Aastra Options in accordance with their terms prior to the Effective Time and, subject to the terms of the Aastra 2006 Option Plan, will accelerate vesting for all Aastra Optionholders who exercise their Aastra Options immediately prior to the Effective Time.

(b)	Any Aastra Options that are not exercised in accordance with (a) above prior to the Effective Time will not be subject to accelerated vesting and each such Aastra Option shall be exchanged for a Replacement Option in accordance with the Plan of Arrangement.

(c)	Notwithstanding anything in this Agreement or the Arrangement, Aastra or Mitel will be entitled to deduct and withhold from the cash component of the Consideration (or any amount otherwise payable pursuant to the terms of this Agreement and the Arrangement) to any Aastra Optionholder such amount as is required to be deducted or withheld with respect to the exercise of their Aastra Options under the Tax Act or other applicable Law and will timely remit all amounts so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and remitted, such amounts will be treated for all purposes of this Agreement and the Arrangement as having been paid to the relevant Aastra Optionholder in respect of which such deduction or withholding was made.

5.14	Section 85 Elections

Mitel shall make joint elections with Eligible Holders in respect of the disposition of their Aastra Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each Eligible Holder in his or her sole discretion within the limits set out in the Tax Act.

5.15	Fees and Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement; and (ii) Mitel shall be responsible for any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Arrangement.

ARTICLE 6

CONDITIONS

6.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Aastra Shareholders at the Aastra Meeting in accordance with the Interim Order;

(b)	the Mitel Shareholder Approval shall have been obtained;

(c)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Aastra and Mitel, acting reasonably, on appeal or otherwise;

(d)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e)	the Articles of Arrangement to be filed with the Director in accordance with this Agreement shall be in form and substance acceptable to each of the Parties, acting reasonably;

(f)	the receipt of Investment Canada Approval and the French Determination, in each case without an Unreasonable Condition;

(g)	the Consideration Shares and the Option Shares shall, subject to customary conditions, have been approved for listing on the TSX and the NASDAQ; and

(h)	the Consideration Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

6.2	Additional Conditions Precedent to the Obligations of Mitel

The obligation of Mitel to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Mitel and may be waived by Mitel in whole or in part at any time, without prejudice to any other rights which Mitel may have):

(a)

the representations and warranties of Aastra set forth in (i) Sections 3.1(a) [Organization and Qualification], 3.1(b) [Authority Relative to this Agreement], 3.1(g) [Capitalization and Listing], 3.1(p)(x) [Maximum Severance Entitlements of Aastra Directors and Officers] and 3.1(bb) [Brokers; Expenses] shall be true and correct in all respects (other than, in each case, de minimis inaccuracies) as of the date of this Agreement and (ii) Article 3, other than those to which clause (i) above applies, shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or Aastra Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (ii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had an Aastra Material Adverse Effect, and Aastra shall have provided to Mitel a certificate of two senior officers of Aastra certifying the foregoing on the Effective Date;

(b)	Aastra shall have complied in all material respects with its covenants herein and Aastra shall have provided to Mitel a certificate of two senior officers of Aastra certifying compliance with such covenants on the Effective Date;

(c)	holders of no more than 5% of all of the issued and outstanding Aastra Shares shall have validly exercised Dissent Rights (and shall not have withdrawn such rights) in respect of the Arrangement;

(d)	since the date of this Agreement, there shall not have occurred an Aastra Material Adverse Effect; and

(e)	Mitel shall have received the funds contemplated by the Commitment Letter.

6.3	Conditions Precedent to the Obligations of Aastra

The obligation of Aastra to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Aastra and may be waived by Aastra in whole or in part at any time, without prejudice to any other rights which Aastra may have):

(a)	the representations and warranties of Mitel set forth in (i) Sections 4.1(a) [Organization and Qualification], 4.1(b) [Authority Relative to this Agreement], 4.1(g) [Capitalization and Listing], and 4.1(bb) [Brokers; Expenses] shall be true and correct in all respects (other than, in each case, de minimis inaccuracies) as of the date of this Agreement and (ii) Article 4, other than those to which clause (i) above applies, shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or Mitel Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (ii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had a Mitel Material Adverse Effect, and Mitel shall have provided to Aastra a certificate of two senior officers of Mitel certifying the foregoing on the Effective Date;

(b)	Mitel shall have complied in all material respects with its covenants herein and Mitel shall have provided to Aastra a certificate of two senior officers of Mitel certifying compliance with such covenants on the Effective Date; and

(c)	since the date of this Agreement, there shall not have occurred a Mitel Material Adverse Effect.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

ARTICLE 7

TERM, TERMINATION, AMENDMENT AND WAIVER

7.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of Aastra and Mitel;

(ii)	by either Aastra or Mitel, if

(A)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)	after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Aastra or Mitel from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable;

(C)	Aastra Shareholder Approval shall not have been obtained at the Aastra Meeting; or

(D)	Mitel Shareholder Approval shall not have been obtained by the time that Aastra Shareholder Approval has been obtained.

(iii)	by Mitel, if:

(A)

prior to the Effective Time: (1) the Aastra Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Mitel or fails to publicly reaffirm its recommendation of the Arrangement within five Business Days (and in any case prior to the Aastra Meeting) after having been requested in writing by Mitel to do so; (2) the Aastra Board or a committee thereof shall have approved or recommended any Acquisition Proposal ((1) or (2) each an “Aastra Change in Recommendation”); or (3) Aastra shall have breached Section 5.10 in any material respect;

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aastra set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Mitel and provided that Mitel is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied; or

(C)	it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 5.10(d)), subject to compliance with Section 5.10 in all material respects and provided that no termination under this Section 7.2(a)(iii)(C) shall be effective unless and until Mitel shall have paid to Aastra the amount required to be paid pursuant to Section 7.3.

(iv)	by Aastra, if

(A)	prior to the Effective Time: (1) the Mitel Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (2) Mitel shall have breached Section 5.10 in any material respect;

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Mitel set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Aastra and provided that Aastra is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied; or

(C)	it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 5.10(d)), subject to compliance with Section 5.10 in all material respects and provided that no termination under this Section 7.2(a)(iv)(C) shall be effective unless and until Aastra shall have paid to Mitel the amount required to be paid pursuant to Section 7.3.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)	If this Agreement is terminated pursuant to this Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 7.2(c) and Sections 7.3, 8.2, 8.5, 8.6 and 8.7 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.2(a).

7.3	Expenses and Termination Fees

(a)	Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	For the purposes of this Agreement:

(i)	“Fee” means a (A) Mitel Expense Fee, (B) Mitel Termination Fee, (C) Aastra Expense Fee, or (D) Aastra Termination Fee;

(ii)	“Mitel Expense Fee” means CDN$2,500,000;

(iii)	“Mitel Termination Fee” means CDN$11,000,000;

(iv)	“Aastra Expense Fee” means CDN$2,500,000; and

(v)	“Aastra Termination Fee” means an amount equal to CDN$11,000,000.

(c)	For the purposes of this Agreement, “Aastra Termination Fee Event” means the termination of this Agreement:

(i)	by Mitel pursuant to Section 7.2(a)(iii)(A) [Aastra Change in Recommendation or Breach of Non-Solicit] (but not including a termination by Mitel pursuant to Section 7.2(a)(iii)(A) in circumstances where the Aastra Change in Recommendation resulted from the occurrence of a Mitel Material Adverse Effect);

(ii)	by Aastra pursuant to Section 7.2(a)(iv)(C) [Superior Proposal]; or

(iii)

by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to Outside Date] or 7.2(a)(ii)(C) [Failure to Obtain Aastra Shareholder Approval], but only if, in these termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Aastra shall have been made or publicly announced by any Person other than Mitel and (y) within 12 months following the date of such termination, (A) Aastra or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above) and such Acquisition Proposal is later consummated or (B) an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(c)(iii), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”.

If an Aastra Termination Fee Event occurs, Aastra shall pay the Aastra Termination Fee to Mitel, by wire transfer of immediately available funds, as follows:

(A)	if the Aastra Termination Fee is payable pursuant to Section 7.3(c)(i), the Aastra Termination Fee shall be payable within two (2) Business Days following such termination;

(B)	if the Aastra Termination Fee is payable pursuant to Section 7.3(c)(ii) the Aastra Termination Fee shall be payable prior to or simultaneously with such termination; or

(C)	if the Aastra Termination Fee is payable pursuant to Section 7.3(c)(iii), the Aastra Termination Fee shall be payable concurrently upon the consummation of the Acquisition Proposal referred to therein, and any Aastra Expense Fee paid shall be credited towards payment of the Aastra Termination Fee.

(d)	For the purposes of this Agreement, “Aastra Expense Fee Event” means the termination of this Agreement:

(i)	by Mitel or Aastra pursuant to Section 7.2(a)(ii)(C) [Failure to Obtain Aastra Shareholder Approval]; or

(ii)	by Mitel pursuant to Section 7.2(a)(iii)(B) [Breach of Conditions by Aastra].

If an Aastra Expense Fee Event occurs, Aastra shall pay the Aastra Expense Fee to Mitel, by wire transfer of immediately available funds within two (2) Business Days following such termination, provided that, in the event of a termination of this Agreement pursuant to Section 7.2(a)(ii)(C), an Aastra Change of Recommendation occurred as a result of a Mitel Material Adverse Effect, the Aastra Expense Fee shall not be payable.

(e)	For the purposes of this Agreement, “Mitel Termination Fee Event” means the termination of this Agreement:

(i)	by Aastra pursuant to Section 7.2(a)(iv)(A) [Mitel Recommendation of an Acquisition Proposal or Breach of Non-Solicit];

(ii)	by Mitel pursuant to Section 7.2(a)(iii)(C) [Superior Proposal];

(iii)	by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to Outside Date] if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived by Mitel other than the condition in Section 6.2(e) and those conditions that by their terms are to be and can be satisfied by actions taken at the Effective Time; or

(iv)	by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to Outside Date] or Section 7.2(a)(ii)(D) [Mitel Shareholder Approval], but only if, in these termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Mitel shall have been made or publicly announced by any Person other than Aastra and (y) within 12 months following the date of such termination, (A) Mitel or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above) and such Acquisition Proposal is later consummated or (B) an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(e)(iv), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”.

If a Mitel Termination Fee Event occurs, Mitel shall pay the Mitel Termination Fee to Aastra, by wire transfer of immediately available funds, as follows:

(A)	if the Mitel Termination Fee is payable pursuant to Section 7.3(e)(i) or Section 7.3(e)(i), the Mitel Termination Fee shall be payable within two (2) Business Days following such termination;

(B)	if the Mitel Termination Fee is payable pursuant to Section 7.3(e)(ii), the Mitel Termination Fee shall be payable prior to or simultaneously with such termination; or

(C)	if the Mitel Termination Fee is payable pursuant to Section 7.3(e)(iv), the Mitel Termination Fee shall be payable concurrently upon the consummation of the Acquisition Proposal referred to therein, and any Mitel Expense Fee paid shall be credited towards payment of the Mitel Termination Fee.

(f)	For the purposes of this Agreement, “Mitel Expense Fee Event” means the termination of this Agreement:

(i)	by Aastra or Mitel pursuant to Section 7.2(a)(ii)(D) [Mitel Shareholder Approval]; or

(ii)	by Aastra pursuant to Section 7.2(a)(iv)(B) [Breach of Conditions by Mitel].

If a Mitel Expense Fee Event occurs, Mitel shall pay the Mitel Expense Fee to Aastra, by wire transfer of immediately available funds within two (2) Business Days following such termination.

(g)	Any Fee payable by Aastra or Mitel pursuant to this Agreement shall be paid free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Law. If Aastra or Mitel (as the case may be) is required by applicable Laws to deduct or withhold any Taxes from any payment of a Fee, (i) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of, the payment of additional amounts under this Section 7.3(g)), Mitel or Aastra (as the case may be) receives an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) Aastra or Mitel (as the case may be) shall make such required deductions or withholdings, and (iii) Aastra or Mitel (as the case may be) shall remit the full amount deducted or withheld to the appropriate Governmental Entity in accordance with applicable Laws.

(h)	Each Party acknowledges that all of the payment amounts set out in this Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of Aastra and Mitel irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Aastra or Mitel is entitled to a Fee and such Fee is paid in full, Aastra or Mitel, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing limitation shall not apply in the event of fraud or wilful breach of this Agreement by a Party.

(i)

Aastra’s enforcement of any Fee against Mitel (if the closing of the Arrangement does not occur) shall be the sole and exclusive remedy of Aastra and its Subsidiaries and each of their respective directors, officers, employees, partners, managers, shareholders or affiliates or their respective representatives against the Financing Sources and their respective affiliates for any and all losses, claims, expenses, liabilities or damages suffered or incurred by the Aastra or any other Person in connection with this Agreement, the Mitel Financing, the Mitel Commitment Letter (and the termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination and none of the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Mitel Financing, the Mitel Commitment Letter or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amount. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, Aastra, its Subsidiaries and each of their respective directors, officers, employees, partners, managers, shareholders or affiliates or their respective representatives each hereby waive any rights or claims against the Financing Sources and hereby agree that in no event shall the Financing Sources have any liability or obligation to Aastra, its Subsidiaries or any of their respective directors, officers, employees, partners, managers, shareholders or affiliates or their respective representatives and in no event shall Aastra, its Subsidiaries or any of their respective directors, officers, employees, partners, managers, shareholders or affiliates or their respective representatives seek or obtain any other damages of any kind against any Financing Source (including consequently, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Mitel Financing, the Mitel Commitment Letter or the transactions contemplated hereby or thereby.

7.4	Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Aastra Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Aastra Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

7.5	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 8

GENERAL PROVISIONS

8.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Mitel:

Mitel Networks Corporation

350 Legget Drive

Kanata, ON, Canada K2K 2W7

Attention:	Steve Spooner
Facsimile:	(613) 592-7807
Email:	steve_spooner@mitel.com

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Suite 6600

Toronto, Ontario M5X 1B8

Attention:	Craig Wright and Jeremy Fraiberg
Facsimile:	(416) 862-6666
Email:	cwright@osler.com and jfraiberg@osler.com

(b)	if to Aastra:

Aastra Technologies Limited

155 Snow Boulevard

Concord, Ontario, Canada L4K 4N9

Attention:	Francis Shen
Facsimile:	(905) 760-4238
Email:	fshen@aastra.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Box 48, 66 Wellington Street West

Toronto ON M5K 1E6

Attention:	Gary Girvan and George Takach
Facsimile:	(416) 868-0673
Email:	ggirvan@mccarthy.ca and gtakach@mccarthy.ca

8.2	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

Notwithstanding anything herein to the contrary, the parties hereto and their respective Subsidiaries, affiliates, directors, officers, employees, agents and representatives agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Arrangement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Mitel Financing or the Mitel Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Mitel Financing, the Mitel Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Mitel Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.9 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

8.3	Injunctive Relief

Subject to Section 7.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 7.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

8.4	Time of Essence

Time shall be of the essence in this Agreement.

8.5	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

Except as otherwise expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that the Financing Sources shall be intended third parties beneficiaries of Sections 7.3(i), 8.2, 8.6 and 8.9 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior consent of the Financing Sources).

8.6	No Liability

No director or officer of Mitel shall have any personal liability whatsoever to Aastra under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Mitel. No director or officer of Aastra shall have any personal liability whatsoever to Mitel under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Aastra.

Notwithstanding anything to the contrary contained herein, Aastra (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Mitel Commitment Letter, the Mitel Financing, the definitive financing agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and Aastra (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Mitel Commitment Letter, the Mitel Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Mitel Commitment Letter, the Mitel Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to Aastra in connection with this Agreement, the

Mitel Commitment Letter, the Mitel Financing, the definitive financing agreements or the transactions contemplated hereby or thereby.

8.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.8	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

8.9	Waiver of Jury Trial

Each party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby, including but not limited to any dispute arising out of or relating to the Mitel Financing, the Mitel Commitment Letter, any of the transactions contemplated thereby or the performance thereof, including in any action, proceeding, or counterclaim against any Financing Source. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.9.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Mitel and Aastra have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MITEL NETWORKS CORPORATION

By:	“Steve Spooner”
	Name:	Steve Spooner
	Title:	CFO

AASTRA TECHNOLOGIES LIMITED

By:	”Francis Shen”
	Name:	Francis Shen
	Title:	Chairman and Co-CEO

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 192 OF

THE CANADA BUSINESS CORPORATIONS ACT

[The Plan of Arrangement, as originally attached to the Arrangement Agreement and as filed on SEDAR, has been amended and may be found at Appendix “D” to this Circular.]

A-1

SCHEDULE B

FORM OF ARRANGEMENT RESOLUTION

[The Arrangement Resolution, as originally attached to the Arrangement Agreement and as filed on SEDAR, has been amended and may be found at Appendix “B” to this Circular.]

B-1

APPENDIX “D”

PLAN OF ARRANGEMENT

(see attached)

D-1

PLAN OF ARRANGEMENT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

“Aastra” means Aastra Technologies Limited, a corporation existing under the CBCA;

“Aastra 2006 Option Plan” means the stock option plan of Aastra adopted by the Aastra shareholders on May 23, 2006, as amended;

“Aastra Arrangement Resolution” means the special resolution of the Aastra Shareholders approving the Arrangement which is to be considered at the Aastra Meeting substantially in the form of Schedule B to the Arrangement Agreement;

“Aastra DSU Plan” means the deferred share unit plan for independent directors and senior officers of Aastra dated July 17, 2012;

“Aastra DSUs” means deferred share units issued under the Aastra DSU Plan;

“Aastra Options” means the outstanding options to purchase Aastra Shares granted under the Aastra 2006 Option Plan;

“Aastra SAR Plan” means Aastra’s share appreciation rights plan dated July 28, 2010;

“Aastra SARs” means stock appreciation rights issued under the Aastra SAR Plan;

“Aastra Share Plans” means the Aastra 2006 Option Plan, the Aastra DSU Plan and the Aastra SAR Plan;

“Aastra Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated May 3, 2010 between Aastra and Computershare Investor Services Inc., as rights agent;

“Aastra Shareholders” means the holders of Aastra Shares;

“Aastra Shareholders’ Meeting” means the special meeting of Aastra Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Aastra Shares” means the common shares in the authorized share capital of Aastra;

“Arrangement” means the arrangement of Aastra under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 6.1 hereof or made at the discretion of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Aastra and Mitel, each acting reasonably);

“Arrangement Agreement” means the Arrangement Agreement dated as of November 10, 2013 between Mitel and Aastra providing for, among other things, the Arrangement, as the same may be amended, supplemented and/or restated from time to time;

“Articles of Arrangement” means the articles of arrangement of Aastra in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made, which shall be in form and substance satisfactory to Mitel and Aastra, each acting reasonably;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Consideration” means 3.6 Mitel Shares and $6.52 in cash for each Aastra Share held, being the consideration to be received by the Aastra Shareholders pursuant to the Plan of Arrangement as consideration for their Aastra Shares;

“Consideration Shares” means the Mitel Shares to be issued pursuant to the Arrangement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Computershare Investor Services Inc. at its offices set out in the Letter of Transmittal;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” shall have the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of Aastra Shares who dissents in respect of the Aastra Arrangement Resolution in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for its Aastra Shares;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Eligible Holder” means a beneficial holder of Aastra Shares that is: (i) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Exchange Ratio” means the sum of (i) 3.6 plus (ii) the fraction resulting from dividing $6.52 by the volume weighted average trading price of the Mitel Shares on the NASDAQ for the five day period immediately preceding the Effective Date.

2

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form acceptable to Aastra and Mitel, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Aastra and Mitel, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Aastra and Mitel, each acting reasonably) on appeal;

“Former Aastra Shareholders” means, at and following the Effective Time, the holders of Aastra Shares immediately prior to the Effective Time;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX and the NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by the Arrangement Agreement and made pursuant to Section 192 of the CBCA, in a form acceptable to Aastra and Mitel, each acting reasonably, providing for, among other things, the calling and holding of the Aastra Meeting, as the same may be amended by the Court with the consent of Aastra and Mitel, each acting reasonably

“Letter of Transmittal” means the Letter of Transmittal for use by Aastra Shareholders with respect to the Arrangement;

“Mitel” means Mitel Networks Corporation, a corporation existing under the CBCA;

“Mitel Shares” means the common shares in the authorized share capital of Mitel;

“NASDAQ” means The NASDAQ Global Market;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Replacement Option” means an option or right to purchase Mitel Shares granted by Mitel in replacement of Aastra Options on the basis set forth in Section 3.1(e);

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“TSX” means the Toronto Stock Exchange.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and not defined herein or

3

in the Arrangement Agreement shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

1.2	Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3	Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection respectively, bearing that designation in this Plan of Arrangement.

1.4	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on Mitel, Aastra and all Persons who were immediately prior to the Effective Time registered holders or beneficial owners of Aastra Shares, Aastra Options, Aastra DSUs and Aastra SARs.

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ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence (except as otherwise expressly provided for below) without any further act or formality:

(a)	the Aastra Shareholder Rights Plan shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect;

(b)	each outstanding Aastra Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof to Mitel free and clear of all liens, claims and encumbrances of any nature whatsoever, and each Dissenting Shareholder shall cease to have any rights as an Aastra Shareholder other than the right to be paid the fair value of their Aastra Shares by Mitel in accordance with Article 4 hereof, and the name of such holder shall be removed from the register of holders of Aastra Shares, and Mitel shall be recorded as the registered holder of the Aastra Share so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances of any nature whatsoever;

(c)	each outstanding Aastra DSU will be cancelled by Aastra, without any act or formality on the part of the holder thereof, (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra DSU Plan;

(d)	each outstanding Aastra SAR that is vested or will vest in accordance with its terms at or before the Effective Time shall be disposed of and surrendered by the holder thereof (free and clear of any liens, charges and encumbrances of any nature whatsoever) to Aastra in exchange for a cash payment by Aastra, less applicable withholdings, as determined in accordance with the Aastra SAR Plan;

(e)	simultaneously with the exchange in Section 3.1(f), each Aastra Option outstanding at the Effective Time (whether vested or unvested) shall be exchanged for a Replacement Option to acquire such number of Mitel Shares (rounded down to the nearest whole number) as is equal to the product of: (A) that number of Aastra Shares that were issuable upon exercise of such Aastra Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Mitel Shares, at an exercise price per Mitel Share equal to the greater of (1) the quotient determined by dividing: (X) the exercise price per Aastra Share at which such Aastra Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (2) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Aastra Option for which it was exchanged, and any certificate or option agreement previously evidencing the Aastra Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(f)

each outstanding Aastra Share (other than those held by Dissenting Shareholders), shall be transferred by the holder thereof to Mitel free and clear of all liens, claims and encumbrances of any nature whatsoever in exchange for the Consideration and the name of such holder shall be removed from the register of holders of Aastra Shares and added

5

to the register of holders of Mitel Shares, and Mitel shall be recorded as the registered holder of the Aastra Share so exchanged and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances of any nature whatsoever; and

(g)	the Aastra Share Plans shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect.

3.2	Consideration Procedures

Following receipt by Aastra of the Final Order and prior to the filing by Aastra of the Articles of Arrangement with the Director, Mitel shall (i) deposit or cause to be deposited with the Depositary, for the benefit of the Aastra Shareholders entitled to receive cash pursuant to Section 3.1(f), the aggregate amount of cash that such Aastra Shareholders are entitled to receive under the Arrangement; and (ii) deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Aastra Shareholders entitled to receive Mitel Shares pursuant to Section 3.1(f), certificates representing the Mitel Shares that such Aastra Shareholders are entitled to receive under the Arrangement (calculated without reference to whether any Aastra Shareholder has exercised Dissent Rights), which certificates and cash shall be held by the Depositary as agent and nominee for Former Aastra Shareholders for distribution to such Persons in accordance with the provisions of Article 5 hereof.

3.3	Tax Elections

An Eligible Holder who receives Mitel Shares under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership, (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of its Aastra Shares to Mitel and receipt of the Mitel Shares by providing two signed copies of the necessary prescribed election form(s) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Aastra Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by Mitel and returned to such Eligible Holder within 90 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such Eligible Holder. Mitel will not be responsible for the proper completion of any election form and, except for Mitel’s obligation to return (within 90 days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within 90 days of the Effective Date, Mitel will not be responsible for any taxes, interest or penalties resulting from the failure by an Eligible Holder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, Mitel may choose to sign and return an election form received by the Depositary more than 90 days following the Effective Date, but Mitel will have no obligation to do so.

3.4	No Fractional Mitel Shares and Rounding of Cash Consideration

(a)

In no event shall any fractional Mitel Shares be issued under this Plan of Arrangement. Where the aggregate number of Mitel Shares to be issued to an Aastra Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Mitel Share being issuable, then the number of Mitel Shares to be issued to such Aastra Shareholder shall be rounded down to the closest whole number and, in lieu of the issuance of a fractional Mitel Share thereof, Mitel will pay to each such holder a cash payment (rounded up to the nearest cent) determined by reference to the volume weighted average

6

trading price of Mitel Shares on the NASDAQ for the five trading days on which such shares trade on the NASDAQ immediately preceding the Effective Date.

(b)	If the aggregate cash amount which an Aastra Shareholder is entitled to receive pursuant to Sections 3.1(f) would otherwise include a fraction of $0.01, then the aggregate cash amount to which such Aastra Shareholder shall be entitled to receive shall be rounded up to the nearest whole $0.01.

ARTICLE 4

DISSENT PROCEDURES

4.1	Rights of Dissent

Registered Aastra Shareholders may exercise rights of dissent with respect to their Aastra Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Article 4 (the “Dissent Rights”), provided that, notwithstanding subsection 190(5) of the CBCA, written notice setting forth such a registered Aastra Shareholder’s objection to the Arrangement and exercise of Dissent Rights must be received by Aastra not later than 5:00 p.m. (Toronto Time) on the Business Day which is two Business Days preceding the date of the Aastra Shareholders’ Meeting. Aastra Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred their Aastra Shares to Mitel as of the Effective Time as set out in subsection 3.1(b) hereof and if:

(a)	ultimately are entitled to be paid the fair value for their Aastra Shares by Mitel, shall be paid the fair value of such Aastra Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; or

(b)	ultimately are not entitled, for any reason, to be paid the fair value for their Aastra Shares by Mitel, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Aastra Shareholder.

4.2	Recognition of Dissenting Shareholders

From and after the Effective Time, in no case shall Mitel, Aastra or any other Person be required to recognize a Dissenting Shareholder as a holder of Aastra Shares or as a holder of any securities of any of Mitel, Aastra or any of their respective subsidiaries and the names of the Dissenting Shareholders shall be deleted from the register of holders of Aastra Shares. In addition to any other restrictions under Section 190 of the CBCA and, for greater certainty, holders of Aastra Options and Aastra DSUs and Aastra SARs shall not be entitled to exercise Dissent Rights.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration Shares and Cash Consideration

(a)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Aastra Shares, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time (in each case, less any amounts withheld pursuant to Section 5.4 hereof), (i) a certificate representing the number of Mitel Shares to which such holder is entitled to receive under the Arrangement, as applicable;

7

and (ii) a cheque for the cash consideration to which such holder is entitled to under the Arrangement, as applicable.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by subsection 5.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Aastra Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 5.1(a) hereof.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Aastra Shares that were exchanged pursuant to Section 3.1(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the cash amount or the Mitel Shares, or any combination thereof, that such Person is entitled to receive pursuant to Section 3.1(f) (and any dividends or distributions with respect thereto pursuant to Section 5.3) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Mitel and the Depositary in such sum as Mitel and the Depositary may direct or otherwise indemnify Mitel and the Depositary in a manner satisfactory to Mitel and the Depositary against any claim that may be made against Mitel or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Mitel Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Aastra Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable law and to Section 5.4 hereof, at the time of such compliance, a Former Aastra Shareholder entitled to receive Mitel Shares shall receive, in addition to the delivery of a certificate representing the Mitel Shares, a cheque for the amount of the dividend or other distribution with a record date after the Effective Time, without interest, theretofore paid with respect to such Mitel Shares.

5.4	Withholding Rights

Aastra, Mitel and the Depositary shall be entitled to deduct and withhold from any amount or consideration otherwise payable to any holder of Aastra Shares, Aastra Options, Aastra DSUs and Aastra SARs, such amounts as Mitel or the Depositary are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or by other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Aastra Shares, Aastra Options, Aastra DSUs and Aastra SARs in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Entity. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds any cash component of the consideration otherwise payable to the holder, Aastra, Mitel and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder as is necessary to provide sufficient funds to Mitel or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Mitel or the Depositary shall notify the holder

8

thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity, and shall remit to such holder any unapplied balance of the proceeds of such sale. Aastra and Mitel shall also be entitled to exercise the rights in this Section 5.4 in respect of amounts referred to in Section 5.13(d) of the Arrangement Agreement.

5.5	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Aastra Shares that are exchanged pursuant to Section 3.1(f) and not deposited with all other instruments required by Section 5.1(a) on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any nature whatsoever or nature as a shareholder of Mitel. On such date, the cash and Mitel Shares (or cash in lieu of fractional interests therein) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Mitel, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any nature whatsoever.

5.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Aastra Shares and Aastra Options issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Aastra Shares, Aastra Options, Aastra DSUs and Aastra SARs, and Aastra, Mitel, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Aastra Shares, Aastra Options, Aastra DSUs or Aastra SARs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.8	Illegality of Delivery of Mitel Shares

Notwithstanding the foregoing, if it appears to Mitel that it would be contrary to applicable law to issue Mitel Shares pursuant to the Arrangement to an Aastra Shareholder that is not a resident of Canada, the Mitel Shares that otherwise would be issued to that person will be issued to the Depositary for sale by Depositary on behalf of that person. The Mitel Shares so issued to the Depositary will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion. The Depositary shall not be obligated to seek or obtain a minimum price for any of the Mitel Shares sold by it. Each such person will receive a pro rata share of the cash proceeds from the sale of the Mitel Shares sold by the Depositary (less commissions, other reasonable expenses incurred in connection with the sale of the Mitel Shares and any amount withheld in respect of taxes) in lieu of the Mitel Shares themselves. The net proceeds will be remitted in the same manner as other payments pursuant to this Article 5. None of Aastra, Mitel or the Depositary will be liable for any loss arising out of any such sales.

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ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	Mitel and Aastra may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must: (i) be set out in writing; (ii) be approved by Mitel and Aastra; (iii) be filed with the Court and, if made following the Aastra Shareholders’ Meeting, approved by the Court; and (iv) be communicated to Aastra Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Aastra at any time prior to the Aastra Shareholders’ Meeting (provided that Mitel shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Aastra Shareholders’ Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Aastra Shareholders’ Meeting shall be effective only if: (i) it is consented to in writing by each of Mitel and Aastra (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by holders of the Aastra Shares, voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Mitel, provided that it concerns a matter which, in the reasonable opinion of Mitel, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Aastra Shares or Aastra Options and such amendments, modifications or supplements to the Plan of Arrangement need not be filed with Court or communicated to Aastra Shareholders.

ARTICLE 7

FURTHER ASSURANCES

7.1	Notwithstanding

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.

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APPENDIX “E”

NOTICE OF APPLICATION FOR FINAL ORDER

(see attached)

E-1

Court File No. CV-13-10352-00CL
ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION under section 192

of the Canada Business Corporations Act, being R.S.C. 1985, c.

C-44;

AND AN APPLICATION under Rule 14.05(2) and Rule

14.05(3)(f) of the Rules of Civil Procedure;

AND IN THE MATTER OF a proposed plan of arrangement

involving Aastra Technologies Limited and Mitel Networks

Corporation

AASTRA TECHNOLOGIES LIMITED

Applicant

APPLICATION UNDER the Canada Business Corporations Act, R.S.C. 1985, c. C-44, section 192 and Rule 14.05 of the Rules of Civil Procedure.

NOTICE OF APPLICATION

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the Applicant appears on the following page.

THIS APPLICATION will come on for a hearing before a judge presiding over the Commercial List on Monday, January 13, 2014, at 10:00 a.m., or as soon after that time as the application can be heard, at 330 University Avenue, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but at least 2 days before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date:	Dec 5th/13	Issued by:	/s/ Natasha Brown
Local Registrar

Address of court office:

330 University Avenue, 7th Floor, Toronto, Ontario M5G 1R7

TO:	SHAREHOLDERS OF AASTRA TECHNOLOGIES LIMITED

TO	OPTIONHOLDERS OF AASTRA TECHNOLOGIES LIMITED,

HOLDERS OF UNITS OF THE DEFERRED SHARE UNIT PLAN FOR

INDEPENDENT DIRECTORS AND SENIOR OFFICERS OF AASTRA

TECHNOLOGIES LIMITED DATED JULY 17, 2012 AND HOLDERS OF

RIGHTS UNDER AASTRA TECHNOLOGIES LIMITED SHARE

APPRECIATION RIGHTS PLAN DATED JULY 28, 2010

TO:	SHAREHOLDERS OF AASTRA TECHNOLOGIES LIMITED

TO:	MITEL NETWORKS CORPORATION

c/o Osler, Hoskin & Harcourt LLP

attn: Laura Fric

100 King Street West

1 First Canadian Place

Suite 4600, P.O. Box 50

Toronto ON M5X 1B8

AND DIRECTOR

TO:	Corporations Canada

attn: Valérie Carpentier

9th Floor, Jean Edmonds Tower South

365 Laurier Avenue West

Ottawa, ON K1A 0C8

Tel: 613/954-3576

Fax: 613/941-5783

APPLICATION

1.	The Applicant makes application for:

(a)	an interim order (the “Interim Order”), without notice, for advice and directions pursuant to section 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”);

(b)	an order approving a proposed plan of arrangement (the “Arrangement”) under section 192 of the CBCA; and

(c)	such further and other relief as this Court may consider just.

THE GROUNDS FOR THE APPLICATION ARE:

1. Aastra Technologies Limited (“Aastra”) is a corporation existing under the CBCA. Shares of Aastra trade on the TSX under the symbol “AAH”.

2. The proposed Arrangement is an “arrangement” within the meaning of Section 192 of the CBCA.

3. The Arrangement is fair and reasonable to the holders of common shares of Aastra (the “Shareholders”) and parties affected and is put forth in good faith.

4. It is not practicable for Aastra to effect fundamental changes in the nature of those contemplated by the Arrangement under any other provision of the CBCA.

5. All statutory requirements of the CBCA will be fulfilled by the return date of this application.

6. The directions set out in, and the approval of the Shareholders required pursuant to, any Interim Order this court may grant will have been followed and obtained by the date of this application.

7. Aastra will rely on section 192 of the CBCA and Rules 14.05 and 38 of the Rules of Civil Procedure.

8. Aastra will rely on National Instrument No. 54-101 of the Canadian Securities Administrators.

9. Aastra will also rely on such further and other grounds as counsel may advise and this Court may permit.

10. Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), exempts from the registration requirements of the U.S. Securities Act those securities which are issued in exchange for bona fide outstanding securities, claims or property interests, or partly in exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved after a hearing by a court upon the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear. Based on the Court’s approval of the Arrangement, Mitel Networks Corporation (“Mitel”) intends to rely upon this exemption under section 3(a)(10) of the U.S. Securities Act to issue shares of Mitel to holders of common shares in the capital of Aastra in the United States.

THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the application:

1. the Interim Order and other orders as may be granted by this Court;

2. the affidavit of Allan Brett;

3. further affidavits including one reporting as to the results of any meetings convened pursuant to the Interim Order; and

4. such further and other material as counsel may advise and this Court may permit.

Dated: December 5, 2013	McCarthy Tétrault LLP
Box 48, Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, ON M5K 1E5

Geoff R. Hall LSUC#34701O Tel. 416 601-7856 Fax: 416 868-0673

Atrisha Lewis LSUC# 64766C Tel. 416 601-7859 Fax: 416 868-0673

Lawyers for the Applicant

IN THE MATTER OF a proposed plan of arrangement involving Aastra Technologies Limited and Mitel Networks Corporation

AASTRA TECHNOLOGIES LIMITED Applicant	Court File No. CV-13-10352-00CL
ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST

Proceeding commenced at Toronto

NOTICE OF APPLICATION

McCarthy Tétrault LLP Box 48, Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, ON M5K 1E5
Geoff R. Hall LSUC# 34701O Tel. 416 601-7856
Atrisha Lewis LSUC# 64766C Tel. 416 601-7859 Fax: 416 868-0673 Lawyers for the Applicant DOCS 12976864

APPENDIX “F”

INTERIM ORDER

(see attached)

F-1

Court File No. 13-CV-10352-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE	)	TUESDAY, THE 10th
)
JUSTICE MORAWETZ	)	DAY OF DECEMBER, 2013

IN THE MATTER OF an application under section 192 of the Canada Business Corporations

Act, R.S.C. 1985, c. C-44, as amended;

AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF a proposed arrangement of Aastra Technologies Limited and

Mitel Networks Corporation

INTERIM ORDER

THIS MOTION made by the Applicant, Aastra Technologies Limited (“Aastra”), for an interim order for advice and directions pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Notice of Application issued on December 6, 2013 and the affidavit of Allan Brett sworn December 6, 2013 (the “Brett Affidavit”), including the Plan of Arrangement, which is attached as Appendix B to the draft management proxy circular of Aastra (the “Information Circular”), which is attached as Exhibit A to the Brett Affidavit, and on hearing the submissions of counsel for Aastra and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear.

Definitions

1. THIS COURT ORDERS that all definitions used in this Interim Order shall have the meaning ascribed thereto in the Information Circular or otherwise as specifically defined herein.

The Meeting

2. THIS COURT ORDERS that Aastra is permitted to call, hold and conduct a special meeting (the “Meeting”) of the holders of voting common shares (the “Shareholders”) in the capital of Aastra to be held at the offices of McCarthy Tetrault LLP, 66 Wellington Street West, Suite 5300, Toronto, Ontario, M5K 1E6, on January 9, 2014 at 1:00 pm (Eastern time) in order for the Shareholders to consider and, if determined advisable, pass special and ordinary resolutions authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (collectively, the “Arrangement Resolution”).

3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of Shareholders, which accompanies the Information Circular (the “Notice of Meeting”) and the articles and by-laws of Aastra, subject to what may be provided hereafter and subject to further order of this court.

4. THIS COURT ORDERS that the record date (the “Record Date”) for determination of the shareholders entitled to notice of, and to vote at, the Meeting shall be December 10, 2013.

5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

a)	the Shareholders or their respective proxyholders;

b)	the officers, directors, auditors and advisors of Aastra;

c)	representatives and advisors of Mitel Networks Corporation (“Mitel”);

d)	the Director; and

e)	other persons who may receive the permission of the Chair of the Meeting.

6. THIS COURT ORDERS that Aastra may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

Quorum

7. THIS COURT ORDERS that the Chair of the Meeting shall be determined by Aastra and that the quorum at the Meeting shall be not less than two holders of common shares of Aastra, holding or representing at least 10% of the issued and outstanding common shares entitled to vote at the Meeting either as Shareholders or proxyholders.

Amendments to the Arrangement and Plan of Arrangement

8. THIS COURT ORDERS that Aastra is authorized to make, subject to the terms of the Arrangement Agreement, and paragraph 9, below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Shareholders, or others entitled to receive notice under paragraphs 12 and 13 hereof and the Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement.

9. THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan of Arrangement as referred to in paragraph 8, above, would, if disclosed, reasonably be expected to affect a Shareholder’s decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Aastra may determine.

Amendments to the Information Circular

10. THIS COURT ORDERS that Aastra is authorized to make such amendments, revisions and/or supplements to the draft Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with paragraphs 12 and 13.

Adjournments and Postponements

11. THIS COURT ORDERS that Aastra, if it deems advisable and subject to the terms of the Arrangement Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement or first setting a new Record Date, and notice of any such adjournment or postponement shall be given by such method as Aastra may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Notice of Meeting

12. THIS COURT ORDERS that, in order to effect notice of the Meeting, Aastra shall send the Information Circular (including the Notice of Application and this Interim Order), the Notice of Meeting, the form of proxy and the letter of transmittal, along with such amendments or additional documents as Aastra may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), to the following:

a)	the registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

i)	by pre-paid ordinary or first class mail at the addresses of the Shareholders as they appear on the books and records of Aastra, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Aastra;

ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii)	by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Aastra, who requests such transmission in writing and, if required by Aastra, who is prepared to pay the charges for such transmission;

b)	non-registered Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators; and

c)	the respective directors and auditors of Aastra, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

13. THIS COURT ORDERS that, in the event that Aastra elects to distribute the Meeting Materials, Aastra is hereby directed to distribute the Information Circular (including the Notice of Application, and this Interim Order), and any other communications or documents determined by Aastra to be necessary or desirable (collectively, the “Court Materials”) to the holders of Aastra options, holders of rights under Aastra’s share appreciation rights plan dated July 28, 2010 and Aastra’s deferred share unit plan for independent directors and senior officers by any method permitted for notice to Shareholders as set forth in paragraphs 12(a) or 12(b), above, or by e-mail, concurrently with the distribution described in paragraph 12 of this

Interim Order. Distribution to such persons shall be to their addresses as they appear on the books and records of Aaastra or its registrar and transfer agent at the close of business on the Record Date.

14. THIS COURT ORDERS that accidental failure or omission by Aastra to give notice of the meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Aastra, or the non-receipt of such notice shall, subject to further order of this Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Aastra, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

15. THIS COURT ORDERS that Aastra is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials, as Aastra may determine in accordance with the terms of the Arrangement Agreement (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 9, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, by e-mail or by the method most reasonably practicable in the circumstances, as Aastra may determine.

16. THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 12 and 13 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 12 and 13 and that those persons are bound by any orders made on the within

Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9, above.

Solicitation and Revocation of Proxies

17. THIS COURT ORDERS that Aastra is authorized to use the letter of transmittal and proxies substantially in the form of the drafts accompanying the Information Circular, with such amendments and additional information as Aastra may determine are necessary or desirable, subject to the terms of the Arrangement Agreement. Aastra is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. Aastra may waive generally, in its discretion, the time limits set out in the Information Circular for the deposit or revocation of proxies by Shareholders, if Aastra deems it advisable to do so.

18. THIS COURT ORDERS that Shareholders shall be entitled to revoke their proxies in accordance with section 148(4) of the CBCA (except as the procedures of that section are varied by this paragraph) provided that any instruments in writing delivered pursuant to s.l48(4)(a)(i) of the CBCA: (a) may be deposited at the registered office of Aastra or with the transfer agent of Aastra as set out in the Information Circular; and (b) any such instruments must be received by Aastra or its transfer agent not later than 5:00 pm (Eastern time) on the business day immediately preceding the Meeting (or any adjournment or postponement thereof).

Voting

19. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Shareholders who hold voting common shares of Aastra as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

20. THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per common share and that in order for the Plan of Arrangement to be implemented, subject to further Order of this Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by:

i)	an affirmative vote of at least two-thirds (66 2/3%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Shareholders; and

ii)	a simple majority of the votes cast in respect of the Arrangement Resolution at the Meeting in person or proxy by the Shareholders, other than votes attaching to Aastra Shares held by an “interested party” to the Arrangement within the meaning of MI 61-101, any related party to such interested party within the meaning of MI 61-101 (subject to the exceptions set out therein) and any person that is a joint actor with a person referred to in the foregoing for the purposes of MI 61-101.

Such votes shall be sufficient to authorize Aastra to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the Shareholders, subject only to final approval of the Arrangement by this Court.

21. THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Aastra (other than in respect of the Arrangement Resolution), each Shareholder is entitled to one vote for each voting common share held.

Dissent Rights

22. THIS COURT ORDERS that each registered Shareholder shall be entitled to exercise Dissent Rights in connection with the Arrangement Resolution in accordance with section 190 of the CBCA (except as the procedures of that section are varied by this Interim Order and the Plan of Arrangement) provided that, notwithstanding subsection 190(5) of the CBCA, any Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Aastra in the form required by section 190 of the CBCA and the Arrangement Agreement, which written objection must be received by Aastra not later than 5:00 p.m. (Eastern time) on the day that is two business days immediately preceding the Meeting (or any adjournment or postponement thereof), and must otherwise strictly comply with the requirements of the CBCA. For purposes of these proceedings, the “court” referred to in section 190 of the CBCA means this Honourable Court.

23. THIS COURT ORDERS that, notwithstanding section 190(3) of the CBCA, Mitel, not Aastra, shall be required to offer to pay fair value, as of the day prior to approval of the Arrangement Resolution, for voting common shares held by Shareholders who duly exercise Dissent Rights, and to pay the amount to which such Shareholders may be entitled pursuant to the terms of the Arrangement Agreement. In accordance with the Plan of Arrangement and the Information Circular, all references to the “corporation” in subsections 190(3) and 190(11) to 190(26), inclusive, of the CBCA (except for the second reference to the “corporation” in subsection 190(12) and the two references to the “corporation” in subsection 190(17)) shall be deemed to refer to “Mitel” in place of the “corporation”, and Mitel shall have all of the rights, duties and obligations of the “corporation” under subsections 190(11) to 190(26), inclusive, of the CBCA.

24. THIS COURT ORDERS that any Shareholder who duly exercises such Dissent Rights set out in paragraph 22 above and who:

i)	is ultimately determined by this Court to be entitled to be paid fair value for his, her or its voting common shares, shall be deemed to have transferred those voting common shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims, encumbrances, charges, adverse interests or security interests to Mitel for cancellation in consideration for a payment of cash from Mitel equal to such fair value; or

ii)	is for any reason ultimately determined by this Court not to be entitled to be paid fair value for his, her or its voting common shares pursuant to the exercise of the

Dissent Right, shall be deemed to have participated in the Arrangement on the same basis and at the same time as any non-dissenting Shareholder;

but in no case shall Aastra, Mitel or any other person be required to recognize such Shareholders as holders of voting common shares of Aastra at or after the date upon which the Arrangement becomes effective and the names of such Shareholders shall be deleted from Aastra’s register of holders of voting common shares at that time.

Hearing of Application for Approval of the Arrangement

25. THIS COURT ORDERS that upon approval by the Shareholders of the Plan of Arrangement in the manner set forth in this Interim Order, Aastra may apply to this Court for final approval of the Arrangement.

26. THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraphs 12 and 13 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 27.

27. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for Aastra, with a copy to counsel for Mitel, as soon as reasonably practicable, and, in any event, no less than one day before the hearing of this Application at the following addresses:

McCarthy Tétrault LLP

Box 48, Suite 5300

Toronto Dominion Bank Tower

Toronto, ON

M5K 1E6

Attention: Geoff R. Hall

Lawyers for Aastra

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place

Suite 4600, P.O. Box 50

Toronto ON M5X 1B8

Attention: Laura Fric

Lawyers for Mitel

28. THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)	Aastra;

ii)	Mitel;

iii)	the Director; and

iv)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.

29. THIS COURT ORDERS that any materials to be filed by Aastra in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

30. THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 27 shall be entitled to be given notice of the adjourned date.

Precedence

31. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the voting common shares, options, deferred share units or other rights to acquire voting common shares of Aastra, or the articles or by-laws of Aastra, this Interim Order shall govern.

Extra-Territorial Assistance

32. THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

Variance

33. THIS COURT ORDERS that Aastra shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

ENTERED AT / INSORIT A TORONTO ON / BOOK NO: LE / DANS LE REGISTRE NO.: DEC 10, 2013

IN THE MATTER OF a proposed plan of arrangement involving Aastra Technologies Limited and Mitel Networks Corporation

AASTRA TECHNOLOGIES LIMITED Applicant	Court File No. 13-CV-10352-00CL
ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST

Proceeding commenced at Toronto

INTERIM ORDER

McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, ON M5K 1E5
Geoff R. Hall LSUC# 34701O Tel. 416 601-7856
Atrisha Lewis LSUC# 64766C Tel. 416 601-7859 Fax: 416 868-0673 Lawyers for the Applicant DOCS 12976798

APPENDIX “G”

TD SECURITIES FAIRNESS OPINION

(see attached)

G-1

TD Securities TD Securities Inc . 66 Wellington Street West TD Bank Tower, 9th Floor Toronto, Ontario M5K 1A2

November 10, 2013

The Board of Directors of Aastra Technologies Limited

155 Snow Boulevard

Concord, Ontario

L4K 4N9

To the Board of Directors of Aastra Technologies Limited:

TD Securities Inc. (“TD Securities”) understands that Aastra Technologies Limited (“Aastra” or the “Company”) is considering entering into an arrangement agreement (the “Arrangement Agreement”) between Aastra and Mitel Networks Corporation (“Mitel”), pursuant to which Mitel will acquire all of the issued and outstanding common shares of Aastra (“Common Shares”), by way of a court approved plan of arrangement (the “Arrangement”). Pursuant to the terms of the Arrangement, the holders of Common Shares (the “Shareholders”) will receive (i) US$6.52 in cash and (ii) 3.60 Mitel common shares (“Mitel Common Shares”) per Common Share (the “Consideration”). The above description is summary in nature. The specific terms and conditions of the Arrangement will be set out in the Arrangement Agreement between Aastra and Mitel dated November 10, 2013 and will be more fully described in the notice of special meeting and management proxy circular (the “Circular”), which is to be mailed to the Shareholders in connection with the Arrangement.

TD Securities understands that the Company and Mitel propose to enter into voting support agreements dated November 10, 2013 (the “Mitel Voting Support Agreements”) with Dr. Terence Matthews, Chairman of the Board of Mitel, and Kanata Research Park Corporation, an entity controlled by Dr. Matthews (collectively, the “Matthews Group Parties”), as well as Arsenal Holdco I, S.A.R.L. and Arsenal Holdco II, S.A.R.L., entities controlled by Francisco Partners (collectively the “Francisco Partners Parties”), all of whom together control over 60% of Mitel’s Common Shares, pursuant to which, among other things, the Matthews Group Parties and the Francisco Partners Parties will each provide evidence of their approval of the Arrangement and issuance of Mitel Common Shares as part of the Consideration to the Toronto Stock Exchange and the NASDAQ Stock Market and will vote all of the Mitel Common Shares held by each of the Matthews Group Parties and the Francisco Partners Parties in favour of the Arrangement at any requisite meeting of the holders of Mitel Common Shares.

ENGAGEMENT OF TD SECURITIES

TD Securities was initially contacted by Aastra regarding a potential advisory assignment in July 2013. TD Securities was formally engaged by the Company pursuant to an engagement agreement effective July 19, 2013 (the “Engagement Agreement”) to, among other things, provide financial advice and assistance to the Company and the Board of Directors of Aastra (the “Board of Directors”) in relation to evaluating various strategic alternatives available to Aastra, including the Arrangement.

Pursuant to the Engagement Agreement, the Board of Directors has asked TD Securities to prepare and deliver to the Board of Directors an opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by Shareholders pursuant to the Arrangement. TD Securities has not prepared a valuation of Aastra, Mitel or any of their respective securities or assets and the Opinion should not be construed as such.

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TD Securities

The terms of the Engagement Agreement provide that TD Securities will receive a fee for its services, a portion of which is payable on delivery of the Opinion and the remainder of which is contingent on completion of the Arrangement or certain other events, and is to be reimbursed for its reasonable out-of-pocket expenses. Furthermore, Aastra has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

On November 10, 2013, at the request of the Company, TD Securities orally delivered the Opinion to the Board of Directors of Aastra based upon and subject to the scope of review, assumptions and limitations and other matters described herein. This Opinion provides the same opinion, in writing, as that given orally by TD Securities on November 10, 2013. Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Opinion, in its entirety, in the Circular, with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof by Aastra with the applicable Canadian securities regulatory authorities.

CREDENTIALS OF TD SECURITIES

TD Securities is one of Canada’s largest investment banking firms with operations in a broad range of investment banking activities including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. TD Securities also has significant international operations. TD Securities has acted as a financial advisor in a significant number of transactions involving public and private companies in various industry sectors and has extensive experience in preparing valuations and fairness opinions.

The Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness and adequacy opinion matters.

RELATIONSHIP WITH INTERESTED PARTIES

Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Securities Act”)) of Aastra, Mitel, the Matthews Group Parties, the Francisco Group Parties or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Arrangement other than to Aastra and the Board of Directors pursuant to the Engagement Agreement.

TD Securities and its affiliates have not been engaged to provide any financial advisory services, have not acted as lead or co-lead manager on any offering of securities of the Company or any other Interested Party, and have not had a material financial interest in any transaction involving the Company or any other Interested Party during the 24 months preceding the date on which TD Securities was first contacted in respect of the Opinion, other than services provided under the Engagement Agreement and as described herein. In the past two years, TD Securities acted as exclusive financial advisor and dealer manager in connection with Aastra’s C$50 million substantial issuer bid announced in February 2012. In connection with the Arrangement, TD Securities (USA) LLC, an affiliate of TD Securities, has been engaged by Mitel (the “Mitel Financing Agreement”) to act as joint lead arranger and joint bookrunner on Mitel’s new term loan and revolving credit facilities of up to US$405 million and The Toronto-Dominion Bank (“TD Bank”), the parent company of TD Securities, provided term loan and revolving credit facility commitments of up to US$202.5 million to Mitel.

Member of TD Bank Group

TD Securities

TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, Aastra or any other Interested Party.

The fees payable to TD Securities and its affiliates, as applicable, in connection with the Engagement Agreement, the Mitel Financing Agreement, the Opinion and the term loan and revolving credit facility commitments are not financially material to TD Securities or its affiliates. No understandings or agreements exist between TD Securities and Aastra or any other Interested Party with respect to future financial advisory or investment banking business other than those that may arise as a result of the Engagement Agreement and the Mitel Financing Agreement. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Aastra or any other Interested Party. TD Bank may provide directly or through an affiliate banking services including loans to Aastra or any other Interested Party in the normal course of business.

SCOPE OF REVIEW

In connection with the Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1.	a draft of the Arrangement Agreement dated November 10, 2013;

2.	draft of the form of the Mitel Voting Support Agreements dated November 8, 2013 between Mitel, Aastra and the Matthews Group Parties and the Francisco Partners Parties;

3.	draft dated November 8, 2013 of the debt commitment letter from TD Bank and Jefferies Finance LLC;

4.	the audited annual financial statements of Aastra and management’s discussion and analysis related thereto for the years ended December 31, 2012, 2011 and 2010;

5.	form 10-K of Mitel, including the audited annual financial statements and management’s discussion and analysis related thereto for the years ended April 30, 2013, 2012 and 2011;

6.	interim unaudited financial statements of Aastra and management’s discussion and analysis related thereto for the three month periods ended March 31, 2013, June 30, 2013, and September 30, 2013;

7.	form 10-Q of Mitel, including the interim unaudited financial statements of Mitel and management’s discussion and analysis related thereto for the three month period ended July 31, 2013;

8.	annual information forms of Aastra for the years ended December 31, 2012, 2011 and 2010;

9.	notices of annual and special meetings and management information circulars of Aastra for the years ended December 31, 2012, 2011 and 2010;

Member of TD Bank Group

TD Securities

10.	notices of annual meetings and management proxy circulars of Mitel for the years ended April 30, 2013, 2012 and 2011;

11.	unaudited projected financial and operational information for Aastra for the years ending December 31, 2013 through December 31, 2017 prepared by management of the Company;

12.	unaudited projected financial and operational information for Mitel for the years ending April 30, 2014 through April 30, 2018 prepared by management of Mitel;

13.	certain unaudited projected financial information for Mitel prepared by the management of Aastra;

14.	review of Aastra and Mitel data room materials considered relevant to the Arrangement;

15.	Mitel lender presentation dated November 2013;

16.	various research publications prepared by industry and equity research analysts regarding Aastra, Mitel and other selected public companies considered relevant;

17.	public information relating to the business, operations, financial performance and stock trading history of Aastra, Mitel and other selected public companies considered relevant;

18.	public information with respect to certain other transactions of a comparable nature considered relevant;

19.	discussions with senior management of Aastra and Mitel with respect to the information referred to above and other issues considered relevant;

20.	representations contained in a certificate dated as of November 10, 2013 from senior officers of Aastra;

21.	discussions with members of the Board of Directors; and

22.	such other corporate, industry and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by Aastra to any information requested by TD Securities. TD Securities did not meet with the auditors of either Aastra or Mitel and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of Aastra and Mitel and any reports of the auditors thereon.

PRIOR VALUATIONS

Senior officers of Aastra, on behalf of Aastra, have represented to TD Securities that, among other things, to the best of their knowledge, information and belief after due inquiry, there have been no valuations or appraisals relating to Aastra, Mitel or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of Aastra other than those which have been provided to TD Securities or, in the case of valuations known to Aastra which it does not have within its possession or control, notice of which has not been given to TD Securities.

Member of TD Bank Group

TD Securities

ASSUMPTIONS AND LIMITATIONS

With the Board of Directors’ acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation of all financial and other information filed by Aastra and Mitel with securities regulatory or similar authorities (including on the System for Electronic Document Analysis and Retrieval (“SEDAR”)), provided to it by or on behalf of Aastra and Mitel, or otherwise obtained by TD Securities, including the certificate identified above (collectively, the “Information”). The Opinion is conditional upon such accuracy, completeness and fair presentation in the Information. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised by Aastra are (or were at the time of preparation and continue to be as of the date hereof) reasonable in the circumstances. TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

Senior officers of Aastra, on behalf of Aastra, have represented to TD Securities in a certificate dated November 10, 2013, to the best of their knowledge, information and belief after due inquiry: (i) that Aastra has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Aastra or Mitel which would reasonably be expected to affect materially the Opinion to be given by TD Securities; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the information, data and other material (collectively, the “Material”) as filed under Aastra and Mitel’s profiles on SEDAR and/or provided to TD Securities by or on behalf of Aastra or Mitel or their representatives in respect of Aastra, Mitel and their affiliates in connection with the Arrangement is or, in the case of historical Material was, at the date of preparation, true, complete and accurate and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Material not misleading in light of the circumstances in which it was presented; (iii) to the extent that any of the Material identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by Aastra and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Aastra or Mitel and no material change has occurred in the Material or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; (iv) any portions of the Material provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of Aastra, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to Aastra, Mitel or any affiliates or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of Aastra other than those which have been provided to TD Securities or, in the case of valuations known to Aastra which it does not have within its possession or control, notice of which has not been given to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of Aastra or any of its affiliates during the preceding 24 months which have not been disclosed to TD Securities (for the purposes of subparagraphs (v) and (vi) above, “material assets”, “material liabilities” and “material property” shall include assets, liabilities and property of Aastra or its affiliates having a gross value greater than or equal to C$15,000,000); (vii) since the dates on

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which the Material was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by Aastra, Mitel or any of their affiliates; (viii) other than as disclosed in the Material, neither Aastra, Mitel nor any of their affiliates has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Arrangement, Aastra, Mitel or any of their affiliates at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect Aastra, Mitel or their affiliates or the Arrangement; (ix) all financial material, documentation and other data concerning the Arrangement, Aastra, Mitel and their affiliates, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Aastra and Mitel, as applicable; (x) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Arrangement, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared in connection with the Arrangement for filing with regulatory authorities or delivery or communication to Shareholders (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not and will not contain any misrepresentation (as defined in the Securities Act) and the Disclosure Documents have complied, comply and will comply with all requirements under applicable laws; and (xii) there is no plan or proposal for any material change (as defined in the Securities Act) in the affairs of Aastra or Mitel which have not been disclosed to TD Securities.

In preparing the Opinion, TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the drafts provided to TD Securities, that all conditions precedent to the consummation of the Arrangement can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Arrangement will be obtained in a timely manner, without adverse condition or qualification, that all steps or procedures being followed to implement the Arrangement are valid and effective and comply with all applicable laws and regulatory requirements, that all required documents (including the Circular) have been or will be distributed to the Shareholders in accordance with applicable laws and regulatory requirements, and that the disclosure in such documents is or will be complete and accurate, in all material respects, and such disclosure is or will comply, in all material respects, with the requirements of all applicable laws and regulatory requirements. In its analysis in connection with the preparation of the Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities, Aastra, Mitel and their respective affiliates or any other party involved in the Arrangement. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon the financial statements forming part of the Information. The Opinion is conditional on all such assumptions being correct.

The Opinion has been provided for the exclusive use of the Board of Directors in connection with the Arrangement and is not intended to be, and does not constitute, a recommendation that the Shareholders should vote in favour of the Arrangement. The Opinion may not be used or relied upon by any other person or for any other purpose without the express prior written consent of TD Securities. The Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to Aastra, nor does it address the underlying business decision to implement the Arrangement. In considering fairness of the Consideration, from a financial point of view, TD Securities considered the Arrangement from the perspective of the Shareholders generally and did not consider the specific circumstances of any particular Shareholder or any other Aastra stakeholder, including with regard to income tax considerations. TD Securities expresses no opinion with respect to

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future trading prices of securities of Aastra or Mitel. The Opinion is rendered as of November 10, 2013 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Aastra and Mitel and their subsidiaries and affiliates as they were reflected in the Information provided or otherwise available to TD Securities. Any changes therein may affect the Opinion and, although TD Securities reserves the right to change, withdraw, withhold or supplement the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to change, withdraw, withhold or supplement the Opinion after such date. TD Securities is not an expert on, and did not provide advice to the Board of Directors regarding, legal, accounting, regulatory or tax matters. The Opinion may not be summarized, published, reproduced, disseminated, quoted from or referred to without the express written consent of TD Securities.

The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. Accordingly, the Opinion should be read in its entirety.

CONCLUSION

Based upon and subject to the foregoing and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of November 10, 2013, the Consideration to be received by Shareholders pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

Yours very truly,

TD SECURITIES INC.

Member of TD Bank Group

APPENDIX “H”

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190.(1)	Right to dissent — Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

(2)	Further right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1)	If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3)	Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)	No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6)	Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7)	Demand for payment — A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

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(c)	a demand for payment of the fair value of such shares.

(8)	Share certificate — A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9)	Forfeiture — A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10)	Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)	Suspension of rights — On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12)	Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)	Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)	Payment — Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)	Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16)	Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

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(17)	Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province

(18)	No security for costs — A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)	Parties — On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20)	Power of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)	Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)	Final order — The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23)	Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)	Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25)	Effect where subsection (26) applies — If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)	Limitation — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

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